     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 11, 1999
                                           REGISTRATION NO.: 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              CVB FINANCIAL CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             CALIFORNIA                              6712                              95-3629339
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                             701 NORTH HAVEN AVENUE
                           ONTARIO, CALIFORNIA 91764
                                 (909) 980-4030
   (ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                                 D. LINN WILEY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              CVB FINANCIAL CORP.
                             701 NORTH HAVEN AVENUE
                           ONTARIO, CALIFORNIA 91764
                                 (909) 980-4030
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

             WILLIAM T. QUICKSILVER, ESQ.                            J. MICHAEL SHEPHERD, ESQ.
            MANATT, PHELPS & PHILLIPS LLP                         BROBECK, PHLEGER & HARRISON LLP
             11355 WEST OLYMPIC BOULEVARD                                SPEAR STREET TOWER
            LOS ANGELES, CALIFORNIA 90064                                    ONE MARKET
              TELEPHONE: (310) 312-4000                           SAN FRANCISCO, CALIFORNIA 94105
                                                                     TELEPHONE: (415) 442-0900

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G check the following box: [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
                                                             PROPOSED MAXIMUM      PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                   AMOUNT TO BE       OFFERING PRICE PER    AGGREGATE OFFERING        AMOUNT OF
  SECURITIES TO BE REGISTERED           REGISTERED(1)              UNIT                PRICE(2)          REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
Common stock, no par value.........       3,356,431                N/A               $74,342,499             $20,850
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

(1) This amount is based on the number of shares of common stock to be issued upon consummation of the merger contemplated in the Agreement and Plan of Reorganization dated May 18, 1999 by and between CVB Financial Corp. and Orange National Bancorp.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(f)(1) of the Securities Act of 1933, as amended, based on the product of the estimated maximum number of shares of common stock of Orange National Bancorp to be exchanged for the stock of CVB Financial Corp. (2,283,071) multiplied by the average of the high and low prices of Orange National Bancorp's common stock on June 4, 1999 ($32.5625).

    CVB FINANCIAL CORP. HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL CVB FINANCIAL CORP. SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS JOINT PROXY
STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

CVB FINANCIAL CORP.                                      ORANGE NATIONAL BANCORP

                        JOINT PROXY STATEMENT/PROSPECTUS
                                MERGER PROPOSED
                          YOUR VOTE IS VERY IMPORTANT

     The Boards of Directors of CVB Financial Corp. and Orange National Bancorp have unanimously approved an agreement to merge Orange National Bancorp with and into CVB Financial Corp.

     If we complete the merger, shareholders of Orange National Bancorp will receive 1.5 shares of CVB Financial Corp. common stock for each share of Orange National Bancorp common stock plus cash for any fractional shares. We estimate that, upon completion of the merger, current Orange National Bancorp shareholders will own approximately 16% of the outstanding CVB Financial Corp. common stock.

     This document gives you detailed information about the merger and includes a copy of the merger agreement, and you should read it carefully. It is a joint proxy statement that both companies are using to solicit proxies for use at our special shareholder meetings. It is also a prospectus relating to CVB Financial Corp.'s issuance of shares of CVB Financial Corp. in connection with the merger. BEFORE YOU MAKE A DECISION ON HOW TO VOTE ON THE MERGER, YOU SHOULD CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 17 OF THE ATTACHED JOINT PROXY STATEMENT/PROSPECTUS.

     We are enthusiastic about the merger and the strength and capabilities we expect from the combined company. We join all the other members of each company's Board of Directors in recommending that you vote in favor of the merger.

D. Linn Wiley                                                Kenneth J. Cosgrove
President and Chief Executive Officer      President and Chief Executive Officer
CVB Financial Corp.                                      Orange National Bancorp

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES OFFERED THROUGH THIS DOCUMENT ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

     The date of this Joint Proxy Statement/Prospectus is              , 1999
and it is first being mailed to shareholders on or about              , 1999.

                              CVB FINANCIAL CORP.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
            TO BE HELD ON                , 1999 AT             A.M.
                           PLACE                   .

PURPOSES:

     - To vote on the proposed merger of Orange National Bancorp and CVB Financial Corp. and related matters.

     - To conduct other business if properly raised.

     Only shareholders of CVB Financial Corp. as of the close of business on , 1999, may vote at the special meeting.

     In connection with the proposed merger, you may exercise dissenters' rights as provided in the California general corporation law. If you meet all the requirements of this law, and follow all of its required procedures, you may receive cash in the amount equal to the fair market value, as determined by CVB Financial Corp., or, if required, by a court of law, of your shares of CVB Financial Corp. common stock as of May 17, 1999, the day immediately preceding the announcement of the merger. For additional details about dissenters' rights, please refer to "Dissenting Shareholder Rights" and Annex E in the accompanying joint proxy statement/prospectus.

                                          --------------------------------------
                                          Donna Marchesi
                                          Corporate Secretary

Ontario, California
             , 1999

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE URGE YOU TO DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. YOU MAY REVOKE YOUR PROXY PRIOR TO ITS EXERCISE IN THE MANNER PROVIDED IN THE ACCOMPANYING DOCUMENT.

                            ORANGE NATIONAL BANCORP

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
         TO BE HELD ON                , 1999 AT                   A.M.
                           PLACE                   .

PURPOSES:

     - To vote on the proposed merger of Orange National Bancorp and CVB Financial Corp. and related matters.

     - To conduct other business if properly raised.

     Only shareholders of Orange National Bancorp as of the close of business on , 1999, may vote at the Orange National Bancorp special meeting.

     In connection with the proposed merger, you may exercise dissenters' rights as provided by the California general corporation law. If you meet all the requirements of this law, and follow all of its required procedures, you may receive cash in the amount equal to the fair market value, as determined by Orange National Bancorp, or, if required, by a court of law, of your shares of Orange National Bancorp common stock as of May 17, 1999, the day immediately preceding the announcement of the merger. For additional details about dissenters' rights, please refer to "Dissenting Shareholder Rights" and Annex E in the accompanying joint proxy statement/prospectus.

                                          --------------------------------------
                                          Robert W. Creighton
                                          Corporate Secretary

Orange, California
             , 1999

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE URGE YOU TO DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. YOU MAY REVOKE YOUR PROXY PRIOR TO ITS EXERCISE IN THE MANNER PROVIDED IN THE ACCOMPANYING DOCUMENT.

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
QUESTIONS AND ANSWERS ABOUT THE
  MERGER............................     1
SUMMARY.............................     4
General.............................     4
The Companies.......................     4
The Orange National Special
  Meeting...........................     4
The CVB Financial Special Meeting...     4
Record Date; Voting Power...........     5
Vote Required.......................     5
Share Ownership of Orange National
  Management........................     5
Share Ownership of CVB Financial
  Management........................     5
Recommendation of Board of
  Directors.........................     5
Opinion of The Bank Advisory Group,
  Financial Advisors to CVB
  Financial.........................     6
Opinion of First Security Van
  Kasper, Financial Advisors to
  Orange National...................     6
Terms of the Merger Agreement.......     6
Stock Option Agreement..............     7
Interests of Certain Directors and
  Executive Officers of Orange
  National in the Merger............     8
Directors of CVB Financial and
  Citizens Business Bank Following
  the Mergers.......................     8
Material Federal Income Tax
  Consequences......................     8
Accounting Treatment................     8
Resales of CVB Financial Common
  Stock.............................     8
Regulatory Approvals................     9
Orange National Dissenters'
  Rights............................     9
CVB Financial Dissenters' Rights....     9
Differences in the Rights of
  Shareholders......................     9
MARKET PRICE AND DIVIDEND
  INFORMATION.......................    10
Comparative Market Price
  Information.......................    10
Historical Market Prices and
  Dividend Information..............    10
SELECTED FINANCIAL DATA.............    12
Comparative Per Share Data..........    16
RISK FACTORS........................    17
A WARNING ABOUT FORWARD-LOOKING
  INFORMATION.......................    19
THE ORANGE NATIONAL SPECIAL
  MEETING...........................    21

                                      PAGE
                                      ----
General.............................    21
Information about the Special
  Meeting...........................    21
THE CVB FINANCIAL SPECIAL MEETING...    24
General.............................    24
Information about the Special
  Meeting...........................    24
THE MERGER..........................    27
Structure of the Merger.............    27
Background of and Reasons for the
  Merger............................    28
Effects of the Merger and
  Recommendations of the Boards of
  Directors.........................    33
Opinion of Orange National's
  Financial Advisor.................    35
Opinion of CVB Financial's Financial
  Advisor...........................    41
Interests of Directors and Executive
  Officers of Orange National in the
  Merger............................    52
American Stock Exchange Listing.....    54
Material Federal Income Tax
  Consequences......................    54
Accounting Treatment of the
  Merger............................    56
Exchange of Orange National Common
  Stock for CVB Financial Common
  Stock.............................    56
THE MERGER AGREEMENT................    57
Conditions to the Merger............    57
Nonsolicitation.....................    58
Expenses............................    58
Treatment of Options................    58
Termination.........................    59
Covenants; Conduct of Business Prior
  to Completion of the Merger.......    59
Amendment and Waiver of the Merger
  Agreement.........................    62
STOCK OPTION AGREEMENT..............    62
AGREEMENTS WITH THE DIRECTORS OF
  ORANGE NATIONAL AND CVB
  FINANCIAL.........................    64
RESALES OF CVB FINANCIAL COMMON
  STOCK BY ORANGE NATIONAL
  SHAREHOLDERS......................    65
REGULATORY APPROVALS FOR THE
  MERGERS...........................    65

                                      PAGE
                                      ----
DISSENTING SHAREHOLDERS' RIGHTS.....    68
Demand for Purchase.................    69
DESCRIPTION OF CVB FINANCIAL COMMON
  STOCK AND ORANGE NATIONAL COMMON
  STOCK.............................    72
Stock Description...................    72
Material Differences Between Holders
  of CVB Financial Stock and Orange
  National Stock....................    74
EXPERTS.............................    74
LEGAL MATTERS.......................    74
UNAUDITED PRO FORMA CONDENSED
  COMBINED FINANCIAL INFORMATION....    75
NOTES TO UNAUDITED PRO FORMA
  CONDENSED COMBINED FINANCIAL
  STATEMENTS........................    83
WHERE YOU CAN FIND MORE
  INFORMATION.......................    84
PART II.............................  II-1
ANNEXES
  ANNEX A
     AGREEMENT AND PLAN OF
       REORGANIZATION

                                      PAGE
                                      ----
  ANNEX B
     STOCK OPTION AGREEMENT
  ANNEX C
     OPINION OF THE BANK ADVISORY
       GROUP, INC
  ANNEX D
     OPINION OF FIRST SECURITY VAN
       KASPER
  ANNEX E
     CHAPTER 13 OF THE CALIFORNIA
       GENERAL CORPORATION LAW ON
       DISSENTERS' RIGHTS
  ANNEX F
     ANNUAL REPORT ON FORM 10-K FOR
       THE YEAR ENDED DECEMBER 31,
       1998 FOR ORANGE NATIONAL
       BANCORP
  ANNEX G
     QUARTERLY REPORT ON FORM 10-Q
       FOR THE QUARTER ENDED MARCH
       31, 1999 FOR ORANGE NATIONAL
       BANCORP

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What will I receive in the merger?

A: For each outstanding share of Orange National you own before the merger, you will receive 1.5 shares of CVB Financial common stock.

CVB Financial will not issue fractional shares in the merger. Instead, you will receive a check, equal to the amount of any fractional share of CVB Financial common stock that you would otherwise be entitled to receive based upon the average market value of a share of CVB Financial common stock before the merger.

For each outstanding share of CVB Financial you own before the merger, you will continue to own one share of CVB Financial common stock following the merger. After the merger, Orange National's former shareholders will own approximately 16% of CVB Financial's outstanding shares of common stock and current CVB Financial shareholders will own approximately 84% of CVB Financial's outstanding shares of common stock.

Q: What risks should I consider before I vote on the merger?

A: You should review "Risk Factors" beginning on page 17.

Q: What happens as the market price of CVB Financial common stock fluctuates?

A: The value of the merger consideration will fluctuate. We have fixed the merger consideration at 1.5 shares of CVB Financial common stock for each share of Orange National common stock. However, since the market value of CVB Financial common stock will fluctuate before and after the closing of the merger, the value of the CVB Financial common stock that Orange National shareholders will receive in the merger could increase or decrease. You should obtain current market prices for shares of CVB Financial common stock and Orange National common stock.

Q: When is the merger expected to be completed?

A: We are working to complete the merger at the end of the third quarter of 1999 or the beginning of the fourth quarter of 1999. We must first obtain the necessary regulatory approvals and the approvals of our shareholders at the special meetings. We cannot assure you as to when or if all the conditions to the merger will be met, and it is possible we will not complete the merger.

Q: What are the tax consequences of the merger to me?

A: We expect that the exchange of shares by Orange National shareholders generally will be tax-free to Orange National shareholders for U.S. federal income tax purposes. Shareholders will, however, have to pay taxes on cash received for fractional shares or, if you follow the proper procedures, any cash you may receive as a dissenting shareholder.

There will be no tax consequences to shareholders of CVB Financial unless they follow the proper procedures to dissent in the merger and subsequently receive cash as a dissenting shareholder.

Your tax consequences will depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Q: How do the directors plan to vote?

A: All of your directors have committed that they will vote their shares in favor of the merger. The Orange National directors currently collectively hold 657,281 shares or approximately 30% of the outstanding Orange National common stock. The CVB Financial directors currently collectively hold 5,451,848 shares or approximately 33% of the outstanding CVB Financial common stock.

Q: What will I get if I dissent?

A: If you vote against the merger and follow the specific steps to perfect your dissenters' rights, you will have the right to receive a cash amount as determined under California law. For Orange National shareholders, the amount of cash may be less than the value of CVB Financial common stock offered in the merger. For CVB Financial shareholders, the amount of cash may be more or less than the market value of CVB Financial common stock at the time of the merger.

Q: What should I do now?

A: Just indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed envelope as soon as possible so that your shares will be represented at your special meeting.

If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the proposal to approve and adopt the merger agreement. If you do not sign and send in your proxy or you abstain, it will have the effect of a vote against the merger.

The special meeting for Orange National shareholders will take place at   :
  .m. on              , 1999. The special meeting for CVB Financial shareholders
will take place at   :    .m. on              , 1999. You may attend the meeting
and vote your shares in person, rather than voting by proxy. In addition, you may withdraw your proxy up to and including the day of the meeting by following the directions on either page 22 or 25 and either change your vote or attend the meeting and vote in person.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: No. Your broker will vote your shares of Orange National common stock or CVB Financial common stock only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your broker will not be able to vote your shares and this will have the effect of voting against the merger.

Q: If I'm an Orange National shareholder, should I send in my stock certificates now?

A: No. After the merger is completed ChaseMellon Shareholder Services will send Orange National shareholders written instructions for exchanging their stock for shares of CVB Financial. CVB Financial shareholders will keep their existing stock certificates.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

     If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

     For CVB Financial shareholders:

       Edward J. Biebrich, Jr.
       CVB Financial Corp.
       701 N. Haven Avenue
       Ontario, California 91764
       Telephone: (909) 980-4030

     For Orange National shareholders:

       Robert W. Creighton
       Orange National Bancorp
       1201 East Katella Avenue
       Orange, California 92867
       Telephone: (714) 771-4000

     Please see "WHERE YOU CAN FIND MORE INFORMATION" on page 84 where you can find more important information about CVB Financial and Orange National.

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all the information that is important to you. For a more complete understanding of the merger and for a more complete description of the legal terms of the merger, you should read this entire document carefully, as well as the additional documents we refer you to, including the merger agreement which we have attached as Annex A. See "Where You Can Find More Information" (page
84).

GENERAL (PAGE 27)

     We are proposing a merger between Orange National and CVB Financial. The merger will combine Orange National with CVB Financial and will create opportunities for the combined company to realize enhanced revenues through asset growth and a combination of operating efficiencies.

     In the merger, each Orange National shareholder will receive 1.5 shares of CVB Financial common stock for each share of Orange National common stock.

THE COMPANIES (PAGE 84)

CVB FINANCIAL
701 North Haven Avenue
Ontario, California 91764
(909) 980-4030

     CVB Financial is a bank holding company operating Citizens Business Bank, which currently has 24 banking offices. Citizens Business Bank is CVB Financial's principal asset. CVB Financial has one other operating subsidiary, Community Trust Deed Services. At March 31, 1999, CVB Financial had $1.56 billion in total assets, $1.21 billion in total deposits, $693.4 million in total loans and shareholders' equity of $117.5 million.

     Through Citizens Business Bank, CVB Financial serves clients throughout San Bernardino County, Riverside County, the northern portion of Orange County and the eastern portion of Los Angeles County in Southern California.

     CVB Financial provides a wide range of commercial banking, financial services and trust services to small and medium-sized businesses, business executives, professionals and other individuals.

ORANGE NATIONAL
1201 East Katella Avenue
Orange, California 92867
(714) 771-4000

     Orange National is a bank holding company operating Orange National Bank, which currently has six branches. Orange National Bank is Orange National's principal asset. At March 31, 1999, Orange National had $279 million in total assets, $253 million in total deposits, $145 million in total loans and shareholders' equity of $24.2 million.

     Through Orange National Bank, Orange National serves primarily clients located throughout Orange County in Southern California. Orange National provides a wide range of commercial banking and financial services to small and medium-sized businesses, business executives, professionals and other individuals.

THE ORANGE NATIONAL SPECIAL MEETING (PAGE 21)

     The Orange National special shareholders' meeting will be held at
                              , at   :   .m., local time, on              ,
1999. At the meeting, Orange National shareholders will vote upon a proposal to approve the merger.

THE CVB FINANCIAL SPECIAL MEETING (PAGE 24)

     The CVB Financial special shareholders' meeting will be held at
               , at   :   .m., local time, on              , 1999. At the
meeting, CVB Financial shareholders will vote upon a proposal to approve the merger.

RECORD DATE; VOTING POWER (PAGES 21 AND 24)

Orange National

     You are entitled to vote at the Orange National special meeting if you
owned shares of Orange National on              , 1999, the Orange National
record date. As of that date, there were 2,000,171 shares of Orange National common stock issued and outstanding held by approximately 450 holders of record. Each holder of Orange National common stock will be entitled to one vote per share on any matter that may properly come before the meeting.

CVB Financial

     You are entitled to vote at the CVB Financial special meeting if you owned
shares of CVB Financial on              , 1999, the CVB Financial record date.
As of that date, there were        shares of CVB Financial common stock issued
and outstanding held by approximately      holders of record. Each holder of CVB
Financial common stock will be entitled to one vote per share on any matter that may properly come before the meeting.

VOTE REQUIRED (PAGES 21 AND 24)

     Approval by the Orange National shareholders of the proposal to approve and adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of Orange National common stock.

     Approval by the CVB Financial shareholders of the proposal to approve and adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of CVB Financial common stock.

SHARE OWNERSHIP OF ORANGE NATIONAL MANAGEMENT (PAGE 22)

     On the Orange National record date, the executive officers and directors of Orange National, including their affiliates, had voting power with respect to an aggregate of 657,281 shares of Orange National common stock, or approximately 30% of the shares of the common stock then outstanding.

     We expect that such directors and executive officers of Orange National will vote the shares of Orange National common stock owned by them FOR the proposal to approve the merger and the transactions contemplated thereby.

SHARE OWNERSHIP OF CVB FINANCIAL MANAGEMENT (PAGE 25)

     On the CVB Financial record date, the executive officers and directors of CVB Financial, including their affiliates, had voting power with respect to an aggregate of 5,517,428 shares of CVB Financial common stock, or approximately 33.4% of the shares of the common stock then outstanding.

     We expect that such directors and executive officers of CVB Financial will vote the shares of CVB Financial common stock owned by them FOR the proposal to approve the merger and the transactions contemplated thereby.

RECOMMENDATION OF BOARDS OF DIRECTORS (PAGE 33)

To Orange National Shareholders

     The Orange National Board has unanimously approved and adopted the merger agreement, and recommends a vote FOR approval of the merger agreement and the transactions contemplated thereby. You also should refer to the reasons that the Orange National Board considered in determining whether to approve and adopt the merger agreement on pages 31 through 32.

To CVB Financial Shareholders

     The CVB Financial Board has unanimously approved and adopted the merger agreement, and recommends a vote FOR approval of the merger agreement and the transactions contemplated thereby. You also should refer to the reasons that the CVB Financial Board consid-ered in determining whether to approve and adopt the merger agreement on pages 32 through 33.

OPINION OF THE BANK ADVISORY GROUP, FINANCIAL ADVISORS TO CVB FINANCIAL (PAGE
41)

     The Bank Advisory Group, Inc., financial advisor to CVB Financial, rendered a preliminary fairness opinion dated as of May 18, 1999 to the CVB Financial Board that as of such date, the merger consideration to be paid was fair to the CVB Financial shareholders from a financial point of view. Bank Advisory Group subsequently confirmed its May 18, 1999 opinion by delivery to the CVB Financial
Board of a written fairness opinion dated as of        , 1999. A copy of the
fairness opinion, setting forth the information reviewed, assumptions made and matters considered by Bank Advisory Group, is attached to this document as Annex
C. CVB Financial shareholders should read the fairness opinion in its entirety.

OPINION OF FIRST SECURITY VAN KASPER, FINANCIAL ADVISORS TO ORANGE NATIONAL (PAGE 35)

     First Security Van Kasper, financial advisor to Orange National, rendered an opinion dated as of May 17, 1999 to the Orange National Board that as of such date, the merger consideration was fair to the Orange National shareholders from a financial point of view. First Security Van Kasper subsequently confirmed its May 17, 1999 opinion by delivery to the Orange National Board of Directors of a written opinion dated as of , 1999. A copy of the fairness opinion, setting forth the information reviewed, assumptions made and matters considered by First Security Van Kasper, is attached to this document as Annex D. Orange National shareholders should read the fairness opinion in its entirety.

TERMS OF THE MERGER AGREEMENT (PAGE 57)

     The merger agreement is attached to this document as Annex A. We encourage you to read the merger agreement in its entirety. It is the legal document that governs the merger. We also encourage you to read the Risk Factors beginning on page 17.

     General. The merger agreement provides that Orange National will merge with and into CVB Financial, with CVB Financial as the surviving corporation. Immediately after this merger, Orange National Bank will merge with and into Citizens Business Bank with Citizens Business Bank as the surviving corporation.

     Merger Consideration. For each outstanding share of Orange National common stock, Orange National shareholders will receive 1.5 shares of CVB Financial common stock. CVB Financial will not issue fractional shares. Instead, Orange National shareholders will receive a check equal to the amount of any fractional share based on the average closing price of CVB Financial common stock over a period of time before the merger.

     Completion of the Merger. The merger will become effective when we file an agreement of merger with the Secretary of State of California. The merger agreement provides that we will file an agreement of merger as soon as practicable following the satisfaction or waiver of the conditions to the merger.

     Conditions to the Merger. The completion of the merger depends upon the satisfaction of a number of conditions, including:

     - approval of the merger agreement by both the Orange National and CVB Financial shareholders;

     - receipt of listing approval from the American Stock Exchange for the CVB Financial common stock we will issue in the merger;

     - receipt of all necessary authorizations, orders and consents of governmental authorities and the expiration of any regulatory waiting periods;

     - effectiveness of the registration statement of CVB Financial relating to the shares of CVB Financial common stock to be issued to Orange National shareholders in the merger, of which this document forms a part;

     - receipt from Deloitte & Touche LLP of a letter confirming that the merger and the bank merger qualifies for pooling of interests accounting treatment, and receipt of a letter from McGladrey & Pullen LLP that Orange National and Orange National Bank qualify for pooling of interests accounting treatment;

     - receipt of an opinion of CVB Financial's counsel that the merger and the bank merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

     Unless prohibited by law, either CVB Financial or Orange National could elect to waive a condition that has not been satisfied and complete the merger anyway.

     Fees and Expenses. CVB Financial and Orange National will pay their own fees, costs and expenses incurred in connection with the merger except that printing costs associated with this document will be shared. In addition, Orange National and CVB Financial have agreed that if the merger agreement is terminated under certain circumstances, including the withdrawal by the Orange National Board of its recommendation to the Orange National shareholders with respect to the merger or the failure of the Orange National shareholders to approve the merger agreement, then, depending upon the reason for termination, either Orange National or CVB Financial, as applicable, will reimburse all out-of-pocket expenses and fees of the other party relating to the transactions contemplated by the merger agreement. Reimbursement under these circumstances, however, will be limited to $300,000 in the case of reimbursement to CVB Financial and $225,000 in the case of reimbursement to Orange National.

     Termination. Either Orange National or CVB Financial may call off the merger under certain circumstances, including if:
     - we both consent in writing;

     - the merger is not completed before March 31, 2000;

     - we are not able to obtain required governmental approvals;

     - the Orange National or CVB Financial shareholders do not approve the merger agreement;

     - the other party breaches in a material manner any of the representations or warranties or any covenant or agreement it has made under the merger agreement; or

     - any condition to such party's obligations under the merger agreement has not been met or waived.

     In addition, CVB Financial may call off the merger if the Orange National Board of Directors approves, recommends or causes Orange National to enter into any merger or other form of corporate reorganization agreement with a party other than CVB Financial.

STOCK OPTION AGREEMENT (PAGE 62)

     Orange National has signed a stock option agreement granting CVB Financial an option to purchase up to 399,834 shares of Orange National common stock, or an amount equal to 19.9 percent of the shares of Orange National common stock outstanding on the date of exercise. The option is exercisable for $27.00 per share, subject to adjustment in certain circumstances. CVB Financial can exercise the option if the merger does not occur because:

     - The Board of Directors of Orange National has approved a merger or other type of corporate reorganization with a party other than CVB Financial, or a tender offer or exchange offer to purchase Orange National common stock;

     - Orange National has entered into an agreement with a party other than CVB Financial to effect a merger or other type of corporate reorganization; or

     - Any person has acquired more than 20% of the outstanding shares of Orange National common stock.

     The purpose of the option agreement is to increase the likelihood that we will complete the merger and to protect CVB Financial if a third party prevents the acquisition. The right to purchase common stock of Orange National is subject to compliance with applicable law, including receipt of any necessary approvals under the Bank Holding Company Act. The option agreement could have the effect of discouraging companies other than CVB Financial from acquiring Orange National.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS OF ORANGE NATIONAL IN THE MERGER (PAGE 52)

     When you consider the Orange National Board's recommendation, you should be aware that a number of directors and executive officers of Orange National have interests in the merger as employees and/or directors that are different from, and may conflict with, the interests of Orange National shareholders. The Orange National Board recognized these interests and determined that they did not affect the benefits of the merger to the Orange National shareholders.

DIRECTORS OF CVB FINANCIAL AND CITIZENS BUSINESS BANK FOLLOWING THE MERGERS (PAGE 27)

     Upon completion of the merger, the current directors of CVB Financial will remain directors of CVB Financial. Upon completion of the bank merger, the current directors of Citizens Business Bank will remain directors of Citizens Business Bank. In addition, and subject to the approval of the CVB Financial and Citizens Business Bank Board of Directors, Mr. San Vaccaro, Chairman of the Board of Orange National and Orange National Bank, will be added to the Board of Directors of both CVB Financial and Citizens Business Bank.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (PAGE 54)

     CVB Financial's legal counsel has delivered to CVB Financial and Orange National a legal opinion stating that neither CVB Financial nor Orange National will recognize gain or loss for federal income tax purposes as a result of the merger. The opinion also concludes that shareholders of Orange National will not recognize gain or loss upon the exchange of their Orange National common stock for CVB Financial common stock in the merger. If, however, shareholders receive cash instead of fractional shares or as a result of their exercise of dissenters' rights, that cash would be taxable.

ACCOUNTING TREATMENT (PAGE 56)

     We expect the merger to be accounted for as a pooling of interests, which means that we will treat CVB Financial and Orange National as if they had always been combined for accounting and financial reporting purposes.

RESALES OF CVB FINANCIAL COMMON STOCK (PAGE 65)

     Shares of CVB Financial common stock which Orange National shareholders receive in the merger will be freely transferable by the holders, except for those shares held by holders who may be "affiliates." Affiliates generally include directors, certain executive officers and holders of 10% or more of Orange National common stock, under applicable federal securities laws. Orange National has provided to CVB Financial the written agreement of each of its "affiliates" that such "affiliate" will not dispose of its shares of Orange National common stock and, to the extent applicable, CVB Financial common stock, except in compliance with the Securities Act of 1933 and applicable accounting rules governing pooling of interests.

REGULATORY APPROVALS (PAGE 65)

     We must make certain filings with or obtain approvals from certain regulatory authorities to effect the merger and the bank merger. These include, without limitation, the approval of or notice to the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, and the California Department of Financial Institutions. In addition, CVB Financial must list the common stock offered to Orange National shareholders with the American Stock Exchange.

     We will file the applications with the governmental regulators as soon as practicable.

     We cannot predict whether or when we will obtain all required regulatory approvals.

ORANGE NATIONAL DISSENTERS' RIGHTS (PAGE 68)

     Shareholders of Orange National will have dissenters' rights under California law. This means that Orange National shareholders who vote against the merger may make a written demand to Orange National for payment in cash of the "fair market value" of their shares. Orange National must receive the demand no later than the Orange National shareholders' meeting. The Orange National Board of Directors has determined that the "fair market value" of one share of Orange National for this purpose is $27.81. That amount represents the final bid price for Orange National common stock on May 17, 1999, the day before the public announcement of the merger. You may disagree with the Board of Directors' determination on the fair market value. The procedure for exercising your dissenters' rights is summarized under the heading "Dissenting Shareholders' Rights." The relevant provisions of California Law on dissenters' rights are attached to this document as Annex E.

CVB FINANCIAL DISSENTERS' RIGHTS (PAGE 68)

     Shareholders of CVB Financial will have dissenters' rights under California law. This means that shareholders who vote against the merger may vote against the merger and make a written demand to CVB Financial for payment in cash of the "fair market value" of their shares. CVB Financial must receive the demand no later than the CVB special shareholders' meeting. The CVB Financial Board of Directors has determined that the "fair market value" of one share of CVB Financial for this purpose is $23.72. That amount represents the average of the high and low price for CVB Financial common stock on May 17, 1999, the day before the public announcement of the merger. You may disagree with the CVB Financial Board of Directors' determination on the fair market value. The procedure for exercising your dissenters' rights is summarized under the heading "Dissenting Shareholders' Rights." The relevant provisions of California Law on dissenters' rights are attached to this document as Annex E.

DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS (PAGE 74)

     There will be no significant differences in the rights of shareholders of Orange National once they become shareholders of CVB Financial. Both CVB Financial and Orange National are California corporations. Orange National shareholders, upon completion of the merger, will become CVB Financial shareholders, and their rights will continue to be governed by California law and CVB Financial's articles of incorporation and bylaws.

                     MARKET PRICE AND DIVIDEND INFORMATION

COMPARATIVE MARKET PRICE INFORMATION

     The following table presents trading information for CVB Financial common stock on the American Stock Exchange and Orange National common stock on the
Nasdaq National Market System on May 17, 1999 and June   , 1999. May 17, 1999
was the last day prior to our announcement of the signing of the merger
agreement. June   , 1999 was the last practicable trading day for which
information was available prior to the date of this document.

                         CVB FINANCIAL COMMON STOCK    ORANGE NATIONAL COMMON STOCK
                            (DOLLARS PER SHARE)             (DOLLARS PER SHARE)
                         --------------------------    -----------------------------
                          HIGH      LOW      CLOSE      HIGH        LOW       CLOSE
                         ------    ------    ------    -------    -------    -------
May 17, 1999...........  $24.44    $23.00    $24.44    $28.00     $27.81     $27.81
June   , 1999..........

     Also set forth below for each of the closing prices of CVB Financial common
stock on May 17, 1999 and June   , 1999 is the equivalent pro forma price of
Orange National stock, which we determined by multiplying the applicable price of CVB Financial common stock by the number of shares of CVB Financial common stock (1.5) we are issuing for each share of Orange National common stock.

                                                          ORANGE NATIONAL EQUIVALENT
                                                                  PRO FORMA
                                                          --------------------------
Closing price on May 17, 1999...........................            $36.66
Closing price on June   , 1999..........................            $

     We urge you to obtain current market quotations for CVB Financial common stock and Orange National common stock. We expect that the market price of CVB Financial common stock will fluctuate between the date of this document and the date on which the merger is completed and thereafter. Because the market price of CVB Financial common stock is subject to fluctuation, the value of the shares of CVB Financial common stock that Orange National shareholders will receive in the merger may increase or decrease prior to and after the merger.

     In addition, as a result of this fluctuation, the amount of cash Orange National Bancorp shareholders will receive instead of CVB Financial's fractional shares will also fluctuate.

HISTORICAL MARKET PRICES AND DIVIDEND INFORMATION

     CVB Financial. CVB Financial common stock is listed on the American Stock Exchange under the symbol "CVB." On the CVB Financial record date there were approximately 1,072 shareholders of record of CVB Financial common stock. The following table sets forth for the calendar quarter indicated the high and low sales prices per share of CVB Financial common stock as reported on the American Stock Exchange, and the dividends per share of CVB Financial common stock. The prices per share of CVB Financial common stock set forth below have been adjusted to reflect a three-for-two stock split declared in December 1997 and completed in January 1998 and a 10% stock dividend declared in December 1998 and completed in January 1999.

                                                                      DIVIDENDS
                QUARTER ENDED                   HIGH     LOW          DECLARED
                -------------                  ------   ------   -------------------
1997:
First quarter................................  $12.43   $10.84   $0.06 cash dividend
Second quarter...............................  $16.06   $11.14   $0.06 cash dividend
Third quarter................................  $15.38   $12.20   $0.06 cash dividend
Fourth quarter...............................  $22.57   $15.30   $0.09 cash dividend
                                                                 3-for-2 Stock Split
1998:
First quarter................................  $26.19   $18.75   $0.09 cash dividend
Second quarter...............................  $24.21   $19.32   $0.09 cash dividend
Third quarter................................  $22.22   $17.05   $0.09 cash dividend
Fourth quarter...............................  $23.64   $19.21   $0.12 cash dividend
                                                                  10% Stock Dividend
1999:
First quarter................................  $22.63   $18.88   $0.12 cash dividend
Second quarter (through June   , 1999).......

     Orange National. Orange National common stock is traded on the Nasdaq National Market System under the symbol "OGNB." On the Orange National record
date, there were approximately                holders of record of Orange
National common stock. The following table sets forth for the calendar quarter indicated the high and low bid prices per share of Orange National common stock as reported on the Nasdaq National Market System, and the dividends per share of Orange National common stock.

                                                                      DIVIDENDS
               QUARTER ENDED                  HIGH       LOW          DECLARED
               -------------                 -------   -------   -------------------
1997:
First quarter..............................  $15.125   $13.125   $0.22 cash dividend
Second quarter.............................  $18.000   $13.750                    --
Third quarter..............................  $21.125   $17.500   $0.10 cash dividend
Fourth quarter.............................  $24.250   $19.750   $0.10 cash dividend

1998:
First quarter..............................  $25.750   $23.750   $0.35 cash dividend
Second quarter.............................  $31.250   $25.125   $0.10 cash dividend
Third quarter..............................  $30.000   $17.000   $0.10 cash dividend
Fourth quarter.............................  $27.750   $19.000   $0.15 cash dividend

1999:
First quarter..............................  $27.750   $25.500   $0.15 cash dividend
Second quarter (through June   , 1999).....

                            SELECTED FINANCIAL DATA

     We are providing the following information to aid you in your analysis of the financial aspects of the merger. The following tables show financial results actually achieved by each of CVB Financial and Orange National (the "historical" figures). The tables also show results as if the companies had been combined for the periods presented (the "pro forma combined" figures). Pro forma combined figures are simply arithmetical combinations of CVB Financial's and Orange National's separate financial results except that the balance sheet for March 31, 1999 reflects the estimated merger related charges of $3.7 million, after income taxes and assuming a 41% effective tax rate. You should not assume that CVB Financial and Orange National would have achieved the pro forma combined results if they had actually been combined during the periods presented. These pro forma presentations treat our companies as if they had always been combined for accounting and financial reporting purposes, a method known as pooling of interests accounting, which is how we plan to account for the merger and the bank merger. When you read this information, you should also read the information under the heading "Unaudited Pro Forma Condensed Combined Financial Information" (page 75).

     CVB Financial's annual historical figures are derived from financial statements audited by Deloitte & Touche LLP, independent auditors of CVB Financial. Orange National's annual historical figures are derived from financial statements audited by McGladrey & Pullen LLP, independent public accountants of Orange National. The annual historical information presented below should be read together with the audited consolidated financial statements and related notes of CVB Financial as of December 31, 1998 and 1997 and for the three years in the period ended December 31, 1998, incorporated in this document by reference, and of Orange National as of December 31, 1998 and 1997 and for the three years in the period ended December 31, 1998, incorporated in this document by reference or attached to this document. Historical consolidated financial data presented at and for the three months ended March 31, 1999 and 1998 are unaudited. Other annual historical consolidated financial data presented was derived from previously audited financial statements not incorporated by reference. To find this information, see "Where You Can Find More Information" (page 84). We have retroactively adjusted all per share information to reflect stock dividends and stock splits. In addition, we have annualized information on net loan charge-off amounts and return on beginning equity, return on average equity and return on average assets for March 31, 1999 and March 31, 1998.

     We expect to incur restructuring and merger-related expenses as a result of combining our companies. We also anticipate that the merger will provide the combined company with financial benefits such as reduced operating expenses and the opportunity to earn additional revenue. However, none of these anticipated expenses or benefits has been factored into the pro forma combined income statement information. For that reason, the pro forma combined information, while helpful in illustrating the financial attributes of the combined company under one set of assumptions, does not attempt to predict or suggest future results.

           CVB FINANCIAL CORP. HISTORICAL CONSOLIDATED FINANCIAL DATA
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                      AT AND FOR THE
                                    THREE MONTHS ENDED                             AT AND FOR THE YEAR ENDED
                                         MARCH 31,                                        DECEMBER 31,
                                 -------------------------     ------------------------------------------------------------------
                                    1999           1998           1998           1997           1996          1995         1994
                                 ----------     ----------     ----------     ----------     ----------     --------     --------
OPERATIONS DATA:
  Net Interest Income..........  $   17,768     $   15,832     $   65,592     $   59,680     $   53,428     $ 48,141     $ 42,819
  Provision for Credit
    Losses.....................         600            850          2,500          2,670          2,888        2,575          350
  Other Operating Income.......       3,797          3,996         14,975         13,823         14,278        9,090        7,586
  Other Operating Expenses.....      12,148         11,361         45,024         42,890         41,909       35,053       32,435
                                 ----------     ----------     ----------     ----------     ----------     --------     --------
  Earnings Before Income
    Taxes......................  $    8,817     $    7,617     $   33,043     $   27,943     $   22,909     $ 19,603     $ 17,620
  Income Taxes.................       3,304          2,852         12,256         10,573          9,576        8,146        7,185
                                 ----------     ----------     ----------     ----------     ----------     --------     --------
NET EARNINGS...................  $    5,513     $    4,765     $   20,787     $   17,370     $   13,333     $ 11,457     $ 10,435
                                 ==========     ==========     ==========     ==========     ==========     ========     ========
  Basic Earnings Per Common
    Share......................  $     0.33     $     0.29     $     1.26     $     1.05     $     0.81     $   0.71     $   0.65
                                 ==========     ==========     ==========     ==========     ==========     ========     ========
  Diluted Earnings Per Common
    Share......................  $     0.32     $     0.28     $     1.21     $     1.01     $     0.79     $   0.68     $   0.63
                                 ==========     ==========     ==========     ==========     ==========     ========     ========
  Stock Splits.................          --             --             --        3-for-2             --           --           --
  Stock Dividends..............          --             --             10%            --             10%          10%          10%
  Cash Dividends Declared Per
    Share......................  $     0.12     $     0.09     $     0.39     $     0.27     $     0.19     $   0.15     $   0.14
  Dividend Pay-Out Ratio.......       36.36%         31.03%         30.95%         25.86%         23.85%       23.21%       23.30%
FINANCIAL POSITION:
  Assets.......................  $1,557,934     $1,317,834     $1,555,207     $1,258,769     $1,160,421     $936,940     $836,095
  Net Loans....................     679,463        606,210        675,668        605,484        576,687      496,449      484,618
  Deposits.....................   1,210,196      1,087,565      1,215,305      1,075,695        990,597      803,574      762,624
  Stockholders' Equity.........     117,470        105,088        115,707        102,085         89,087       78,260       61,940
  Book Value Per Share.........        7.09           6.36           7.00           6.20           5.41         4.83         3.85
  Equity-to-Assets Ratio.......        7.54%          7.97%          7.44%          8.11%          7.68%        8.35%        7.41%
FINANCIAL PERFORMANCE:
  Return on:
    Beginning Equity...........       19.06%         18.67%         20.36%         19.50%         17.04%       18.50%       17.40%
    Average Equity.............       18.42%         18.08%         18.66%         18.22%         16.09%       16.13%       16.84%
  Return on Average Assets.....        1.43%          1.52%          1.52%          1.50%          1.31%        1.39%        1.40%
CREDIT QUALITY:
  Allowance for Credit
    Losses.....................  $   13,939     $   12,432     $   13,365     $   11,522     $   12,239     $  9,626     $  9,471
  Allowance/Total Loans........        2.01%          2.01%          1.94%          1.87%          2.08%        1.90%        1.92%
  Total Non-Performing Loans...  $    6,404     $    6,532     $    7,218     $    6,471     $   23,560     $ 26,847     $ 21,567
  Non-Performing Loans/Total
    Loans......................        0.92%          1.06%          1.05%          1.05%          4.00%        5.31%        4.37%
  Allowance/Non-Performing
    Loans......................      217.66%        190.32%        185.17%        178.06%         51.95%       35.85%       43.91%
  Net Charge-Offs..............  $       25     $      (60)    $      658     $    3,386     $      985     $  2,420     $    853
  Net Charge-Offs/Average
    Loans......................        0.01%         (0.04)%         0.10%          0.58%          0.18%        0.50%        0.18%
REGULATORY CAPITAL RATIOS
  Leverage Ratio...............         7.1%           7.6%           7.2%           7.6%           7.2%         8.1%         7.5%
  Tier 1 Capital...............        12.6%          12.3%          12.2%          12.1%          11.0%        11.8%        10.8%
  Total Capital................        13.9%          13.6%          13.5%          13.4%          12.3%        13.1%        12.1%

             ORANGE NATIONAL HISTORICAL CONSOLIDATED FINANCIAL DATA
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                              AT AND FOR THE
                                               THREE MONTHS
                                                   ENDED                              AT AND FOR THE YEAR ENDED
                                                 MARCH 31,                                   DECEMBER 31,
                                           ---------------------     ------------------------------------------------------------
                                             1999         1998         1998         1997         1996         1995         1994
                                           --------     --------     --------     --------     --------     --------     --------
OPERATIONS DATA:
  Net Interest Income....................  $  3,631     $  3,278     $ 14,951     $ 13,504     $ 12,375     $ 13,430     $ 11,400
  Provision for Credit Losses............        70            0          100          140          205          320          298
  Other Operating Income.................       706          871        2,783        3,707        2,713        2,781        2,612
  Other Operating Expenses...............     3,031        3,093       12,157       11,776       11,547       12,187       11,962
                                           --------     --------     --------     --------     --------     --------     --------
  Earnings Before Income Taxes...........  $  1,236     $  1,056     $  5,477     $  5,295     $  3,336     $  3,704     $  1,752
  Income Taxes from Continuing
    Operations...........................       484          396        2,147        2,097        1,135        1,180          692
  Loss from discontinued mortgage banking
    operations, net of taxes.............        --           --           --           --           --           --         (225)
                                           --------     --------     --------     --------     --------     --------     --------
NET EARNINGS.............................  $    752     $    660     $  3,330     $  3,198     $  2,201     $  2,524     $    835
                                           ========     ========     ========     ========     ========     ========     ========
  Basic Earnings Per Common Share........  $   0.38     $   0.33     $   1.67     $   1.63     $   1.13     $   1.31     $   0.43
                                           ========     ========     ========     ========     ========     ========     ========
  Diluted Earnings Per Common Share......  $   0.37     $   0.32     $   1.64     $   1.60     $   1.13     $   1.30     $   0.43
                                           ========     ========     ========     ========     ========     ========     ========
  Stock Splits...........................        --           --           --           --           --           --           --
  Stock Dividends........................        --           --           --           --           --            5%          --
  Cash Dividends Declared Per Share......  $   0.15     $   0.35     $   0.70     $   0.42     $   0.37     $   0.25     $   0.05
  Dividend Pay-Out Ratio.................     39.89%      104.85%       41.74%       25.73%       32.60%       19.23%       11.00%
FINANCIAL POSITION:
  Assets.................................  $279,054     $240,535     $285,862     $242,279     $218,845     $207,928     $206,510
  Net Loans..............................   143,112      138,376      140,140      131,189      118,991      112,724      112,703
  Deposits...............................   252,960      216,828      260,334      218,792      198,364      188,991      190,406
  Stockholders' Equity...................    24,155       21,664       23,723       21,586       18,956       17,262       14,782
  Book Value Per Share...................     12.08        10.90        11.88        10.96         9.71         8.93         7.65
  Equity-to-Assets Ratio.................      8.66%        9.01%        8.30%        8.91%        8.66%        8.30%        7.16%
FINANCIAL PERFORMANCE:
  Return on:
    Beginning Equity.....................     12.68%       12.23%       15.43%       16.87%       12.75%       17.07%        5.74%
    Average Equity.......................     12.56%       12.21%       15.24%       16.32%       12.38%       15.68%        5.75%
  Return on Average Assets...............      1.11%        1.14%        1.32%        1.45%        1.02%        1.22%        0.43%
CREDIT QUALITY:
  Allowance for Credit Losses............  $  1,596     $  1,553     $  1,524     $  1,581     $  1,369     $  1,513     $  1,465
  Allowance/Total Loans..................      1.10%        1.11%        1.08%        1.19%        1.14%        1.32%        1.28%
  Total Non-Performing Loans.............  $  1,866     $  2,643     $  1,707     $  3,107     $  2,471     $  3,088     $  3,321
  Non-Performing Loans/Total Loans.......      1.29%        1.89%        1.20%        2.34%        2.05%        2.70%        2.91%
  Allowance/Non-Performing Loans.........     85.53%       58.76%       89.28%       50.89%       55.40%       49.00%       44.11%
  Net Charge-Offs........................  $      2     $    (28)    $    157     $    (72)    $    349     $    272     $    357
  Net Charge-Offs/Average Loans..........      0.01%       (0.08)%       0.11%       (0.05)%       0.32%        0.24%        0.31%
REGULATORY CAPITAL RATIOS
  Leverage Ratio.........................       9.0%         9.4%         8.7%         9.2%         8.6%         8.4%         7.9%
  Tier 1 Capital.........................      13.5%        12.9%        13.3%        13.4%        12.7%        12.1%        11.1%
  Total Capital..........................      14.4%        13.9%        14.2%        14.3%        13.6%        13.2%        12.2%

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                  AT AND FOR THE
                                THREE MONTHS ENDED                               AT AND FOR THE YEAR ENDED
                                     MARCH 31,                                          DECEMBER 31,
                             -------------------------     ----------------------------------------------------------------------
                                1999           1998           1998           1997           1996           1995           1994
                             ----------     ----------     ----------     ----------     ----------     ----------     ----------
OPERATIONS DATA:
  Net Interest Income......  $   21,399     $   19,110     $   80,542     $   73,184     $   65,803     $   61,571     $   54,219
  Provision for Credit
    Losses.................         670            850          2,600          2,810          3,093          2,895            648
  Other Operating Income...       4,503          4,867         17,759         17,530         16,991         11,871         10,198
  Other Operating
    Expenses...............      15,179         14,454         57,181         54,666         53,456         47,240         44,397
                             ----------     ----------     ----------     ----------     ----------     ----------     ----------
  Earnings Before Income
    Taxes..................  $   10,053     $    8,673     $   38,520     $   33,238     $   26,245     $   23,307     $   19,372
  Income Taxes from
    continuing
    operations.............       3,788          3,248         14,403         12,670         10,711          9,326          7,877
  Loss from discontinued
    mortgage banking
    operations, net of
    taxes..................          --             --             --             --             --             --           (225)
                             ----------     ----------     ----------     ----------     ----------     ----------     ----------
NET EARNINGS...............  $    6,265     $    5,425     $   24,117     $   20,568     $   15,534     $   13,981     $   11,270
                             ==========     ==========     ==========     ==========     ==========     ==========     ==========
  Basic Earnings Per Common
    Share..................  $     0.32     $     0.28     $     1.23     $     1.06     $     0.80     $     0.73     $     0.60
                             ==========     ==========     ==========     ==========     ==========     ==========     ==========
  Diluted Earnings Per
    Common Share...........  $     0.31     $     0.27     $     1.19     $     1.02     $     0.78     $     0.71     $     0.58
                             ==========     ==========     ==========     ==========     ==========     ==========     ==========
  Stock Splits.............          --             --             --        3-for-2             --             --             --
  Stock Dividends(1).......          --             --             10%            --             10%         10%/5%            10%
  Cash Dividends Declared
    Per Share..............  $     0.12     $     0.11     $     0.40     $     0.27     $     0.20     $     0.16     $     0.13
  Dividend Pay-Out Ratio...       37.45%         39.54%         32.41%         25.50%         24.85%         21.79%         21.84%
FINANCIAL POSITION:
  Assets...................  $1,838,516     $1,558,369     $1,841,069     $1,501,048     $1,379,266      1,144,868     $1,042,605
  Net Loans................     822,575        744,586        815,808        736,673        695,678        609,173        597,321
  Deposits.................   1,463,156      1,304,393      1,475,639      1,294,487      1,188,961        992,565        953,030
  Stockholders' Equity.....     139,426        126,752        139,430        123,671        108,043         95,522         76,722
  Book Value Per Share.....        7.13           6.50           7.14           6.37           5.57           5.00           4.04
  Equity-to-Assets Ratio...        7.59%          8.13%          7.57%          8.24%          7.83%          8.34%          7.36%
FINANCIAL PERFORMANCE:
  Return on:
    Beginning Equity.......       17.97%         17.55%         19.50%         19.04%         16.26%         18.22%         15.08%
    Average Equity.........       17.44%         17.08%         18.10%         17.89%         15.43%         16.04%         14.73%
  Return on Average
    Assets.................        1.39%          1.46%          1.49%          1.49%          1.26%          1.35%          1.20%
CREDIT QUALITY:
  Allowance for Credit
    Losses.................  $   15,535     $   13,985     $   14,889     $   13,103     $   13,608     $   11,139     $   10,936
  Allowance/Total Loans....        1.85%          1.84%          1.79%          1.75%          1.92%         1.80%           1.80%
  Total Non-Performing
    Loans..................  $    8,270     $    9,175     $    8,925     $    9,578     $   26,031     $   29,935     $   24,888
  Non-Performing
    Loans/Total Loans......        0.99%          1.21%          1.07%          1.28%          3.67%          4.83%          4.09%
  Allowance/Non-Performing
    Loans..................      187.85%        152.43%        166.82%        136.80%         52.28%         37.21%         43.94%
  Net Charge-Offs..........  $       27     $      (88)    $      815     $    3,314     $    1,335     $    2,692     $    1,210
  Net Charge-Offs/Average
    Loans..................        0.01%         (0.05)%         0.11%          0.46%          0.20%          0.45%          0.21%
REGULATORY CAPITAL RATIOS
  Leverage Ratio...........         7.4%           7.8%           7.4%           7.8%           7.4%           8.1%           7.6%
  Tier 1 Capital...........        12.6%          12.3%          12.3%          12.2%          11.1%          11.7%          10.8%
  Total Capital............        13.8%          13.5%          13.4%          13.4%          12.3%          12.9%          12.0%

-------------------------
(1) These are stock dividend percentages CVB Financial paid, except for the 5% stock dividend Orange National paid in 1995.

COMPARATIVE PER SHARE DATA

     The table below shows the earnings, book value and dividends per share for CVB Financial and Orange National both on an historical and a pro forma basis. We derived the CVB Financial pro forma data by combining historical consolidated financial information of CVB Financial and Orange National using the pooling of interests method of accounting for business combinations, all on the basis we describe under "Unaudited Pro Forma Condensed Combined Financial Data" on page
75. We derived the Orange National equivalent pro forma data by multiplying the CVB Financial pro forma data by the number of shares of CVB Financial common stock we will issue for each share of Orange National common stock.

     You should read the respective audited and unaudited historical consolidated financial statements and related notes of CVB Financial and Orange National incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" on page 84.

                                       AT OR FOR
                                      THREE MONTHS
                                         ENDED            AT OR FOR FISCAL YEAR
                                       MARCH 31,           ENDED DECEMBER 31,
                                    ----------------    -------------------------
                                     1999      1998      1998      1997     1996
                                    ------    ------    ------    ------    -----
CVB FINANCIAL HISTORICAL
Earnings per share:
  Basic...........................  $ 0.33    $ 0.29    $ 1.26    $ 1.05    $0.81
  Diluted.........................    0.32      0.28      1.21      1.01     0.79
Book value per share..............    7.09      6.36      7.00      6.20     5.41
Dividends per share...............    0.12      0.09      0.39      0.27     0.19

ORANGE NATIONAL HISTORICAL
Earnings per share:
  Basic...........................  $ 0.38    $ 0.33    $ 1.67    $ 1.63    $1.13
  Diluted.........................    0.37      0.32      1.64      1.60     1.13
Book value per share..............   12.08     10.90     11.88     10.96     9.71
Dividends per share...............    0.15      0.35      0.70      0.42     0.37

CVB FINANCIAL UNAUDITED PRO FORMA
Earnings per share:
  Basic...........................  $ 0.32    $ 0.28    $ 1.23    $ 1.06    $0.80
  Diluted.........................    0.31      0.27      1.19      1.02     0.78
Book value per share..............    7.24      6.50      7.14      6.37     5.57
Dividends per share...............    0.12      0.11      0.40      0.27     0.20

ORANGE NATIONAL EQUIVALENT PRO
  FORMA
Earnings per share:
  Basic...........................  $ 0.48    $ 0.42    $ 1.85    $ 1.59    $1.21
  Diluted.........................    0.47      0.41      1.78      1.53     1.17
Book value per share..............   10.86      9.74     10.71      9.55     8.36
Dividends per share...............    0.18      0.17      0.61      0.41     0.29

                                  RISK FACTORS

     In addition to the other information included in this document, including the matters addressed in "A Warning about Forward-looking Information", you should consider the matters described below carefully in determining whether to approve the merger agreement. Where "we" and "our" is used in this section, it is meant to refer to both CVB Financial before the merger and to CVB Financial following its proposed acquisition of Orange National and Orange National Bank.

     THE MERGER CONSIDERATION IS FIXED DESPITE POTENTIAL CHANGE IN RELATIVE STOCK PRICES. This means Orange National shareholders will not know the value of the CVB Financial common stock they are receiving in the merger until the date we consummate the merger. For each outstanding share of Orange National stock, shareholders of Orange National will receive 1.5 shares of CVB Financial common stock. This amount will not be adjusted for any increase or decrease in the market prices of Orange National common stock or CVB Financial common stock.

     The market prices of Orange National common stock and CVB Financial common stock before the merger takes place may vary from their prices at the date of this document and at the date of the special meetings. Such variations in the market prices of CVB Financial common stock and Orange National common stock may result from changes in the business, operations or prospects of CVB Financial or the combined company, market assessments of the likelihood that the merger will be consummated and the timing thereof, regulatory considerations, general market and economic conditions and other factors. We urge you to obtain current market quotations for CVB Financial common stock and Orange National common stock.

     THERE ARE UNCERTAINTIES IN INTEGRATING OUR BUSINESS OPERATIONS AND REALIZING ENHANCED EARNINGS. If we are unable to integrate our businesses successfully, this could hurt our business. The merger and the bank merger involve the integration of companies that have previously operated independently. Successful integration of Orange National's consolidated operations will depend primarily on CVB Financial's ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. No assurance can be given that CVB Financial and Orange National will be able to integrate their operations without encountering difficulties including, without limitation, the loss of key employees and customers, the disruption of their respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies.

     AN ECONOMIC SLOWDOWN IN SOUTHERN CALIFORNIA COULD HURT OUR BUSINESS. We focus our business in Southern California in San Bernardino, Los Angeles, Orange and Riverside counties. An economic slowdown in Southern California could have the following consequences, any of which could hurt our business:

     - Loan delinquencies may increase;

     - Problem assets and foreclosures may increase;

     - Demand for Citizens Business Bank's products and services may decline;

     - Collateral for loans made by Citizens Business Bank, especially real estate, may decline in value, in turn reducing customers' borrowing power, and reducing the value of assets and collateral associated with Citizens Business Bank's existing loans.

     A DOWNTURN IN THE REAL ESTATE MARKET COULD HURT OUR BUSINESS BECAUSE MOST OF OUR LOANS ARE SECURED BY REAL ESTATE. Citizens Business Bank's ability to recover on defaulted loans by selling the real estate collateral would then be diminished, and we would be more likely to suffer losses on defaulted loans. As of March 31, 1999, approximately 77.2 percent of the value of Citizens Business Bank's loan portfolio and 65.3 percent of the value of Orange National Bank's loan portfolio consisted of loans secured by various types of real estate. Most of Citizens Business Bank's and Orange National Bank's real property collateral is located in Southern California. If there is a significant decline in real estate values, especially in Southern California, the collateral for our loans will provide less security.

     CHANGES IN INTEREST RATES AFFECT OUR PROFITABILITY. Changes in prevailing rates may hurt our business. We derive our income mainly from the difference or "spread" between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. In general, the wider the spread, the more we earn. When market rates of interest change, the interest we receive on our assets and the interest we pay on our liabilities will fluctuate. This can cause decreases on our spread and can greatly affect our income. In addition, interest rates affect how much money we can lend. For example, when interest rates rise, loan originations tend to decrease.

     WE HAVE YEAR 2000 RISKS BECAUSE OF OUR DEPENDENCE AND OUR VENDORS' AND CUSTOMERS' DEPENDENCE ON TECHNOLOGY. If we, our vendors, customers or other third parties with whom we do business suffer a computer or systems failure, it could hurt our business. After completion of the mergers, we will rely on the data processing systems, hardware and software of Citizens Business Bank to conduct our operations. Citizens Business Bank and Orange National Bank have taken steps to make its own information and environmental systems Year 2000 compliant by the third quarter of 1999. Each has also developed contingency plans to reduce the impact of any failures which may occur. However, each also relies heavily on the information systems of vendors, customers and other third parties. These third parties may not become Year 2000 compliant soon enough. Moreover, the contingency and remediation efforts may not succeed.

     WE FACE STRONG COMPETITION FROM FINANCIAL SERVICE COMPANIES AND OTHER COMPANIES THAT OFFER BANKING SERVICES WHICH CAN HURT OUR BUSINESS. After the merger, we will conduct our banking operations primarily in Los Angeles, San Bernardino, Orange and Riverside counties. Increased competition in our market may result in reduced loans and deposits. Ultimately, we may not be able to compete successfully against current and future competitors. Many competitors offer the banking services that we offer in our service area. These competitors include national banks, regional banks and other community banks. We also face competition from many other types of financial institutions, including, without limitation, savings and loans, finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries.

                  A WARNING ABOUT FORWARD-LOOKING INFORMATION

     CVB Financial and Orange National have each made forward-looking statements in this document, and in certain documents that we refer to in this document, that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of each respective company's management, and on information currently available to such management. Forward-looking statements include the information concerning possible or assumed future results of operations of CVB Financial and/or Orange National set forth under "Questions and Answers About the Merger," "Summary," "The Merger -- Background of and Reasons for the Merger," and "Unaudited Pro Forma Condensed Combined Financial Statements," and statements preceded by, followed by or that include the words "will," "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

     In particular, we have made statements in this document regarding expected cost savings from the merger, the anticipated effect of the merger and CVB Financial's anticipated performance in future periods. With respect to estimated cost savings, CVB Financial has made certain assumptions regarding, among other things, the extent of operational overlap between CVB Financial and Orange National, the amount of general and administrative expense consolidation, costs relating to converting Orange National's bank operations and data processing to CVB Financial's systems, the size of anticipated reductions in fixed labor costs, the amount of severance expenses, and the costs related to the merger. The realization of cost savings are subject to the risk that the foregoing assumptions are not accurate.

     Moreover, any statements in this document regarding the anticipated effect of the merger and CVB Financial's anticipated performance in future periods are subject to risks relating to, among other things, the following:

     - CVB Financial may not realize expected cost savings from the merger within the expected time frame;

     - CVB Financial's revenues following the merger may be lower than expected, or deposit attrition, operating costs or customer loss and business disruption following the merger may be greater than expected;

     - competitive pressures among depository and other financial institutions may increase significantly;

     - CVB Financial may experience greater than expected costs of difficulties relating to the integration of the businesses of CVB Financial and Orange National;

     - changes in the interest rate environment may reduce profits;

     - there may be less than favorable general economic or business conditions, either nationally or in California, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit; and

     - competitors of CVB Financial and Orange National may have greater financial resources and develop products that enable such competitors to compete more successfully than CVB Financial and Orange National.

     Management of CVB Financial and Orange National believe these forward-looking statements are reasonable; however, you should not place undue reliance on such forward-looking statements, which are based on current expectations.

     Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of CVB Financial following completion of the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond CVB Financial's and Orange National's ability to control or predict. For those statements, CVB Financial and Orange National claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                      THE ORANGE NATIONAL SPECIAL MEETING

GENERAL

     We are furnishing this document to shareholders of Orange National in connection with the solicitation of proxies by the Orange National Board of Directors for use at the special meeting of Orange National shareholders including any meeting adjournments or postponements, to be held on
               , 1999.

     The purpose of the special meeting is for you to consider and vote upon the Agreement and Plan of Reorganization, dated as of May 18, 1999, providing for the merger of Orange National into CVB Financial. The merger agreement is attached to this document as Annex A and is incorporated in this document by this reference. For a description of the merger agreement, see "The Merger" and "The Merger Agreement on pages 27 and 57."

     The merger agreement provides that Orange National will merge with and into CVB Financial. In the merger, for each outstanding share of Orange National common stock, you will receive 1.5 shares of common stock of CVB Financial. CVB Financial will pay cash in lieu of any fractional shares.

INFORMATION ABOUT THE SPECIAL MEETING

     General. Orange National will hold its special meeting on              ,
1999 at   :    .m., local time, at                . At the special meeting, you
will vote upon a proposal to approve the merger agreement. Orange National shareholders may also vote upon a proposal to adjourn or postpone the Orange National special meeting for the purpose of, among other things, allowing additional time for the solicitation of proxies from Orange National shareholders to approve the merger agreement.

     Record Date; Voting Power. If you were an Orange National shareholder at
the close of business on              , 1999, you may vote at the meeting. As of
             , 1999, there were 2,000,171 issued and outstanding shares of
Orange National common stock held by approximately           shareholders. These
shareholders have one vote per share on any matter that may properly come before the special meeting. Brokers who hold shares of Orange National common stock as nominees will not have discretionary authority to vote these shares without instructions from the beneficial owners. Any shares of Orange National common stock for which a broker has submitted an executed proxy but for which the beneficial owner has not given instructions on voting to such broker are referred to as "broker non-votes."

     Vote Required. The presence in person or by proxy of the holders of a majority of the shares of Orange National common stock outstanding on the record date will constitute a quorum for the transaction of business at the special meeting. Orange National will count abstentions and broker non-votes for purposes of establishing the presence of a quorum at the meeting. The approval of the proposal to approve the merger agreement requires the affirmative vote of a majority of the shares of Orange National common stock outstanding on the Orange National record date. Because broker non-votes and abstentions are not affirmative votes, they will have the effect of a vote against the proposal to approve the merger agreement.

     On the Orange National record date, the executive officers and directors of Orange National, including their affiliates, had voting power with respect to an aggregate of 657,281 shares of Orange National common stock or approximately 30% of the shares of Orange National common stock then outstanding. We currently expect that such directors and officers will vote all of their shares in favor of the proposal to approve the merger agreement. In addition, on the record date, the directors and executive officers of CVB Financial did not beneficially own any shares of Orange National common stock.

     Recommendation of the Orange National Board. The Orange National Board has unanimously approved and adopted the merger agreement and the transactions contemplated thereby. The Orange National Board believes that the merger is fair to and in the best interests of Orange National and the Orange National shareholders and unanimously recommends that you vote FOR approval of the merger agreement and the transactions contemplated thereby.

     Solicitation and Revocation of Proxies. We have enclosed a form of proxy with this document. Shares represented by a proxy will be voted at the special meeting as specified in the proxy. Proxies that are properly signed and dated but which do not have voting instructions will be voted by the proxy holders FOR the merger and in the discretion of the proxy holder as to any other matter which may properly come before the special meeting.

     ORANGE NATIONAL ASKS YOU TO VOTE BY COMPLETING, DATING AND SIGNING THE ACCOMPANYING ORANGE NATIONAL PROXY CARD AND RETURNING IT PROMPTLY TO ORANGE NATIONAL IN THE ENCLOSED, POSTAGE-PAID ENVELOPE. ORANGE NATIONAL SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

     If you are an Orange National shareholder who delivers a properly executed proxy, you may revoke such proxy at any time before its exercise. You may revoke your proxy by

     - filing with the Secretary of Orange National prior to the special meeting, at Orange National's principal executive offices, either a written revocation of such proxy or a duly executed proxy bearing a later date or

     - attending the special meeting and voting in person. Presence at the special meeting will not revoke your proxy unless you vote in person. If your shares are held in the name of your broker, bank or other nominee, and you wish to vote in person, you must bring an account statement and authorization from your nominee so that you can vote your shares.

     Orange National is soliciting proxies for use at its special meeting. Orange National will bear the cost of solicitation of proxies from its own shareholders. Orange National and CVB Financial will share equally the cost of printing and mailing this document. In addition to solicitation by mail, Orange National directors, officers and employees may solicit proxies from shareholders by telephone, in person or through other means. These persons will not receive additional compensation, but they will be reimbursed for the reasonable out-of-pocket expenses they incur in connection with this solicitation. Orange National will also make arrangements with brokerage firms, fiduciaries and other custodians who hold shares of record to forward solicitation materials to the beneficial owner of these shares. Orange National will reimburse these brokerage firms, fiduciaries and other custodians for their reasonable out-of-pocket expenses in connection with this solicitation.

     Other Matters. Orange National is unaware of any matter to be presented at the special meeting other than the proposal to approve the merger agreement. If other matters are properly presented at the special meeting, the persons named in the proxy will have authority to vote all properly executed proxies in accordance with their judgment on any such matter, including, without limitation, any proposal to adjourn or postpone the special meeting. Proxies that have been designated to vote against approval of the merger agreement will not be voted in favor of any proposal to adjourn or postpone the special meeting for the purpose of soliciting additional proxies to approve the merger agreement.

                       THE CVB FINANCIAL SPECIAL MEETING

GENERAL

     We are furnishing this document to shareholders of CVB Financial in connection with the solicitation of proxies by the CVB Financial Board of Directors for use at the special meeting of CVB Financial shareholders, including any meeting adjournments or postponements, to be held on
               , 1999.

     The purpose of the CVB Financial special meeting is for you to consider and vote upon the Agreement and Plan of Reorganization, dated as of May 18, 1999, providing for the merger of Orange National into CVB Financial. The merger agreement is attached to this document as Annex A and is incorporated in this document by this reference. For a description of the merger agreement, see "The Merger" and "The Merger Agreement" on pages 27 and 57.

     The merger agreement provides that Orange National will merge with and into CVB Financial. In the merger, for each outstanding share of common stock of Orange National, Orange National shareholders will receive 1.5 shares of CVB Financial common stock. CVB Financial will pay cash in lieu of fractional shares.

INFORMATION ABOUT THE SPECIAL MEETING

     General. CVB Financial will hold its special meeting on              , 1999
at   :    .m., local time, at                . At the special meeting, you will
vote upon a proposal to approve the merger agreement. CVB Financial shareholders may also vote upon a proposal to adjourn or postpone the CVB Financial special meeting for the purpose of, among other things, allowing additional time for the solicitation of proxies from CVB Financial shareholders to approve the merger agreement.

     Record Date; Voting Power. If you were a CVB Financial shareholders at the
close of business on              , 1999, you may vote at the CVB Financial
special meeting. As of              , 1999, there were 16,567,871 issued and
outstanding shares of CVB Financial common stock held by approximately 1,072 shareholders of record. These shareholders have one vote per share on any matter that may properly come before the special meeting. Brokers who hold shares of CVB Financial common stock as nominees will not have discretionary authority to vote such shares without instructions from the beneficial owners. Any shares of CVB Financial common stock for which a broker has submitted an executed proxy but for which the beneficial owner has not given instructions on voting to such broker are referred to as "broker non-votes."

     Vote Required. The presence in person or by proxy of the holders of a majority of the shares of CVB Financial common stock outstanding on the CVB Financial record date will constitute a quorum for the transaction of business at the special meeting. CVB Financial will count abstentions and broker non-votes will be counted for purposes of establishing the presence of a quorum at the special meeting. The approval of the proposal to approve the merger agreement requires the affirmative vote of a majority of the shares of CVB Financial common stock outstanding on the CVB record date. Broker non-votes and abstentions are not affirmative votes. They will have the effect of a vote against the proposal to approve the merger agreement.

     On the CVB Financial record date, the executive officers and directors of CVB Financial, including their affiliates, had voting power with respect to an aggregate of 5,517,428 shares of CVB Financial or approximately 33.4% of the shares of the CVB Financial common stock then outstanding. We currently expect that the CVB Financial directors and officers will vote all of such shares in favor of the proposal to approve the merger agreement. In addition, on the record date, the directors and executive officers of Orange National did not beneficially own any shares of CVB Financial common stock.

     Recommendation of the CVB Financial Board. The CVB Financial Board has unanimously approved and adopted the merger agreement. The CVB Financial Board believes that the merger is fair to and in the best interests of CVB Financial and the CVB Financial shareholders and unanimously recommends that you vote FOR approval of the merger agreement and the transactions contemplated thereby.

     Solicitation and Revocation of Proxies. We have enclosed a form of proxy with this document. Proxies that are properly signed and dated but which do not have voting instructions will be voted FOR the merger and in the discretion of the proxy holder as to any other matter which may properly come before the special meeting.

     CVB FINANCIAL ASKS YOU TO VOTE BY COMPLETING, DATING AND SIGNING THE ACCOMPANYING CVB FINANCIAL PROXY CARD AND RETURNING IT PROMPTLY TO CVB FINANCIAL IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

     If you are a CVB Financial shareholder who delivers a properly executed proxy, you may revoke such proxy at any time before its exercise. You may revoke your proxy by

     - filing with the Secretary of CVB Financial prior to the special meeting, at CVB Financial's principal executive offices, either a written revocation of such proxy or a duly executed proxy bearing a later date or

     - attending the special meeting and voting in person. Presence at the special meeting will not revoke your proxy unless you vote in person. If your shares are held in the name of your broker, bank or other nominee, and you wish to vote in person, you must bring an account statement and authorization from your nominee so that you can vote your shares.

     CVB Financial's Board of Directors is soliciting proxies for use at its special meeting. CVB Financial will bear the cost of solicitation of proxies from its own shareholders. Orange National and CVB Financial will share equally the cost of printing and mailing this document. In addition to solicitation by mail, CVB Financial directors, officers and employees may solicit proxies from shareholders by telephone, in person or through other means. These persons will not receive additional compensation, but they will be reimbursed for the reasonable out-of-pocket expenses they incur in connection with this solicitation. CVB Financial will also make arrangements with brokerage firms, fiduciaries and other custodians who hold shares of record to forward solicitation materials to the beneficial owner of these shares. CVB Financial will reimburse these brokerage firms, fiduciaries and other custodians for their reasonable out-of-pocket expenses in connection with this solicitation.

     Other Matters. CVB Financial is unaware of any matter to be presented at the special meeting other than the proposal to approve the merger agreement. If other matters are properly presented at the special meeting, the proxyholders will have authority to vote all properly executed proxies in accordance with their judgment on any matter, including, without limitation, any proposal to adjourn or postpone the special meeting. Proxies that are voted against approval of the merger agreement will not be voted in favor of any proposal to adjourn or postpone the meeting for the purpose of soliciting additional proxies to approve the merger agreement.

                                   THE MERGER

     The detailed terms of the merger are contained in the merger agreement attached as Annex A to this document. The following discussion and the discussion under "The Merger Agreement" beginning on page 57 describe the more important aspects of the merger and all of the material terms of the merger agreement. These descriptions are qualified by reference to the merger agreement, which is attached as Annex A. We encourage you to read the merger agreement carefully.

STRUCTURE OF THE MERGER

     General. The merger agreement provides that, after approval by the Orange National shareholders and the CVB Financial shareholders and the satisfaction or waiver of the other conditions to the merger, Orange National will merge with and into CVB Financial. Immediately after the merger, Orange National Bank will merge with and into Citizens Business Bank, with Citizens Business Bank as a wholly owned subsidiary of CVB Financial. The Articles of Incorporation and Bylaws of CVB Financial, as in effect immediately prior to the merger, will be the Articles of Incorporation and Bylaws of CVB Financial after the merger. The directors and officers of CVB Financial immediately prior to the merger will be the directors and officers of CVB Financial after the merger until they resign or until their respective successors are duly elected and qualified, except that Mr. San Vaccaro, Chairman of the Board of Orange National and Orange National Bank, will join the Board of Directors of CVB Financial and Citizens Business Bank immediately following the mergers, subject to approval of the Board of Directors of CVB Financial and Citizens Business Bank.

     Timing of Closing. The closing of the merger will occur on the first Friday, or such other day mutually agreed to by CVB Financial and Orange National, following the satisfaction or waiver of all conditions to the merger agreement and after all regulatory approvals have been obtained; provided, however, that if the closing has not occurred by December 15, 1999, CVB Financial has the discretion to delay the closing until after January 15, 2000.

     Conversion of Shares. At the completion of the merger, each issued and outstanding share of Orange National common stock, other than shares held by dissenters, will convert into the right to receive 1.5 shares of CVB Financial common stock. CVB Financial will pay cash instead of fractional shares of CVB Financial common stock in an amount equal to such fraction multiplied by the applicable average closing sale price of CVB Financial common stock. The applicable average closing sale price is the average price of CVB Financial common stock on the American Stock Exchange for the 15 consecutive trading days ending on the fifth trading day immediately prior to the merger. Assuming that the holders of Orange National stock options exercise their options before the merger, CVB Financial will issue approximately 3,345,000 shares of CVB Financial common stock in the merger, and the current shareholders of Orange National will own approximately 16% of CVB Financial after the merger.

     If CVB Financial changes the number of outstanding shares of CVB Financial common stock before the merger through any stock split or other combination, or if CVB Financial declares a stock dividend, then CVB Financial will adjust the ratio of CVB Financial shares Orange National shareholders will receive appropriately.

     Orange National and CVB Financial shareholders may obtain current market quotations for CVB Financial common stock and Orange National common stock. We expect that the market price of CVB Financial common stock will fluctuate between the date of this document and the date of the merger and thereafter. Because the number of shares of CVB Financial common stock Orange National shareholders will receive in the merger is fixed and the market price of CVB Financial common stock fluctuates, the value of the shares of CVB Financial common stock that Orange National shareholders receive in the merger may increase or decrease prior to and after the merger.

BACKGROUND OF AND REASONS FOR THE MERGER

     Background of the Merger -- CVB Financial. CVB Financial's assets have increased from $687.4 million at December 31, 1993 to $1.56 billion at March 31, 1999. During this period, CVB Financial has pursued a strategy of both internal growth and external acquisitions. CVB Financial engages in acquisitions to provide

     - geographic expansion;

     - growth in customer base and overall market share; and

     - increased earnings capacity.

     CVB Financial has a strategic objective of increasing its assets and earnings, and intends to achieve these objectives through internal growth and, where appropriate, acquisitions. CVB Financial has completed the acquisition of five banks and one branch during the last six years. Over the past year, CVB Financial analyzed four potential candidates for acquisitions and received inquiries on several more.

     At the end of October 1998, CVB Financial was approached by First Security Van Kasper, the investment banker for Orange National. At this time, CVB Financial began to consider the possibility of a business combination with Orange National. CVB Financial signed a confidentiality agreement with Orange National on October 26, 1998. CVB Financial management made presentations to the Boards of CVB Financial and Citizens Business Bank on November 18, 1998 and December 16, 1998 at the regularly scheduled board meetings, regarding the prospect of acquiring Orange National. Numerous conversations took place between CVB Financial and First Security Van Kasper over the next few weeks. This resulted in the first meeting of principal executive officers of CVB Financial and Orange National on January 11, 1999.

     CVB Financial submitted a written nonbinding expression of interest to Orange National on February 19, 1999. The letter outlined proposed terms of CVB Financial's offer to acquire Orange National. CVB Financial and Orange National began independent due diligence of each other on March 27, 1999. This on-site process involved analyzing the assets and liabilities of Orange National and CVB Financial, respectively.

     D. Linn Wiley, President and Chief Executive Officer of both CVB Financial and Citizens Business Bank, held discussions with Kenneth J. Cosgrove, President and Chief Executive Officer of Orange National and Orange National Bank, regarding the merger on March 27, 1999. They reviewed the benefits of merging both organizations from the perspective of shareholders, employees and communities.

     On March 24, 1999, CVB Financial engaged its investment banker, Bank Advisory Group, to begin a preliminary analysis of the proposed merger. Bank Advisory Group

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

delivered a preliminary analysis to CVB Financial on April 19, 1999. This analysis indicated that the transaction would be beneficial to the shareholders of CVB Financial on a going forward basis despite a potential reduction of the earnings per share of CVB Financial in the year of the acquisition as a result of acquisition costs.

     Representatives of Deloitte & Touche L.L.P., CVB Financial's accountants, and Manatt, Phelps & Phillips L.L.P., CVB Financial's attorneys, met with the Boards of Directors of CVB Financial and Citizens Business Bank on May 7, 1999 to review the first complete draft of the merger agreement between CVB Financial and Orange National. In addition, Deloitte & Touche reviewed pooling of interests accounting issues with the Boards of Directors.

     On May 17, 1999, the Boards of Directors of CVB Financial and Citizens Business Bank met with representatives of Bank Advisory Group, Deloitte & Touche L.L.P., and Manatt, Phelps & Phillips L.L.P. These representatives presented to the Boards their assessment of the proposed merger and reviewed the legal and accounting implications. Bank Advisory Group presented its oral preliminary opinion on the fairness of the merger to the shareholders of CVB Financial from a financial point of view. Bank Advisory Group reviewed financial projections, potential costs and savings associated with the merger, and historical and projected earnings with the CVB Financial Board in the context of presenting its oral fairness opinion.

     On May 18, 1999, Bank Advisory Group delivered to the Board of Directors of CVB Financial its written preliminary fairness opinion indicating that the merger would be beneficial to the shareholders of CVB Financial from a financial point of view. The Board of Directors of CVB Financial subsequently approved the merger on May 18, 1999. On May 18, 1999, CVB Financial executed the merger agreement.

Background of the Merger -- Orange National

     On October 16, 1998, Orange National retained First Security Van Kasper to advise it about ways to enhance stockholder value and improve the performance of Orange National. First Security Van Kasper initiated discussions from time to time with certain institutions to explore various strategic options, including a possible merger or other business combination by another institution with Orange National and Orange National Bank.

     To enhance Orange National's strength in such discussions and to continue to enhance shareholder value, the Orange National Board of Directors reviewed potential strategic alternatives for improving the performance of Orange National Bank. Orange National pursued a strategic course seeking:

     - to strengthen Orange National's position in the communities it served;

     - growth and increased profitability; and

     - the achievement of greater operating efficiencies.

     Orange National took numerous steps in an effort to achieve these objectives, including increasing Orange National Bank's local promotional activities, encouraging personal contact by Orange National Bank's officers, directors and stockholders, and implementing programs offering extended hours and specialized services. For customers whose loan demands exceeded Orange National Bank's lending limit, Orange National

Bank attempted to arrange for such loans on a participation basis with other banks. Orange National Bank also assisted customers requiring other services not offered by Orange National Bank in obtaining such services from its correspondent banks.

     As Orange National continued to implement programs aimed at growth and increased profitability of Orange National Bank, the Board of Directors of Orange National from time to time considered possible strategies for enhancing Orange National's ability to achieve those strategic objectives. In that connection, Orange National considered the possibility of affiliating with a larger, more diversified bank holding company with a similar strategic focus, with financial advice from First Security Van Kasper. At Orange National's direction, First Security Van Kasper approached institutions that Orange National and First Security Van Kasper considered to be interested in pursuing a merger or other business combination with Orange National

     - on terms and conditions, including price, that would offer significant value to Orange National shareholders;

     - that would pursue a business strategy and conduct operations compatible with those in place at Orange National; and

     - which, in combination with Orange National's business, would build a stronger, more valuable banking franchise.

     In the course of their explorations of various ways to increase shareholder value, the Orange National Board explored a number of alternatives, including a business combination with another institution in which the combined institution would continue to operate separate subsidiary banks. The Orange National Board considered the complexities of this transactional structure, including the difficulties of execution, the lower possibilities for cost savings and the value to the Orange National shareholders of the proposal presented by the institution.

     The Orange National Board also received indications of interest in pursuing a business combination from a multibank holding company which had recently completed its initial public offering. In considering pursuing a transaction with this company, the Orange National Board evaluated the compatibility of management and business plans pursued by the two institutions, the value to the Orange National shareholders of the proposal presented by the institution, and the uncertainty as to future performance of the company's stock. On October 26, 1998, Orange National received a signed confidentiality agreement from CVB Financial.

     The first meeting of principal executive officers, including Mr. Wiley, Mr. Cosgrove, Mr. Biebrich and Mr. Creighton of CVB Financial and Orange National took place on January 11, 1999. At this meeting, these executive officers, along with First Security Van Kasper, discussed issues relating to the merger, including merger related costs.

     After various discussions and negotiations among certain directors, officers and financial and legal advisors, Orange National received a nonbinding expression of interest letter from CVB Financial on February 19, 1999. On March 27, 1999, Mr. Cosgrove met with Mr. Wiley regarding a potential merger of the companies. Each party then conducted due diligence examination of the other. Mr. Cosgrove and Mr. Wiley subsequently met to explore the potential transaction structure and value of a merger between Orange National and CVB Financial Corp. Upon completion of such due diligence examinations and after certain additional discussions and negotiations, the Board of Directors of Orange National held meetings to discuss and evaluate the proposed transaction on May 12, 1999. Representatives of First Security Van Kasper and Orange National's legal counsel met with the Boards of Directors of Orange National and Orange National Bank on May 17, 1999 to review the draft of the merger document. In addition, McGladrey and Pullen had previously discussed certain pooling of interests issues with the Board of Directors.

     On May 17, 1999, the Orange National Board received an oral opinion from its financial advisor to the effect that the consideration to be received in the merger was fair to its shareholders, from a financial point of view. After further discussion and evaluation, the Orange National Board approved the merger agreement. On May 18, 1999, Orange National executed the merger agreement.

     Reasons for the Merger -- Orange National. The Orange National Board believes that the merger agreement and the merger are in the best interest of Orange National and the Orange National shareholders. Accordingly, the Orange National Board has unanimously approved and adopted the merger agreement and recommends approval of the merger agreement by the Orange National shareholders. In reaching its decision, the Board consulted with Orange National's management, legal counsel and First Security Van Kasper, Orange National's financial advisor. The Orange National Board considered a number of factors, to which relative weights were not assigned, including the following:

     - the Orange National Board's familiarity with and review of Orange National Bank's business, operations, financial condition and earnings;

     - the Orange National Board's familiarity with and review of Orange National Bank's prospects, and factors which might affect Orange National Bank's ability to enhance revenues and obtain revenue source diversification on a stand-alone basis, including:

      - the effect on Orange National Bank's operating margins in a higher interest rate environment in light of the highly competitive banking business in Southern California and the market areas served by Orange National Bank;

      - the dominance in the Southern California market by a relatively small number of major banks with many offices operating over a wide geographic area;

      - the competition for loans and deposits by Orange National Bank with other commercial banks, including many which are much larger than Orange National Bank, as well as with savings and loan associations, finance companies, credit unions, brokerage houses and other financial institutions; and

      - the ability of larger commercial banks to offer larger loans based on substantially higher lending limits due to a larger capital base;

     - the current and prospective economic, regulatory and competitive environment facing financial institutions, including Orange National and Orange National Bank;

     - the review by the Board of Directors of Orange National, based in part on the advice of First Security Van Kasper, of alternatives to the merger with CVB Financial, the range of possible values to Orange National's stockholders that might be obtained in the future if those were chosen and the timing and likelihood of actually receiving such values. This review included consideration of the alternatives of remaining independent or engaging in a merger or a similar transaction with a bank holding company other than CVB Financial Corp;

     - the review by the Board of Directors of Orange National, based in part on the advice of First Security Van Kasper and reports from management, of
       (a) the business, operations, earnings, and financial condition of Orange National on both an historical and a prospective basis and (b) the historical market price and potential future value of Orange National common stock;

     - the anticipated cost savings and operating efficiencies available to the combined institution from the merger;

     - the belief of the Board of Directors of Orange National that the terms of the Merger Agreement are attractive in that the agreement allows Orange National shareholders to become shareholders in a combined institution with more assets, a larger geographic base and a more liquid security;

     - the financial presentations of First Security Van Kasper and the May 17, 1999 opinion of First Security Van Kasper as to the fairness of the merger consideration from a financial point of view;

     - the expectation that the merger will generally be a tax-free transaction to Orange National and its shareholders;

     - the terms of the merger agreement and certain other information regarding the merger, including the terms and structure of the merger, the proposed arrangements with respect to the Boards of Directors of CVB Financial Corp. and Citizens Business Bank, the management structure following the merger; and

     - the effect of the merger on Orange National's and Orange National Bank's other constituencies, including its management, employees and the communities it serves.

     The foregoing discussion of the information and factors considered by the Orange National Board is not intended to be exhaustive but is believed to include all material factors considered by the Orange National Board. In reaching its determination to approve the merger, the Orange National Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

     Reasons for the Merger -- CVB Financial. The CVB Financial Board believes that the terms of the merger agreement and the merger are fair from a financial point of view to, and are in the best interests of, CVB Financial and the CVB Financial shareholders. Accordingly, the CVB Financial Board has unanimously approved and adopted the merger agreement and recommends approval of the merger agreement by the CVB Financial shareholders. In reaching its decision, the CVB Financial Board consulted with CVB Financial's management, legal counsel and Bank Advisory Group, CVB Financial's financial advisor, and considered a number of factors, to which the CVB Financial Board did not assign relative weights, including the following:

     The CVB Financial Board's review of:

     - the business, operations, financial condition and earnings of CVB Financial on an historical and a prospective basis and of the combined company on a pro forma basis;

     - the anticipated cost savings, operating efficiencies and opportunities for revenue enhancement available to the combined company as a result of the merger;

     - The historical and prospective stock price performance of CVB Financial common stock, including the anticipated impact of the merger on the earnings per share and the price of CVB Financial common stock over the short term and the long term;

     - the compatibility of the respective businesses, operating philosophies and strategic objectives of CVB Financial and Orange National, including their respective decentralized management structures, the growth of their respective fee-based businesses and the superior credit quality of their respective loan portfolios;

     - review of the combined earnings of CVB Financial and Orange National, including anticipated cost savings;

     - the current and prospective economic and competitive environment facing the financial services industry generally, and CVB Financial in particular, including the continued pace of consolidation in the industry and the perceived importance of operational scale in enhancing efficiency and profitability and remaining competitive over the long term;

     - the CVB Financial Board's familiarity with and review of Orange National's business, operations, financial condition and earnings on an historical and a prospective basis;

     - the April 19, 1999 preliminary analysis, the oral presentation of Bank Advisory Group to the CVB Financial Board on May 17, 1999, and the preliminary fairness opinion of Bank Advisory Group rendered on May 18,
       1999, as confirmed on              , 1999 that, as of such date, the
       merger was fair from a financial point of view to the holders of CVB Financial common stock;

     - the expectation that the merger will generally be tax-free, for federal income tax purposes to CVB Financial and will qualify as a pooling of interests for accounting and financial reporting purposes; and

     - the generally favorable impact that the merger could be expected to have on the constituencies served by CVB Financial, including its customers, employees and communities.

     There are numerous factors other than the merger that could cause CVB Financial's results of operations, including, among other things, earnings per share, to increase or decrease after the merger. Therefore, we cannot assure you that the anticipated benefits of the merger discussed in the previous paragraphs will happen. You should read "Risk Factors" on page 17 for a discussion of the factors that could affect CVB Financial's future operations and financial condition.

     The foregoing discussion of the information and factors considered by the CVB Financial Board is not intended to be exhaustive but is believed to include all material factors considered by the CVB Financial Board.

EFFECTS OF THE MERGER AND RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     Among the Orange National and CVB Financial's reasons for recommending approval of the merger is their belief that, over the long-term, the merger will be beneficial to CVB Financial shareholders, including Orange National shareholders who will become CVB Financial shareholders if the merger is completed. CVB Financial believes that one of the potential benefits of the merger is that the cost savings which may be realized by combining the two companies will enhance CVB Financial's earnings.

     CVB Financial currently expects to reduce expenses by eliminating external data-processing costs and by combining accounting, data processing, retail and lending support and other functions after the merger, which will enable CVB Financial to eventually eliminate duplicative positions. Promptly following the completion of the merger, which is expected to occur at the end of the third quarter or early in the fourth quarter of 1999, CVB Financial plans to begin the process of eliminating redundant functions, such as external data processing, and identifying and eliminating duplicative personnel.

     Because CVB Financial believes that this process will take the remainder of 1999 to complete, it has not attempted to quantify what cost savings might be achieved during 1999. The amount of any cost savings CVB Financial may realize in 1999 will depend upon how quickly and efficiently CVB Financial is able to implement the processes outlined above during the year.

     CVB Financial believes that it will achieve cost savings based on the assumption that it will be able to:

     - reduce compensation and benefits costs;

     - reduce external data processing costs;

     - achieve economies of scale in advertising and marketing budgets;

     - reduce regulatory and examination fees;

     - reduce directors' fees; and

     - achieve other savings through reduction or elimination of miscellaneous items such as insurance premiums, travel and automobile expense, and investor relations expenses.

     CVB Financial has based these assumptions on its present assessment of where savings could be realized based upon the present independent operations of the two companies. Actual savings in some or all of these areas could be higher or lower than we currently expect.

     The companies have prepared financial statements which show the combined operations and financial condition of the two companies as if the merger had occurred on March 31, 1999. These are known as "pro forma" financial statements. The pro forma financial statements are set forth beginning on page 75. The pro forma financial statements do not reflect the following anticipated effects of the merger:

     - Under Securities and Exchange Commission rules, we are not permitted to show the effect of any anticipated cost savings because those potential savings are based on management's estimates and we cannot assure you that we will achieve them.

     - CVB Financial expects to recognize one-time, merger-related charges of approximately $3.7 million (pre-tax) in the quarter in which the merger is completed. These charges are explained in greater detail in Note 3 to the pro forma financial statements on page 83.

     - CVB Financial also believes the merger will create significant opportunities for increasing its revenues through mortgage, commercial and consumer loan growth. CVB Financial has not quantified the increase in revenues which it hopes to achieve and so we cannot predict what effect it will have on our post-merger results of operations if we achieve the increase.

     The pro forma financial statements show that the merger would have caused a "dilution" (reduction) in CVB Financial's earnings per share. This dilution is reflected in the pro forma financial statements and can be seen in the table under "Comparative Per Share Data" on page 16 by comparing the section labeled "CVB Financial Historical" with the selection labeled "CVB Financial Unaudited Pro Forma."

     Each of the CVB Financial Board and Orange National Board of Directors believes the merger to be in the best interests of their respective institutions, shareholders and banking customers. Each Board believes that the merger will position CVB Financial, on a consolidated basis, to achieve its strategic objective of becoming a preeminent independent financial services provider in Southern California and strengthen CVB Financial, on a consolidated basis, in terms of management, growth opportunities and profitability. Furthermore, each Board of Directors believes that CVB Financial, as a larger independent financial institution, will be better able to compete with major banks in its service communities. The parties also anticipate that the merger will present significant revenue enhancement opportunities for the combined entity. These opportunities result from, among other factors:

     - an increased ability to offer a wider variety of banking products and services;

     - the ability to generate increased loan and fee income from Citizens Business Bank customers as a result of the higher lending limits available to the combined entity; and

     - the potential to increase overall market share in the communities presently served by Citizens Business Bank and Orange National Bank as a result of the wider range of products and services to be offered through the combined entity.

                 OPINION OF ORANGE NATIONAL'S FINANCIAL ADVISOR

     Orange National engaged First Security Van Kasper to act as its exclusive financial advisor in connection with the merger. First Security Van Kasper agreed to assist Orange National in analyzing, structuring, negotiating and effecting a transaction with another bank holding company. Orange National selected First Security Van Kasper because First Security Van Kasper is a nationally recognized investment-banking firm with substantial experience in transactions similar to the merger and is familiar with Orange National and its business. As part of its investment banking business, First Security Van Kasper is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

     Representatives of First Security Van Kasper attended the meeting of the Orange National Board of Directors held on May 17, 1999 at which the Orange National Board considered and approved the Agreement. At the May 17, 1999 meeting, First Security Van Kasper rendered an oral opinion that, as of that date, the exchange ratio was fair to Orange National and its shareholders from a financial point of view. That opinion was reconfirmed in writing as of the date of this joint proxy statement/prospectus.

     The full text of First Security Van Kasper's written opinion dated the date of this Proxy Statement/Prospectus is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference.

     Orange National shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by First Security Van Kasper.

     First Security Van Kasper's opinion is directed to the Orange National Board of Directors and addresses only the conversion ratio of 1.5 shares of CVB Financial common stock for each share of Orange National common stock. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any shareholder as to how the shareholder should vote at the special meeting with respect to the merger or any related matter.

     In rendering its opinion, First Security Van Kasper:

     - reviewed, among other things;

      - the merger agreement;

      - Annual Reports to shareholders and Annual Reports on Form 10-K of Orange National and CVB Financial;

      - Quarterly Reports on Form 10-Q of Orange National and CVB Financial;

      - certain internal financial analyses and forecasts for Orange National and CVB Financial prepared by their respective managements;

     - held discussions with members of senior management of Orange National and CVB Financial regarding their respective

      - past and current business operations;

      - regulatory relationships;

      - financial condition; and

      - future prospects of the respective companies;

     - compared certain financial and stock market information for CVB Financial and Orange National with similar information for certain other companies with publicly traded securities;

     - reviewed the financial terms of certain recent business combinations in the banking industry; and

     - performed other studies and analyses that it considered appropriate.

     In conducting its review and arriving at its opinion, First Security Van Kasper relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available. First Security Van Kasper did not attempt to verify such information independently. First Security Van Kasper relied upon the management of CVB Financial and Orange National as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefor) provided to First Security Van Kasper. First Security Van Kasper assumed that those forecasts and projections reflected the best available estimates and judgments of Orange National management. First Security Van Kasper also assumed, without independent verification, that the aggregate allowances for loan losses for CVB Financial and Orange National are adequate to cover those losses. First Security Van Kasper did not make or obtain any evaluations or appraisals of the property of CVB Financial or Orange National, and First Security Van Kasper did not examine any individual credit files.

     The projections furnished to First Security Van Kasper and used by it in certain of its analyses were prepared by the senior managements of Orange National and CVB Financial. Neither Orange National nor CVB Financial publicly discloses internal management projections of the type provided to First Security Van Kasper in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including factors related to general economic and competitive conditions. ACCORDINGLY, ACTUAL RESULTS COULD VARY SIGNIFICANTLY FROM THOSE SET FORTH IN THE PROJECTIONS.

     The following is a summary of the material analyses performed by First Security Van Kasper related to the oral opinion rendered to Orange National's Board on May 17, 1999:

TRANSACTION SUMMARY

     First Security Van Kasper calculated the merger consideration to be paid pursuant to the exchange ratio as a multiple of Orange National's book value, and 1998 actual and 1999 estimated earnings. This computation was based on Orange National's earnings per share of $1.64 in 1998 and Orange National's estimated earnings per share of $1.72 in 1999, and an exchange ratio of 1.5 CVB Financial shares for each Orange National share. Based on those assumptions and a ten day average closing CVB Financial stock price of $23.125, this analysis indicated that Orange National shareholders would receive shares of CVB Financial common stock worth $34.69 for each share of Orange National Common Stock held, and that this amount would represent a multiple of 3.09 times book value per share, and 20.17 times estimated 1999 earnings per share.

DISCOUNTED CASH FLOW ANALYSIS

     First Security Van Kasper estimated the present value of future cash flows that would accrue to a holder of a share of Orange National Common Stock assuming that the shareholder held the stock for five years and then sold it. The analysis was based on earnings forecasts prepared by management on a stand-alone, independent basis for the year 1999 and annual net income growth rates from 10.0% to 14.0% for the years 2000 through 2003. A 35% dividend payout ratio was assumed for Orange National through the year 2003. An estimated year 2003 year end stock price was estimated by multiplying the projected annual earnings by earnings multiples ranging from 12 to 18 times. The estimated stock price for each year and the estimated dividends were discounted at rates from 14% to 18%. These rates were selected because, in First Security Van Kasper's experience, they represent the risk-adjusted rates of return that investors in securities such as the common stock of Orange National would require. On the basis of these assumptions, First Security Van Kasper calculated a range of present values ranging from $15.51 to $29.96. These values were compared to the offer from CVB Financial which, at May 14, 1999, represented a value of $34.69.

     The discounted cash flow present value analysis is a widely used valuation methodology that relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Orange National common stock.

SELECTED TRANSACTION ANALYSIS

     First Security Van Kasper reviewed certain financial data related to a set of comparable nationwide bank transactions with announced values between $50 million and $100 million since December 31, 1997.

     First Security Van Kasper compared multiples of price to various factors for the CVB Financial-Orange National Merger to the same multiples for the comparable group's mergers at the time those mergers were announced. The results were as follows:

                                                     MULTIPLE OF PRICE TO FACTOR
                                                   --------------------------------
                                                                          CVB
                                                                     FINANCIAL --
                   COMPARABLE                                           ORANGE
                FACTOR CONSIDERED                  GROUP AVERAGE    NATIONAL MERGER
                -----------------                  -------------    ---------------
Trailing 12 Months Earnings......................      23.12x            21.15x
                                                      ------            ------
Estimated Tangible Book Value....................       3.26x             3.09x
                                                      ------            ------
Tangible Book Premium To Core Deposits Value.....      26.56x            19.96x
                                                      ------            ------

     No company or transaction used as a comparison in the above analysis is identical to CVB Financial, Orange National or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared.

SELECTED PEER GROUP ANALYSIS

     First Security Van Kasper compared the financial performance and market performance of CVB Financial to those of a group of comparable banks and bank holding companies. The companies in the peer group were western regional banks that had total assets ranging from $100 million to $500 million. The comparisons were based on various financial measures, including

       - earnings performance,

       - operating efficiency,

       - capital adequacy, and

       - asset quality; and

       - various measures of market performance, including

       - market/book values,

       - price to earnings, and

       - dividend yields.

     To perform this analysis, First Security Van Kasper used the financial information as of and for the 12 months ended December 31, 1998 and market price information as of May 14, 1999.

     First Security Van Kasper's analysis showed the following concerning CVB Financial's financial performance.

                   PERFORMANCE MEASURE                       CVB      PEER GROUP
                   -------------------                      ------    ----------
Return on Equity..........................................   18.66%      15.62%
                                                            ------      ------
Return on Assets..........................................    1.52%       1.35%
                                                            ------      ------
Net Interest Margin.......................................    5.38%       5.12%
                                                            ------      ------
Efficiency Ratio..........................................   52.94%      53.55%
                                                            ------      ------
Leverage Ratio............................................    7.18%       8.64%
                                                            ------      ------
Non-Performing Assets to Total Assets.....................    0.60%       0.65%
Loan Loss Reserve to Nonperforming Assets.................  143.40%     308.69%
                                                            ------      ------

     First Security Van Kasper's analysis showed the following concerning CVB's market performance:

                    PERFORMANCE MEASURE                       CVB     PEER GROUP
                    -------------------                      -----    ----------
Price to Earnings Multiple, based on 1998 estimated
  earnings.................................................  19.11x     15.82x
                                                             -----      -----
Price to Earnings Multiple, based on 1999 estimated
  earnings.................................................  15.63x     13.69x
                                                             -----      -----
Price to Tangible Book Multiple............................   3.54x      2.51x
                                                             -----      -----
Dividend Yield.............................................   2.01%      1.14%
                                                             -----      -----

     For purposes of the above calculations, all earnings estimates are based upon First Security Van Kasper estimates for CVB Financial.

CONTRIBUTION ANALYSIS

     First Security Van Kasper analyzed the relative contribution of each of CVB Financial and Orange National to certain pro forma balance sheet and income statement items of the combined entity. The contribution analysis showed:

Orange National Contribution To:
  Combined Common Equity....................................  17.01%
                                                              -----
  Combined 1999 Estimated Net Income without Cost Savings...  12.97%
                                                              -----
  Combined Total Assets.....................................  15.53%
                                                              -----
Orange National Estimated Pro Forma Ownership...............  16.00%
                                                              -----

     First Security Van Kasper compared the relative contribution of the balance sheet and income statement items with the estimated pro forma ownership for Orange National shareholders based on a conversion ratio of 1.50.

OTHER ANALYSES

     First Security Van Kasper reviewed the relative financial and market performance of Orange National and CVB Financial to a variety of relevant industry peer groups and indices. First Security Van Kasper also reviewed earnings estimates, balance sheet composition, historical stock performance and other financial data for CVB Financial.

     In connection with its opinion dated as of the date of this joint proxy statement/ prospectus, First Security Van Kasper performed procedures to update, as necessary, certain of the analyses described above. First Security Van Kasper reviewed the assumptions on which the analyses described above were based and the factors considered in connection therewith. First Security Van Kasper did not perform any analyses in addition to those described above in updating its May 17, 1999 oral opinion.

FIRST SECURITY VAN KASPER

     The Orange National Board of Directors has retained First Security Van Kasper as an independent contractor to act as financial adviser to Orange National regarding the merger. As part of its investment banking business, First Security Van Kasper is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. First Security Van Kasper has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, First Security Van Kasper may, from time to time, purchase securities from, and sell securities to, Orange National and CVB Financial. As a market maker in securities First Security Van Kasper may from time to time have a long or short position in, and buy or sell, debt or equity securities of Orange National and CVB Financial for First Security Van Kasper's own account and for the accounts of its customers.

     Orange National and First Security Van Kasper have entered into an agreement relating to the services to be provided by First Security Van Kasper in connection with the merger, Orange National has agreed to pay First Security Van Kasper, at the time of closing, a cash fee equal to 0.85% of the market value of the aggregate consideration offered in exchange for the outstanding shares of common stock of Orange National in the merger. Pursuant to the First Security Van Kasper engagement agreement, Orange National also agreed to reimburse First Security Van Kasper for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify First Security Van Kasper against certain liabilities, including liabilities under the federal securities laws.

                       OPINION OF CVB FINANCIAL'S ADVISOR

     The Bank Advisory Group, Inc. is a recognized investment banking firm regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions, and in valuations for estate, corporate and other business purposes.

     CVB Financial engaged Bank Advisory Group to act as an independent financial advisor to the CVB Financial Board of Directors in connection with the merger of Orange National with and into CVB Financial and to issue a fairness opinion letter for disclosure to shareholders of CVB Financial that addresses the fairness of the merger of Orange National with and into CVB Financial. Specifically, based on Bank Advisory Group's reputation and qualifications in evaluating financial institutions, the CVB Financial Board of Directors requested that Bank Advisory Group render advice and analysis in connection with the merger of Orange National with and into CVB Financial, and to provide an opinion with regard to the fairness, from the perspective of the shareholders of CVB Financial common stock, of the financial terms of the merger of Orange National with and into CVB Financial.

     Based on all factors that Bank Advisory Group deemed relevant and assuming the accuracy and completeness of the information and data provided, Bank Advisory Group rendered a written preliminary fairness opinion, dated May 18,
1999, as confirmed by the opinion dated                , 1999, to the effect
that the terms of the merger of Orange National with and into CVB Financial, including, without limitation, the issuance of 1.5 shares of CVB Financial common stock for each outstanding share of Orange National common stock, and the consequential pro forma ownership in CVB Financial on a post-merger basis of the shareholders of CVB Financial common stock, are fair, from a financial point of view, to the shareholders of CVB Financial common stock.

     No limitations were imposed by the CVB Financial Board of Directors upon Bank Advisory Group with respect to the investigations made or procedures followed in rendering the May 18, 1999 preliminary fairness opinion, as
confirmed by the                , 1999 opinion; nor were any limitations imposed
by the CVB Financial Board of Directors upon Bank Advisory Group with respect to the investigations made or procedures followed in rendering any analysis, conclusions or opinions prior to Bank Advisory Group's issuance of the
               , 1999 fairness opinion. Bank Advisory Group does not, and its officers, directors and shareholders do not, own any shares of CVB Financial common stock or Orange National common stock; nor does Bank Advisory Group make a market in the stock of CVB, Orange National, or any other publicly-traded security, financial or otherwise.

     The full text of the                , 1999 confirming fairness
opinion -- which sets forth certain assumptions made, matters considered, and limits on the review undertaken by Bank Advisory Group -- is attached hereto as
Annex C. CVB Financial shareholders are urged to read the              , 1999
fairness opinion in its entirety. The                ,

1999 fairness opinion, addressed to the CVB Financial Board of Directors, covers only the fairness of the financial terms of the merger of Orange National with and into CVB Financial, from a financial point of view, to the shareholders of CVB Financial. The financial terms include, but are not limited to, the exchange of 1.5 shares of CVB Financial common stock for each share of Orange National common stock and the consequential pro forma ownership in CVB Financial on a
post-merger basis of the shareholders of CVB Financial. The                ,
1999 fairness opinion does not constitute an endorsement of the merger of Orange National with and into CVB Financial; and it does not represent a recommendation to any CVB Financial shareholder as to how such shareholder should vote regarding the merger of Orange National with and into CVB Financial. Bank
Advisory Group was not asked to consider, and the                , 1999 fairness
opinion does not address, the relative merits of the proposed merger of Orange National with and into CVB Financial as compared to alternative business strategies that might exist for CVB Financial or the effect of any other transaction(s) in which CVB Financial might engage. The summary of the procedures and analysis performed and assumptions used by Bank Advisory Group set forth in the joint proxy statement/ prospectus is qualified in its entirety
by reference to the text of the                , 1999 fairness opinion, which is
attached as Annex C and incorporated herein by reference, and does not constitute a recommendation to any shareholder of CVB Financial as to how such shareholder should vote at the special meeting.

SUMMARY OF PRELIMINARY ANALYSES

     As it relates to Orange National, CVB Financial contacted Bank Advisory Group during March 1999 with the request that Bank Advisory Group prepare a preliminary merger analysis reflecting Orange National merging with and into CVB Financial assuming the exchange of each share of Orange National common stock issued and outstanding into 1.50 shares of CVB common stock. Specifically, Bank Advisory Group developed stand-alone financial projections for both CVB Financial and Orange National, then derived a preliminary pro forma impact analysis that analyzed the changes in the amount of earnings, book value and indicated dividends attributable to one share of CVB Financial common stock before the proposed merger to those attributable to CVB Financial common stock as a result of the proposed merger at the 1.5:1 exchange ratio.

     The preliminary merger analysis, for the purpose of computing the preliminary pro forma impact analysis, assumed one-time merger-related transactions costs together with ongoing merger-related operating costs savings estimated, with consultation from Bank Advisory Group, by the management of CVB Financial. By way of a letter dated April 19, 1999, Bank Advisory Group provided the preliminary merger analysis to CVB Financial, along with explanatory comments and a summary of conclusions derived from the preliminary pro forma impact analysis.

     The preliminary merger analysis, and the corresponding preliminary pro forma impact analysis, suggested that for 1999, the projected year of closing, CVB Financial's earnings per share would be impacted downward by 8.09%, primarily reflective of the one-time transaction costs associated with consummating the merger of Orange National and into CVB Financial; thereafter, however, CVB Financial's earnings per share reflected annual appreciation ranging between 4.85% and 2.84% during the period 2000-2010. Furthermore, the preliminary pro forma impact analysis suggested that CVB's book value per share would reflect appreciation ranging between 0.93% and 3.69% during the period 2000-2010. The preliminary pro forma impact analysis further assumed no change in CVB Financial's dividends per share on a post-merger basis. The table below summarizes the preliminary pro forma impact analysis.

          % CHANGE IN CVB FINANCIAL EARNINGS &
             EQUITY PER SHARE RESULTING FROM
               MERGER WITH ORANGE NATIONAL
          ASSUMING 1.5 SHARES OF CVB FINANCIAL
            FOR EACH SHARE OF ORANGE NATIONAL
---------------------------------------------------------
                                     EARNINGS      EQUITY
                                     --------      ------
1999...............................   -8.09%        0.10%
2000...............................    4.85%        0.93%
2001...............................    4.66%        1.60%
2002...............................    4.44%        2.14%
2003...............................    4.22%        2.56%
2004...............................    4.01%        2.89%
2005...............................    3.80%        3.14%
2006...............................    3.60%        3.34%
2007...............................    3.40%        3.49%
2008...............................    3.21%        3.59%
2009...............................    3.02%        3.66%
2010...............................    2.84%        3.69%

     The findings of the preliminary merger analysis, and a recap of the April 19, 1999 letter, were presented orally to the CVB Financial Board of Directors by Bank Advisory Group on May 17, 1999, at which time the Board of Directors was orally advised of the fairness of the merger, from a financial point of view, to the shareholders of CVB Financial common stock. On May 18, 1999, Bank Advisory Group delivered to the CVB Financial Board of Directors its written preliminary fairness opinion that, based on all factors deemed relevant and assuming the accuracy and completeness of the information and data provided to Bank Advisory Group, and subject to Bank Advisory Group's onsite due diligence investigation at Orange National, the terms of the merger of Orange National with and into CVB Financial, including, without limitation, the issuance of 1.5 shares of CVB Financial common stock for each share of Orange National common stock, and the consequential pro forma ownership in CVB Financial of the existing shareholders of CVB Financial common stock, are fair, from a financial point of view, to the common shareholders of CVB Financial. The CVB Financial Board of Directors subsequently approved the merger.

SUMMARY OF PROCEDURES & ANALYSIS RELATED TO FAIRNESS OPINION

     Bank Advisory Group, in connection with the issuance of its oral and written fairness opinions, reviewed, among other things, the following CVB Financial information:

     - audited consolidated financial statements, on Form 10-K, for the years ended December 31, 1998, 1997, and 1996;

     - quarterly financial statements, on Form 10-Q, for the 1998 and 1997 calendar quarters, and for the first calendar quarter of 1999;

     - consolidated financial statements, on Form F.R. Y-9C, for the years ended December 31, 1998, 1997, and 1996, and for the three-month period ended March 31, 1999, as filed with the Federal Reserve System;

     - in the case of its              , 1999 confirming opinion, financial
       statements for the      -month period ending              , 1999;

     - selected equity research reports regarding CVB Financial prepared by various analysts who cover the financial institutions sector for market makers of CVB Financial common stock;

     - certain internal financial analyses and forecasts for CVB Financial prepared by the management of CVB Financial, including projections of future performance;

     - certain other summary materials and analyses with respect to CVB Financial's loan portfolio, securities portfolio, deposit base, fixed assets, and operations including, but not limited to:

      - schedules of loans and other assets identified by management as deserving special attention or monitoring given the characteristics of the loan/asset and the local economy,

      - schedules of "other real estate owned," including current carrying values and recent appraisals, and

      - schedules of securities, detailing book values, market values, and lengths to maturity;

     - certain publicly-available information concerning the trading of, and the trading market for, CVB Financial common stock;

     - the condition of the commercial banking industry, as indicated in financial reports filed with various Federal bank regulatory authorities by all federally-insured commercial banks; and,

     - such other information, including financial studies, analyses, investigations, and economic and market criteria, that Bank Advisory Group deemed relevant.

     In addition, Bank Advisory Group reviewed the following Orange National information:

     - audited consolidated financial statements, on Form 10-K, for the years ended December 31, 1998, 1997, and 1996;

     - quarterly financial statements, on Form 10-Q, for the 1998 and 1997 calendar quarters, and for the first calendar quarter of 1999;

     - consolidated financial statements, on form F.R. Y-9C, for the years ended December 31, 1998, 1997, and 1996, and for the three-month period ended March 31, 1999, as filed with the Federal Reserve System;

     - in the case of its              , 1999 confirming opinion, internally
       generated financial statements for the      month period ending
                    , 1999;

     - selected equity research reports regarding Orange National prepared by various analysts who cover the financial institutions sector for market makers of Orange National Stock;

     - certain internal financial analyses and forecasts for Orange National prepared individually and collectively by the management of CVB and Orange National, including projections of future performance;

     - certain other summary materials and analyses with respect to Orange National's loan portfolio, securities portfolio, deposit base, fixed assets, and operations including, but not limited to:

      - schedules of loans and other assets identified by management as deserving special attention or monitoring given the characteristics of the loan/asset and the local economy,

      - schedules of "other real estate owned," including current carrying values and recent appraisals, and

      - schedules of securities, detailing book values, market values, and lengths to maturity;

     - certain publicly-available information concerning the trading of, and the trading market for, Orange National common stock;

     - the condition of the commercial banking industry, as indicated in financial reports filed with various Federal bank regulatory authorities by all federally-insured commercial banks; and,

     - such other information, including financial studies, analyses, investigations, and economic and market criteria, that Bank Advisory Group deemed relevant.

     Additionally, the oral and written opinions were based upon, among other things, a review of:

     - the merger agreement, which sets forth, among other items, the terms, conditions to closing, pending litigation against both CVB and Orange National, and representations and warranties of CVB Financial and Orange National with respect to the proposed merger of Orange National with and into CVB Financial;

     - in the case of the              , 1999 opinion, this joint proxy
       statement prospectus, in draft form;

     - the financial terms and price levels, to the extent publicly-available, of selected recent business combinations of companies in the banking industry that Bank Advisory Group deems comparable, either in whole or in part, to the proposed merger of Orange National with and into CVB Financial -- together with the financial performance and condition of such banking organizations;

     - the price-to-equity multiples, price-to-earnings multiples and trading volumes of banking organizations based in the United States, and specifically in California, that have publicly-traded common stocks, together with the financial performance and condition of such banking organizations, compared with the price-to-equity multiples, price-to-earnings multiples, price to assets and trading volumes for both CVB Financial common stock and Orange National common stock; and,

     - such other information, including financial studies, analyses, investigations, and economic and market criteria, that Bank Advisory Group deemed relevant.

     In connection with its review, Bank Advisory Group has relied upon the information provided by the management of both CVB Financial and Orange National, or otherwise publicly-available and reviewed by Bank Advisory Group, as being complete and accurate in all material respects. Bank Advisory Group met with the management of both CVB Financial and Orange National for the purpose of discussing the relevant information that has been provided to Bank Advisory Group.

     Bank Advisory Group has not verified, through independent inspection or direct examination, the specific assets or liabilities of CVB Financial, Orange National or their subsidiary banks. Bank Advisory Group has assumed that there has been no material changes in the assets, financial condition, results of operations, or business prospects of CVB Financial and Orange National since the date of the last financial statements made available to Bank Advisory Group. Bank Advisory Group has also assumed that there are no material off-balance sheet assets or liabilities for CVB Financial or Orange National that are not otherwise disclosed in the financial information provided to Bank Advisory Group

     Bank Advisory Group is not an expert in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto, and Bank Advisory Group assumed, with CVB Financial's consent, that such allowances for each of CVB Financial and Orange National are in the aggregate adequate to cover such losses. In addition, Bank Advisory Group did not assume responsibility for reviewing any individual credit files, or for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of CVB Financial or Orange National, nor was Bank Advisory Group furnished with any such appraisals. Finally, Bank Advisory Group's opinion was based on economic, monetary and market and other conditions in effect as of the date of the fairness opinions. Accordingly, although subsequent developments may affect Bank Advisory Group's opinion, Bank Advisory Group has not assumed any obligation to update, revise or reaffirm such opinion.

     Bank Advisory Group relied on the advice of legal counsel to CVB Financial as to all legal matters with respect to CVB Financial, Orange National, the merger of Orange National with and into CVB Financial and the Agreement. Bank Advisory Group did not discuss with the independent accountants for either CVB Financial or Orange National any financial reporting matters with respect to CVB Financial , Orange National, the merger of Orange National with and into CVB Financial or the Agreement. CVB Financial informed Bank Advisory Group, and Bank Advisory Group assumed, that the merger of Orange National with and into CVB would be recorded as a "pooling of interests" under generally accepted accounting principles. Bank Advisory Group assumed that the merger of Orange National with and into CVB Financial would be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Exchange Act and all other applicable federal and state statutes, rules and regulations.

     With respect to the financial forecasts for CVB provided to Bank Advisory Group by CVB Financial's management, the financial forecasts for Orange National derived by CVB Financial, with consultation from Bank Advisory Group and management of Orange National, and the forecasts regarding the impact of cost savings on CVB on a post-merger basis, Bank Advisory Group assumed for purposes of its opinion, and with CVB's consent, that the forecasts were reasonably prepared on bases reflecting the best available estimates at the time of preparation as to the future financial performance of CVB, Orange National and CVB on a post-merger basis, and that they provided a reasonable basis upon which Bank Advisory Group could form its opinion.

     Set forth below is a brief summary of the analyses used by Bank Advisory Group in drawing conclusions in connection with its written preliminary fairness opinion to the CVB Financial Board of Directors on May 18, 1999. Bank Advisory Group utilized substantially the same types of financial analyses in connection
with providing its confirming opinion dated                      , 1999, except
that Bank Advisory Group's analysis of selected merger transactions was performed only in connection with the confirming opinion.

     Contribution Analysis. Based upon CVB Financial issuing 1.5 shares of common stock for each share of Orange National common stock and the resulting issuance of approximately 3,000,300 additional shares of CVB common stock, current holders of Orange National Stock would own approximately 16% of CVB on a post-merger basis, without giving effect to the exercise of the Orange National stock options or the CVB Financial stock options. Bank Advisory Group analyzed the contribution of each of CVB Financial and Orange National to, among other things, total tangible common equity, assets, latest 12 months' net income, gross loans and core deposits of the pro forma combined companies at or for the period ended March 31, 1999. This analysis reveals that Orange National's approximate contributions to CVB Financial on a post-merger basis are as follows:

Assets......................................................  15.19%
Loans.......................................................  17.40%
Deposits....................................................  17.29%
Equity......................................................  17.06%
Tangible Equity.............................................  18.15%
Last 12-Month earnings......................................  13.71%
1999 estimated earnings (excluding one-time merger costs)...  12.76%

     Pro Forma Impact Analysis. In connection with the              , 1999
confirming opinion, Bank Advisory Group prepared a pro forma impact analysis reflecting the impact of issuing 1.5 shares of CVB Financial common stock for each share of Orange National common stock and the current estimate of one-time merger-related transactions costs together with ongoing merger-related operating costs savings, as provided by CVB, that are projected to result from the merger of Orange National with and into CVB Financial. This pro forma impact analysis suggests that for 1999, the projected year of closing, CVB Financial's earnings
per share will be impacted downward by      %, reflective of the one-time
transaction costs associated with consummating the merger of Orange National with and into CVB Financial; thereafter, however, CVB Financial's earnings per
share reflect annual appreciation ranging between      % and      % during the
period 2000-2010. Furthermore, the pro forma impact analysis suggests that CVB Financial's book value per share will reflect appreciation ranging between
     % and      % during the period 2000-

2010. The pro forma impact analysis assumes no change in CVB Financial's dividends per share on a post-merger basis. The table below summarizes the pro forma impact analysis.

           % CHANGE IN CVB FINANCIAL EARNINGS
           & EQUITY PER SHARE RESULTING FROM
              MERGER WITH ORANGE NATIONAL
          ASSUMING 1.5 SHARES OF CVB FINANCIAL
           FOR EACH SHARE OF ORANGE NATIONAL
--------------------------------------------------------
                                      EARNINGS    EQUITY
                                      --------    ------
1999................................         %          %
2000................................         %          %
2001................................         %          %
2002................................         %          %
2003................................         %          %
2004................................         %          %
2005................................         %          %
2006................................         %          %
2007................................         %          %
2008................................         %          %
2009................................         %          %
2010................................         %          %

     Analysis of Selected Merger Transactions. Bank Advisory Group maintains a sizable database of information pertaining to the prices paid for U.S. banks. The database includes transactions involving banking organizations throughout the United States, and provides comparable pricing and financial performance data for banking organizations acquired in the United States since 1989. Bank Advisory Group has the capability of sorting the records by year or combinations of years to yield transactions involving similar banks. Similarities might include banks within a specific asset size range, banks within a specific state or geographic region, banks that generate a level of earnings as a percent of average assets ("return on average assets" or "ROA") within a specified range, banks that have an equity-to-assets ratio within a certain range, or banks that sold for a specific form of consideration, either cash or stock. The ability to produce specific groups of comparable banks facilitates making a valid comparative purchase price analysis.

     In deriving the comparable pricing analyses, as described below, which was
used in connection with the              , 1999 confirming opinion, it should be
recognized that no other single company or transaction is identical to Orange National or the merger of Orange National with and into CVB Financial. Accordingly, an examination of the results of the following comparative analysis is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies as well as other factors that could affect the public trading value and the announced acquisition prices of the companies to which Orange National and the merger of Orange National with and into CVB Financial are being compared.

     Price Multiples and Price Indices. Bank Advisory Group considered the transaction values for profitable banking organizations with total assets between $100 million and $500 million acquired in the State of California during 1998 and thus far in 1999, with 100% common stock as the form of consideration, and for which both price data and related financial information are publicly-available. This California Peer Group is detailed below:

                                   TOTAL ASSETS
      SELLING ORGANIZATION         ($ MILLIONS)          BUYING ORGANIZATION
      --------------------         ------------          -------------------
Bank of Santa Maria                    $344       Mid-State Bank, Arroyo Grande
Bank of Los Angeles                    $278       Western Bancorp, Laguna Niguel
PNB Financial Group, Newport           $267       Western Bancorp, New Port Beach
  Beach
Bank of Hemet, Riverside               $245       Pacific Community Banking Group,
                                                  Laguna Hills
Regency Bancorp, Inc., Fresno          $232       Zions Bancorporation, Salt Lake
                                                  City, UT
Antelope Valley Bank, Lancaster        $201       Eldorado Bancshares, Inc., Tustin
Bay Area Bank, Redwood City            $155       Greater Bay Bancorp, Palo Alto
City Commerce Bank, Santa Barbara      $154       Mid-State Bancshares, Inc.,
                                                  Arroyo Grande
Bay Bank of Commerce, San Leandro      $144       Greater Bay Bancorp, Palo Alto
Rancho Vista National Bank, Vista      $123       Bank of Commerce, San Diego
Golden State Bank, Palo Alto           $107       Pacific Rim Bancorp, San
                                                  Francisco

     Bank Advisory Group compared the average of the transaction values for the California Peer Group, and the corresponding average of the financial characteristics for the California Peer Group, in relation to the transaction value attributable to Orange National in connection with the merger of Orange National with and into CVB. The comparative analysis revealed that the merger of Orange National with and into CVB yields a transaction value for Orange National that results in a purchase price as a percent of total assets (price-equity index) of 25.28, a level 8.1% lower than the 27.50 average for the California Peer Group. Likewise, the purchase price as a percent of average assets (price-earnings index) for Orange National equals 27.17, a level 8.0% lower than the 29.54 average for the California Peer Group.

     The equity ratio for Orange National, as measured by the equity-to-assets ratio, as of March 31, 1999 equals 8.66%, a ratio 109 basis points and 11.2% lower than the average equity ratio of 9.75% for the California Peer Group. Furthermore, the 12-month trailing return on average assets for Orange National equals 1.31%, a ratio that is 5 basis points and 3.7% lower than the average return on average assets of 1.36% for the California Peer Group; and, the 12-month trailing return on average equity for Orange National equals 12.57%, a ratio that is 143 basis points and 10.21% lower than the average return on average equity of 14.00% for the California Peer Group.

     When giving consideration to the better condition and performance in terms of equity-to-assets ratio, return on average assets, and return on average equity, of the California Peer Group in relation to Orange National, the analysis suggests that the transaction value for Orange National, as measured by the price indices described above, is reasonable and defensible when compared with the price indices for the California Peer Group. The table set forth below summarizes this comparative analysis, and highlights the Orange National transaction.

                                            EQUITY-                    TOTAL    PRICE MULTIPLES      PRICE INDICES
                           # OF    ASSETS     TO-                      PRICE   -----------------   -----------------
                           BANKS   $(MM)    ASSETS    ROA      ROE     $(MM)   EQUITY   EARNINGS   EQUITY   EARNINGS
                           -----   ------   -------   ----    -----    -----   ------   --------   ------   --------
ORANGE NATIONAL*.........    1      $279     8.66%    1.31%   12.57%   $70.5   2.92X     20.74X    25.28     27.17
California Peer Group....   11      $205     9.75%    1.36%   14.00%   $56.3   2.82x     21.79x    27.50     29.54

-------------------------
* Total price for Orange National based on the issuance of 3,000,300 shares of CVB Financial common stock, and a $23.50 closing price per share for CVB Financial common stock, as of May 25, 1999. Financial data for Orange National is as of March 31, 1999, with earnings based on 12-month trailing earnings.

     Common Stock Indexed Price Multiples. Bank Advisory Group also considered the transaction values for profitable banking organizations with total assets between $100 million and $500 million acquired in the United States since 1997, with 100% common stock as the form of consideration, and for which both price data and related financial information are publicly-available which is referred to as "National Peer Group" below; however, in order to derive indexed price multiples for the National Peer Group, Bank Advisory Group compared the price multiples calculated for each transaction value at the date of announcement relative to the market price multiples for the common stock of the relevant acquiror at the month-end prior to announcement date. Bank Advisory Group then compared the average of the indexed price multiples for the National Peer Group, segmented by year of announcement, in relation to the indexed price multiples computed for the transaction value attributable to Orange National, using the market price multiple for CVB Stock, in connection with the merger of Orange National with and into CVB.

     This comparative analysis reveals that the merger of Orange National with and into CVB Financial yields a transaction value for Orange National that results in a price-to-equity multiple of 2.92x, versus a 2.97x average for the
National Peer Group as of                1999, and a 3.15x average for the
National Peer Group in 1998. However, when the 2.92x price-to-equity transaction multiple for the merger of Orange National with and into CVB Financial is compared relative to the 3.31x price-to-equity multiple for CVB common stock, the transaction value equates to an indexed price multiple of 88.22, versus a
113.88 average for the National Peer Group as of                , 1999 in 1999,
and a 112.94 average for the National Peer Group in 1998. The comparative analysis also reveals that the merger of Orange National with and into CVB Financial yields a transaction value for Orange National that results in a price-to-earnings multiple of 20.74x, versus a 20.28x average for the National Peer Group thus far in 1999, and a 22.53x average for the National Peer Group in 1997. When the 20.74x price-to-earnings transaction multiple for the merger of Orange National with and into CVB Financial is compared relative to the 18.80x price-to-earnings multiple for CVB common stock, the transaction value equates to an indexed price multiple of 110.32, compared with a 102.71 average for the
National Peer Group as of                , 1999 in 1999, and a 106.43 average
for the National Peer Group in 1998.

     When giving consideration to the fact that Orange National's financial condition and performance, in terms of equity-to-assets ratio and return on average assets, virtually matches that of the National Peer Group in 1998, and is only slightly lower than the financial condition and performance of the National Peer Group in 1999, the analysis suggests that the transaction value for Orange National is reasonable and defensible when viewed in terms of the indexed price multiples.

     The table set forth below summarizes the indexed price multiples analysis, and highlights the Orange National transaction.

                                                                    TRANSACTION
                                                                       PRICE          ACQUIROR STOCK       INDEXED PRICE
                                                EQUITY-              MULTIPLES           MULTIPLES          MULTIPLES**
                               # OF    ASSETS     TO-            -----------------   -----------------   -----------------
                               BANKS   $(MM)    ASSETS    ROA    EQUITY   EARNINGS   EQUITY   EARNINGS   EQUITY   EARNINGS
                               -----   ------   -------   ----   ------   --------   ------   --------   ------   --------
ORANGE NATIONAL*.............    1      $279     8.66%    1.31%  2.92X     20.74X     3.31      18.80     88.22    110.32
National Peer
  Group -- 1999..............   15      $198     9.02%    1.43%  2.97x     20.28x    2.61x     19.75x    113.88    102.71
National Peer
  Group -- 1998..............   92      $190     8.96%    1.33%  3.15x     22.53x    2.79x     21.17x    112.94    106.43
National Peer
  Group -- 1997..............   63      $216     8.62%    1.18%  2.60x     20.19x    2.51x     17.75x    103.59    113.76

-------------------------
 * Total price for Orange National based on the issuance of 3,000,300 shares of CVB Financial common stock, and a $23.50 closing price per share for CVB Financial common stock as of May 25, 1999. Financial data for Orange National is as of March 31, 1999, with earnings based on 12-month trailing earnings.

** Transaction Price Multiples as % of Acquiror Stock Multiples.

     The summary set forth above does not purport to be a complete description of the analyses performed by Bank Advisory Group. Bank Advisory Group believes that its analyses and the summary set forth above must be considered as a whole and that selecting a portion of its analyses and factors, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses used by Bank Advisory Group.

     In addition, Bank Advisory Group may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Bank Advisory Group's view of the actual value of Orange National or of CVB Financial on a post-merger basis. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

     In performing its analyses, Bank Advisory Group made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of both CVB Financial and Orange National. The analyses performed by Bank Advisory Group are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared in connection with Bank Advisory Group's determination of the fairness of the financial terms of the merger of Orange National with and into CVB Financial, from a financial point of view, to the shareholders of CVB Financial common stock. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or any time in the future. The forecasts utilized by Bank Advisory Group in certain of its analyses are based on numerous variables and assumptions which are inherently unpredictable and, therefore, not certain to become reality. Accordingly, actual results could vary significantly from those contemplated in such forecasts.

     Bank Advisory Group is of the belief that its review of, among other things, the aforementioned items, provides a reasonable basis for the issuance
of both the May 18, 1999 preliminary fairness opinion and the              ,
1999 confirming fairness opinion, recognizing that Bank Advisory Group is issuing informed professional opinions -- not certifications of value.

PROFESSIONAL FEES PAID TO BANK ADVISORY GROUP

     Since August 1990, and prior to its retention for this specific assignment, Bank Advisory Group has provided financial advisory services to CVB Financial in various capacities; however, the revenues derived from the delivery of such services are insignificant when compared to Bank Advisory Group's total gross revenues.

     For Bank Advisory Group's services as an independent financial analyst and advisor to CVB Financial in connection with the merger of Orange National with and into CVB Financial, CVB Financial has agreed to pay Bank Advisory Group a professional fee totaling $90,000. Additionally, CVB Financial also has agreed to reimburse Bank Advisory Group for reasonable out-of-pocket expenses. Furthermore, in connection with the merger of Orange National with and into CVB Financial, CVB Financial has agreed to indemnify Bank Advisory Group, the officers, directors, employees, and shareholders of Bank Advisory Group and assigns, heirs, beneficiaries and legal representatives of each indemnified entity and person. No portion of Bank Advisory Group's fee is contingent upon the conclusion reached in either the May 18, 1999 preliminary fairness opinion
or the              , 1999 confirming fairness opinion.

     Bank Advisory Group has not previously provided any services to Orange National and, thus, has never received any professional fees from Orange National.

                 INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS
                        OF ORANGE NATIONAL IN THE MERGER

     When considering the recommendations of the Orange National Board of Directors, you should be aware that some of the employees of Orange National and Orange National Bank and members of the Orange National Board of Directors and management have interests that are different from, or in conflict with, your interests. The Board of Directors was aware of these interests when they approved the merger and the merger agreement. Except as described below, to the knowledge of Orange National, the executive officers and directors of Orange National do not have any material interest in the merger apart from their interests as shareholders.

Accelerated Vesting of Stock Options

     Outstanding but unvested options under Orange National's stock option plans, including options held by directors and executive officers, will automatically vest according to their terms. As of the date hereof there are 228,900 options outstanding to purchase to Orange National common stock. In addition, CVB Financial has agreed to convert the Orange National stock options which are not exercised by the completion of the merger into options to acquire CVB Financial common stock by adopting the Orange National stock option plans.

Employment Contracts and Deferred Compensation Plans

     The following executive officers of Orange National and Orange National Bank have rights under employment agreements which are affected by the merger:
Kenneth J. Cosgrove, the President and Chief Executive Officer of Orange National and Orange National Bank; Robert W. Creighton, the Executive Vice President and Chief Financial Officer of Orange National and Orange National Bank, and Frank A. DelGiorgio, the Senior Vice President and Chief Credit Officer of Orange National Bank. In connection with the merger, each of these contracts have provisions which will result in payouts to these executive officers.

     Mr. Cosgrove will receive a payment equivalent to 2 years salary ($320,000) upon consummation of the merger, payable monthly after consummation of the merger. Furthermore, Mr. Cosgrove has deferred certain amounts of his salary that he previously earned. These deferred amounts, which total $150,000, earn interest at 9.5% per year and will be payable upon completion of the merger. In addition, Mr. Cosgrove has accepted continued employment with Citizens Business Bank in the capacity of Regional Manager and Senior Vice President. In this position, he is entitled to a base salary of $140,000, with increases of $10,000 per year for the first two years thereafter, and a bonus determined under the Citizens Business Bank Performance Compensation Plan. Mr. Cosgrove will have the use of a bank automobile for two years and will be entitled to participate in the Citizens Business Bank health and welfare plan and 401(k) and Profit Sharing Plan. Mr. Cosgrove will also receive options to purchase 5,000 shares of CVB Financial common stock. CVB Financial also agrees to continue Mr. Cosgrove' salary continuation plan which, following his retirement, will entitle him to an amount equal to $2.3 million payable over a 15-year period subject to reduction under the Internal Revenue Code.

     Under the terms of his pre-existing employment contract with Orange National, Mr. Creighton, who is not expected to remain with the combined company, will be entitled to an amount equal to the remaining portion due on his employment contract on completion of the merger. This amount is $61,000 assuming a September 30, 1999 closing for the merger. Mr. Creighton will also have the use of a bank automobile and will participate in the Citizens Business Bank health benefit plans for the remaining portion of his employment contract. In addition, Mr. Creighton has a salary continuation contract with Orange National which will accelerate upon the merger, and will entitle him to payments of $5,000 a month for the 15 years following the merger, partially offset against the remaining portion due on his employment contract.

     Mr. DelGiorgio, will be entitled to an amount equal to the remaining portion due on his employment contract on completion of the merger. This amount is $52,800 assuming a September 30, 1999 closing for the merger. Mr. DelGiorgio will also have the use of a bank automobile and will participate in the Citizens Business Bank health benefit plans for the remaining portion of his employment contract. In addition, Mr. DelGiorgio may be offered employment with Citizens Business Bank following the merger. Mr. DelGiorgio would then be entitled to participate in the employee plans, including the bonus plan of Citizens Business Bank.

Board of Directors Deferred Fees

     The following members of the Board of Directors of Orange National previously earned but elected to defer a portion of their board fees: Messrs. Vaccaro, Cosgrove, Creighton, Foulger, Mahoney and Holte. These deferred fees earn interest of 9.5% per year and will be payable upon completion of the merger. We estimate these deferred fees will total $275,000 on completion of the merger.

Special Arrangement for Orange National's Former President and Chief Executive Officer

     Mr. Wayne Miller, a current director of Orange National and Orange National Bank, and the former president and chief executive officer of Orange National and Orange National Bank, previously entered into a separation and consulting agreement and a deferred compensation agreement which will be assumed by CVB Financial upon completion of the merger. Pursuant to these arrangements, Mr. Miller will receive $4,166 per month for 78 months under the separation agreement and $50,000 per year for approximately five years under the deferred compensation agreement following the merger.

Appointment of Mr. Vaccaro to CVB Financial and Citizens
Business Bank Board.

     Subject to approval of the CVB Financial and Citizens Business Bank boards, Mr. Vaccaro will become a member of the Board of Directors of CVB Financial and Citizens Business Bank upon completion of the merger. As a director of CVB Financial and Citizens Business Bank, Mr. Vaccaro will be entitled to directors' fees in the amount of $3,220 per month and options to purchase shares of CVB Financial common stock pursuant to the terms of CVB Financial's stock option plan which provides for a fixed option grant to nonemployee directors over the first five years of service.

Director Emeritus Plans

     Orange National has a director emeritus plan which pays former directors of Orange National and Orange National Bank a percentage of the board fees they previously earned when they were directors. The directors emeritus plan will terminate on the merger. We estimate the total amount payable under the director emeritus plan on completion of the merger will be $75,000. Directors emeriti of Orange National hold 104,264 shares, or 5.21% of Orange National Common Stock.

AMERICAN STOCK EXCHANGE LISTING

     CVB Financial will make an application to list the shares of CVB Financial common stock to be issued in the merger on the American Stock Exchange. The stock must be authorized for listing on the American Stock Exchange for the merger to proceed.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     CVB Financial and Orange National have obtained the opinion of Manatt, Phelps & Phillips LLP that, for federal income tax purposes, the merger is a tax-deferred reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code and will not result in gain or loss for federal income tax purposes to CVB Financial or Orange National. In addition, the opinion states that the issuance of CVB Financial's common stock in the merger will not result in the recognition of gain or loss by the holders of Orange National common stock who receive CVB Financial common stock in the merger.

     Based upon this opinion, the additional federal income tax consequences to the merger include the following:

     - Orange National will not recognize any gain or loss on the transfer of its assets to CVB Financial solely in exchange for CVB Financial common stock and the assumption of Orange National's liabilities;

     - CVB Financial will not recognize any gain or loss on receiving the assets of Orange National in exchange for CVB Financial common stock;

     - the shareholders of Orange National will not recognize any gain or loss on the transfer of their Orange National common stock solely in exchange for CVB Financial common stock;

     - Orange National and CVB Financial dissenters, if any will recognize gain or loss in connection with the merger;

     - Orange National shareholders who receive cash in lieu of fractional shares of CVB Financial will recognize gain or loss as a result of receipt of such cash;

     - the basis of CVB Financial common stock received by the Orange National shareholders in the merger will be the same as the basis of their Orange National common stock surrendered in the merger;

     - the holding period of the CVB Financial common stock the Orange National shareholders receive in the merger will include the holding period of the Orange National common stock surrendered in the merger so long as their Orange National common stock is held as a capital asset;

     - the holding period of the assets of Orange National in the hands of CVB Financial will include the period during which such assets were held by Orange National;

     - the basis of Orange National assets in the hands of CVB Financial will be the same as the basis of such assets in the hands of Orange National immediately prior to the merger;

     - because stock options to purchase Orange National common stock and options to purchase CVB Financial common stock into which they will convert do not have a readily ascertainable fair market value because they are not publicly traded, and therefore conversion of the Orange National options into CVB Financial options will not result in income, gain or loss to the holders of such stock options; and

     - Orange National and CVB Financial will not recognize gain or loss on the issuance of CVB Financial common stock to an optionee pursuant to the optionee's exercise of a stock option issued by Orange National and converted into an option to acquire CVB Financial common stock.

     This discussion is based on current law and is for general information only. In addition, each shareholder is urged to consult with his or her own tax advisor concerning the specific tax consequences of the merger to the shareholder, including the applicability and effect of foreign, state, local or other tax laws and of any future changes in the Internal Revenue Code, the Treasury Regulations, tax rulings or court decisions or other laws concerning taxes.

ACCOUNTING TREATMENT OF THE MERGER

     The merger is expected to qualify as a pooling of interests for accounting and financial reporting purposes. Accordingly, after the merger, the assets, liabilities and stockholders' equity of Orange National will be added to the corresponding balance sheet categories of CVB Financial at their recorded book values, subject to any adjustments required to conform the accounting policies and financial statement classifications of the two companies. In future financial statements, the results of operations of CVB Financial will include the results of both Orange National and CVB Financial for the entire fiscal year in which the merger occurs and all prior fiscal periods presented therein. CVB Financial must treat certain expenses incurred to effect the merger as current charges against income rather than as adjustments to its balance sheet.

     The unaudited pro forma condensed combined financial information contained in this document has been prepared using the pooling of interests accounting method to account for the merger. See "Selected Unaudited Pro Forma Combined Financial Data" and "Unaudited Pro Forma Condensed Combined Financial Information" on pages 15 and 75.

EXCHANGE OF ORANGE NATIONAL COMMON STOCK FOR CVB FINANCIAL COMMON STOCK

     Promptly after the completion of the merger, CVB Financial will instruct ChaseMellon Shareholder Services, LLC to send to each holder of Orange National common stock transmittal materials for use in exchanging all of their certificates representing shares of Orange National common stock for a certificate or certificates representing shares of CVB Financial common stock and a check for any fractional share interest. The transmittal materials will contain information and instructions with respect to the surrender of certificates of shares of Orange National common stock in exchange for certificates representing shares of CVB Financial common stock.

     ORANGE NATIONAL SHAREHOLDERS SHOULD NOT SEND IN THEIR SHARE CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

     Following the completion of the merger and upon surrender of all of the certificates representing shares of Orange National common stock registered in the name of Orange National common stock shareholders, or a satisfactory indemnity if any of such certificates are lost, stolen or destroyed, together with a properly completed letter of transmittal, ChaseMellon will mail to each holder a certificate or certificates for the number of shares of CVB Financial common stock they are entitled, together with all undelivered dividends or distributions, less the amount of any withholding taxes which may be required for the shares and, where applicable, a check in the amount of any cash to be paid in lieu of fractional shares. We will pay no interest on any cash.

     Declaration of dividends by CVB Financial after the completion of the merger will include dividends on all CVB Financial common stock issued in the merger, but no dividend or other distribution payable to the holders of record of CVB Financial common stock at or as of any time after the completion of the merger will be paid to holders of Orange National common stock until they physically surrender all certificates as described above. After the completion of the merger, the stock transfer books of Orange National will close and there will be no transfers on the transfer books of Orange National.

                              THE MERGER AGREEMENT

CONDITIONS TO THE MERGER

     The obligation of CVB Financial and Orange National to consummate the merger is subject to the satisfaction or waiver on or before the completion of the merger of many conditions, including the following:

     - the merger agreement must receive all required approvals of governmental authorities, and the shareholders and Boards of Directors of CVB Financial and Orange National;

     - no judgment, decree, injunction, order or proceeding will be outstanding or threatened by any governmental authority which prohibits or restricts or threatens to invalidate or set aside the merger;

     - CVB Financial will have received all state securities permits and other authorizations necessary to issue the CVB Financial common stock to Orange National shareholders;

     - the CVB Financial common stock issuable to Orange National shareholders shall be listed on the American Stock Exchange;

     - CVB Financial and Orange National will have received an opinion from Manatt, Phelps & Phillips LLP that the merger will not result in the recognition of gain or loss for federal income tax purposes, and that the issuance of CVB Financial common stock will not result in the recognition of gain or loss to Orange National shareholders who receive CVB Financial common stock in the merger; and

     - Deloitte & Touche LLP will have confirmed that the merger will qualify for pooling of interests accounting treatment.

     The obligation of CVB Financial to consummate the merger is also subject to fulfillment of other conditions, including the following:

     - between May 18, 1999 and the completion of the merger, there will be no material adverse change in Orange National's business, financial condition, results of operations or prospects on a consolidated basis;

     - the cash payable to CVB Financial and Orange National shareholders who dissent and follow the proper procedures to perfect dissenters' rights under California law, when combined with all the other cash payable in the merger, will not disqualify the transaction from pooling of interests accounting treatment;

     - CVB Financial will receive the opinion of Bank Advisory Group that the exchange ratio is fair from a financial point of view to the CVB Financial shareholders; and

     - Orange National employee benefit plans will be merged with, assumed by CVB Financial or terminated by Orange National at the discretion of CVB Financial.

     The obligations of Orange National to consummate the merger are also subject to the fulfillment of certain other conditions, including the following:

     - between May 18, 1999 and the completion of the merger, there will be no material adverse change in CVB Financial's business, financial condition, results of operations or prospects on a consolidated basis; and

     - Orange National will receive the fairness opinion of First Security Van Kasper that the exchange ratio is fair from a financial point of view to the shareholders of Orange National.

     Additionally, the completion of the merger is subject to the performance of covenants, the delivery of documents, the accuracy of representations and warranties and the receipt of legal opinions, third-party consents, officers' certificates and other documents.

     If these and other conditions are not satisfied or waived, CVB Financial or Orange National may terminate the merger agreement.

NONSOLICITATION

     Under the terms of the merger agreement, Orange National has agreed not to solicit, initiate or encourage any competing transaction. In addition, Orange National has agreed not to participate in any negotiations, or furnish any information in connection with, any effort or attempts to effect any competing transaction with or involving any person other than CVB Financial, unless Orange National receives a bona fide offer from a person other than CVB Financial and the Orange National Board of Directors has a fiduciary duty to examine it. Orange National has agreed to promptly notify CVB Financial of the terms of any competing transaction. The term "competing transaction" means any of the following involving Orange National: a merger or other business combination; a sale lease or transfer or other disposition of assets representing 10% or more of Orange National's assets; a sale of shares of capital stock representing 10% or more of the voting power of Orange National; a tender offer or exchange offer for at least 10% of the outstanding shares of Orange National; a solicitation of proxies in opposition to approval of the merger by Orange National's shareholders; or a public announcement of an unsolicited bona fide proposal, plan or intention to do any of the foregoing.

EXPENSES

     If Orange National terminates the merger agreement because CVB Financial fails to satisfy certain of its obligations, CVB Financial has to pay all of Orange National's expenses up to $225,000.

     If CVB Financial terminates the merger agreement because Orange National's shareholders fail to approve the merger, or because Orange National fails to satisfy certain of its obligations, Orange National has to pay all of CVB Financial's expenses up to $300,000.

TREATMENT OF OPTIONS

     Each option to purchase Orange National common stock issued and outstanding immediately prior to the completion of the merger and all obligations of Orange National under the Orange National stock option plans will, after the completion of the merger, be assumed by and be deemed to be options granted by CVB Financial to purchase that number of shares of CVB Financial common stock equal to 1.5 times the number of shares of Orange National common stock subject to the
option. As of June   , 1999, 228,900 options to purchase Orange National common stock were outstanding. The per share exercise price for the shares of CVB Financial common stock issuable upon exercise of such Orange National option will be determined by dividing the exercise price

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immediately prior to the completion of the merger by 1.5. CVB Financial intends to assume the 1993 and 1997 Orange National Stock Option Plans for this purpose.

TERMINATION

     The merger agreement may be terminated at any time prior to the completion of the merger:

     - by mutual consent of CVB Financial and Orange National in writing;

     - by Orange National or CVB Financial immediately on the failure of the shareholders of Orange National or CVB Financial to approve the merger agreement;

     - by CVB Financial or Orange National if any material breach or default by the other party is not cured within 30 days after notice thereof;

     - by CVB Financial or Orange National if any governmental or regulatory authority denies or refuses to grant any approval, consent or authorization required to be obtained to consummate the transactions contemplated by the merger agreement unless, within 30 days after such denial or refusal, all parties agree to resubmit the application to the regulatory authority that has denied or refused to grant the approval, consent or qualification requested;

     - by Orange National or CVB Financial if the mutual conditions set forth in the merger agreement are not satisfied by March 31, 2000;

     - by Orange National if any of the conditions to its obligations in the merger agreement shall not have been met, or by CVB Financial if any of the conditions to its obligations in the merger agreement are not satisfied by March 31, 2000, or such earlier time as it becomes apparent that such conditions shall not be met;

     - by CVB Financial if Orange National engages in a competing transaction;
       or

     - by CVB Financial if CVB Financial determines that the estimated cost of any environmental remediation on any of the Orange National properties for which Orange National would be responsible is in excess of $250,000.

     The merger agreement will also terminate if we have not completed the merger by March 31, 2000.

COVENANTS; CONDUCT OF BUSINESS PRIOR TO COMPLETION OF THE MERGER

     The merger agreement provides that, during the period from the date of the merger agreement to the completion of the merger, Orange National will conduct its business only in the normal and customary manner and in accordance with sound banking practices and will not, without the prior written consent of CVB Financial, which consent may not be unreasonably withheld, take any of the following actions, or cause Orange National Bank to take any of the following actions:

     - issue any securities except pursuant to the exercise of options outstanding as of the date of the merger agreement;

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

     - declare, set aside or pay any dividend, other than a quarterly regular cash dividend commencing with the quarter beginning July 1, 1999, not to exceed $0.15 per share, or make any other distribution upon, or purchase or redeem any shares of its stock;

     - amend its articles of incorporation, articles of association or bylaws except as may be required to complete the merger,

     - grant any general or uniform increase in the rate of pay of employees or employee benefits except in the ordinary course of business and consistent with past practice;

     - grant any increase in salary, incentive compensation or employee benefits or pay any bonus to any person except any increases in the ordinary course of business and consistent with past practice;

     - make any capital expenditure in excess of $25,000, except for ordinary repairs, renewals and replacements;

     - compromise, settle or adjust any assertion or claim of a deficiency in taxes, or interest thereon or penalties in connection therewith, extend the statute of limitations with any tax authority or file any pleading in court on any tax litigation or any appeal from an asserted deficiency, or file or amend any federal, foreign, state or local tax return, or make any tax election;

     - grant, renew or commit to grant or renew any extension of credit if the amount of credit outstanding to any person that would exceed the greater of $100,000 or the individual Orange National Bank branch manager's lending authority;

     - close or open any offices at which business is conducted;

     - adopt or amend any employment agreement or employee benefit or other benefit plan or arrangement of any type except such amendments as are required by law;

     - make any material change to any policies and practices with respect to liquidity management and cash flow planning, credit, lending, personnel practices, accounting or any other material aspect of business or operations, except such changes as may be required in the opinion of management to respond to economic or market conditions or as may be required by generally accepted accounting principles or by applicable governmental authorities;

     - grant any person a power of attorney;

     - make any investment by purchase of stock or securities, contributions to capital, property transfers or otherwise in any other person, except for investments in United States or municipal securities obligations;

     - amend, modify or terminate, except in accordance with its terms, any material contract or enter into any material agreement or contract;

     - create or incur or suffer to exist any mortgage, lien, pledge, security interest, charge, encumbrance or restraint of any kind against or in any property or right of the respective party;

     - make any special payments to any person in an amount in excess of $10,000;

     - take title to any property without conducting an environmental investigation;

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

     - sell, lease or otherwise dispose of any assets or release any claims, except in the ordinary course of business consistent with past practice; or

     - settle any claim or proceeding involving any material liability;

     - incur any indebtedness; or

     - except as required by law, knowingly take or cause to be taken any action which would prevent the transactions contemplated by the merger agreement from qualifying as tax-free reorganizations under Section 368 of the Code or prevent CVB Financial from accounting for the business combination to be effected by the merger as a pooling of interests.

     The merger agreement also provides that each party will

     - use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the merger agreement as promptly as practical and to qualify the merger and for pooling of interests accounting treatment;

     - obtain the consent of the other before it issues any press release or makes any public statement with respect to the merger agreement or the transactions contemplated thereby; and

     - prepare, in CVB Financial's discretion, one or more environmental investigations with respect to real property owned or leased by Orange National.

     The merger agreement also provides that Orange National will:

     - use its best efforts to keep in full force and effect all material licenses and permits;

     - use its best efforts to maintain insurance coverage substantially the same as in effect as of the date of the merger agreement;

     - perform its material contractual obligations;

     - duly and timely file all required governmental reports;

     - periodically furnish to the other certain information, loan reports and updates of information previously provided;

     - promptly notify the other of certain communications from tax authorities, material litigation and any event which has had or may reasonably be expected to have a materially adverse effect on the financial condition, operations, business or prospects on a consolidated basis;

     - provide access to the other of certain information; and

     - use its commercially reasonable efforts between the date of merger agreement and the completion of the merger to take all actions necessary or desirable, including the filing of any regulatory applications.

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

AMENDMENT AND WAIVER OF THE MERGER AGREEMENT

     Subject to applicable law, any provision of the merger agreement may be amended or waived by CVB Financial or Orange National prior to closing if the parties mutually agree to the amendment. In addition, either CVB Financial or Orange National may waive the other party's performance of covenants or conditions to the merger agreement.

                             STOCK OPTION AGREEMENT

     We believe this summary describes all material terms of the stock option agreement that CVB Financial and Orange National entered into in connection with the Merger in order to reinforce their commitment to the Merger. However, we recommend that you read carefully the complete text of the stock option agreement for its precise legal terms and other information that may be important to you. The stock option agreement is included in this joint proxy statement/prospectus as Annex B.

     In connection with the merger agreement, Orange National granted to CVB Financial an option to purchase up to 399,834 shares of Orange National common stock, representing approximately 19.9 percent of the shares of Orange National outstanding, at a price of $27.00 per share.

     The option is intended to increase the likelihood that we will complete the merger in accordance with the terms of the merger agreement. Some aspects of the stock option agreement may have the effect of discouraging persons who might, prior to the time the merger is completed, be interested in acquiring Orange National or a significant interest in Orange National from considering or proposing such an acquisition, even if they were prepared to pay a higher price per share for Orange National common stock than the price per share implicit in the exchange ratio used in the merger agreement.

     Attempts to acquire Orange National or a significant interest in Orange National could cause the option to become exercisable and give CVB Financial the right to receive a portion of any premium offered to Orange National shareholders. This right would significantly increase the cost of a proposed transaction to a potential acquiror when compared to the cost if the stock option agreement did not exist. This increased cost might discourage a potential acquiror from proposing a transaction with Orange National because the premium due to CVB Financial as a result of the stock option would require such an acquiror to pay a higher price than it might otherwise have been willing to pay. In addition, the management of Orange National believes that exercise of the option is likely to prohibit any reasonably foreseeable acquiror of Orange National, other than CVB Financial, from accounting for any acquisition of Orange National under the pooling of interests accounting method, thereby further diminishing Orange National's attractiveness to such an acquiror. Finally, because CVB Financial would be a 19.9% shareholder of Orange National after it exercises the option, exercise of the option would increase the ability of CVB Financial to obtain the approval of Orange National's shareholders to consummate the merger with CVB Financial and adversely affect the ability of a third party to obtain Orange National shareholder approval for an alternative transaction.

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     CVB Financial may exercise the option only following the occurrence of a
"purchase event," as defined below. The option terminates, however, on the earliest of

     - the completion of the merger;

     - fifteen months after the first occurrence of a "purchase event;"

     - fifteen months after (a) the termination of the merger agreement on or following the occurrence of a "preliminary purchase event," as defined below or "purchase event" or (b) termination of the merger agreement by CVB Financial because of a material breach of the merger agreement by Orange National or because Orange National engages, solicits or lends assistance to a business combination transaction with an entity other than CVB Financial; or

     - any other termination of the Reorganization Agreement prior to the occurrence of a purchase event or preliminary purchase event.

     A "purchase event" includes the following:

     - The Board of Directors of Orange National approves or recommends that its shareholders approve, or Orange National enters into an agreement to enter into a merger or other form of business combination with an entity other than CVB Financial, or a tender offer or exchange offer with an entity other than CVB Financial; or

     - any third party acquires ownership of more than 20% of Orange National common stock.

     A "preliminary purchase event" includes the following:

     - any third party acquires ownership of 10% or more of Orange National common stock;

     - any third party makes a tender or exchange offer for more than 10% of Orange National common stock;

     - any third party files an application with a government agency to enter into a merger or other business combination with Orange National; or

     - the Orange National shareholders fail to approve the merger agreement, or the Orange National shareholders meeting is not held, or the Orange National Board of Directors shall have withdrawn or modified its recommendation to approve the merger agreement, in each case following an announcement by a third party of its intention to engage in a business combination or commence a tender offer or exchange offer for Orange National common stock.

Repurchase Obligation.

     In connection with consummation of a merger or other business combination with a third party or the acquisition of the majority of Orange National common stock, the stock option agreement provides that CVB Financial may require Orange National to repurchase the option and any option shares already acquired for cash. The repurchase price is equal to the amount paid for any option shares CVB Financial has already acquired plus the excess of (A) the applicable price, as defined below, for each option share over the (B) purchase price per option share multiplied by the number of option shares with

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

respect to which the option has not been exercised, plus the excess of (A) the applicable price for each option share over the (B) purchase price per option share multiplied by the number of option shares with respect to which the option has been exercised.

     The "applicable price" means the highest price of

     - Orange National common stock at which a third party has made a tender offer or exchange offer for those shares;

     - the trading price of Orange National common stock on the Nasdaq National Market during the sixty days preceding the date CVB Financial exercises the option; or

     - the price per share received by Orange National shareholders in any merger or other business combination with a party other than CVB Financial.

Listing and Registration Rights

     The stock option agreement provides that Orange National has agreed to list the option shares on the Nasdaq National Market System and to grant CVB Financial customary rights to require registration by Orange National of option shares for sale by CVB Financial under the securities laws.

Substitute Option

     The stock option agreement provides that if Orange National agrees to be acquired through merger or other business combination then, the agreement governing that transaction shall provide that this option shall, upon consummation of any stock transaction, be converted into an option to acquire securities of the acquiror of Orange National.

Profit Limitation

     The stock option agreement provides that CVB Financial's total profit with respect to the option may not exceed $3.2 million.

       AGREEMENTS WITH THE DIRECTORS OF ORANGE NATIONAL AND CVB FINANCIAL

     Orange National has entered into shareholder's agreements with each director of Orange National. These directors have agreed to vote all shares of Orange National common stock which they own or hold in trust in favor of the approval of the merger agreement, thereby increasing the likelihood that the Orange National shareholders will approve the merger agreement.

     In addition, the directors of CVB Financial have also agreed to vote all the shares they own or hold in trust in favor of the merger agreement thereby increasing the likelihood that the CVB Financial shareholders will approve the merger agreement.

     CVB Financial has also entered into noncompetition agreements with each of the Orange National directors, pursuant to which these directors have agreed, among other things, not to participate or engage in any business which is competitive with CVB Financial or Orange National for a period of two years after the completion of the merger

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

and not to solicit any employees or business of Orange National or Orange National Bank for two years after completion of the merger.

     RESALES OF CVB FINANCIAL COMMON STOCK BY ORANGE NATIONAL SHAREHOLDERS

     The shares of CVB Financial common stock to be issued to Orange National shareholders in the merger will be registered under the Securities Act. These shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of Orange National. An affiliate of a corporation, as defined by the Securities Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, that corporation. Any subsequent transfer by an affiliate of Orange National must be one permitted by the resale provisions of Rule 145 promulgated under the Securities Act or as otherwise permitted under the Securities Act.

     Commission guidelines regarding qualifying for the pooling of interests method of accounting also limit sales of shares of the acquiring company and acquired company by affiliates of either company in a business combination such as the merger. These guidelines indicate that the pooling of interests method of accounting will generally not be challenged on the basis of sales by such affiliates if these persons do not dispose of any of the shares of the corporation they own or any shares of the corporation they receive in connection with a merger during the period beginning 30 days prior to the merger and ending after financial results covering at least 30 days of post-merger operations of the combined entity have been published.

     Orange National has delivered to CVB Financial an agreement by each affiliate of Orange National that such person will not dispose of:

     - any CVB Financial common stock in violation of the Securities Act; or

     - any Orange National common stock or CVB Financial common stock during the pooling restricted period.

                      REGULATORY APPROVALS FOR THE MERGERS

     Under the merger agreement, CVB Financial and Orange National have agreed to use their commercially reasonable efforts to obtain all necessary actions or nonactions, extensions, waivers, consents and approvals from any governmental authority necessary, proper or advisable to consummate the transactions contemplated by the merger agreement. Such approvals include notices to, and/or the approvals of the Federal Deposit Insurance Corporation, the Federal Reserve Board, the Office of the Comptroller of the Currency and the California Department of Financial Institutions.

     The closing of the merger is conditioned upon the receipt of all approvals of regulatory authorities required for the merger without the imposition of any conditions or requirements that would materially and adversely impact the economic or business benefits to CVB Financial or Orange National of the transactions contemplated by the merger agreement.

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

     Federal Deposit Insurance Corporation. The merger of Orange National Bank into Citizens Business Bank is subject to prior approval by the Federal Deposit Insurance Corporation under Section 18(c) of the Federal Deposit Insurance Act.
Section 18(c) requires the Federal Deposit Insurance Corporation, when considering a transaction such as the bank merger, to take into consideration the financial and managerial resources, including the competence, experience and integrity of the officers, directors and principal stockholders, and the future prospects of the existing and proposed institutions and the effect of the transaction on the convenience and needs of the communities to be served. In considering financial resources and future prospects, the Federal Deposit Insurance Corporation will, among other things, evaluate the adequacy of the capital levels of the parties to a proposed transaction and of the resulting institutions. In considering financial and managerial factors, the Federal Deposit Insurance Corporation will also assess the degree to which Citizens Business Bank and Orange National Bank are taking appropriate steps to ensure that electronic data processing systems and those of their vendors can safely accommodate the upcoming change to the new millennium and plans for ensuring Year 2000 readiness of the resulting organization.

     The Federal Deposit Insurance Act prohibits the FDIC from approving a merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States or it would effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other respect result in a restraint of trade, unless the Federal Deposit Insurance Corporation finds that the anti-competitive effects of the merger are clearly outweighed by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

     In addition, under the Community Reinvestment Act of 1977, the Federal Deposit Insurance Corporation must take into account the record of performance of Citizens Business Bank and Orange National Bank in meeting the credit needs of the communities served by such institutions, including low- and moderate-income neighborhoods.

     The application filed with the Federal Deposit Insurance Corporation
pursuant to the Federal Deposit Insurance Act was filed on              , 1999.
The bank merger may not be completed until the 30th day, or, with governmental consent, the 15th day, following the date of the Federal Deposit Insurance Corporation approval, during which period the United States Department of Justice may comment adversely on the merger or challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically orders otherwise.

     Federal Reserve Board. The merger of Orange National and CVB Financial is subject to prior notice to the Federal Reserve Board under Section 3 of the Bank Holding Company Act.

     Department of Financial Institutions. The bank merger is subject to approval of the California Department of Financial Institutions. In determining whether to approve the bank merger, the Department of Financial Institutions will consider factors such as:

     - the effects of the bank merger on competition;

     - the effects of the bank merger on the convenience and needs of the communities to be served;

     - the financial condition of CVB Financial and Citizens Business Bank;

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

     - whether the merger and the bank merger are fair, just and equitable to the depositors, creditors and shareholders of Orange National and Orange National Bank;

     - the competence, experience and integrity of Citizens Business Bank's management; and

     Office of the Comptroller of the Currency. The bank merger is subject to prior notice to the Office of the Comptroller of the Currency. However, because Citizens Business Bank, which survives the bank merger, is not a national bank, the approval of the Office of the Comptroller of the Currency is not required to complete the bank merger.

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                        DISSENTING SHAREHOLDERS' RIGHTS

     You are entitled to dissenters' rights in connection with the merger. The procedures for you to obtain dissenters' rights are set forth in Chapter 13 of the California General Corporation Law. The information set forth below is a general summary of Chapter 13 dissenters' rights as they apply to you. This summary is not a complete discussion of Chapter 13 and is qualified in its entirety by reference to Chapter 13, which is attached as Annex E. If you wish to exercise dissenters' rights or wish to preserve the right to do so you should carefully read Annex E. YOU MUST FOLLOW EXACTLY THE REQUIRED PROCEDURES SET FORTH IN CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW OR YOUR DISSENTERS' RIGHTS MAY BE LOST.

     If the merger is consummated, and you elect to exercise your dissenters' rights and you comply with the procedures set forth in Chapter 13, you will be entitled to receive an amount equal to the fair market value of your shares. Chapter 13 provides the fair market value shall be determined as of May 17, 1999, the day before the public announcement of the merger. Orange National believes the fair market value of its stock is equal to $27.81 as of May 17, 1999, which is the closing bid price for Orange National Common Stock as of such date. CVB Financial believes the fair market value of its stock is $23.72 as of May 17, 1999 which is the average of the high and low price of CVB Financial common stock as of such date.

     You must satisfy each of the following requirements for your shares to be considered dissenting shares under Chapter 13. Shares of Orange National common stock must be purchased by Orange National, and shares of CVB Financial must be purchased by CVB Financial, from a dissenting shareholder if all applicable requirements are complied with, but only if:

     - For Orange National shareholders, demands are made for payment with respect to 5% or more of the outstanding shares of Orange National common stock.

     - For CVB Financial shareholders, demands are made for payment with respect to 5% or more of the outstanding shares of CVB Financial common stock.

     This 5% limitation does not apply to shares which are subject to a restriction on transfer imposed by Orange National or CVB Financial, respectively, or by any law or regulation. Orange National and CVB Financial are not aware of any restriction on transfer of any of their respective shares of common stock except restrictions which may be imposed upon shareholders who are deemed to be "affiliates" of CVB Financial or Orange National as that term is used in the Securities Act. Those shareholders who believe there is some restriction affecting their shares should consult with their own counsel as to the nature and extent of any dissenters' rights they may have. In addition, CVB Financial or Orange National are required to purchase dissenting shares only if:

     - You have shares of Orange National common stock or CVB Financial common stock, as the case may be, outstanding as of the record date of the shareholder's meeting at which you may vote the shares;

     - You vote the shares against the merger. It is not sufficient to abstain from voting. However, you may abstain as to part of your shares or vote part of those shares for the merger without losing the right to have purchased those shares which were voted against the merger; and

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

     - If you voted against the merger and you wish to have purchased shares that were voted against the merger, you must make a written demand to have Orange National purchase those shares of Orange National for cash at their fair market value or, in case of CVB Financial common stock, must make written demand to have CVB Financial purchase those shares of CVB Financial common stock for cash at their fair market value. The demand must include the information specified below and must be received by Orange National or its transfer agent, or CVB Financial or its transfer agent in case of shares of CVB Financial, no later than the date of the shareholders' meeting at which you may vote the shares.

     IF YOU RETURN A PROXY WITHOUT VOTING INSTRUCTIONS OR WITH INSTRUCTIONS TO VOTE FOR THE PROPOSAL TO APPROVE THE PRINCIPAL TERMS OF THE MERGER AGREEMENT, YOUR SHARES WILL AUTOMATICALLY BE VOTED IN FAVOR OF THE MERGER AND YOU WILL LOSE YOUR DISSENTERS' RIGHTS.

     If the merger is approved by the Orange National shareholders, Orange National will have 10 days after the approval to mail those shareholders who did not vote in favor of the merger and made a timely demand for purchase, assuming more than 5% of the Orange National shareholders made such demand, written notice of the approval along with a copy of Sections 1300 through 1304 of Chapter 13. In the notice of approval, Orange National must state the price it determines represents the fair market value of the dissenting shares. This price constitutes an offer by Orange National to purchase the dissenting shares at the price stated. Additionally, Orange National must set forth in the approval notice a brief description of the procedures a shareholder must follow if he or she desires to exercise dissenters' rights.

     If the merger is approved by the CVB Financial shareholders, CVB Financial will have 10 days after the approval to mail those shareholders who did not vote in favor of the merger and who made a timely demand for purchase, assuming more than 5% of the CVB Financial Shareholders made such demand, written notice of the approval along with a copy of Sections 1300 through 1304 of Chapter 13. In the notice of approval, CVB Financial must state the price it determines represents the fair market value of the dissenting shares. This price constitutes an offer by CVB Financial to purchase the dissenting shares at the price stated. Additionally, CVB Financial must set forth in the approval notice a brief description of the procedures a shareholder must follow if he or she desires to exercise dissenters' rights.

DEMAND FOR PURCHASE

     A written demand is essential for dissenters' rights. In the written demand, Chapter 13 requires you to specify the number shares you hold of record which they are demanding Orange National or CVB Financial to purchase. In the written demand, you must also include a statement of the figure they claim to be the fair market value of those shares as of the day before the terms of the merger were first announced, excluding any appreciation or depreciation because of the proposed merger. It is Orange National's and CVB Financial's position that this day is May 17, 1999. You may take the position in the written demand that a different date is applicable. This price constitutes an offer by you to sell the dissenting shares at the price stated.

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     In addition, it is recommended that you comply with the following conditions to ensure that the demand is properly executed and delivered:

     - The demand should be sent by registered or certified mail, return receipt requested;

     - The demand should be signed by the shareholder of record, or his or her duly authorized representative, exactly as his or her name appears on the stock certificates evidencing the shares.

     - A demand for the purchase of the shares jointly owned by more than one person should identify and be signed by all such holders.

     - Any person signing a demand for purchase in any representative capacity, such as attorney-in-fact, executor, administrator, trustee or guardian, should indicate his or her title, and, if Orange National so requests, or, for CVB Financial shareholders, if CVB Financial so requests, furnish written proof of his or her capacity and authority to sign the demand.

     - A shareholder may not withdraw a demand for payment without the consent of Orange National or CVB Financial, as the case may be.

     Under California law, a demand by a shareholder is not effective for any purpose unless it is received by Orange National, for Orange National shareholders, or CVB Financial, for CVB Financial shareholders, or their respective transfer agent, no later than the date of the shareholders' meeting at which such shares are entitled to be voted.

     For Orange National shareholders, within 30 days after the date on which Orange National mails the notice of the approval of the merger, dissenting shareholders must also submit the certificates representing the dissenting shares to Orange National at the office it designates in the notice of approval. Orange National will stamp or endorse the certificates with a statement that the shares are dissenting shares or Orange National will exchange the certificates with certificates of appropriate denomination that are so stamped or endorsed. If a shareholder transfers any shares of Orange National common stock before submitting the shares for endorsement, then such shares will lose their status as dissenting shares.

     For CVB Financial shareholders, within 30 days after the date on which Orange National mails the notice of the approval of the merger, dissenting shareholders must also submit the certificates representing the dissenting shares to CVB Financial at the office it designates in the notice of approval. CVB Financial will stamp or endorse the certificates with a statement that the shares are dissenting shares or CVB Financial will exchange the certificates with certificates of appropriate denomination that are so stamped or endorsed. If a shareholder transfers any shares of CVB Financial common stock before submitting the shares for endorsement, then such shares will lose their status as dissenting shares.

     If Orange National or CVB Financial and you agree that the surrendered shares are dissenting shares and agree upon the price of the shares, you are entitled to receive the agreed price together with interest at the legal rate on judgments from the date of the agreement between Orange National or CVB Financial and you. Orange National and CVB Financial will pay the fair value of the respective dissenting shares within 30 days after Orange National or CVB Financial and you agree upon the price of the shares or within 30 days after any statutory or contractual conditions to the merger have been satisfied, whichever is later. Orange National's and CVB Financial's duty to pay is subject to you surrendering the certificates and is also subject to the restrictions imposed under

California law on the ability of Orange National and CVB Financial to purchase its outstanding shares.

     If Orange National or CVB Financial denies that the shares surrendered are dissenting shares or Orange National or CVB Financial and you fail to agree upon the fair market value of such shares, then you may, within six months after the notice of approval is mailed, file a complaint in the Superior Court of the proper county requesting the court to make such determinations. In the alternative, you may intervene in any pending action brought by any other dissenting shareholder. If you fail to file such a complaint or fails to intervene in a pending action within the specified six-month period, your dissenting rights are lost. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, such fair market value. The costs of the action will be assessed or apportioned as the court considers equitable, but if the fair market value is determined to exceed 125% of the price offered to the shareholder, Orange National or CVB Financial will be required to pay such costs.

     This summary has already described certain situations where shareholders of Orange National or CVB Financial will cease to have dissenters' appraisal rights. In addition to the situations described above, you will cease to have dissenters' appraisal rights if:

     - CVB Financial or Orange National abandons the merger, in which case Orange National or CVB Financial will pay any dissenting shareholder who has filed a complaint, as described above, all necessary expenses and reasonable attorneys' fees incurred in such proceedings;

     - you surrender your shares for conversion into shares of another class; or

     - you withdraw your demand for the purchase of the dissenting shares with the consent of Orange National or CVB Financial, as the case may be.

     In addition, one condition to CVB Financial and Orange National completing the merger is that the total cash payable to both CVB Financial and Orange National dissenting shareholders, when combined with all other cash payable in the merger, should not disqualify the merger from pooling of interests accounting treatment.

     For Orange National shareholders, any demands, notices, certificates or other documents required to be delivered to Orange National may be sent to:

     Robert W. Creighton, Corporate Secretary
     Orange National Bancorp
     1201 East Katella Avenue
     Orange, California 92867

     For CVB Financial shareholders, any demands, notices, certificates or other documents required to be delivered to CVB Financial may be sent to:

     Donna Marchesi, Corporate Secretary
     CVB Financial Corp.
     701 North Haven Avenue
     Ontario, California 91764

                   DESCRIPTION OF CVB FINANCIAL COMMON STOCK
                        AND ORANGE NATIONAL COMMON STOCK

     In the merger, Orange National shareholders will exchange their shares of Orange National common stock for shares of CVB Financial common stock. Both CVB Financial and Orange National are California corporations subject to the provisions of the California General Corporation Law. On consummation of the merger, Orange National shareholders will become CVB Financial shareholders. The articles of incorporation and bylaws of CVB Financial, in addition to the California general corporation law, will govern their rights as CVB Financial shareholders.

     Set forth below is a summary of the material features of the CVB Financial common stock and the Orange National common stock. Also set forth below is a summary of the material differences between the rights of a holder of CVB Financial common stock and a holder of Orange National common stock. This summary is not a complete discussion of the charter documents and other instruments of CVB Financial and Orange National that create the rights of the security holders.

STOCK DESCRIPTION

     CVB Financial. CVB Financial has authority to issue 50,000,000 shares of CVB Financial common stock and 20,000,000 shares of preferred stock, without par value. On the CVB Financial record date, there were 16,567,871 shares of CVB Financial common stock outstanding. There are no shares of preferred stock outstanding. On any matter submitted to a vote of the shareholders, holders of CVB Financial common stock are entitled to one vote, in person or by proxy, for each share of CVB Financial common stock held of record in the shareholder's name on the CVB Financial books as of the record date. In connection with the election of directors, the shares may be voted cumulatively. Each share of CVB Financial common stock has the same rights, privileges and preferences as every other share and will share equally in CVB Financial's net assets upon liquidation or dissolution. CVB Financial common stock has no preemptive, conversion or redemption rights, or sinking fund provisions.

     The CVB Financial Board of Directors, without shareholder approval, may authorize one or more classes of serial preferred stock with preferences or voting rights that may adversely affect the rights of holders of CVB Financial common stock. Although it is not possible to state the actual effect any issuance of preferred stock might have upon the rights of holders of the CVB Financial common stock, the issuance of preferred stock might

     - restrict dividends on CVB Financial common stock if preferred stock dividends have not been paid;

     - dilute the voting power and equity interest of holders of CVB Financial common stock to the extent that any preferred stock series has voting rights or is convertible into CVB Financial common stock; or

     - prevent current holders of CVB Financial common stock from participating in CVB Financial's assets upon liquidation until any liquidation preferences granted to the holders of the preferred stock are satisfied.

     In addition, CVB Financial's issuance of preferred stock, may, under certain circumstances, have the effect of discouraging an attempt to change control of CVB Financial.

     CVB Financial's articles of incorporation provide that the liability of CVB Financial Board of Directors for monetary damages shall be eliminated to the fullest extent permissible under California law. Additionally, CVB Financial has authority to provide for the indemnification of CVB Financial agents, as defined in the California General Corporation Law, in excess of that expressly permitted by Section 317 for breach of duty to the corporation and its shareholders. CVB Financial is allowed to provide this indemnification to the extent not prohibited by applicable sections of California law.

     Shareholders are entitled to dividends when declared by the CVB Financial Board of Directors, after satisfaction of the prior rights of holders of outstanding preferred stock, if any, subject to certain restrictions on payment of dividends imposed by California law.

     The transfer agent and registrar for CVB Financial common stock is ChaseMellon Shareholder Services, LLC.

     Orange National. Orange National has authority to issue 20,000,000 shares of common stock. At the record date, there were 2,000,171 shares of Orange National common stock issued and outstanding. On any matter submitted to a vote of the shareholders, holders of Orange National common stock are entitled to one vote in person or by proxy, for each share of Orange National common stock held of record in the shareholder's name on the Orange National books as of the record date. In connection with the election of directors, the shares may be voted cumulatively. Each share of Orange National common stock has the same rights, privileges and preferences as every other share and will share equally in Orange National net assets upon liquidation or dissolution. The Orange National common stock has no preemptive, conversion or redemption rights, or sinking fund provisions.

     Orange National's articles of incorporation provide that the liability of the Orange National board of directors shall be eliminated to the fullest extent permissible under California law. Additionally, Orange National has authority to provide for indemnification of Orange National agents, as defined in Section 317 of the California General Corporation Law, to the fullest extent permissible under California law.

     Orange National shall, to the maximum extent permitted under the California General Corporation Law, advance expenses to and indemnify each of its directors and agents against monetary damages.

     Shareholders are entitled to dividends when declared by the Orange National Board of Directors subject to certain restrictions on payment of dividends imposed by the California law.

     The transfer agent and registrar for Orange National common stock is U.S. Stock Transfer Corporation.

MATERIAL DIFFERENCES BETWEEN HOLDERS OF CVB FINANCIAL STOCK AND ORANGE NATIONAL STOCK

Nomination of Directors

     CVB Financial. CVB Financial shareholders must deliver notice of their intent to nominate directors to the president of CVB Financial at least 10 days before any shareholder meeting called for the election of directors. However, CVB Financial shareholders may not mail or deliver their written notice more than 60 days before such a meeting. If CVB Financial gives shareholders less than 10 days' notice about such a meeting, then shareholders may deliver or mail their written intent to nominate directors during the 10-day period after CVB Financial mailed the meeting notice. Shareholders must mail or deliver the written intent by the close of business on the tenth day. However, if CVB Financial mails the meeting notice by third-class mail, then shareholders do not have to notify CVB Financial of their intent to nominate directors.

     Orange National. Orange National shareholders must deliver notice of their intent to nominate directors to the president of Orange National Shareholders must deliver or mail written notice of their intent by the later of 21 days before any shareholder meeting called for the election of directors or 10 days after Orange National mails the meeting notice.

                                    EXPERTS

     The consolidated financial statements of CVB Financial incorporated into this joint proxy statement/prospectus by reference from CVB Financial's Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The audited consolidated financial statements of Orange National, incorporated by reference and attached to this joint proxy statement/prospectus, have been audited by McGladrey & Pullen LLP, independent auditors, as indicated in their report, and are included herein upon the authority of said firm as experts in accounting and auditing.

     Representatives of Deloitte & Touche LLP are expected to be present at the CVB Financial special meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     Representatives of McGladrey & Pullen LLP are expected to be present at the Orange National special meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                                 LEGAL MATTERS

     The validity of the shares of CVB Financial common stock to be issued pursuant to the terms of the merger agreement will be passed upon for CVB Financial by Manatt, Phelps & Phillips LLP, Los Angeles, California. The material federal income tax consequences of the merger will be passed upon for CVB Financial by Manatt, Phelps & Phillips LLP, Los Angeles, California.

                         UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL INFORMATION

     The following Unaudited Pro Forma Combined Condensed Balance Sheet as of March 31, 1999 and December 31, 1998, combines the historical consolidated balance sheets of CVB Financial and Orange National as if the merger had been effective on March 31, 1999 and December 31, 1998. The Unaudited Pro Forma Combined Condensed Statements of Income for the quarter ended March 31, 1999 and March 31, 1998 and for the years ended December 31, 1998, 1997 and 1996 present the combined results of operations of CVB Financial and Orange National as if the merger had been effective at the beginning of each period. Dollars are in thousands except for per share data.

     The Unaudited Pro Forma Combined Condensed Financial Information and accompanying notes reflect the application of the pooling of interests method of accounting for the merger. Under this method of accounting, the recorded assets, liabilities, shareholders' equity, income and expenses of CVB Financial and Orange National are combined and reflected at their historical amounts except that the balance sheet for March 31, 1999 reflects the estimated merger related charges of $3.7 million, after income taxes and assuming a 41% effective tax rate. The pro forma combined figures shown in the Unaudited Pro Forma Combined Condensed Financial Information are simply arithmetical combinations of CVB Financial's and Orange National's separate financial results; you should not assume that CVB Financial and Orange National would have achieved the pro forma combined results if they had actually been combined during the periods presented.

     The combined company expects to achieve merger benefits in the form of operating cost savings. The pro forma earnings, which do not reflect any merger costs or potential savings which are expected to result from the consolidation of the operations of CVB Financial and Orange National, are not indicative of the results of future operations. No assurances can be given with respect to the ultimate level of expense savings. See "A Warning About Forward-Looking Information" and "Risk Factors -- Uncertainties in Integrating Business Operations and Realizing Enhanced Earnings."

     For purposes of preparing these financial statements, we used the audited consolidated financial statements which CVB Financial and Orange National previously filed with the Securities and Exchange Commission for the years ended December 31, 1998, 1997 and 1996 on Form 10-K. In addition, we used the unaudited consolidated financial statements of CVB Financial and Orange National previously filed with the Securities and Exchange Commission for the quarter ended March 31, 1999 on Forms 10-Q to prepare the financial statements as of and for the three-month period ended March 31, 1999.

     CVB Financial and Orange National consolidated financial statements are prepared in conformity with generally accepted accounting principles. In the opinion of CVB Financial and Orange National, the unaudited pro forma condensed combined financial statements include all adjustments necessary to present fairly the results of the periods presented.

                              UNAUDITED PRO FORMA
                             COMBINED BALANCE SHEET
                                 MARCH 31, 1999
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                               CVB FINANCIAL AND
                                                                  PRO FORMA     ORANGE NATIONAL
                               CVB FINANCIAL   ORANGE NATIONAL   ADJUSTMENTS       COMBINED
                               -------------   ---------------   -----------   -----------------
ASSETS:
Federal Funds sold...........   $   25,000        $ 41,100        $               $   66,100
Investment securities held to
  maturity...................       53,503          15,901                            69,404
Investment securities
  available for sale.........      665,356          52,270                           717,626
Loans and lease finance
  receivables, net...........      679,463         143,112                           822,575
                                ----------        --------        --------        ----------
       Total earning
          assets.............    1,423,322         252,383                         1,675,705
Cash and due from banks......       84,303          13,886                            98,189
Premises and equipment,
  net........................       22,035           5,503                            27,538
Other real estate owned,
  net........................        2,293              94                             2,387
Goodwill and intangibles.....        9,339               0                             9,339
Other assets.................       16,642           7,188           1,528            25,358
                                ----------        --------        --------        ----------
       TOTAL.................   $1,557,934        $279,054        $  1,528        $1,838,516
                                ==========        ========        ========        ==========

LIABILITIES:
Deposits:
  Noninterest-bearing........   $  509,200        $ 94,936        $               $  604,136
  Interest-bearing...........      700,996         158,024                           859,020
                                ----------        --------        --------        ----------
       Total deposits........    1,210,196         252,960                         1,463,156
Demand note issued to U.S.
  Treasury...................        2,813               0                             2,813
Repurchase Agreement.........      205,000               0                           205,000
Securities purchased not
  settled....................        1,640               0                             1,640
Other liabilities............       20,815           1,939           3,727            26,481
                                ----------        --------        --------        ----------
       Total liabilities.....    1,440,464         254,899           3,727         1,699,090

STOCKHOLDERS' EQUITY
  Common Stock...............       94,684           8,081                           102,765
  Retained Earnings..........       23,322          16,170          (2,199)           37,293
  Accumulated other
     comprehensive income
     (losses)................         (536)            (96)                             (632)
                                ----------        --------        --------        ----------
       Total Stockholders'
          equity.............      117,470          24,155          (2,199)          139,426
                                ----------        --------        --------        ----------
       TOTAL.................   $1,557,934        $279,054        $  1,528        $1,838,516
                                ==========        ========        ========        ==========

See accompanying notes to unaudited pro forma combined financial data.

                              UNAUDITED PRO FORMA
                             COMBINED BALANCE SHEET
                               DECEMBER 31, 1998
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                       CVB FINANCIAL AND
                                                                        ORANGE NATIONAL
                                     CVB FINANCIAL   ORANGE NATIONAL       COMBINED
                                     -------------   ---------------   -----------------
ASSETS:
Federal Funds sold.................   $        0        $ 57,390          $   57,390
Investment securities held to
  maturity.........................       53,859          17,640              71,499
Investment securities available for
  sale.............................      676,162          40,649             716,811
Loans and lease finance
  receivables, net.................      675,668         140,140             815,808
                                      ----------        --------          ----------
       Total earning assets........    1,405,689         255,819           1,661,508
Cash and due from banks............      100,033          17,541             117,574
Premises and equipment, net........       22,333           5,438              27,771
Other real estate owned, net.......        2,102               0               2,102
Goodwill and intangibles...........        9,635               0               9,635
Other Assets.......................       15,415           7,064              22,479
                                      ----------        --------          ----------
       TOTAL.......................   $1,555,207        $285,862          $1,841,069
                                      ==========        ========          ==========

LIABILITIES:
  Deposits:
     Noninterest-bearing...........   $  538,808        $ 99,875          $  638,683
     Interest-bearing..............      676,497         160,459             836,956
                                      ----------        --------          ----------
       Total deposits..............    1,215,305         260,334           1,475,639
Demand note issued to U.S.
  Treasury.........................           95               0                  95
Repurchase Agreement...............      200,000               0             200,000
Securities purchased not settled...        5,000               0               5,000
Other liabilities..................       19,100           1,805              20,905
                                      ----------        --------          ----------
       Total liabilities...........    1,439,500         262,139           1,701,639
STOCKHOLDERS' EQUITY
Common Stock.......................       94,529           8,036             102,565
Retained Earnings..................       19,799          15,718              35,517
Accumulated other comprehensive
  income (losses)..................        1,379             (31)              1,348
                                      ----------        --------          ----------
       Total Stockholders'
          equity...................      115,707          23,723             139,430
                                      ----------        --------          ----------
       TOTAL.......................   $1,555,207        $285,862          $1,841,069
                                      ==========        ========          ==========

See accompanying notes to unaudited pro forma combined financial data.

                         UNAUDITED PRO FORMA CONDENSED
                        COMBINED STATEMENTS OF EARNINGS
                      FOR THE QUARTER ENDED MARCH 31, 1999
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                        CVB FINANCIAL AND
                                                                         ORANGE NATIONAL
                                      CVB FINANCIAL   ORANGE NATIONAL       COMBINED
                                      -------------   ---------------   -----------------
Interest Income:
  Loans, including fees.............     $15,191          $3,297             $18,488
  Investment securities
     Taxable........................       9,568             910              10,478
     Tax-advantaged.................       1,247               0               1,247
                                         -------          ------             -------
                                          10,815             910              11,725
  Federal funds sold and interest
     bearing deposits with other
     financial institutions.........          11             457                 468
                                         -------          ------             -------
          Total interest income.....      26,017           4,664              30,681
Interest Expense:
  Deposits..........................       5,214           1,033               6,247
  Other borrowings..................       3,035               0               3,035
                                         -------          ------             -------
                                           8,249           1,033               9,282
                                         -------          ------             -------
       Net interest income..........      17,768           3,631              21,399
Provision for credit losses.........         600              70                 670
                                         -------          ------             -------
  Net interest income after
     provision for credit losses....      17,168           3,561              20,729
Other Operating Income:
  Service charges on deposit
     accounts.......................       2,153             363               2,516
  Trust services....................       1,030               0               1,030
  Other.............................         614             343                 957
                                         -------          ------             -------
                                           3,797             706               4,503
Other Operating Expenses:
  Salaries, wages and employee
     benefits.......................       6,017           1,526               7,543
  Occupancy.........................       1,002             315               1,317
  Equipment.........................       1,058             196               1,254
  Stationery and supplies...........         712             166                 878
  Professional services.............       1,156             196               1,352
  Promotion.........................         745             128                 873
  Data processing...................         273             249                 522
  Other real estate owned expense...         145               0                 145
  Other.............................       1,040             255               1,295
                                         -------          ------             -------
                                          12,148           3,031              15,179
                                         -------          ------             -------
Earnings before income taxes........       8,817           1,236              10,053
Income taxes........................       3,304             484               3,788
                                         -------          ------             -------
       Net earnings.................     $ 5,513          $  752             $ 6,265
                                         =======          ======             =======
Basic earnings per common share.....     $  0.33          $ 0.38             $  0.32
                                         =======          ======             =======
Diluted earnings per common share...     $  0.32          $ 0.37             $  0.31
                                         =======          ======             =======
Weighted Average Shares Outstanding
  Basic.............................      16,556           1,999              19,555
  Diluted...........................      17,125           2,040              20,185

See accompanying notes to unaudited pro forma combined financial data.

                         UNAUDITED PRO FORMA CONDENSED
                        COMBINED STATEMENTS OF EARNINGS
                   FOR THE YEAR QUARTER ENDED MARCH 31, 1998
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                        CVB FINANCIAL AND
                                                                         ORANGE NATIONAL
                                      CVB FINANCIAL   ORANGE NATIONAL       COMBINED
                                      -------------   ---------------   -----------------
Interest Income:
  Loans, including fees.............     $15,073          $3,345             $18,418
  Investment securities:
     Taxable........................       6,787             245               7,032
     Tax-advantaged.................         906               0                 906
                                         -------          ------             -------
                                           7,693             245               7,938
  Federal funds sold and interest
     bearing deposits with other
     financial institutions.........          82             569                 651
                                         -------          ------             -------
       Total interest income........      22,848           4,159              27,007
Interest expense:
  Deposits..........................       5,790             881               6,671
  Other borrowings..................       1,226               0               1,226
                                         -------          ------             -------
                                           7,016             881               7,897
                                         -------          ------             -------
     Net interest income............      15,832           3,278              19,110
Provision for credit losses.........         850               0                 850
                                         -------          ------             -------
  Net interest income after
     provision for credit losses....      14,982           3,278              18,260
Other Operating Income:
  Service charges on deposit
     accounts.......................       1,742             384               2,126
  Trust services....................         886               0                 886
  Other.............................       1,368             487               1,855
                                         -------          ------             -------
                                           3,996             871               4,867
Other Operating Expenses:
  Salaries, wages and employee
     benefits.......................       5,639           1,520               7,159
  Occupancy.........................       1,083             345               1,428
  Equipment.........................         894             172               1,066
  Stationery and supplies...........         638             194                 832
  Professional services.............         707             233                 940
  Promotion.........................         538             185                 723
  Data processing...................         239             230                 469
  Other real estate owned expense...         678               6                 684
  Other.............................         945             208               1,153
                                         -------          ------             -------
                                          11,361           3,093              14,454
                                         -------          ------             -------
Earnings before income taxes........       7,617           1,056               8,673
Income taxes........................       2,852             396               3,248
                                         -------          ------             -------
       Net earnings.................     $ 4,765          $  660             $ 5,425
                                         =======          ======             =======
Basic earnings per common share.....     $  0.29          $ 0.33             $  0.28
                                         =======          ======             =======
Diluted earnings per common share...     $  0.28          $ 0.32             $  0.27
                                         =======          ======             =======
Weighted Average Shares Outstanding:
  Basic.............................      16,535           1,976              19,499
  Diluted...........................      17,269           2,043              20,334

See accompanying notes to unaudited pro forma combined financial data.

                         UNAUDITED PRO FORMA CONDENSED
                        COMBINED STATEMENTS OF EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                                CVB FINANCIAL AND
                                                                                 ORANGE NATIONAL
                                              CVB FINANCIAL   ORANGE NATIONAL       COMBINED
                                              -------------   ---------------   -----------------
Interest Income:
  Loans, including fees.....................     $60,207          $14,633           $ 74,840
  Investment securities:
     Taxable................................      31,783            1,602             33,385
     Tax-advantaged.........................       4,370                0              4,370
                                                 -------          -------           --------
                                                  36,153            1,602             37,755
  Federal funds sold and interest bearing
     deposits with other financial
     institutions...........................         479            2,881              3,360
                                                 -------          -------           --------
          Total interest income.............      96,839           19,116            115,955
Interest Expense:
  Deposits..................................      23,786            4,165             27,951
  Other borrowings..........................       7,462                0              7,462
                                                 -------          -------           --------
                                                  31,248            4,165             35,413
                                                 -------          -------           --------
       Net interest income..................      65,591           14,951             80,542
Provision for credit losses.................       2,500              100              2,600
                                                 -------          -------           --------
  Net interest income after provision for
     credit losses..........................      63,091           14,851             77,942
Other Operating Income:
  Service charges on deposit accounts.......       7,616            1,194              8,810
  Trust services............................       3,472                0              3,472
  Other.....................................       3,888            1,589              5,477
                                                 -------          -------           --------
                                                  14,976            2,783             17,759
Other Operating Expenses:
  Salaries, wages and employee benefits.....      22,700            6,138             28,838
  Occupancy.................................       3,779            1,330              5,109
  Equipment.................................       3,891              754              4,645
  Stationery and supplies...................       2,703              671              3,374
  Professional services.....................       3,802              603              4,405
  Promotion.................................       2,012              485              2,497
  Data processing...........................         951              977              1,928
  Deposit insurance premiums................         123               97                220
  Other real estate owned expense...........       1,194               17              1,211
  Other.....................................       3,869            1,085              4,954
                                                 -------          -------           --------
                                                  45,024           12,157             57,181
                                                 -------          -------           --------
Earnings before income taxes................      33,043            5,477             38,520
Income taxes................................      12,256            2,147             14,403
                                                 -------          -------           --------
       Net earnings.........................     $20,787          $ 3,330           $ 24,117
                                                 =======          =======           ========
Basic earnings per common share.............     $  1.26          $  1.67           $   1.23
                                                 =======          =======           ========
Diluted earnings per common share...........     $  1.21          $  1.64           $   1.19
                                                 =======          =======           ========
Weighted Average Shares Outstanding:
  Basic.....................................      16,556            1,989             19,540
  Diluted...................................      17,221            2,036             20,275

See accompanying notes to unaudited pro forma combined financial data.

                         UNAUDITED PRO FORMA CONDENSED
                        COMBINED STATEMENTS OF EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                                 CVB FINANCIAL AND
                                                                                  ORANGE NATIONAL
                                               CVB FINANCIAL   ORANGE NATIONAL       COMBINED
                                               -------------   ---------------   -----------------
Interest Income:
  Loans, including fees......................     $58,135          $13,686           $ 71,821
  Investment securities:
     Taxable.................................      23,717            1,573             25,290
     Tax-advantaged..........................       2,553                0              2,553
                                                  -------          -------           --------
                                                   26,270            1,573             27,843
  Federal funds sold and interest bearing
     deposits with other financial
     institutions............................         250            1,598              1,848
                                                  -------          -------           --------
          Total interest income..............      84,655           16,857            101,512
Interest Expense:
  Deposits...................................      21,051            3,353             24,404
  Other borrowings...........................       3,924                0              3,924
                                                  -------          -------           --------
                                                   24,975            3,353             28,328
                                                  -------          -------           --------
          Net Interest Income................      59,680           13,504             73,184
Provision for credit losses..................       2,670              140              2,810
                                                  -------          -------           --------
  Net interest income after provision for
     credit
     losses..................................      57,010           13,364             70,374
Other Operating Income:
  Service charges on deposit accounts........       7,350            1,262              8,612
  Trust services.............................       3,161                0              3,161
  Other......................................       3,312            2,445              5,757
                                                  -------          -------           --------
                                                   13,823            3,707             17,530
Other Operating Expenses:
  Salaries, wages and employee Benefits......      21,654            6,259             27,913
  Occupancy..................................       3,435            1,134              4,569
  Equipment..................................       3,364              704              4,068
  Stationery and supplies....................       2,622              621              3,243
  Professional services......................       2,296              518              2,814
  Promotion..................................       2,092              459              2,551
  Data processing............................         889              888              1,777
  Deposit insurance premiums.................         113               88                201
  Other real estate owned expense............       2,689               94              2,783
  Other......................................       3,736            1,011              4,747
                                                  -------          -------           --------
                                                   42,890           11,776             54,666
                                                  -------          -------           --------
Earnings before income taxes.................      27,943            5,295             33,238
Income taxes.................................      10,573            2,097             12,670
                                                  -------          -------           --------
       Net earnings..........................     $17,370          $ 3,198           $ 20,568
                                                  =======          =======           ========
Basic earnings per common share..............     $  1.05          $  1.63           $   1.06
                                                  =======          =======           ========
Diluted earnings per common share............     $  1.01          $  1.60           $   1.02
                                                  =======          =======           ========
Weighted Average Shares Outstanding:
  Basic......................................      16,485            1,961             19,427
  Diluted....................................      17,148            2,000             20,148

See accompanying notes to unaudited pro forma combined financial data.

                         UNAUDITED PRO FORMA CONDENSED
                        COMBINED STATEMENTS OF EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                                CVB FINANCIAL AND
                                                                                 ORANGE NATIONAL
                                              CVB FINANCIAL   ORANGE NATIONAL       COMBINED
                                              -------------   ---------------   -----------------
Interest Income:
  Loans, including fees.....................     $54,452          $11,712            $66,164
  Investment securities:
     Taxable................................      18,613            2,627             21,240
     Tax-advantaged.........................       1,318                0              1,318
                                                 -------          -------            -------
                                                  19,931            2,627             22,558
  Federal funds sold and interest bearing
     deposits with other financial
     institutions...........................         512            1,555              2,067
                                                 -------          -------            -------
          Total interest income.............      74,895           15,894             90,789
Interest Expense:
  Deposits..................................      18,740            3,519             22,259
  Other borrowings..........................       2,727                0              2,727
                                                 -------          -------            -------
                                                  21,467            3,519             24,986
                                                 -------          -------            -------
       Net interest income..................      53,428           12,375             65,803
Provision for credit losses.................       2,888              205              3,093
                                                 -------          -------            -------
  Net interest income after provision for
     credit losses..........................      50,540           12,170             62,710
Other Operating Income:
  Service charges on deposit accounts.......       7,177            1,169              8,346
  Trust services............................       2,327                0              2,327
  Litigation settlement.....................       2,100                0              2,100
  Other.....................................       2,674            1,544              4,218
                                                 -------          -------            -------
                                                  14,278            2,713             16,991
Other Operating Expenses:
  Salaries, wages and employee benefits.....      20,013            6,098             26,111
  Occupancy.................................       3,217            1,153              4,370
  Equipment.................................       3,111              633              3,744
  Stationery and supplies...................       2,438              632              3,070
  Professional services.....................       1,985              627              2,612
  Promotion.................................       2,159              429              2,588
  Data processing...........................         903              928              1,831
  Deposit insurance premiums................           2               68                 70
  Other real estate owned expense...........       4,706              217              4,923
  Other.....................................       3,375              762              4,137
                                                 -------          -------            -------
                                                  41,909           11,547             53,456
                                                 -------          -------            -------
Earnings before income taxes................      22,909            3,336             26,245
Income taxes................................       9,576            1,135             10,711
                                                 -------          -------            -------
       Net earnings.........................     $13,333          $ 2,201            $15,534
                                                 =======          =======            =======
Basic earnings per common share.............     $  0.81          $  1.13            $  0.80
                                                 =======          =======            =======
Diluted earnings per common share...........     $  0.79          $  1.13            $  0.78
                                                 =======          =======            =======
Weighted Average Shares Outstanding:
  Basic.....................................      16,382            1,944             19,298
  Diluted...................................      16,961            1,951             19,888

See accompanying notes to unaudited pro forma combined financial data.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     CVB Financial has agreed to acquire Orange National for a fixed exchange ratio of 1.5 CVB Financial shares of common stock for each Orange National share of common stock. Since these are pro forma statements, we cannot assure that the amounts reflected in these financial statements would have been representative of the actual amounts earned had the companies been combined at that time.

     Certain information presented in the historical information on Orange National may have been reclassified to aid in the proper presentation of these pro forma condensed combined financial statements.

2. PRO FORMA ADJUSTMENTS

     Shareholders' equity -- We have adjusted the number of shares outstanding for the issuance of 1.5 shares of CVB Financial common stock for each 1 share of Orange National common stock. In addition, the merger calls for the stock options of Orange National to be converted into the stock options of CVB Financial at the same ratio of 1.5 CVB Financial common stock option for 1 Orange National common stock option. We have adjusted the shares outstanding for each period presented to reflect this same exchange ratio in the past.

     We have based the pro forma combined net income per share on net income and the weighted average number of outstanding common shares. Net income per common share dilution includes the dilutive effect of stock options. We have adjusted the weighted average number of outstanding common shares to reflect the conversion of each share of Orange National common stock into 1.5 shares of CVB Financial common stock.

3. MERGER RELATED CHARGES

     While we cannot accurately determine the total merger related charges at this time, we estimate that we will incur the following charges:

Employee Costs.............................................  $1,642,000
Investment Bankers.........................................     740,000
Professional Fees..........................................     745,000
Data Processing............................................     600,000
                                                             ----------
                                                             $3,727,000

     We will expense costs as incurred, some of which will be prior to the merger, and some of which will be after the merger.

     Our cost estimates are forward-looking. While the costs represent our supportable current estimate of merger costs we will incur, the ultimate level and timing of recognition of such costs will be based on the final merger and integration plan.

                      WHERE YOU CAN FIND MORE INFORMATION

     CVB Financial and Orange National file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that the companies file at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. CVB Financial and Orange National public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Commission at "http:// www.sec.gov."

     CVB Financial has filed the Registration Statement to register with the Securities and Exchange Commission the shares of CVB Financial common stock to be issued to Orange National shareholders in the merger. This document is a part of the Registration Statement and constitutes a prospectus of CVB Financial and a joint proxy statement of Orange National and CVB Financial for their special meetings.

     As allowed by Commission rules, this document does not contain all the information that shareholders can find in the Registration Statement or the exhibits to the Registration Statement. The Commission allows CVB Financial and Orange National to "incorporate by reference" certain information into this document, which means that the company can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be a part of this document, except for any information which contradicts information contained directly in this document. This document incorporates by reference the documents set forth below that CVB Financial and Orange National have previously filed with the Commission. These documents contain important business information about CVB Financial and Orange National and their respective financial condition that is not included or delivered with this document.

                  CVB FINANCIAL
      COMMISSION FILINGS (FILE NO. 1-10394)                   PERIOD
      -------------------------------------                   ------
Annual Report on Form 10-K.......................  Year ended December 31, 1998.
Quarterly Report on Form 10-Q....................  Period ended March 31, 1999.
Proxy statement for 1999 Annual Meeting of
  Shareholders...................................  1999
Current Report on Form 8-K.......................  May 18, 1999

                 ORANGE NATIONAL
      COMMISSION FILINGS (FILE NO. 33-8743)
      -------------------------------------
Annual Report on Form 10-K.......................  Year ended December 31, 1998
                                                   This report is attached as
                                                   Annex F.
Quarterly Report on Form 10-Q....................  Period ended March 31, 1999.
                                                   This report is attached as
                                                   Annex G.
Proxy Statement for 1999 Annual Meeting of
  Shareholders...................................  1999
Current Report on Form 8-K.......................  May 18, 1999

     CVB Financial incorporates by reference additional documents that it may file with the Commission between the date of this document and the date of the special shareholder meeting. These include periodic reports, such as Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

     CVB Financial has supplied all information contained or incorporated by reference in this document relating to CVB Financial, and Orange National has supplied all information contained or incorporated by reference in this document information relating to Orange National.

     Shareholders of CVB Financial or Orange National may obtain documents incorporated by reference through CVB Financial or Orange National or the Commission or the Commission's Internet World Wide Web site described above. Documents incorporated by reference are available from CVB Financial or Orange National without charge, excluding all exhibits, unless specifically incorporated by reference as an exhibit to this document. You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone at the following:

          CVB FINANCIAL
          701 North Haven Avenue
          Ontario, California 91764
          Telephone: (909) 980-4030
          Attention: Donna Marchesi

          ORANGE NATIONAL
          1201 East Katella Avenue
          Orange, California 92867
          Telephone: (714) 771-4000
          Attention: Robert W. Creighton

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM CVB FINANCIAL OR ORANGE NATIONAL, PLEASE DO SO AT LEAST FIVE BUSINESS DAYS BEFORE THE DATE OF YOUR SHAREHOLDERS' MEETING IN ORDER TO RECEIVE TIMELY DELIVERY OF SUCH DOCUMENTS PRIOR TO YOUR SHAREHOLDERS' MEETING.

     You should rely only on the information contained or incorporated by reference in this document to vote your shares at the CVB Financial special meeting or the Orange National special meeting. CVB Financial and Orange National have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated June
  , 1999. You should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this document to shareholders nor the issuance of CVB Financial common stock in the merger creates any implication to the contrary.

                                                                         ANNEX A
                      AGREEMENT AND PLAN OF REORGANIZATION
                                 BY AND BETWEEN
                              CVB FINANCIAL CORP.
                                      AND
                            ORANGE NATIONAL BANCORP

                                  MAY 18, 1999

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
AGREEMENT AND PLAN OF REORGANIZATION...................................  A-1
ARTICLE 1.  DEFINITIONS................................................  A-1

ARTICLE 2.  TERMS OF MERGER AND BANK MERGER............................  A-7
     2.1   Effect of Merger and Surviving Corporation..................  A-7
     2.2   Stock of ONB................................................  A-7
           2.2.1  Conversion of ONB Stock..............................  A-7
           2.2.2  ONB Perfected Dissenting Shares......................  A-7
           2.2.3  Shares Held by CVB or CBB............................  A-7
           2.2.4  Dividends, Splits Etc. ..............................  A-7
     2.3   Effect on CVB Stock.........................................  A-8
     2.4   Fractional Shares...........................................  A-8
     2.5   Exchange Procedures.........................................  A-8
     2.6   Directors of Surviving Corporation..........................  A-10
     2.7   Executive Officers of Surviving Corporation.................  A-10
     2.8   Effect of Bank Merger and Surviving Bank....................  A-10
     2.9   Directors of Surviving Bank.................................  A-10
     2.10  Executive Officers of Surviving Bank........................  A-10

ARTICLE 3.  THE CLOSING................................................  A-11
     3.1   Closing Date................................................  A-11
     3.2   Execution of Agreements.....................................  A-11
     3.3   Further Assurances..........................................  A-11

ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF ONB......................  A-11
     4.1   Incorporation, Standing and Power...........................  A-11
     4.2   Capitalization..............................................  A-12
     4.3   Subsidiaries................................................  A-12
     4.4   Financial Statements........................................  A-12
     4.5   Reports and Filings.........................................  A-13
     4.6   Authority of ONB............................................  A-13
     4.7   Insurance...................................................  A-14
     4.8   Personal Property...........................................  A-14
     4.9   Real Estate.................................................  A-14
     4.10  Litigation..................................................  A-15
     4.11  Taxes.......................................................  A-15
     4.12  Compliance with Laws and Regulations........................  A-17
     4.13  Performance of Obligations..................................  A-18
     4.14  Employees...................................................  A-19
     4.15  Brokers and Finders.........................................  A-19
     4.16  Material Contracts..........................................  A-19
     4.17  Certain Material Changes....................................  A-21
     4.18  Licenses and Permits........................................  A-21
     4.19  Undisclosed Liabilities.....................................  A-21
     4.20  Employee Benefit Plans......................................  A-22
     4.21  Corporate Records...........................................  A-24
     4.22  Accounting Records..........................................  A-24

                                                                         PAGE
                                                                         ----
     4.23  Offices and ATMs............................................  A-24
     4.24  Operating Losses............................................  A-25
     4.25  Loan Portfolio..............................................  A-25
     4.26  Investment Securities.......................................  A-25
     4.27  Power of Attorney...........................................  A-25
     4.28  Facts Affecting Regulatory Approvals........................  A-25
     4.29  Accounting and Tax Matters..................................  A-25
     4.30  Indemnification.............................................  A-26
     4.31  Community Reinvestment Act..................................  A-26
     4.32  Derivative Transactions.....................................  A-26
     4.33  Trust Administration........................................  A-26
     4.34  Disclosure Documents and Applications.......................  A-26
     4.35  Intellectual Property.......................................  A-27
     4.36  Year 2000...................................................  A-27
     4.37  Insider Loans; Other Transactions...........................  A-27
     4.38  Registration Obligation.....................................  A-27
     4.40  Accuracy and Currentness of Information Furnished...........  A-27

ARTICLE 5.  REPRESENTATIONS AND WARRANTIES OF CVB......................  A-28
     5.1   Incorporation, Standing and Power...........................  A-28
     5.2   Capitalization..............................................  A-28
     5.3   Financial Statements........................................  A-28
     5.4   Reports and Filings.........................................  A-28
     5.5   Authority...................................................  A-29
     5.6   Subsidiaries................................................  A-30
     5.7   Brokers and Finders.........................................  A-30
     5.8   Insurance...................................................  A-30
     5.9   Certain Material Changes....................................  A-30
     5.10  Licenses and Permits........................................  A-30
     5.11  Compliance with Laws and Regulations........................  A-31
     5.12  Corporate Records...........................................  A-31
     5.13  Accounting Records..........................................  A-31
     5.14  Facts Affecting Regulatory Approvals........................  A-31
     5.15  Accounting and Tax Matters..................................  A-31
     5.16  Disclosure Documents and Applications.......................  A-31
     5.17  AMEX Listing................................................  A-32
     5.18  Employees...................................................  A-32
     5.19  Year 2000...................................................  A-32
     5.20  Litigation..................................................  A-32
     5.21  Taxes.......................................................  A-32
     5.22  Performance of Obligations..................................  A-33
     5.23  Employee Benefit Plans......................................  A-33
     5.24  Community Reinvestment Act..................................  A-33
     5.25  Derivative Transactions.....................................  A-34

                                                                         PAGE
                                                                         ----
     5.26  Intellectual Property.......................................  A-34
     5.27  Accuracy and Currentness of Information Furnished...........  A-34

ARTICLE 6.  COVENANTS OF ONB PENDING EFFECTIVE TIME OF THE MERGER......
                                                                         A-34
     6.1   Limitation on Conduct Prior to Effective Time of the          A-34
           Merger......................................................
     6.2   Affirmative Conduct Prior to Effective Time of the Merger...  A-38
     6.3   Access to Information.......................................  A-39
     6.4   Review by Accountants.......................................  A-40
     6.5   Filings.....................................................  A-40
     6.6   Notices; Reports............................................  A-40
     6.7   ONB Shareholders' Meeting...................................  A-40
     6.8   Certain Loans and Other Extensions of Credit................  A-41
     6.9   Applications................................................  A-41
     6.10  Affiliate Agreements........................................  A-41
     6.11  Coordination of Dividends...................................  A-42
     6.12  Bank Merger.................................................  A-42
     6.13  Mortgage Brokerage..........................................  A-42

ARTICLE 7.  COVENANTS OF CVB PENDING EFFECTIVE TIME OF THE MERGER......
                                                                         A-42
     7.1   Limitation on Conduct Prior to Effective Time of the          A-42
           Merger......................................................
     7.2   Affirmative Conduct of CVB and Subsidiaries Prior to          A-43
           Effective Time of the Merger................................
     7.3   Access to Information.......................................  A-43
     7.4   Filings.....................................................  A-43
     7.5   Applications................................................  A-44
     7.6   Blue Sky....................................................  A-44
     7.7   Notices; Reports............................................  A-44
     7.8   Removal of Conditions.......................................  A-44
     7.9   Stock Options...............................................  A-44
     7.10  Reservation, Issuance and Registration of CVB Stock.........  A-45
     7.11  AMEX Listing................................................  A-45
     7.12  CVB Shareholders' Meeting...................................  A-45

ARTICLE 8.  ADDITIONAL COVENANTS.......................................  A-46
     8.1   Best Efforts................................................  A-46
     8.2   Public Announcements........................................  A-46
     8.3   Environmental Assessment and Remediation....................  A-46
     8.4   Execution of Stock Option Agreement.........................  A-47

ARTICLE 9.  CONDITIONS PRECEDENT TO THE MERGER.........................  A-47
     9.1   Shareholder Approval........................................  A-47
     9.2   No Judgments or Orders......................................  A-47
     9.3   Regulatory Approvals........................................  A-47
     9.4   Securities Laws.............................................  A-47
     9.5   Listing.....................................................  A-47
     9.6   Tax Opinions................................................  A-47
     9.7   Pooling of Interests........................................  A-48

                                                                         PAGE
                                                                         ----
ARTICLE 10.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF ONB............  A-48
    10.1   Legal Opinion...............................................  A-48
    10.2   Representations and Warranties; Performance of Covenants....  A-48
    10.3   Authorization of Merger.....................................  A-48
    10.4   Absence of Certain Changes..................................  A-49
    10.5   Officers' Certificate.......................................  A-49
    10.6   Fairness Opinion............................................  A-49

ARTICLE 11.  CONDITIONS PRECEDENT TO OBLIGATIONS OF CVB................  A-49
    11.1   Legal Opinion...............................................  A-49
    11.2   Representations and Warranties; Performance of Covenants....  A-49
    11.3   Authorization of Mergers....................................  A-50
    11.4   Third-Party Consents........................................  A-50
    11.5   Absence of Certain Changes..................................  A-50
    11.6   Officers' Certificate.......................................  A-50
    11.7   Fairness Opinion............................................  A-50
    11.8   Shareholder's Agreements....................................  A-50
    11.9   Agreements Not to Compete...................................  A-50
    11.10  Affiliates Agreements.......................................  A-50
    11.11  Employee Benefit Plans......................................  A-50
    11.12  Dissenting Shares...........................................  A-51
    11.13  Resignations................................................  A-51

ARTICLE 12.  EMPLOYEE BENEFITS.........................................  A-51
    12.1   Employee Benefits...........................................  A-51

ARTICLE 13.  TERMINATION...............................................  A-51
    13.1   Termination.................................................  A-51
    13.2   Termination Date............................................  A-52
    13.3   Effect of Termination.......................................  A-52
    13.4   Force Majeure...............................................  A-52

ARTICLE 14.  MISCELLANEOUS.............................................  A-53
    14.1   Expenses....................................................  A-53
    14.2   Notices.....................................................  A-53
    14.3   Successors and Assigns......................................  A-54
    14.4   Counterparts................................................  A-54
    14.5   Effect of Representations and Warranties....................  A-54
    14.6   Third Parties...............................................  A-54
    14.7   Lists; Exhibits; Integration................................  A-54
    14.8   Knowledge...................................................  A-54
    14.9   Governing Law...............................................  A-55
    14.10  Captions....................................................  A-55
    14.11  Severability................................................  A-55
    14.12  Waiver and Modification; Amendment..........................  A-55
    14.13  Attorneys' Fees.............................................  A-55

EXHIBIT LIST...........................................................  A-57

                      AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is made and entered into as of the 18th day of May 1999, by and between CVB FINANCIAL CORP., a California corporation ("CVB"), and ORANGE NATIONAL BANCORP, a California corporation ("ONB").

     WHEREAS, the Boards of Directors of CVB and ONB deem advisable and in the best interests of their respective shareholders the merger of ONB with and into CVB (the "Merger") upon the terms and conditions set forth herein and in accordance with the California General Corporation Law (the "CGCL") (CVB, following the effectiveness of the Merger, being hereinafter sometimes referred to as the "Surviving Corporation");

     WHEREAS, the Boards of Directors of CVB and ONB have approved the Merger pursuant to this Agreement and the Agreement of Merger by and between CVB and ONB (the "Agreement of Merger"), in substantially the form of Exhibit A attached hereto, pursuant to which ONB will merge with and into CVB and each outstanding share of ONB common stock, no par value ("ONB Stock"), excluding any ONB Perfected Dissenting Shares (as defined below), will be converted into the right to receive a specified amount of CVB common stock, no par value ("CVB Stock"), upon the terms and subject to the conditions set forth herein; and

     WHEREAS, the Boards of Directors of CVB and ONB deem advisable and in the best interests of their respective shareholders that immediately following the Merger, upon the terms and conditions set forth in the Agreement of Bank Merger, substantially in the form of Exhibit B attached hereto, and in accordance with the CGCL and the California Financial Code (the "CFC"), that Orange National Bank, a national banking association ("Orange"), be merged (the "Bank Merger") with, and into, Citizens Business Bank, a California banking corporation ("CBB") (Citizens Business Bank, following the effectiveness of the Bank Merger, being hereinafter sometimes referred to as the "Surviving Bank");

     WHEREAS, the Merger and the Bank Merger are each intended to qualify as a tax-free reorganization within the meaning of the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, on the basis of the foregoing recitals and in consideration of the mutual covenants, agreements, representations and warranties contained herein, the parties hereto do covenant and agree as follows:

                                   ARTICLE 1.

                                  DEFINITIONS

     Except as otherwise expressly provided for in this Agreement, or unless the context otherwise requires, as used throughout this Agreement the following terms shall have the respective meanings specified below:

     "Affiliate" of, or a person "Affiliated" with, a specific person(s) is a person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the person(s) specified.

     "Affiliated Group" means, with respect to any entity, a group of entities required or permitted to file consolidated, combined or unitary Tax Returns (as defined herein).

     "Agreement of Merger" has the meaning set forth in the second recital of this Agreement.

     "Agreement of Bank Merger" has the meaning set forth in the third recital of this Agreement.

     "AMEX" means the American Stock Exchange or any successor thereto.

     "Average Closing Price" means the average of the daily closing price of a share of CVB Stock reported on the American Stock Exchange during the 15 consecutive trading days ending at the end of the fifth trading day immediately preceding the Effective Time of the Merger (as defined herein).

     "Bank Merger" means the merger of Orange with and into CBB.

     "Benefit Arrangements" has the meaning set forth in Section 4.20.2.

     "BHC Act" means the Bank Holding Company Act of 1956, as amended.

     "Business Day" means any day other than a Saturday, Sunday or day on which a bank chartered under the laws of the State of California is closed.

     "CBB" means Citizens Business Bank, a wholly owned subsidiary of CVB.

     "CFC" means California Financial Code.

     "CGCL" has the meaning set forth in the second recital of this Agreement.

     "CVB" means CVB Financial Corp.

     "Certificates" has the meaning set forth in Section 2.5.2.

     "Classified Credits" has the meaning set forth in Section 6.8.

     "Closing" means the consummation of the Merger and the Bank Merger provided for in Article 2 of this Agreement on the Closing Date (as defined herein) at the offices of Manatt, Phelps & Phillips, LLP, 11355 West Olympic Boulevard, Los Angeles, California 90064, or at such other place as the parties may agree upon.

     "Closing Date" means the date which is the first Friday, or such other day mutually agreed to by the parties hereto, which follows the last to occur of (i) the approval of this Agreement and the transactions contemplated hereby by the shareholders of ONB and CVB, as necessary, (ii) the receipt of all permits, authorizations, approvals and consents specified in Section 9.3 hereof, and
(iii) the expiration of all applicable notice and waiting periods under the law; provided, however, that if the Closing shall not have occurred by December 15, 1999, CVB shall have the discretion to delay the Closing until the first Friday after January 15, 2000 following the last to occur of (i), (ii) and (iii) above.

     "Code" shall have the meaning set forth in the fourth recital of this Agreement.

     "Commissioner" means the Commissioner of the Department of Financial Institutions of the State of California.

     "Competing Transaction" has the meaning set forth in Section 6.1.14.

     "Comptroller" means the Comptroller of the Currency.

     "Conversion Ratio" has the meaning set forth in Section 2.2.1.

     "Covered Person" has the meaning set forth in Section 4.30.

     "CVB 401(k) Plan" means the CVB Financial Corp. 401(k) Profit Sharing Plan.

     "CVB Conflicts and Consents List" has the meaning set forth in Section 5.5.

     "CVB Derivatives List" has the meaning set forth in Section 5.25.

     "CVB Dissenting Shares" means any shares of CVB Stock held by "dissenting shareholders" within the meaning of Chapter 13 of the CGCL.

     "CVB Filings" has the meaning set forth in Section 5.4.

     "CVB Intellectual Property List" has the meaning set forth in Section 5.26.

     "CVB Litigation List" has the meaning set forth in Section 5.20.

     "CVB Perfected Dissenting Shares" means any CVB Dissenting Shares which the holders thereof have not withdrawn or caused to lose their status as CVB Dissenting Shares.

     "CVB Shareholders Meeting" means the meeting of CVB's shareholders referred to in 7.12.

     "CVB Stock" has the meaning set forth in the second recital of this Agreement.

     "CVB Stock Option Plan" means the CVB Financial Corp. 1991 Stock Option Plan, as amended.

     "CVB Supplied Information" has the meaning set forth in Section 5.16.

     "CVB Tax List" has the meaning set forth in Section 5.21.

     "Deloitte & Touche" means Deloitte & Touche, LLP, CVB's independent accountants.

     "DFI" means the Department of Financial Institutions of the State of California.

     "Effective Time of the Merger" means the date upon which the Merger is consummated and the Agreement of Merger is filed with the Secretary of State of the State of California.

     "Effective Time of the Bank Merger" means the date upon which the Bank Merger is consummated and the Agreement of Bank Merger, bearing the certification of the California Secretary of State, is filed with the Commissioner of Financial Institutions.

     "Employee Plans" has the meaning set forth in Section 4.20.1.

     "Encumbrance" shall mean any option, pledge, security interest, lien, charge, encumbrance or restriction (whether on voting or disposition or otherwise), whether imposed by agreement, understanding, law or otherwise.

     "Environmental Regulations" has the meaning set forth in Section 4.12.2.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliates" has the meaning set forth in Section 4.20.1.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Agent" means ChaseMellon Shareholder Services, LLC or such other agent(s) designated by CVB.

     "Exchange Fund" has the meaning set forth in Section 2.5.1 hereof.

     "FDIC" means the Federal Deposit Insurance Corporation.

     "Financial Statements of CVB" means (i) the audited consolidated financial statements of CVB consisting of the consolidated balance sheets as of December 31, 1995, 1996, 1997 and 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended and the related notes thereto and related opinions thereon for the years then ended, and
(ii) the unaudited consolidated balance sheet as of March 31, 1999, and the related consolidated statements of operations, shareholders' equity and cash flows for the period then ended, and the related notes thereto.

     "Financial Statements of ONB" means (i) the audited consolidated financial statements of ONB consisting of the consolidated statements of condition as of December 31, 1995, 1996, 1997 and 1998, and the related statements of operations, stockholders' equity and cash flows for the years then ended and the related notes thereto and related opinions thereon for the periods then ended; and (ii) the unaudited consolidated balance sheet as of March 31, 1999, and the related consolidated statements of operations, shareholders' equity and cash flows for the period then ended, and the related notes thereto.

     "FRB" means the Board of Governors of the Federal Reserve System.

     "Governmental Entity" shall mean any court or tribunal with jurisdiction over the relevant party or any United States federal, state, municipal, domestic, foreign or other administrative authority or instrumentality.

     "Hazardous Materials" has the meaning set forth in Section 4.12.2.

     "Immediate Family" means a person's spouse, parents, in-laws, children and siblings.

     "Investment Security" means any equity security or debt security as defined in Statement of Financial Accounting Standards No. 115.

     "IRS" means the Internal Revenue Service.

     "M&P" means McGladry and Pullen, LLP, ONB's independent accountants.

     "Mortgage Brokerage" means ONB Mortgage Corporation, a California corporation and wholly owned subsidiary of ONB.

     "OCC" means the Office of the Comptroller of the Currency.

     "ONB 401(k) Plan" means the Orange National Bancorp 401(k) Plan.

     "ONB Conflicts and Consents List" has the meaning set forth in Section 4.6.

     "ONB Contract List" has the meaning set forth in Section 4.16.

     "ONB Derivatives List" has the meaning set forth in Section 4.32.

     "ONB Dissenting Shares" means any shares of ONB Stock held by "dissenting shareholders" within the meaning of Chapter 13 of the CGCL.

     "ONB Employee Plan List" has the meaning set forth in Section 4.20.

     "ONB Environmental Compliance List" has the meaning set forth in Section 4.12.2.

     "ONB Filings" has the meaning set forth in Section 4.5.

     "ONB Filings List" has the meaning set forth in Section 4.5.

     "ONB Indemnification List" has the meaning set forth in Section 4.30.

     "ONB Insurance List" has the meaning set forth in Section 4.7.

     "ONB Intellectual Property List" has the set forth in Section 4.35.

     "ONB Investment Securities List" has the meaning set forth in Section 4.26.

     "ONB List" means any list required to be furnished by ONB to CVB herewith.

     "ONB Litigation List" has the meaning set forth in Section 4.10.

     "ONB Loan List" has the meaning set forth in Section 4.25.

     "ONB Offices List" has the meaning set forth in Section 4.23.

     "ONB Operating Losses List" has the meaning set forth in Section 4.24.

     "ONB Perfected Dissenting Shares" means ONB Dissenting Shares which the holders thereof have not withdrawn or caused to lose their status as ONB Dissenting Shares.

     "ONB Personal Property List" has the meaning set forth in Section 4.8.

     "ONB Real Property List" has the meaning set forth in Section 4.9.

     "ONB Shareholders' Meeting" means the meeting of ONB's shareholders referred to in Section 6.7.

     "ONB Stock" has the meaning set forth in the second recital of this Agreement.

     "ONB Stock Option" means any option issued pursuant to the ONB Stock Option Plans.

     "ONB Stock Option Plans" means the Orange National Bancorp 1993 and 1997 Stock Option Plans, as amended.

     "ONB Supplied Information" has the meaning set forth in Section 4.34.

     "ONB Tax List" has the meaning set forth in Section 4.11.

     "ONB Undisclosed Liabilities List" has the meaning set forth in Section
4.19.

     "Operating Loss" has the meaning set forth in Section 4.24.

     "Person" means any individual, corporation, association, partnership, limited liability company, trust, joint venture, other entity, unincorporated body, government or governmental department or agency.

     "Proxy Statement and Prospectus" means the Joint Proxy Statement and Prospectus that is included as part of the Registration Statement on Form S-4 (as defined herein) and used to solicit proxies for the ONB Shareholders' Meeting and the CVB Shareholder's Meeting, as necessary, and to offer and sell the shares of CVB Stock to be issued in connection with the Merger.

     "Related Group of Persons" means Affiliates, members of an Immediate Family or Persons the obligations of whom would be attributed to another Person pursuant to the regulations promulgated by the SEC (as defined herein).

     "Registration Statement on Form S-4" means the Registration Statement on Form S-4, and such amendments thereto, that is filed with the SEC to register the shares of CVB Stock to be issued in the Merger under the Securities Act and includes the Proxy Statement and Prospectus in connection with the ONB Shareholders' Meeting and CVB Shareholder's Meeting, as necessary, pursuant to the regulations promulgated under the Exchange Act.

     "Scheduled Contracts" has the meaning set forth in Section 4.16.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Surviving Bank" has the meaning set forth in the fourth recital of this Agreement.

     "Surviving Corporation" has the meaning set forth in the second recital of this Agreement.

     "Tanks" has the meaning set forth in Section 4.12.2.

     "Tax Returns" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

     "Taxes" means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, corporation and estimated taxes, custom duties, fees, assessments and charges of any kind whatsoever; (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i); and (iii) any transferred liability in respect of any items described in clauses (i) and/or (ii).

     "Understanding" means any contract, agreement, understanding, commitment or offer, whether oral or written, which may become a binding obligation if accepted by another Person.

                                   ARTICLE 2.

                        TERMS OF MERGER AND BANK MERGER

     2.1 Effect of Merger and Surviving Corporation. At the Effective Time of the Merger, ONB will be merged with and into CVB pursuant to the terms, conditions and provisions of the Agreement of Merger and in accordance with the applicable provisions of the CGCL. By virtue of the Merger, all the rights, privileges, powers and franchises and all property and assets of every kind and description of ONB and CVB shall be vested in and be held and enjoyed by the Surviving Corporation, without further act or deed, and all the interests of every kind of ONB and CVB, including all debts due to either of them on whatever account, shall be the property of the Surviving Corporation as they were of ONB and CVB and the title to any interest in real property and any interest in personal property vested by deed or otherwise in either ONB or CVB shall not revert or be in any way impaired by reason of the Merger; and all rights of creditors and liens upon any property of ONB and CVB shall be preserved unimpaired and all debts, liabilities and duties of ONB and CVB shall be debts, liabilities and duties of the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

     2.2 Stock of ONB. Subject to Section 2.4, each share of ONB Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, without any further action on the part of ONB or the holders of such shares, be treated on the basis set forth herein.

     2.2.1 Conversion of ONB Stock. At the Effective Time of the Merger, pursuant to the Agreement of Merger, each outstanding share of ONB Stock excluding any ONB Perfected Dissenting Shares or shares of ONB Stock held by CVB or CBB (other than those held in a fiduciary capacity or as a result of debts previously contracted) shall, without any further action on the part of ONB or the holders of any such shares, be automatically cancelled and cease to be an issued and outstanding share of ONB Stock and be converted into one and one-half (1 1/2) shares of CVB Stock (the "Conversion Ratio").

     2.2.2 ONB Perfected Dissenting Shares. ONB Perfected Dissenting Shares shall not be converted into shares of CVB Stock, but shall, after the Effective Time of the Merger, be entitled only to such rights as are granted them by Chapter 13 of the CGCL. Each dissenting shareholder who is entitled to payment for his shares of ONB Stock shall receive such payment in an amount as determined pursuant to Chapter 13 of the CGCL.

     2.2.3 Shares Held by CVB or CBB. Shares of ONB Stock held by CVB or CBB, if any (other than those held in a fiduciary capacity or as a result of debts previously contracted), shall be canceled and no consideration shall be issued in exchange therefor.

     2.2.4 Dividends, Splits Etc. If, prior to the Effective Time of the Merger, CVB shall declare a stock dividend or stock distribution upon or subdivide, split up, reclassify or combine the CVB Stock, or make a distribution on the CVB Stock in any security convertible into CVB Stock, with a record date prior to the Effective Time of the Merger, the Conversion Ratio will be adjusted so that the shareholders of ONB will own the same percentage of the Surviving Corporation that they would have owned if no such event had occurred.

     2.3 Effect on CVB Stock. On the Effective Time of the Merger, each outstanding share of CVB Stock, excluding any CVB Perfected Dissenting Shares, shall remain an outstanding share of CVB Stock and shall not be converted or otherwise affected by the Merger.

     CVB Perfected Dissenting Shares shall, after the Effective Time of the Merger, be entitled only to such rights as are granted them by Chapter 13 of the CGCL. Each dissenting shareholder who is entitled to payment for his shares of CVB Stock shall receive such payment in an amount as determined pursuant to Chapter 13 of the CGCL.

     2.4 Fractional Shares. No fractional shares of CVB Stock shall be issued in the Merger. In lieu thereof, each holder of ONB Stock who would otherwise be entitled to receive a fractional share shall receive an amount in cash equal to the product (calculated to the nearest hundredth) obtained by multiplying (a) the Average Closing Price times (b) the fraction of the share of CVB Stock to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other rights in respect of any such fraction.

     2.5  Exchange Procedures.

     2.5.1 As of the Effective Time of the Merger, CVB shall have deposited with the Exchange Agent for the benefit of the holders of shares of ONB Stock, for exchange in accordance with this Section 2.5 through the Exchange Agent, certificates representing the shares of CVB Stock issuable pursuant to Section
2.2 in exchange for shares of ONB Stock outstanding immediately prior to the Effective Time of the Merger, and funds in an amount not less than the amount of cash payable in lieu of fractional shares of CVB Stock which would otherwise be issuable in connection with Section 2.2 hereof but for the operation of Section
2.4 of this Agreement (collectively, the "Exchange Fund").

     2.5.2 CVB shall use its best efforts to ensure the Exchange Agent will mail, promptly after the Effective Time of the Merger, to each holder of record of a certificate or certificates which immediately prior to the Effective Time of the Merger represented outstanding shares of ONB Stock (the "Certificates") whose shares were converted into the right to receive shares of CVB Stock pursuant to Section 2.2 hereof, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as CVB and ONB may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of CVB Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of CVB Stock and cash in lieu of fractional shares which such holder has the right to receive pursuant to Sections 2.2 and 2.4 hereof, and the Certificate so surrendered shall forthwith be canceled. In the event a certificate is surrendered representing ONB Stock, the transfer of ownership of which is not registered in the transfer records of ONB, a certificate representing the proper number of shares of CVB Stock may be issued to a transferee if the Certificate representing such ONB Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.5, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the certificate representing shares of CVB Stock and cash in lieu of any fractional shares of stock as contemplated by this Section 2.5. Notwithstanding anything to the contrary set forth herein, if any holder of shares of ONB should be unable to surrender the Certificates for such shares, because they have been lost or destroyed, such holder may deliver in lieu thereof such bond in form and substance and with surety reasonably satisfactory to CVB and shall be entitled to receive the certificate representing the proper number of shares of CVB Stock and cash in lieu of fractional shares in accordance with Sections 2.2 and 2.4 hereof.

     2.5.3 No dividends or other distributions declared or made with respect to CVB Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered Certificate with respect to the shares of CVB Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.4 until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of CVB Common Stock issued in exchange thereof, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of CVB Stock to which such holder is entitled pursuant to Section 2.4 and the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole shares of CVB Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of CVB Stock.

     2.5.4 All shares of CVB Stock issued upon the surrender for exchange of ONB Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.4) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of ONB Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of ONB Stock which were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to CVB for any reason, they shall be canceled and exchanged as provided in this Agreement.

     2.5.5 Any portion of the Exchange Fund which remains undistributed to the shareholders of ONB following the passage of six months after the Effective Time of the Merger shall be delivered to CVB, upon demand, and any shareholders of ONB who have not theretofore complied with this Section 2.5 shall thereafter look only to CVB for payment of their claim for CVB Stock, any cash in lieu of fractional shares of CVB Stock and any dividends or distributions with respect to CVB Stock.

     2.5.6 Neither CVB nor ONB shall be liable to any holder of shares of ONB Stock for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.5.7 The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of CVB Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of CVB Stock for the account of the Persons entitled thereto.

     2.5.8 Certificates surrendered for exchange by any Person constituting an "Affiliate" of ONB for purposes of Rule 144(a) under the Securities Act shall not be exchanged for certificates representing whole shares of CVB Stock until CVB has received a written agreement from such person as provided in Section 6.10.

     2.6 Directors of Surviving Corporation. Immediately after the Effective Time of the Merger, the Board of Directors of the Surviving Corporation shall be comprised of the persons serving as directors of CVB immediately prior to the Effective Time of the Merger and, subject to the approval of the Board of Directors of CVB, Mr. San Vaccaro. Such persons shall serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

     2.7 Executive Officers of Surviving Corporation. Immediately after the Effective Time of the Merger, the executive officers of the Surviving Corporation shall be comprised of the persons serving as executive officers of CVB immediately prior to the Effective Time of the Merger. Such persons shall serve until the earlier of their resignation or termination.

     2.8 Effect of Bank Merger and Surviving Bank. At the Effective Time of the Bank Merger, Orange will be merged with and into CBB pursuant to the terms, conditions and provisions of the Agreement of Bank Merger and in accordance with the applicable provisions of the CGCL and the CFC. By virtue of the Bank Merger, all the rights, privileges, powers and franchises and all property and assets of every kind and description of Orange and CBB shall be vested in and be held by the Surviving Bank, without further act or deed, and all the interests of every kind of Orange and CBB, including all debts due to either of them on whatever account, shall be the property of the Surviving Bank as they were of Orange and CBB and the title to any interest in real property and any interest in personal property vested by deed or otherwise in Orange and CBB shall not revert or be in any way impaired by reason of the Bank Merger; and all rights of creditors and liens upon any property of Orange and CBB shall be preserved unimpaired and all debts, liabilities and duties of Orange and CBB shall be preserved unimpaired and all debts, liabilities and duties of Orange and CBB shall be debts, liabilities and duties of the Surviving Bank and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

     2.9 Directors of Surviving Bank. Immediately after the Effective Time of the Bank Merger, the Board of Directors of the Surviving Bank shall be comprised of the persons serving as directors of CBB immediately prior to the Effective Time of the Bank Merger, and, subject to the approval of the Board of Directors of CBB, Mr. San Vaccaro. Such persons shall serve until the earlier of their expiration or removal or until their successors are duly elected and qualified.

     2.10 Executive Officers of Surviving Bank. Immediately after the Effective Time of the Bank Merger, the executive officers of the Surviving Bank shall be comprised of the persons serving as executive officers of CBB immediately prior to the Effective Time of the Bank Merger. Such persons shall serve until the earlier of their resignation or termination.

                                   ARTICLE 3.

                                  THE CLOSING

     3.1  Closing Date. The Closing shall take place on the Closing Date.

     3.2 Execution of Agreements. As soon as practicable after execution of this Agreement, the Agreement of Merger and the Agreement of Bank Merger together with all other agreements necessary to consummate the transactions described herein shall be executed by the parties thereto. On the Closing Date, the Agreement of Merger, together with all requisite certificates, shall be duly filed with the Secretary of State of the State of California as required by applicable law and regulations. On the Closing Date, the Agreement of Bank Merger, together with all requisite certificates, shall be duly filed with the California Secretary of State and the Commissioner, as required by applicable law and regulations.

     3.3 Further Assurances. At the Closing, the parties hereto shall deliver, or cause to be delivered, such documents or certificates as may be necessary in the reasonable opinion of counsel for any of the parties, to effectuate the transactions contemplated by this Agreement. From and after the Effective Time of the Merger, each of the parties hereto covenants and agrees, without the necessity of any further consideration whatsoever, to execute, acknowledge and deliver any and all other documents and instruments and take any and all such other action as may be reasonably necessary or desirable to more effectively carry out the intent and purpose of this Agreement, the Agreement of Merger and the Agreement of Bank Merger.

                                   ARTICLE 4.

                     REPRESENTATIONS AND WARRANTIES OF ONB

ONB represents and warrants to CVB as follows:

     4.1 Incorporation, Standing and Power. ONB has been duly organized, is validly existing and in good standing as a corporation under the laws of the State of California and is registered as a bank holding company under the BHC Act. Orange is a national bank duly organized, validly existing and in good standing under the laws of the United States and is authorized by the OCC to conduct a general banking business. Mortgage Brokerage has been duly organized, is validly existing and in good standing as a corporation under the laws of the State of California. Orange's deposits are insured by the FDIC in the manner and to the fullest extent provided by law. Each of ONB, Orange and Mortgage Brokerage has all requisite corporate power and authority to own, lease and operate its respective properties and assets and to carry on its business as presently conducted. Neither the scope of the business of ONB, Orange or Mortgage Brokerage nor the location of any of their respective properties requires that either ONB, Orange or Mortgage Brokerage be licensed to do business in any jurisdiction other than the State of California where the failure to be so licensed would, individually or in the aggregate, have a material adverse effect on the business, financial condition, results of operations or prospects of ONB on a consolidated basis. ONB has delivered to CVB true and correct copies of its, Orange's and Mortgage Brokerage's Articles of Incorporation, Articles of Association, and Bylaws, as amended, and in effect as of the date hereof.

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

     4.2  Capitalization.

     4.2.1 As of the date of this Agreement, the authorized capital stock of ONB consists of 20,000,000 shares of ONB Stock, of which 2,000,171 shares are outstanding. All of the outstanding shares of ONB Stock are duly authorized, validly issued, fully paid and nonassessable. Except for ONB Options covering 232,283 shares of ONB Stock granted pursuant to the ONB Stock Option Plans, there are no outstanding options, warrants or other rights in or with respect to the unissued shares of ONB Stock nor any securities convertible into such stock, and ONB is not obligated to issue any additional shares of its common stock or any additional options, warrants or other rights in or with respect to the unissued shares of such stock or any other securities convertible into such stock. ONB has furnished CVB a list (the "ONB Option List") setting forth the name of each holder of a ONB Option, the number of shares of ONB Stock covered by each such option, the vesting schedule of such option, the exercise price per share and the expiration date of each such option.

     4.2.2 As of the date of this Agreement, the authorized capital stock of Orange consists of 1,325,000 shares of common stock, $1.25 par value, of which 1,002,920 shares are outstanding and all of which are owned of record and beneficially by ONB. All of the outstanding shares of such common stock are duly authorized, validly issued, fully paid, nonassessable and free and clear of all Encumbrances. There are no outstanding options, warrants or other rights in or with respect to the unissued shares of such common stock or any other securities convertible into such stock, and Orange is not obligated to issue any additional shares of its common stock or any options, warrants or other rights in or with respect to the unissued shares of its common stock or any other securities convertible into such stock.

     4.2.3 As of the date of this Agreement, the authorized capital stock of Mortgage Brokerage consists of 100,000 shares of common stock, of which 10,000 shares are outstanding and all of which are owned of record and beneficially by ONB, and there are no shares of preferred stock outstanding. All of the outstanding shares of such common stock are duly authorized, validly issued, fully paid, nonassessable and free and clear of all Encumbrances. There are no outstanding options, warrants or other rights in or with respect to the unissued shares of such common stock or any other securities convertible into such stock, and Mortgage Brokerage is not obligated to issue any additional shares of its common stock or any options, warrants or other rights in or with respect to the unissued shares of its common stock or any other securities convertible into such stock.

     4.3 Subsidiaries. Other than Orange and Mortgage Brokerage, ONB does not own, directly or indirectly, the outstanding stock or equity or other voting interest in any Person. Orange does not own, directly or indirectly, the outstanding stock or equity or other voting interest in any Person. The operations of Mortgage Brokerage are not material to the business or financial condition of ONB, on a consolidated basis.

     4.4 Financial Statements. ONB has previously furnished to CVB a copy of the Financial Statements of ONB. The Financial Statements of ONB: (a) present fairly the consolidated financial condition of ONB as of the respective dates indicated and its consolidated results of operations and statements of cash flows, for the respective periods then ended, subject, in the case of the unaudited interim financial statements, to normal recurring adjustments; (b) have been prepared in accordance with generally accepted accounting principles and/or applicable regulatory accounting principles or banking

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

regulations consistently applied (except as otherwise indicated therein); and
(c) are based upon the books and records of ONB.

     4.5 Reports and Filings. Except as set forth in a list (the "ONB Filings List"), since January 1, 1996, each of ONB, Orange and Mortgage Brokerage has filed all reports, returns, registrations and statements (such reports and filings referred to as "ONB Filings"), together with any amendments required to be made with respect thereto, that were required to be filed with (a) the FDIC,
(b) the OCC, (c) the FRB, (d) the SEC and (e) any other applicable Governmental Entity, including taxing authorities, except where the failure to file such reports, returns, registrations or statements has not had and is not reasonably expected to have a material adverse effect on the business, financial condition, results of operations or prospects of ONB on a consolidated basis. No administrative actions have been taken or orders issued in connection with such ONB Filings. As of their respective dates, each of such ONB Filings (y) complied in all material respects with all laws and regulations enforced or promulgated by the Governmental Entity with which it was filed (or was amended so as to be in compliance promptly following discovery of any such noncompliance); and (z) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any of such ONB Filings fairly presented the financial position of ONB on a consolidated basis, ONB alone and Orange alone, as the case may be, and was prepared in accordance with generally accepted accounting principles or banking regulations consistently applied, except as stated therein, during the periods involved, and except (other than for those financial statements filed with the SEC) where any misstatement or omission would not make the statements therein, in light of the circumstances under which they were made, misleading. ONB has furnished CVB with true and correct copies of all ONB Filings filed by ONB since January 1, 1996.

     4.6 Authority of ONB. The execution and delivery by ONB of this Agreement and the Agreement of Merger and by Orange of the Agreement of Bank Merger, subject to the requisite approval of the shareholders of ONB of this Agreement and the transactions contemplated thereby and by ONB of the Agreement of Bank Merger, the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of ONB and Orange. This Agreement is, and the Agreement of Merger and Agreement of Bank Merger will be, upon due execution and delivery by the respective parties thereto, a valid and binding obligation of ONB and Orange, as the case may be, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Except as set forth in a list furnished by ONB to CVB (the "ONB Conflicts and Consents List"), neither the execution and delivery by ONB of this Agreement and the Agreement of Merger, nor by Orange of the Agreement of Bank Merger, the consummation of the transactions contemplated herein or therein, nor compliance by ONB or Orange with any of the provisions hereof or thereof, will: (a) conflict with or result in a breach of any provision of its or Orange's Articles of Incorporation, as amended, Articles of Association, as amended, or Bylaws, as amended of Orange and ONB; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument

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

or obligation to which ONB or Orange is a party, or by which ONB or Orange or any of their respective properties or assets are bound; (c) result in the creation or imposition of any Encumbrance on any of the properties or assets of ONB or Orange; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to ONB or Orange or any of their respective properties or assets. Except as set forth in the ONB Conflicts and Consents List, no consent of, approval of, notice to or filing with any Governmental Entity having jurisdiction over any aspect of the business or assets of ONB or Orange, and no consent of, approval of or notice to any other Person, is required in connection with the execution and delivery by ONB of this Agreement and the Agreement of Merger, and by Orange of the Agreement of Bank Merger, or the consummation by ONB of the Merger and by Orange of the Bank Merger or the transactions contemplated hereby or thereby, except (i) the approval of this Agreement and the Agreement of Merger and the transactions contemplated hereby and thereby by the shareholders of ONB and of the Agreement of Bank Merger by ONB; (ii) such approvals as may be required by the FRB, the FDIC and the DFI; (iii) the filing and the effectiveness of the Proxy Statement and Prospectus and Registration Statement on Form S-4 with the SEC; and (iv) the filing and acceptance of the Agreement of Merger with the Secretary of State and the Agreement of Bank Merger with the Secretary of State and the DFI.

     4.7 Insurance. Each of ONB, Orange and Mortgage Brokerage has policies of insurance and bonds with respect to its assets and business against such casualties and contingencies and in such amounts, types and forms as are customarily appropriate for its business, operations, properties and assets. All such insurance policies and bonds are in full force and effect. Except as set forth in a list furnished by ONB to CVB (the "ONB Insurance List"), no insurer under any such policy or bond has canceled or indicated an intention to cancel or not to renew any such policy or bond or generally disclaimed liability thereunder. Except as set forth in the ONB Insurance List, neither ONB, Orange or Mortgage Brokerage is in default under any such policy or bond and all material claims thereunder have been filed in a timely fashion. Set forth in the ONB Insurance List is a list of all policies of insurance carried and owned by ONB, Orange or Mortgage Brokerage showing the name of the insurance company, the nature of the coverage, the policy limit, the annual premiums and the expiration dates. There has been delivered to CVB a copy of each such policy of insurance.

     4.8 Personal Property. Each of ONB, Orange and Mortgage Brokerage has good and marketable title to all its material properties and assets, other than real property, owned or stated to be owned by ONB, Orange or Mortgage Brokerage, free and clear of all Encumbrances except: (a) as set forth in the Financial Statements of ONB; (b) for Encumbrances for current taxes not yet due; (c) for Encumbrances incurred in the ordinary course of business; (d) for Encumbrances that are not substantial in character, amount or extent and that do not materially detract from the value, or interfere with present use, of the property subject thereto or affected thereby, or otherwise materially impair the conduct of business of ONB, Orange or Mortgage Brokerage; or (e) as set forth in a list furnished by ONB to CVB (the "ONB Personal Property List").

     4.9 Real Estate. ONB has furnished CVB a list of real property, including leaseholds and all other interests in real property (other than security interests), owned by ONB, Orange and Mortgage Brokerage (the "ONB Real Property List"). Each of ONB, Orange and Mortgage Brokerage has duly recorded or caused to be recorded, in the appropriate county, all recordable interests in the real property described in the ONB Real Property List. ONB, Orange and Mortgage Brokerage have good and marketable title to

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

their respective real property, and valid leasehold interests in the leaseholds, described in the ONB Real Property List, free and clear of all Encumbrances, except (a) for rights of lessors, co-lessees or sublessees in such matters that are reflected in the lease; (b) for current taxes not yet due and payable; (c) for such Encumbrances, if any, as do not materially detract from the value of or materially interfere with the present use of such property; and (d) as described in the ONB Real Property List. ONB has furnished CVB with true and correct copies of all leases included in the ONB Real Property List, all title insurance policies and all documents evidencing recordation of all recordable interests in real property included in the ONB Real Property List.

     4.10 Litigation. Except as set forth in a list furnished by ONB to CVB (the "ONB Litigation List"), there is no private or governmental suit, claim, action or proceeding pending, nor to ONB's knowledge threatened, against ONB, Orange or Mortgage Brokerage or against any of their respective directors, officers or employees relating to the performance of their duties in such capacities or against or affecting any properties of ONB, Orange or Mortgage Brokerage which, if adversely determined, would have, individually or in the aggregate, a material adverse effect upon the business, financial condition or results of operations of ONB on a consolidated basis, or the transactions contemplated hereby, or which may involve a judgment against ONB, Orange or Mortgage Brokerage in excess of $25,000. Also, except as disclosed in the ONB Litigation List, there are no material judgments, decrees, stipulations or orders against ONB, Orange or Mortgage Brokerage or enjoining their respective directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area.

     4.11  Taxes.

     (a) Except as set forth in a list furnished by ONB to CVB (the "ONB Tax List"), (A) all material Tax Returns required to be filed by or on behalf of ONB, Orange or any of their subsidiaries or the Affiliated Group(s) of which any of them is or was a member have been duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, complete and correct in all material respects; (B) all Taxes due and payable by or on behalf of ONB, Orange or any of their subsidiaries, either directly, as part of an Affiliated Group Tax Return, or otherwise, have been fully and timely paid, except to the extent adequately reserved therefor in accordance with generally accepted accounting principles and/or applicable regulatory accounting principles or banking regulations consistently applied on the ONB balance sheet, and adequate reserves or accruals for Taxes have been provided in the ONB balance sheet with respect to any period through the date thereof for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing; and (C) no agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation) has been executed or filed with any taxing authority by or on behalf of ONB, Orange or any of their subsidiaries, or any Affiliated Group(s) of which any of them is or was a member.

     (b) ONB, Orange and Mortgage Brokerage have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have duly and timely withheld from employee salaries, wages and other compensation and have paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

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

     (c) CVB has received complete copies of (i) all material income or franchise Tax Returns of ONB and Orange relating to the taxable periods since January 1, 1996 and (ii) any audit report issued within the last three years relating to any material Taxes due from or with respect to ONB and Orange with respect to their respective income, assets or operations.

     (d) Except as set forth in the ONB Tax List, no claim has been made by a taxing authority in a jurisdiction where ONB or Orange do not file an income or franchise Tax Return such that ONB and Orange are or may be subject to taxation by that jurisdiction.

     (e) Except as set forth in the ONB Tax List: (i) all deficiencies asserted or assessments made as a result of any examinations by any taxing authority of the Tax Returns of or covering or including ONB and Orange have been fully paid, and there are no other audits or investigations by any taxing authority in progress, nor have ONB and Orange received any notice from any taxing authority that it intends to conduct such an audit or investigation; (ii) no requests for a ruling or a determination letter are pending with any taxing authority; and
(iii) no issue has been raised in writing by any taxing authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency against ONB or Orange for any subsequent taxable period that could be material.

     (f) Except as set forth in the ONB Tax List, neither ONB, Orange nor any other Person on behalf of ONB or Orange has (i) filed a consent pursuant to
Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by ONB, Orange or any of their subsidiaries (ii) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by ONB, Orange or any of their subsidiaries or has any knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of ONB, Orange or any of their subsidiaries or (iii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to ONB, Orange or any of their subsidiaries.

     (g) Except as set forth in the ONB Tax List, no property owned by ONB or Orange is (i) property required to be treated as being owned by another Person pursuant to provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code or (iii) is "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code.

     (h) Neither ONB (except with Orange) nor Orange (except with ONB) is a party to any Tax Sharing Agreement or similar agreement or arrangement (whether written or not written) pursuant to which it will have any obligation to make any payments after the Closing.

     (i) Except as set forth in the ONB Tax List, there is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by ONB, Orange or any of their

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

subsidiaries or their respective affiliates by reason of Section 280G of the Code, or would constitute compensation in excess of the limitation set forth in
Section 162(m) of the Code.

     (j) There are no liens as a result of any unpaid Taxes upon any of the assets of ONB or Orange.

     (k) Except as set forth in the ONB Tax List, ONB, Orange or any of their subsidiaries have no elections in effect for federal income tax purposes under Sections 108, 168, 338, 441, 472, 1017, 1033, or 4977 of the Code.

     (l) Except as set forth in the ONB Tax list, none of the members of ONB's Affiliated Group has any net operating loss carryovers.

     (m) ONB agrees, and agrees to cause Orange, to cooperate with tax counsel in furnishing reasonable and customary written tax representations to tax counsel for purposes of supporting tax counsel's opinion that each of the Merger and the Bank Merger qualify as a tax-deferred reorganization within the meaning of Section 368(a) of the Code as contemplated in Section 9.6 hereof.

     4.12  Compliance with Laws and Regulations.

     4.12.1 Neither ONB, Orange or Mortgage Brokerage is in default under or in breach or violation of (i) any provision of its respective Articles of Incorporation, as amended, Articles of Association, as amended, or Bylaws, as amended, or (ii) law, ordinance, rule or regulation promulgated by any Governmental Entity, except, with respect to this clause (ii), for such defaults, breaches or violations as would not have, individually or in the aggregate, a material adverse effect on the business, financial condition, results of operations or prospects of ONB on a consolidated basis.

     4.12.2 Except as set forth on a list furnished by ONB to CVB (the "ONB Environmental Compliance List"), to the best of ONB's knowledge (i) each of ONB, Orange and Mortgage Brokerage is in compliance with all Environmental Regulations; (ii) there are no Tanks on or about ONB Property; (iii) there are no Hazardous Materials on, below or above the surface of, or migrating to or from ONB Property in concentrations above de minimis levels that would require remedial action; (iv) neither ONB, Orange or Mortgage Brokerage has loans outstanding secured by real property that is not in compliance with Environmental Regulations or which has a leaking Tank or upon which there are Hazardous Materials on or migrating to or from, in concentrations above de minimis levels that would require remedial action, ONB Property; and (v) without limiting Section 4.10 or the foregoing representations and warranties contained in clauses (i) through (iv), as of the date of this Agreement, there is no written claim, action, suit, or proceeding or notice thereof before any Governmental Entity pending against ONB or Orange or Mortgage Brokerage or concerning property securing ONB or Orange or Mortgage Brokerage loans and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting ONB Property or property securing ONB or Orange loans, relating to the foregoing representations (i) -- (iv), in each case the noncompliance with which, or the presence of which would have a material adverse effect on the business, financial condition, results of operations or prospects of ONB on a consolidated basis. For purposes of this Section 4.12.2, the term "Environmental Regulations" shall mean all applicable statutes, regulations, rules, and ordinances of all Governmental Entities and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment, including, without limitation: all

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requirements, including, but not limited to those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials whether solid, liquid, or gaseous in nature and all requirements pertaining to the protection of the health and safety of employees or the public. "ONB Property" shall mean real estate currently owned, or leased, or in which ONB, Orange or Mortgage Brokerage has an investment or security interest (by mortgage, deed of trust, sale or lease-back), including, without limitation, properties under foreclosure and properties held by ONB or Orange in its capacity as a trustee. "Tank" shall mean treatment or storage tanks, whether above ground or below ground, gas or oil wells and associated piping transportation devices. "Hazardous Materials" shall mean any substance which is defined as a hazardous waste, hazardous substance, hazardous material, used oil, pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C.
Section 9601, et seq.); the Resource Conservation and Recovery Act (42 U.S.C.
Section 6901, et seq.); the Clean Air Act, as amended (42 U.S.C. Section 7401, et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251, et seq.); the Toxic Substances Control Act, as amended (15 U.S.C. Section 9601, et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C.
Section 651; the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. Section 11001, et seq.); the Safe Drinking Water Act (42 U.S.C. Section 300f, et seq.); and all comparable state and local laws, including without limitation, the Carpenter-Presley-Tanner Hazardous Substance Account Act (State Superfund), the Porter-Cologne Water Quality Control Act, Section 25140, 25501(j) and (k), 25501.1, 25281 and 25250.1 of the California Health and Safety Code and/or Article I of Title 22 of the California Code of Regulations, Division 4, Chapter 30; laws of other jurisdictions or orders and regulations; or the presence of which causes or threatens to cause a nuisance, trespass or other common law tort upon real property or adjacent properties or poses or threatens to pose a hazard to the health or safety of persons or including without limitation, gasoline, diesel fuel or other petroleum hydrocarbons; polychlorinated biphenyls (PCBs), asbestos or urea formaldehyde foam insulation.

     4.12.3 ONB has provided to CVB phase I environmental assessments with respect to each interest in real property set forth on the ONB Real Property List as to which such a phase I environmental investigation has been prepared by or on behalf of ONB or Orange. The ONB Real Property list shall disclose each such property as to which such an assessment has not been prepared on behalf of ONB or Orange.

     4.13 Performance of Obligations. Each of ONB, Orange and Mortgage Brokerage has performed in all material respects all of the obligations required to be performed by it to date and is not in default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other covenant to which it is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach, where such default or breach would have, individually or in the aggregate, a material adverse effect on the business, financial condition, results of operations or prospects of ONB on a consolidated basis. Except for loans and leases made by ONB, Orange or Mortgage Brokerage in the ordinary course of business, to ONB's knowledge, no party is in breach of a material agreement with ONB, Orange or Mortgage Brokerage which breach has had or reasonably should be

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expected to have a material adverse effect on the business, financial condition, results of operations or prospects of ONB, Orange or Mortgage Brokerage.

     4.14 Employees. There are no controversies pending or threatened between either ONB, Orange or Mortgage Brokerage and any of its employees that are likely to have a material adverse effect on the business, financial condition, results of operations or prospects of ONB on a consolidated basis. Neither ONB, Orange nor Mortgage Brokerage is a party to any collective bargaining agreement with respect to any of its employees or any labor organization to which its employees or any of them belong.

     4.15  Brokers and Finders. Except for the obligation to First
Security -- Van Kasper, pursuant to a letter dated October 16, 1998, a copy of which has been furnished to CVB, neither ONB, Orange or Mortgage Brokerage is a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein will result in any liability to any broker or finder.

     4.16 Material Contracts. Except as set forth in a list furnished by ONB to CVB (the "ONB Contract List") hereto (all items listed or required to be listed in such ONB Contract List being referred to herein as "Scheduled Contracts"), neither ONB, Orange or Mortgage Brokerage is a party or otherwise subject to:

          4.16.1 any employment, deferred compensation, bonus or consulting contract that (i) has a remaining term, as of the date of this Agreement, of more than one year in length of obligation on the part of ONB, Orange or Mortgage Brokerage and is not terminable by ONB or Orange or Mortgage Brokerage within one year without penalty or (ii) requires payment by ONB or Orange of $25,000 or more per annum;

          4.16.2 any advertising, brokerage, licensing, dealership, representative or agency relationship or contract requiring payment by ONB, Orange or Mortgage Brokerage of $25,000 or more per annum;

          4.16.3 any contract or agreement that restricts ONB, Orange or Mortgage Brokerage (or would restrict any Affiliate of ONB or Orange or the Surviving Corporation or the Surviving Bank (including CVB and its subsidiaries) after the Effective Time of the Merger and Effective Time of the Bank Merger) from competing in any line of business with any Person or using or employing the services of any Person;

          4.16.4 any lease of real or personal property providing for annual lease payments by or to ONB, Orange or Mortgage Brokerage in excess of $25,000 per annum other than (A) financing leases entered into in the ordinary course of business in which ONB, Orange or Mortgage Brokerage is lessor and (B) leases of real property presently used by Orange, Mortgage Brokerage as banking offices;

          4.16.5 any mortgage, pledge, conditional sales contract, security agreement, option, or any other similar agreement with respect to any interest of ONB, Orange or Mortgage Brokerage (other than as mortgagor or pledgor in the ordinary course of its banking business or as mortgagee, secured party or deed of trust beneficiary in the ordinary course of its business) in personal property having a value of $25,000 or more;

          4.16.6 other than as described in the ONB Filings or as set forth in the ONB Employee Plan List, any stock purchase, stock option, stock bonus, stock ownership,

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     profit sharing, group insurance, bonus, deferred compensation, severance pay, pension, retirement, savings or other incentive, welfare or employment plan or material agreement providing benefits to any present or former employees, officers or directors of ONB, Orange or Mortgage Brokerage;

          4.16.7 any agreement to acquire equipment or any commitment to make capital expenditures of $25,000 or more;

          4.16.8 other than agreements entered into in the ordinary course of business, including sales of other real estate owned, any agreement for the sale of any property or assets in which ONB, Orange or Mortgage Brokerage has an ownership interest or for the grant of any preferential right to purchase any such property or asset;

          4.16.9 any agreement for the borrowing of any money (other than liabilities or interbank borrowings made in the ordinary course of its banking business and reflected in the financial records of ONB or Orange);

          4.16.10 any restrictive covenant contained in any deed to or lease of real property owned or leased by ONB, Orange or Mortgage Brokerage (as lessee) that materially restricts the use, transferability or value of such property;

          4.16.11 any guarantee or indemnification which involves the sum of $25,000 or more, other than letters of credit or loan commitments issued in the normal course of business;

          4.16.12 any supply, maintenance or landscape contracts not terminable by ONB, Orange or Mortgage Brokerage without penalty on 30 days' or less notice and which provides for payments in excess of $25,000 per annum;

          4.16.13 other than as disclosed with reference to Section 4.16.11 of this Section 4.16, any material agreement which would be terminable other than by ONB, Orange or Mortgage Brokerage as a result of the consummation of the transactions contemplated by this Agreement;

          4.16.14 any contract of participation with any other bank in any loan in excess of $25,000 or any sales of assets of ONB, Orange or Mortgage Brokerage with recourse of any kind to ONB, Orange or Mortgage Brokerage except the sale of mortgage loans, servicing rights, repurchase or reverse repurchase agreements, securities or other financial transactions in the ordinary course of business;

          4.16.15 any agreement providing for the sale or servicing of any loan or other asset which constitutes a "recourse arrangement" under applicable regulation or policy promulgated by a Governmental Entity (except for agreements for the sale of guaranteed portions of loans guaranteed in part by the U. S. Small Business Administration and related servicing agreements);

          4.16.16 any contract relating to the provision of data processing services to ONB or Orange; or

          4.16.17 any other agreement of any other kind which involves future payments or receipts or performances of services or delivery of items requiring payment of $25,000 or more to or by ONB, Orange or Mortgage Brokerage other than payments

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

     made under or pursuant to loan agreements, participation agreements and other agreements for the extension of credit in the ordinary course of their business.

     True copies of all Scheduled Contracts, including all amendments and supplements thereto, have been delivered to CVB.

     4.17 Certain Material Changes. Except as specifically required, permitted or effected by this Agreement, since December 31, 1998, there has not been, occurred or arisen any of the following (whether or not in the ordinary course of business unless otherwise indicated):

          4.17.1 Any change in any of the assets, liabilities, permits, methods of accounting or accounting practices, business, or manner of conducting business, of ONB, Orange or Mortgage Brokerage or any other event or development that has had or may reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, liabilities, permits, business, financial condition, results of operations or prospects of ONB on a consolidated basis;

          4.17.2 Any damage, destruction or other casualty loss (whether or not covered by insurance) that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, business, financial condition, results of operations or prospects of ONB on a consolidated basis or that may involve a loss of more than $25,000 in excess of applicable insurance coverage;

          4.17.3 Any amendment, modification or termination of any existing, or entry into any new, material contract or permit that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, business, financial condition, results of operations or prospects of ONB on a consolidated basis;

          4.17.4 Any disposition by ONB, Orange or Mortgage Brokerage of an asset the lack of which has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, business, financial condition, results of operations or prospects of ONB on a consolidated basis; or

          4.17.5 Any direct or indirect redemption, purchase or other acquisition by ONB, Orange or Mortgage Brokerage of any equity securities or any declaration, setting aside or payment of any dividend (except, in the case of the declaration, setting aside or payment of a cash dividend, as disclosed in the Financial Statements of ONB) or other distribution on or in respect of ONB Stock whether consisting of money, other personal property, real property or other things of value.

     4.18 Licenses and Permits. Each of ONB, Orange and Mortgage Brokerage has all material licenses and permits that are necessary for the conduct of its respective business, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a material adverse effect on the business, financial condition, results of operations or prospects of ONB on a consolidated basis. The respective properties, assets, operations and businesses of ONB and Orange are and have been maintained and conducted, in all material respects, in compliance with all applicable licenses and permits. The respective properties and operations of ONB and Orange are and have been maintained and conducted, in all material respects, in compliance with all applicable laws and regulations.

     4.19 Undisclosed Liabilities. Neither ONB, Orange or Mortgage Brokerage has any liabilities or obligations, either accrued or contingent, that are material to ONB and that have not been: (a) reflected or disclosed in the Financial Statements of ONB;
(b) incurred subsequent to December 31, 1998 in the ordinary course of business consistent with past practices; or (c) disclosed in a list furnished by ONB to CVB (the "Undisclosed Liabilities List") or on any other ONB List. ONB does not know of any basis for the assertion against it or Orange of any liability, obligation or claim (including, without limitation, that of any regulatory authority) that is likely to result in or cause a material adverse change in the business, financial condition, results of operations or prospects of ONB on a consolidated basis that is not fairly reflected in the Financial Statements of ONB or otherwise disclosed in this Agreement.

     4.20  Employee Benefit Plans.

     4.20.1 ONB has previously made available to CVB copies of each "employee benefit plan," as defined in Section 3(3) of ERISA, of which ONB or any member of the same controlled group of corporations, trades or businesses as ONB within the meaning of Section 4001(a)(14) of ERISA ("ERISA Affiliates") is a sponsor or participating employer or as to which ONB or any of its ERISA Affiliates makes contributions or is required to make contributions and which is subject to any provision of ERISA and covers any employee, whether active or retired, of ONB or any of its ERISA Affiliates, together with all amendments thereto, all currently effective and related summary plan descriptions (to the extent one is required by law), the determination letter from the IRS, the annual reports for the most recent three years (Form 5500 including, if applicable, Schedule B thereto) and the summary of material modifications prepared in connection with any such plan. Such plans are hereinafter referred to collectively as the "Employee Plans." ONB does not participate in an employee benefit pension plan that is a "multiemployer plan" within the meaning of Section 3(37) of ERISA that would subject ONB or any of its ERISA Affiliates to a material amount of liability with respect to any such plan. No event has occurred that will subject such Employee Plans to a material amount of tax under Section 511 of the Code. All amendments required to bring each Employee Plan into conformity with all of the applicable provisions of ERISA, the Code and all other applicable laws have been made, other than the requirement to make amendments for which the regulatory remedial amendment period has not expired. As disclosed in a list furnished by ONB to CVB of all of ONB's Employee Plans, (the "ONB Employee Plan List"), all Employee Plans were in effect for substantially all of 1998, and there has been no material amendment thereof (other than amendments required to comply with applicable law) or material increase in the cost thereof or benefits thereunder on or after January 1, 1998.

     4.20.2 ONB has previously made available to CVB copies or descriptions of each plan or arrangement maintained or otherwise contributed to by ONB or any of its ERISA Affiliates which is not an Employee Plan and which (exclusive of base salary and base wages) provides for any form of current or deferred compensation, bonus, stock option, stock awards, stock-based compensation or other forms of incentive compensation or post-termination insurance, profit sharing, retirement, group health or insurance, disability, workers' compensation, welfare or similar plan or arrangement for the benefit of any employee or class of employees, whether active or retired, of ONB or any of its ERISA Affiliates (such plans and arrangements being collectively referred to herein as "Benefit Arrangements"). As disclosed in the ONB Employee Plan List hereto, which includes a list of all Benefit Arrangements, all Benefit Arrangements which are in effect were in effect for substantially all of 1998 and there has been no material amendment thereof or material increase in the cost thereof or benefits payable thereunder since January 1, 1998.

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

Except as set forth in the ONB Employee Plan List, there has been no material increase in the compensation of or benefits payable to any senior executive employee of ONB since December 31, 1998, nor any employment, severance or similar contract entered into with any such employee, nor any material amendment to any such contract, since December 31, 1998. There is no contract, agreement or benefit arrangement covering any employee of ONB which individually or collectively could give rise to the payment of any amount which would constitute an "excess parachute payment," as such term is defined in Section 280G of the Code, or would constitute compensation that is not deductible by reason of the limitation set forth in Section 162(m) of the Code.

     4.20.3 With respect to all Employee Plans and Benefit Arrangements, ONB and its ERISA Affiliates are in material compliance with their terms (other than noncompliance the cost or liability for which is not material) with the requirements prescribed by any and all statutes, governmental or court orders, or governmental rules or regulations currently in effect, including but not limited to ERISA and the Code, applicable to such plans or arrangements. All material government reports and filings required by law have been properly and timely filed and all information required to be distributed to participants or beneficiaries has been distributed with respect to each Employee Plan. ONB and its ERISA Affiliates have performed all of their obligations under all such Employee Plans and Benefit Arrangements in all material aspects. There is no pending or, to the knowledge of ONB, threatened legal action, proceeding or investigation against or involving any Employee Plan or Benefit Arrangement which could result in a material amount of liability of ONB or an ERISA Affiliate to such Employee Plan. No condition exists that could constitute grounds for the termination of any Employee Plan under Section 4042 of ERISA; no "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the Code, has occurred with respect to any Employee Plan, or any other employee benefit plan maintained by ONB or any of its ERISA Affiliates which is covered by Title I of ERISA, which could subject ONB directly or indirectly responsible to a material amount of liability under Title I of ERISA or to the imposition of a material amount of tax under Section 4975 of the Code which could have a material adverse effect on the business, assets, financial condition, results of operations or prospects of ONB on a consolidated basis; nor has any Employee Plan subject to Part III of Subtitle B of Title I of ERISA or Section 412 of the Code, or both, incurred any "accumulated funding deficiency," as defined in
Section 412 of the Code, whether or not waived, nor has ONB failed to make any material contribution or pay any material amount due and owing as required by the terms of any Employee Plan or Benefit Arrangement. No "reportable event" as defined in ERISA, except reportable events for which the 30-day notice requirement has been waived, has occurred with respect to any of the Employee Plans. Neither ONB nor any of its ERISA Affiliates has not incurred nor expects to incur, directly or indirectly, a material amount of liability under Title IV or ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA which could constitute a liability of CVB or of any of its Affiliates (including ONB and Orange) at or after the Effective Time of the Merger.

     4.20.4 Neither ONB nor any of its ERISA Affiliates has provided or is required to provide security to any Employee Plan pursuant to Section 401(a)(29) of the Code. Each of the Employee Plans which is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and neither ONB nor Orange knows of any fact which could adversely affect the qualified status of any such Employee Plan other than the requirement to make amendments for which the regulatory remedial amendment period has not expired. The Financial Statements of ONB properly reflect all amounts required to be accrued as liabilities to date under each of the Employee Plans.

     4.20.5 Except for Scheduled Contracts set forth in the ONB Contract List or as set forth in the ONB Employee Plan List, as the case may be, each Employee Plan or Benefit Arrangement and each personal services contract, fringe benefit, consulting contract or similar arrangement with or for the benefit of any officer, director, employee or other person can be terminated by ONB within a period of 30 days following the Effective Time of the Merger, without payment of any amount as a penalty, bonus, premium, severance pay or other compensation for such termination.

     4.20.6 All group health plans of ONB have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code in all material respects.

     4.20.7 Neither ONB nor Orange utilizes or has utilized the services of workers (including workers provided by third parties, independent contractors and temporary employees) who might reasonably be classified as employees (or permanent employees) of either, such that, were such employees so reclassified, it could reasonably be expected to result in the disqualification of any of the Employee Plans or result in the imposition of material penalties or excise taxes by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity. Neither ONB nor Orange utilized or has utilized the services of leased employees under circumstances that might reasonably result in such a disqualification or imposition of material penalties or excise taxes.

     4.20.8 Except as set forth in the ONB Employee Plan List, with respect to each Employee Plan that is funded wholly or partially through an insurance policy, neither ONB or Orange has been notified that there will be liability of ONB or Orange, as of the Closing Date, under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing Date.

     4.21 Corporate Records. The minute books of each of ONB, Orange and Mortgage Brokerage accurately reflect all material actions taken by the respective shareholders, board of directors and committees of each of ONB, Orange and Mortgage Brokerage.

     4.22 Accounting Records. Each of ONB, Orange and Mortgage Brokerage maintain accounting records which fairly and validly reflect, in all material respects, its transactions and accounting controls exist sufficient to provide reasonable assurances that such transactions are, in all material respects, (i) executed in accordance with its management's general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting procedures. Such records, to the extent they contain important information pertaining to ONB, Orange and Mortgage Brokerage which is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely.

     4.23 Offices and ATMs. ONB has furnished to CVB a list (the "ONB Offices List") setting forth the headquarters of each of ONB, Orange and Mortgage Brokerage (identified as such) and each of the offices and automated teller machines ("ATMs") maintained and operated by ONB or Orange (including, without limitation, representative and loan production offices and operations centers) and the location thereof. Except as set forth on the ONB Offices List, neither ONB, Orange or Mortgage Brokerage maintains any other office or ATM or conducts business at any other location, and neither ONB, Orange or Mortgage Brokerage has applied for or received permission to open any additional branch or operate at any other location.

     4.24 Operating Losses. ONB has furnished to CVB a list (the "ONB Operating Losses List") setting forth any Operating Loss (as herein defined) which has occurred at ONB during the period after December 31, 1998 to the date of the Agreement. No action has been taken or omitted to be taken by any employee of ONB that has resulted in the incurrence by ONB of an Operating Loss or that might reasonably be expected to result in the incurrence of any individual Operating Loss which, net of any insurance proceeds payable in respect thereof, would exceed $25,000 on an individual basis or in the aggregate. For purposes of this section "Operating Loss" means any loss resulting from cash shortages, lost or misposted items, disputed clerical and accounting errors, forged checks, payment of checks over stop payment orders, counterfeit money, wire transfers made in error, theft, robberies, defalcations, check kiting, fraudulent use of credit cards or ATMs, civil money penalties, fines, litigation or claims.

     4.25 Loan Portfolio. ONB has furnished to CVB a list (the "ONB Loan List") that sets forth as of April 30, 1999, a description of, (a) by type and classification, if any, each loan, lease, other extension of credit or commitment to extend credit by ONB, Orange or Mortgage Brokerage; (b) by type and classification, all loans, leases, other extensions and commitments to extend credit of ONB, Orange or Mortgage Brokerage that have been classified by its bank examiners or auditors (external or internal) as "Watch List," "Substandard," "Doubtful," "Loss" or any comparable classification; and (c) all consumer loans due to ONB, Orange or Mortgage Brokerage as to which any payment of principal, interest or any other amount is 90 days or more past due.

     4.26 Investment Securities. ONB has furnished to CVB a list (the "ONB Investment Securities List") setting forth a description of each Investment Security held by ONB, Orange or Mortgage Brokerage on April 30, 1999. The ONB Investment Securities List sets forth, with respect to each such Investment
Security: (i) the issuer thereof; (ii) the outstanding balance or number of shares; (iii) the maturity, if applicable; (iv) the title of issue; and (v) the classification under SFAS No. 115. Neither ONB nor Orange has any Investment Security classified as trading.

     4.27 Power of Attorney. Neither ONB, Orange or Mortgage Brokerage has granted any Person a power of attorney or similar authorization that is presently in effect or outstanding.

     4.28 Facts Affecting Regulatory Approvals. To the best knowledge of ONB, there is no fact, event or condition applicable to ONB, Orange or Mortgage Brokerage which will, or reasonably could be expected to, adversely affect the likelihood of securing the requisite approvals or consents of any Governmental Entity to the Merger, the Bank Merger and the transactions contemplated by this Agreement.

     4.29 Accounting and Tax Matters. Neither ONB, Orange or Mortgage Brokerage has through the date hereof taken or agreed to take any action that would prevent CVB from accounting for the business combination to be effected by the Merger and the Bank Merger as a pooling-of-interests or would prevent the Merger and the Bank Merger from qualifying as a tax-free reorganization under the Code.

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

     4.30 Indemnification. Other than pursuant to the provisions of their respective Articles of Incorporation or Bylaws, neither ONB, Orange or Mortgage Brokerage is a party to any indemnification agreement with any of its present officers, directors, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of ONB or Orange (a "Covered Person"), and to the best knowledge of ONB, there are no claims for which any Covered Person would be entitled to indemnification by ONB, Orange or Mortgage Brokerage if such provisions were deemed in effect, except as set forth in a list furnished by ONB to CVB (the "ONB Indemnification List").

     4.31 Community Reinvestment Act. Orange has received a rating of "Satisfactory" in its most recent Community Reinvestment Act examination. Orange has not been advised of any supervisory concerns regarding its or ONB's compliance with the Community Reinvestment Act.

     4.32 Derivative Transactions. Except as set forth in a list furnished by ONB to CVB (the "ONB Derivatives List"), neither ONB, Orange or Mortgage Brokerage is a party to or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivative contract (including various combinations thereof) or owns securities that are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes," or "capped floating rate mortgage derivatives."

     4.33 Trust Administration. Orange does not presently exercise trust powers, including, but not limited to, trust administration, and neither it nor any predecessor has exercised such trust powers for a period of at least three years prior to the date hereof. The term "trusts" as used in this Section 4.33 includes (i) any and all common law or other trusts between an individual, corporation or other entities and Orange or a predecessor, as trustee or co-trustee, including, without limitation, pension or other qualified or nonqualified employee benefit plans, compensation, testamentary, inter vivos, and charitable trust indentures; (ii) any and all decedents' estates where Orange or a predecessor is serving or has served as a co-executor or sole executor, personal representative or administrator, administrator de bonis non, administrator de bonis non with will annexed, or in any similar fiduciary capacity; (iii) any and all guardianships, conservatorships or similar positions where Orange or a predecessor is serving or has served as a co-grantor or a sole grantor or a conservator or co-conservator of the estate, or any similar fiduciary capacity; and (iv) any and all agency and/or custodial accounts and/or similar arrangements, including plan administrator for employee benefit accounts, under which Orange or a predecessor is serving or has served as an agent or custodian for the owner or other party establishing the account with or without investment authority.

     4.34 Disclosure Documents and Applications. None of the information supplied or to be supplied by or on behalf of ONB ("ONB Supplied Information") for inclusion in (a) the Registration Statement on Form S-4 and the Proxy Statement and Prospectus to be mailed to the shareholders of ONB and CVB in connection with obtaining the approval of the shareholders of ONB and CVB of this Agreement, as required and (b) any other documents to be filed with the SEC, the FRB, the FDIC, the DFI or any other Governmental Entity in connection with the transactions contemplated in this Agreement, will, at the respective times such documents are filed or become effective, or with respect to the Proxy Statement and Prospectus when mailed, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary

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

in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.35 Intellectual Property. Except as set forth in a list furnished by ONB to CVB (the "ONB Intellectual Property List"), ONB, Orange and Mortgage Brokerage own or possess valid and binding licenses and other rights to use without payment all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in their respective businesses; and neither ONB, Orange or Mortgage Brokerage has received any notice with respect thereto that asserts the rights of others. ONB, Orange and Mortgage Brokerage have in all material respects performed all the obligations required to be performed by them, and are not in default in any material respect under any license, contract, agreement, arrangement or commitment relating to any of the foregoing.

     4.36 Year 2000. The mission critical computer software operated by ONB and Orange is currently capable of providing, or is being adapted to provide, uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with the same functionality as such mission critical software records, stores, processes and presents such calendar dates falling on or before December 31, 1999. The costs of the adaptations referred to in this clause will not have a material adverse effect on the business, financial condition, results of operations or prospects of ONB on a consolidated basis. Neither ONB nor Orange has received, or reasonably expects to receive, a "Year 2000 Deficiency Notification Letter" (as such term is employed by the FDIC). ONB has disclosed to CVB a complete and accurate copy of its plan, including an estimate of the anticipated associated costs, for addressing the issues set forth in all Federal Financial Institutions Examination Council Interagency Statements as such issues affect ONB and Orange. Between the date of this Agreement and the Effective Time, ONB shall use commercially practicable efforts to implement such plan.

     4.37 Insider Loans; Other Transactions. ONB has previously provided CVB with a listing, current as of April 30, 1999, of all extensions of credit made by ONB, Orange and Mortgage Brokerage to each of its executive officers and directors and their related interests (all as defined under Federal Reserve Board Regulation O), all of which have been made in compliance with Regulation O, and Section 23B under the Federal Reserve Act which listing is true, correct and complete in all material respects. Neither ONB, Orange or Mortgage Brokerage owes any amount to, or has any contract or lease with or commitment to, any of the present executive officers or directors of ONB, Orange or Mortgage Brokerage (other than for compensation for current services not yet due and payable, reimbursement of expenses arising in the ordinary course of business, options or awards available under the ONB Stock Option Plan or any amounts due pursuant to ONB's Employee Plans).

     4.38 Registration Obligation. Neither ONB, Orange or Mortgage Brokerage is under any obligation, contingent or otherwise, to register any of their respective securities under the Securities Act or rules and regulation of the OCC.

     4.39 SBA Lending. Orange is a [certified preferred lender] with respect to the Small Business Administration and maintains a program for lending with the Small Business Administration.

     4.40 Accuracy and Currentness of Information Furnished. The representations and warranties made by ONB hereby or in the ONB Lists or schedules hereto do not contain

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

any untrue statement of a material fact or omit to state any material fact which is necessary under the circumstances under which they were made to prevent the statements contained herein or in such schedules from being misleading.

                                   ARTICLE 5.

                     REPRESENTATIONS AND WARRANTIES OF CVB

CVB represents and warrants to ONB as follows:

     5.1 Incorporation, Standing and Power. CVB has been duly organized, is validly existing and in good standing as a corporation under the laws of the State of California and is registered as a bank holding company under the BHC Act. CBB is a California state chartered bank duly organized, validly existing and in good standing under the laws of the State of California and is authorized by the DFI to conduct a general banking business. CBB's deposits are insured by the FDIC in the manner and to the fullest extent provided by law. Each of CVB and CBB has all requisite corporate power and authority to own, lease and operate their respective properties and assets and to carry on their businesses as presently conducted. CVB and CBB are duly qualified and in good standing as foreign corporations, and are authorized to do business, in all states or other jurisdictions in which such qualification or authorization is necessary, except where the failure to be so qualified or authorized would not, individually or in the aggregate, have a material adverse effect on the business, financial condition, results of operations or prospects of CVB and CBB on a consolidated basis. True and correct copies of the Articles of Incorporation and Bylaws of CVB and CBB have been delivered to ONB. Such Articles of Incorporation and Bylaws are in full force and effect as of the date hereof.

     5.2 Capitalization. As of the date of this Agreement, the authorized capital stock of CVB consists of 50,000,000 shares of common stock, no par value, of which 16,563,771 shares are outstanding and 20,000,000 shares of preferred stock, no par value, of which no shares are outstanding. All of the outstanding shares of CVB Stock are duly authorized, validly issued, fully paid and nonassessable. The CVB Stock to be used in the Merger will be duly authorized, validly issued, fully paid and nonassessable.

     5.3 Financial Statements. CVB has previously furnished to ONB a copy of the Financial Statements of CVB. The Financial Statements of CVB: (a) present fairly the consolidated financial condition of CVB as of the respective dates indicated and its consolidated results of operations and statements of cash flows, as applicable, for the respective periods then ended, subject, in the case of the unaudited consolidated interim financial statements, to normal recurring adjustments; (b) have been prepared in accordance with generally accepted accounting principles and/or applicable regulatory accounting principles or banking regulations consistently applied (except as otherwise indicated therein); and (c) are based upon the books and records of CVB and its subsidiaries.

     5.4 Reports and Filings. Since January 1, 1996, CVB has filed all reports, returns, registrations and statements (such reports and filings referred to as "CVB Filings"), together with any amendments required to be made with respect thereto, that were required to be filed with (a) the SEC, (b) the FRB, and (c) any other applicable Governmental Entity, including taxing authorities, except where the failure to file such reports, returns, registrations or statements has not had and is not reasonably expected to have a material adverse effect on the business, financial condition, results of operations or

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prospects of CVB on a consolidated basis. No administrative actions have been taken or orders issued in connection with such CVB Filings. As of their respective dates, each of such CVB Filings (y) complied in all material respects with all laws and regulations enforced or promulgated by the Governmental Entity with which it was filed (or was amended so as to be in such compliance promptly following discovery of any such noncompliance); and (z) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any of such CVB Filings that was intended to present the financial position of CVB on a consolidated basis fairly presented the financial position of CVB on a consolidated basis and was prepared in accordance with generally accepted accounting principles or banking regulations consistently applied, except as stated therein, during the periods involved and except (other than for those financial statements filed with the SEC), where any misstatement or omission would not make the statements therein, in light of the circumstances under which they were made, misleading.

     5.5 Authority. The execution and delivery by CVB of this Agreement and the Agreement of Merger and by CBB of the Agreement of Bank Merger, subject to the required approval of the shareholders of CVB of this Agreement and the transactions contemplated hereby, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of CVB and CBB, as appropriate. This Agreement is, and the Agreement of Merger and the Agreement of Bank Merger will be, upon due execution and delivery by the respective parties thereto, valid and binding obligations of CVB and CBB, as the case may be, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Except as set forth in a list furnished by CVB to ONB (the "CVB Conflicts and Consents List"), neither the execution and delivery by CVB of this Agreement or the Agreement of Merger or by CBB of the Agreement of Bank Merger, the consummation of the transactions contemplated herein, nor compliance by CVB or CBB with any of the provisions hereof or thereof, will: (a) conflict with or result in a breach of any provision of their respective Articles of Incorporation, as amended, or Bylaws, as amended; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which CVB or any subsidiary of CVB is a party, or by which CVB or any subsidiary of CVB or any of their respective properties or assets is bound; (c) result in the creation or imposition of any Encumbrance on any of the properties or assets of CVB or any subsidiary; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to CVB or any subsidiary of CVB or any of their respective properties or assets. Except as set forth in the "CVB Conflicts and Consents List," no consent of, approval of, notice to or filing with any Governmental Entity having jurisdiction over any aspect of the business or assets of CVB or CBB, and no consent of, approval of or notice to any other Person, is required in connection with the execution and delivery by CVB of this Agreement or the Agreement of Merger, or the consummation by CVB of the Merger or the transactions contemplated hereby or thereby, or by CBB of the Agreement of Bank Merger and the transactions contemplated thereby, except (i) such approvals as may be required by the SEC, the FRB, FDIC and the DFI; (ii) the approval of the shareholders of CVB, if required; (iii) filing of the Agreement of Merger with the Secretary of State of the State of

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California and the Agreement of Bank Merger with the Secretary of State and the
Commissioner; and (iv) such approvals as may be required to approve for inclusion on AMEX of the CVB Stock to be issued in the Merger.

     5.6 Subsidiaries. As of the date of this Agreement, CVB owns all of the outstanding stock of CBB. As of the date of this Agreement, and except for its investments in CBB, Chino Valley Bancorp, Community Trust Deed Services, and CVB Ventures, Inc., CVB does not own, directly or indirectly (except as a pledgee pursuant to loans or upon acquisition in satisfaction of debt previously contracted), the outstanding stock or equity or other voting interest in any other Person. CBB is the only subsidiary material to the business or financial condition of CVB on a consolidated basis.

     5.7 Brokers and Finders. CVB is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein will result in any liability to any broker or finder.

     5.8 Insurance. Each of CVB and CBB have policies of insurance and bonds with respect to their respective assets and business against such casualties and contingencies and in such amounts, types and forms as are customarily appropriate. All such insurance policies and bonds are in full force and effect.

     5.9 Certain Material Changes. Except as specifically required, permitted or effected by this Agreement or as disclosed in any CVB Filings, since December 31, 1998, there has not been, occurred or arisen any of the following (whether or not in the ordinary course of business unless otherwise indicated):

          5.9.1 Any change in any of the assets, liabilities, permits, methods of accounting or accounting practices, business, or manner or conducting business, of CVB or its subsidiaries or any other event or development that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, permits, business, financial condition, results of operations or prospects of CVB on a consolidated basis;

          5.9.2 Any damage, destruction or other casualty loss (whether or not covered by insurance) that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, permits, business, financial condition, results of operations or prospects of CVB on a consolidated basis;

          5.9.3 Any amendment, modification or termination of any existing, or entry into any new, material contract or permit that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, permits, business, financial condition, results of operations or prospects of CVB on a consolidated basis; or

          5.9.4 Any disposition by CVB of an asset the lack of which has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, permits, business, financial condition, results of operations or prospects of CVB on a consolidated basis.

     5.10 Licenses and Permits. CVB and CBB have all material licenses and permits that are necessary for the conduct of their respective businesses, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a material adverse effect on the business, financial condition, results of operations or prospects of CVB on a consolidated basis. The properties, assets, operations and businesses of CVB and CBB are and have been

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

maintained and conducted, in all material respects, in compliance with all applicable licenses and permits. The properties and operations of CVB and CBB are and have been maintained and conducted, in all material respects, in compliance with all applicable laws and regulations.

     5.11 Compliance with Laws and Regulations. Neither CVB or CBB is in default under or in breach or violation of (i) any provision of its respective Articles or Incorporation, as amended, or Bylaws, as amended, or (ii) law, rule or regulation promulgated by any Governmental Entity, except, with respect to clause (ii) for such defaults, breaches or violations as would not have, individually or in the aggregate, a material adverse effect on the business, financial condition, results of operations or prospects of CVB on a consolidated basis.

     5.12 Corporate Records. The minute books of CVB and CBB reflect all material actions taken to this date by its respective shareholders, boards of directors and committees.

     5.13 Accounting Records. CVB and CBB maintain accounting records which fairly and validly reflect, in all material respects, their transactions and accounting controls exist sufficient to provide reasonable assurances that such transactions are, in all material respects, (i) executed in accordance with their management's general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting procedures. Such records, to the extent they contain important information pertaining to CVB and CBB. which is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely.

     5.14 Facts Affecting Regulatory Approvals. To the best knowledge of CVB, there is no fact, event or condition applicable to CVB or any of its subsidiaries which will, or reasonably could be expected to, adversely affect the likelihood of securing the requisite approvals or consents of any Governmental Entity to the Merger, the Bank Merger and the transactions contemplated by this Agreement.

     5.15 Accounting and Tax Matters. CVB and CBB have not through the date hereof taken or agreed to take any action that would prevent it from accounting for the business combination to be effected by the Merger and the Bank Merger as a pooling-of-interests or would prevent the Merger and the Bank Merger from qualifying as a tax-free reorganization under the Code.

     5.16 Disclosure Documents and Applications. None of the information supplied or to be supplied by or on behalf of CVB or any of its subsidiaries ("CVB Supplied Information") for inclusion in (a) the Registration Statement on Form S-4 and the Proxy Statement and Prospectus to be mailed to the shareholders of ONB and CVB in connection with obtaining the approval of the shareholders of ONB and CVB of this Agreement, the Merger and the other transactions contemplated hereby, and (b) any other documents to be filed with the SEC, the FRB, the FDIC, the DFI or any other Governmental Entity in connection with the transactions contemplated in this Agreement, will, at the respective times such documents are filed or become effective, or with respect to the Proxy Statement and Prospectus when mailed, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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

     5.17 AMEX Listing. As of the date hereof, CVB Stock is listed on the American Stock Exchange. CVB has taken no action to delist CVB Stock and, to the best of CVB's knowledge, there are no existing orders nor pending investigations by a Governmental Entity or any stock exchange which might lead to the delisting of CVB Stock.

     5.18 Employees. There are no controversies pending or threatened between either CVB or CBB and any of its employees that are likely to have a material adverse effect on the business, financial condition, results of operations or prospects of CVB on a consolidated basis. Neither CVB nor CBB is a party to any collective bargaining agreement with respect to any of its employees or any labor organization to which its employees or any of them belong.

     5.19 Year 2000. The mission-critical computer software operated by CVB and CBB is currently capable of providing, or is being adapted to provide, uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with the same functionality as such mission critical software records, stores, processes and presents such calendar dates falling on or before December 31, 1999. The costs of the adaptations referred to in this clause will not have a material adverse effect on the business, financial condition, results of operations or prospects of CVB on a consolidated basis. CVB has not received, and reasonably expects that it will not receive, a "Year 2000 Deficiency Notification Letter" (as such term is employed by the FDIC).

     5.20 Litigation. Except as set forth in a list furnished by CVB to ONB (the "CVB Litigation List") there is no private or governmental suit, claim, action or proceeding pending, nor to CVB's knowledge threatened, against CVB or CBB or against any of their respective directors, officers or employees relating to the performance of their duties in such capacities or against or affecting any properties of CVB or CBB which, if adversely determined, would have, individually or in the aggregate, a material adverse effect upon the business, financial condition or results of operations of CVB on a consolidated basis, or which may involve a judgment against CVB or CBB in excess of $250,000. Also, except as disclosed in the CVB Litigation List, there are no material judgments, decrees, stipulations or orders against CVB or CBB in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area.

     5.21 Taxes. Except as set forth in a list furnished by CVB to ONB (the "CVB Tax List"), (A) all material Tax Returns required to be filed by or on behalf of CVB or CBB, have been duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, complete and correct in all material respects; (B) all Taxes due and payable by or on behalf of CVB, CBB or any of their subsidiaries, either directly, as part of an Affiliated Group Tax Return, or otherwise, have been fully and timely paid, except to the extent adequately reserved therefor in accordance with generally accepted accounting principles and/or applicable regulatory accounting principles or banking regulations consistently applied on the CVB balance sheet, and adequate reserves or accruals for Taxes have been provided in the CVB balance sheet with respect to any period through the date thereof for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing; and (C) no agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation) has been executed or filed with any taxing

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

authority by or on behalf of CVB, CBB or any of their subsidiaries, or any Affiliated Group(s) of which any of them is or was a member.

     5.22 Performance of Obligations. Each of CVB and CBB has performed in all material respects all of the obligations required to be performed by it to date and is not in default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other covenant to which it is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach, where such default or breach would have, individually or in the aggregate, a material adverse effect on the business, financial condition, results of operations or prospects of CVB on a consolidated basis.

     5.23 Employee Benefit Plans. CVB has previously made available to ONB copies of each "employee benefit plan," as defined in Section 3(3) of ERISA, of which CVB or any member of the same controlled group of corporations, trades or businesses as CVB within the meaning of Section 4001(a)(14) of ERISA ("ERISA Affiliates") is a sponsor or participating employer or as to which CVB or any of its ERISA Affiliates makes contributions or is required to make contributions and which is subject to any provision of ERISA and covers any employee, whether active or retired, of CVB or any of its ERISA Affiliates, together with all amendments thereto, all currently effective and related summary plan description (to the extent one is required by law), the determination letter from the IRS, the annual reports for the most recent three years (Form 5500 including, if applicable, Schedule B thereto) and the summary of material modifications prepared in connection with any such plan. Such plans are hereinafter referred to collectively as the "Employee Plans." CVB does not participate in an employee benefit pension plan that is a "multiemployer plan" within the meaning of
Section 3(37) of ERISA that would subject CVB or any of its ERISA Affiliates to a material amount of withdrawal liability upon withdrawal from any such plan. No event has occurred that will subject such Employee Plans to a material amount of tax under Section 511 of the Code. All amendments required to bring each Employee Plan into conformity with all of the applicable provisions of ERISA, the Code and all other applicable laws have been made other than to make amendments for which the regulatory remedial amendment period has not expired. As disclosed in a list furnished by CVB to ONB (the "CVB Employee Plan List"), all Employee Plans were in effect for substantially all of 1998, and there has been no material amendment thereof (other than amendments required to comply with applicable law) or material increase in the cost thereof or benefits thereunder on or after January 1, 1998.

     With respect to all Employee Plans and Benefit Arrangements, CVB and its ERISA Affiliates are in material compliance with their terms and (other than noncompliance the cost or liability of which is not material) with the requirements prescribed by any and all statutes, governmental or court orders, or governmental rules or regulations currently in effect, including but not limited to ERISA and the Code, applicable to such plans or arrangements. Each of the Employee Plans which is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and neither CVB nor CBB knows of any fact which could adversely affect the qualified status of any such Employee Plan other than the requirement to make amendments for which the regulatory remedial amendment period has not expired.

     5.24 Community Reinvestment Act. CBB has received a rating of "Satisfactory" in its most recent examination with respect to the Community Reinvestment Act. CBB has not been advised of any supervisory concerns regarding CBB's compliance with the Community Reinvestment Act.

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     5.25  Derivative Transactions. Except as set forth in a list furnished by
CVB to ONB (the "CVB Derivatives List"), neither CVB or CBB is a party to or has agreed to enter into an exchange traded or over-the-counter equity, interest rate foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivative contract (including various combinations thereof) or owns securities that are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes," or "capped floating rate mortgage derivatives."

     5.26 Intellectual Property. Except as set forth in a list furnished by CVB to ONB (the "CVB Intellectual Property List"), CVB and CBB own or possess valid and binding licenses and other rights to use without payment all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in their respective businesses, and neither CVB nor CBB has received any notice with respect thereto that asserts the rights of others. CVB and CBB have in all material respects performed all the obligations required to be performed by them, and are not in default in any material respect under any license, contract, agreement, arrangement or commitment relating to any of the foregoing.

     5.27 Accuracy and Currentness of Information Furnished. The representations and warranties made by CVB hereby or in the CVB Lists or Schedules hereto do not contain any untrue statement of material fact or omit to state any material fact which is necessary under the circumstances under which they were made to prevent the statements contained herein or in such schedules from being misleading.

                                   ARTICLE 6.

             COVENANTS OF ONB PENDING EFFECTIVE TIME OF THE MERGER

ONB covenants and agrees with CVB as follows:

     6.1 Limitation on Conduct Prior to Effective Time of the Merger. Between the date hereof and the Effective Time of the Merger, except as contemplated by this Agreement and subject to requirements of law and regulation, ONB agrees to conduct its business (and to cause Orange and Mortgage Brokerage to conduct their respective businesses) in the ordinary course in substantially the manner heretofore conducted and in accordance with sound banking practices, and ONB, Orange and Mortgage Brokerage shall not, without the prior written consent of CVB, which consent shall not be unreasonably withheld:

          6.1.1 issue, sell or grant any ONB Stock (except pursuant to the exercise of ONB Options outstanding as of the date hereof), any other securities (including long-term debt) of ONB, Orange or Mortgage Brokerage, or any rights, stock appreciation rights, options or securities to acquire any ONB Stock, or any other securities (including long-term debt) of ONB, Orange or Mortgage Brokerage;;

          6.1.2 declare, set aside or pay any dividend or make any other distribution upon or split, combine or reclassify any shares of capital stock or other securities of ONB, Orange or Mortgage Brokerage, provided, however, that subject to Section 6.11, ONB may pay to its shareholders between the date hereof and the Effective Time of Merger one cash dividend for each fiscal quarter commencing with the quarter beginning July 1, 1999 in an amount which shall not exceed $0.15 per share and in a manner and with a record date and payment date consistent with past practices;

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

          6.1.3 purchase, redeem or otherwise acquire any capital stock or other securities of ONB, Orange or Mortgage Brokerage or any rights, options, or securities to acquire any capital stock or other securities of ONB, Orange or Mortgage Brokerage;

          6.1.4 except as may be required to effect the transactions contemplated herein, amend its Articles of Incorporation, Articles of Association or Bylaws;

          6.1.5 grant any general or uniform increase in the rate of pay of employees or employee benefits, except in the ordinary course of business consistent with past practice, provided, however, that nothing herein shall be construed to prevent the payment in cash, and in a manner and amount consistent with past practice, of directors' fees for services provided in the normal and ordinary course of business;

          6.1.6 grant any increase in salary, incentive compensation or employee benefits or pay any bonus to any Person except in the ordinary course of business consistent with past practice, and pursuant to any written contractual obligations as of the date hereof, or voluntarily accelerate the vesting of any employee benefits, and except as provided in
     Article XII of this Agreement;

          6.1.7 make any capital expenditure or commitments with respect thereto in excess of $25,000 in the aggregate, except for ordinary repairs, renewals and replacements;

          6.1.8 compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith), extend the statute of limitations with any tax authority or file any pleading in court in any tax litigation or any appeal from an asserted deficiency, or file or amend any federal, foreign, state or local tax return, or make any tax election;

          6.1.9 grant, renew or commit to grant or renew any extension of credit if such extension of credit, together with all other credit then outstanding to the same Person and all Affiliated Persons, would exceed the greater of $100,000 or Orange's individual branch manager's lending limit (consent shall be deemed granted if within one business day of written notice delivered to CVB's Chief Lending Officer, notice of objection is not received by ONB);

          6.1.10 change its tax or accounting policies and procedures or any method or period of accounting unless required by generally accepted accounting principles or a Governmental Entity;

          6.1.11 grant or commit to grant any extension of credit or amend the terms of any such credit outstanding on the date hereof to any executive officer, director or holder of 10% or more of the outstanding ONB Stock, or any Affiliate of such Person, if such credit would exceed $100,000 (consent shall be deemed granted if within one business day of written notice delivered to CVB's Chief Lending Officer, notice of objection is not received by ONB);

          6.1.12 close any offices at which business is conducted or open any new offices;

          6.1.13 adopt or enter into any new employment agreement or other employee benefit plan or arrangement or amend or modify any employment agreement or employee benefit plan or arrangement of any such type except for such amendments as are required by law;

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          6.1.14  initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action intended to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its or Orange's officers, directors or employees or any investment banker, financial advisor, attorney, accountant or any other representative retained by it or any of its Affiliates to take any such action, and ONB shall promptly notify CVB (orally and in writing) of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters. For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving ONB or Orange: any merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of ONB or Orange representing 10% or more of the consolidated assets of ONB; a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock), representing 10% or more of the voting power of ONB or Orange; a tender offer or exchange offer for at least 10% of the outstanding shares; a solicitation of proxies in opposition to approval of the Merger by ONB's shareholders; or a public announcement of an unsolicited bona fide proposal, plan, or intention to do any of the foregoing. Notwithstanding any other provision in this Section 6.1.14 or elsewhere in this Agreement, (a) nothing herein shall prevent ONB's Board of Directors from disclosing to ONB's shareholders a position with respect to a tender offer pursuant to Rule 14d-9 and 14e-2 promulgated under the Exchange Act and (b) this Agreement shall not restrict ONB from taking any action if the Board of Directors of ONB concludes in good faith based upon consultation with its outside legal counsel, that such action is required in order for the Board of Directors of ONB to avoid a substantial risk of liability with respect to its fiduciary obligations to the ONB shareholders under applicable law; provided, however, that nothing herein shall prohibit CVB from terminating this Agreement pursuant to Section 13.1.8 hereof.

          6.1.15 make any material change in any basic policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices or any other material aspect of ONB's or Orange's business or operations, except such changes as may be required in the opinion of ONB's or Orange's management to respond to economic or market conditions or as may be required by any Governmental Entity;

          6.1.16  grant any Person a power of attorney or similar authority;

          6.1.17 make any investment by purchase of stock or securities (including an Investment Security), contributions to capital, property transfers or otherwise in any other Person, except for federal funds or obligations of the United States Treasury or an agency of the United States Government the obligations of which are entitled to or implied to have the full faith and credit of the United States government and which have an original maturity not in excess of one year, or bank qualified investment grade municipal bonds, in any case, in the ordinary course of business consistent with past practices and which are not designated as trading;

          6.1.18 amend or modify any Scheduled Contract or enter into any agreement or contract that would be a Scheduled Contract under Section 4.16;

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          6.1.19  sell, transfer, mortgage, encumber or otherwise dispose of any assets or release or waive any claim, except in the ordinary course of business and consistent with past practices;

          6.1.20 take any action which would or is reasonably likely to (i) adversely affect the ability of CVB, CBB, ONB or Orange to obtain any necessary approval of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect ONB's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of CVB's or ONB's obligations hereunder, as set forth in Articles 9 or 10 herein not being satisfied;

          6.1.21 make any special or extraordinary payments to any Person in an aggregate amount to that Person which is excess of $10,000, provided, however, payments pursuant to this Section 6.1.21 may not be made to any employee of ONB or Orange;

          6.1.22 reclassify any Investment Security from hold-to-maturity or available for sale to trading;

          6.1.23 sell any security other than in the ordinary course of business, or engage in gains trading;

          6.1.24 take title to any real property without conducting prior thereto an environmental investigation, which investigation shall disclose the absence of any suspected environmental contamination;

          6.1.25 take or cause to be taken any action which would disqualify either the Merger or the Bank Merger as a "reorganization" within the meaning of Section 368 of the Code or prevent CVB from accounting for the business combination to be effected by the Merger and the Bank Merger as a pooling-of-interests;

          6.1.26 settle any claim, action or proceeding involving any material liability for monetary damages or enter into any settlement agreement containing material obligations;

          6.1.27 make, acquire a participation in, or reacquire an interest in a participation sold of, any loan that is not in compliance with its normal credit underwriting standards, policies and procedures as in effect on December 31, 1998; or renew, extend the maturity of, or alter any of the material terms of any such loan for a period of greater than six months;

          6.1.28 incur any indebtedness for borrowed money or assume, guaranty, endorse or otherwise as an accommodation become responsible for the obligations of any other person, except for (i) in connection with banking transactions with banking customers in the ordinary course of business, or
     (ii) short-term borrowings made at prevailing market rates and terms; or

          6.1.29 agree or make any commitment to take any actions prohibited by this Section 6.1.

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     6.2  Affirmative Conduct Prior to Effective Time of the Merger. Between the
date hereof and the Effective Time of the Merger, ONB shall (and shall cause Orange and Mortgage Brokerage to):

          6.2.1 use its commercially reasonable efforts consistent with this Agreement to maintain and preserve intact its present business organization and to maintain and preserve its relationships and goodwill with account holders, borrowers, employees and others having business relationships with ONB, Orange or Mortgage Brokerage;

          6.2.2 use its commercially reasonable efforts to keep in full force and effect all of the existing material permits and licenses of ONB, Orange and Mortgage Brokerage;

          6.2.3 use its commercially reasonable efforts to maintain insurance coverage at least equal to that now in effect on all properties for which it is responsible and on its business operations;

          6.2.4 perform its material contractual obligations and not become in material default on any such obligations;

          6.2.5 duly observe and conform in all material respects to all lawful requirements applicable to its business;

          6.2.6 maintain its assets and properties in good condition and repair, normal wear and tear excepted;

          6.2.7 promptly upon learning of such information, advise CVB in writing of any event or any other transaction within its knowledge whereby any Person or Related Group of Persons acquires, directly or indirectly, record or beneficial ownership or control (as defined in Rule 13d-3 promulgated by the SEC under the Exchange Act) of 5% or more of the outstanding ONB Stock prior to the record date fixed for the ONB Shareholders' Meeting or any adjourned meeting thereof to approve this Agreement and the transactions contemplated herein;

          6.2.8 promptly notify CVB regarding receipt from any tax authority of any notification of the commencement of an audit, any request to extend the statute of limitations, any statutory notice of deficiency, any revenue agent's report, any notice of proposed assessment, or any other similar notification of potential adjustments to the tax liabilities of ONB, or any actual or threatened collection enforcement activity by any tax authority with respect to tax liabilities of ONB;

          6.2.9 make available to CVB monthly unaudited balance sheets and income statements of ONB within 25 days after the close of each calendar month;

          6.2.10 not later than the 30th day of each calendar month, amend or supplement the ONB Lists prepared and delivered pursuant to Article 4 to ensure that the information set forth in the ONB Lists accurately reflects the then-current status of ONB and Orange. ONB shall further amend or supplement the ONB Lists as of the Closing Date if necessary to reflect any additional information that needs to be included in the ONB Lists;

          6.2.11 use its commercially reasonable efforts to obtain any third-party consent with respect to any contract, agreement, lease, license, arrangement, permit or release

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     that is material to the business of ONB or Orange or that is contemplated in this Agreement as required in connection with the Merger or the Bank Merger;

          6.2.12 maintain an allowance for loan and lease losses consistent with practices and methodology as in effect on the date of the execution of this Agreement;

          6.2.13 furnish to Manatt, Phelps & Phillips, LLP promptly upon its written request written representations and certificates as deemed reasonably necessary or appropriate for purposes of enabling Manatt, Phelps & Phillips, LLP to render the tax opinion referred to in Section 9.6 hereof.

     6.3  Access to Information.

     6.3.1 ONB will afford, upon reasonable request, to CVB and its representatives, counsel, accountants, agents and employees reasonable access during normal business hours to all of their business, operations, properties, books, files and records and will do everything reasonably necessary to enable CVB and its representatives, counsel, accountants, agents and employees to make a complete examination of the financial statements, business, assets and properties of ONB and Orange and the condition thereof and to update such examination at such intervals as CVB shall deem appropriate. Such examination shall be conducted in cooperation with the officers of ONB and Orange and in such a manner as to minimize any disruption of, or interference with, the normal business operations of ONB and Orange. Upon the request of CVB, ONB will request M&P to provide reasonable access to representatives of Deloitte & Touche working on behalf of CVB to auditors' work papers with respect to the business and properties of ONB and Orange, including tax accrual work papers prepared for ONB and Orange during the preceding 60 months, other than (a) books, records and documents covered by the attorney-client privilege, or that are attorneys' work product, and (b) books, records and documents that ONB or Orange is legally obligated to keep confidential. No examination or review conducted under this section shall constitute a waiver or relinquishment on the part of CVB of the right to rely upon the representations and warranties made by ONB herein; provided, that CVB shall disclose to ONB any fact or circumstance it may discover which CVB believes renders any representation or warranty made by ONB hereunder incorrect in any respect. CVB covenants and agrees that it, its subsidiaries, and their respective representatives, counsel, accountants, agents and employees will hold in strict confidence all documents and information concerning ONB and Orange so obtained from any of them (except to the extent that such documents or information are a matter of public record or require disclosure in the Proxy Statement and Prospectus or any of the public information of any applications required to be filed with any Governmental Entity to obtain the approvals and consents required to effect the transactions contemplated hereby), and if the transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents shall be returned to ONB.

     6.3.2 A representative of CVB, selected by CVB in its sole discretion, shall be authorized and permitted to review each loan, lease, or other credit funded or renewed by ONB or Orange after the date hereof, and all information associated with such loan, lease or other credit within three Business Days of such funding or renewal, such review to take place, if possible, on ONB's premises.

     6.3.3 A representative of CVB, selected by CVB in its sole discretion, shall be permitted by ONB and Orange to attend all regular and special Board of Directors' and committee meetings of ONB and Orange from the date hereof until the Effective Time of the Merger; provided, however, that the attendance of such representative shall not be permitted at any meeting, or portion thereof, for the purpose of discussing the transactions contemplated or affected by this Agreement or the obligations of ONB under this Agreement.

     6.4 Review by Accountants. Promptly upon request of CVB, ONB will request M&P to permit representatives of Deloitte & Touche working on behalf of CVB to review and examine the work papers of M&P relating to ONB and Orange and the Financial Statements of ONB and to review and examine the work papers of M&P relating to any future completed audits or completed reviews of ONB and Orange.

     6.5 Filings. ONB agrees that through the Effective Time of the Merger, each of ONB's or Orange's reports, registrations, statements and other filings required to be filed with any applicable Governmental Entity will comply in all material respects with all the applicable statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any such report, registration, statement or other filing that is intended to present the financial position of the entity to which it relates will fairly present the financial position of such entity and will be prepared in accordance with generally accepted accounting principles or applicable banking regulations consistently applied during the periods involved, except where any misstatement or omission (other than for financial statements filed with the SEC) would not make the statements therein, in light of the circumstances under which they were made, misleading.

     6.6 Notices; Reports. ONB will promptly notify CVB of any event of which ONB obtains knowledge which has had or may reasonably be expected to have a material adverse effect on the financial condition, operations, business or prospects of ONB on a consolidated basis, or in the event that ONB determines that it is unable to fulfill any of the conditions to the performance of CVB's obligations hereunder, as set forth in Articles 9 or 11 herein, and ONB will furnish CVB (i) as soon as available, and in any event within one Business Day after it is mailed or delivered to the Board of Directors of ONB or Orange or committees thereof, any report by ONB or Orange for submission to the Board of Directors of ONB or Orange or committees thereof, provided, however, that ONB need not furnish to CVB communications of ONB's legal counsel regarding ONB's rights and obligations under this Agreement or the transactions contemplated hereby, or books, records and documents covered by confidentiality agreements or the attorney-client privilege, or which are attorneys' work product, (ii) as soon as available, all proxy statements, information statements, financial statements, reports, letters and communications sent by ONB to its shareholders or other security holders, and all reports filed by ONB or Orange with the FRB, the FDIC, the OCC or the DFI, and (iii) such other existing reports as CVB may reasonably request relating to ONB or Orange.

     6.7 ONB Shareholders' Meeting. Promptly after the execution of this Agreement, ONB will take action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to convene a meeting of its shareholders to consider and vote upon this Agreement and the transactions contemplated hereby so as to permit the consummation of the transactions contemplated hereby. The Board of Directors of ONB shall, subject to its fiduciary duties, recommend that its shareholders approve this Agreement and the transactions contemplated hereby, and the Board of Directors of ONB shall, subject to its fiduciary duties, use its best efforts to obtain the affirmative vote of the holders of the largest possible percentage of the outstanding ONB Stock to approve this Agreement and the transactions contemplated hereby.

     6.8 Certain Loans and Other Extensions of Credit. ONB will promptly inform CVB of the amounts and categories of any loans, leases or other extensions of credit that have been classified by any bank regulatory authority or by any unit of ONB or Orange or by any other Person as "Criticized," "Specially Mentioned," "Substandard," "Doubtful," "Loss" or any comparable classification ("Classified Credits"). ONB will furnish CVB, as soon as practicable, and in any event within 20 days after the end of each calendar month, schedules including the following:
(a) Classified Credits (including with respect to each credit its classification category and the originating unit); (b) nonaccrual credits (including the originating unit); (c) accrual exception credits that are delinquent 90 or more days and have not been placed on nonaccrual status (including its originating unit); (d) credits delinquent as to payment of principal or interest (including its originating unit), including an aging into current-to-29, 30 - 59, 60 - 89, and 90+ day categories; (e) participating loans and leases, stating, with respect to each, whether it is purchased or sold and the originating unit; (f) loans or leases (including any commitments) by ONB or Orange to any ONB or Orange director, officer at or above the senior vice president level, or shareholder holding 10% or more of the capital stock of ONB, including with respect to each such loan or lease the identity and, to the knowledge of ONB, the relation of the borrower to ONB or Orange, and the outstanding and undrawn amounts; (g) letters of credit (including the originating unit); (h) loans or leases wholly or partially charged off during the previous month (including with respect to each loan or lease, the originating amount, the write-off amount and its originating unit); and (i) other real estate or assets acquired in satisfaction of debt.

     6.9 Applications. Subject to Section 7.5, ONB will promptly prepare or cause to be prepared the portions of the Proxy Statement and Prospectus as it pertains to ONB or Orange and any other applications necessary to consummate the transactions contemplated hereby, and further agrees to provide any information requested by CVB for the preparation of any applications necessary to consummate the transactions contemplated hereby. ONB shall afford CVB a reasonable opportunity to review the portions of the Proxy Statement and Prospectus pertaining to ONB or Orange and all such applications and all amendments and supplements thereto before the filing thereof. ONB covenants and agrees that, with respect to the information relating to ONB or Orange, the Proxy Statement and Prospectus will comply in all material respects with the provisions of applicable law, and will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. ONB will use its commercially reasonable efforts to obtain all regulatory approvals or consents necessary to effect the Merger and the transactions contemplated herein.

     6.10 Affiliate Agreements. Concurrently with the execution of this Agreement, (a) ONB shall deliver to CVB a letter identifying all persons who are then "affiliates" of ONB for purposes of Rule 145 under the Securities Act and
(b) ONB shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and shall use reasonable efforts to obtain from each person identified in such letter a written agreement substantially in the form attached hereto as Exhibit C. ONB shall use reasonable efforts to obtain from any person who becomes an affiliate of ONB after ONB's delivery of the letter referred to above, and on or prior to the date of the ONB

Shareholders' Meeting to approve this Agreement, a written agreement substantially in the form attached as Exhibit C hereto as soon as practicable after obtaining such status.

     6.11 Coordination of Dividends. ONB shall coordinate with CVB the declaration of any dividends that may be allowed pursuant to Section 6.1.2 hereof, and the record date and the payment dates relating thereto, it being the intention of the parties that holders of ONB Stock shall not receive two dividends, or fail to receive one dividend, for any applicable dividend period with respect to their shares of ONB Stock and any shares of CVB Stock any such holder will receive in exchange therefor in the Merger.

     6.12 Bank Merger. ONB and Orange shall, at the request of CVB, (i) take all necessary corporate and other action, to adopt and approve the Bank Merger,
(ii) execute, deliver, and, where appropriate, file any and all documents necessary or desirable to permit the Bank Merger immediately following the Merger, and (iii) take and cause to be taken any other action to permit the consummation of transactions contemplated in connection with the Bank Merger. Neither ONB nor Orange shall take any action that would prevent performance.

     6.13 Mortgage Brokerage. At the request of CVB, ONB shall promptly take all action necessary to merge Mortgage Brokerage into Orange or dissolve Mortgage Brokerage as a corporation.

                                   ARTICLE 7.

             COVENANTS OF CVB PENDING EFFECTIVE TIME OF THE MERGER

CVB covenants and agrees with ONB as follows:

     7.1 Limitation on Conduct Prior to Effective Time of the Merger. Between the date hereof and the Effective Time of the Merger, except as contemplated by this Agreement and subject to requirements of law and regulation generally applicable to bank holding companies and banks, each of CVB and its subsidiaries shall not, without the prior written consent of ONB, which consent shall not be unreasonably withheld:

          7.1.1 take any action which would or is reasonably likely to (i) adversely affect the ability of CVB to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby;
     (ii) adversely affect CVB's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of CVB's obligations hereunder, as set forth in Articles 9 or 11 herein not being satisfied;

          7.1.2 take or cause to be taken any action which would disqualify the Merger as a "reorganization" within the meaning of Section 368 of the Code or prevent CVB from accounting for the business combination to be effected by the Merger as a pooling-of-interests;

          7.1.3 amend its articles of incorporation in any respect which would materially and adversely affect the rights and privileges attendant to the CVB Stock; or

          7.1.4 agree or make any commitment to take any actions prohibited by this Section 7.1.

     7.2 Affirmative Conduct of CVB and Subsidiaries Prior to Effective Time of the Merger. Between the date hereof and the Effective Time of the Merger, CVB shall:

          7.2.1 duly observe and conform in all material respects to all lawful requirements applicable to the business of CVB or any subsidiary of CVB;

          7.2.2 use its commercially reasonable efforts to obtain any third party consent with respect to any contract, agreement, lease, license, arrangement, permit or release that is material to the business of CVB on a consolidated basis and that is contemplated in this Agreement as required in connection with the Merger; and

          7.2.3 not later than the 20th day of each calendar month, amend or supplement the CVB Lists prepared and delivered pursuant to Article 5 to ensure that the information set forth in the CVB Lists accurately reflects the then-current status of CVB and its subsidiaries. CVB shall further amend or supplement the CVB Lists as of the Closing Date if necessary to reflect any additional information that needs to be included in the CVB Lists.

     7.3 Access to Information. Upon reasonable request by ONB, CVB shall (i) make its Chief Operating Officer/Chief Financial Officer and Controller available to discuss with ONB and its representatives CVB's operations; and (ii) shall provide ONB with written information which is (a) similar to the written information that ONB reviewed in connection with this Agreement, and (b) related to CVB's business condition, operations and prospects on a consolidated basis. No examination or review conducted under this section shall constitute a waiver or relinquishment on the part of ONB of the right to rely upon the representations and warranties made by CVB herein; provided, that ONB shall disclose to CVB any fact or circumstance it may discover which ONB believes renders any representation or warranty made by CVB hereunder incorrect in any respect. ONB covenants and agrees that it and its representatives, counsel, accountants, agents and employees will hold in strict confidence all documents and information concerning CVB so obtained (except to the extent that such documents or information are a matter of public record or require disclosure in the Proxy Statement and Prospectus or any of the public information of any applications required to be filed with any Governmental Entity to obtain the approvals and consents required to effect the transactions contemplated hereby), and if the transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents shall be returned to CVB. CVB shall promptly provide ONB with copies of as soon as available, of all proxy statements, information statements, financial statements, reports, letters and communications sent by CVB to its shareholders or other security holders, and all public reports filed by CVB or CBB with the FRB, FDIC, OCC or the DFI.

     7.4 Filings. CVB agrees that through the Effective Time of the Merger, each of its reports, registrations, statements and other filings required to be filed with any applicable Governmental Entity will comply in all material respects with all the applicable statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any such report, registration, statement or other filing that is intended to present the financial position of the entities or entity to which it relates will fairly present the financial position of such entities or entity and will be prepared in accordance with generally accepted accounting principles or applicable banking regulations consistently applied during the periods involved except where any misstatement or omission (other than for those filed financial statements with the SEC) would not make the statements therein, in light of the circumstances under which they were made, misleading.

     The Board of Directors of the Surviving Corporation shall reasonably consider the filing of a Form 8-K as soon as practicable following 30 days of combined results of operations of the Surviving Corporation.

     7.5 Applications. CVB will promptly prepare and file or cause to be prepared and filed (i) an application for approval of the Merger with the FDIC, FRB and the DFI; (ii) an application for approval of the Bank Merger with the FDIC and the DFI; (iii) in conjunction with and using its best efforts to cooperate with, ONB, the Registration Statement on Form S-4 and the Proxy Statement and Prospectus as it pertains to CVB; and (iv) any other applications necessary to consummate the transactions contemplated hereby. CVB shall afford ONB a reasonable opportunity to review the Proxy Statement and Prospectus and all such applications and all amendments and supplements thereto before the filing thereof. CVB covenants and agrees that the Registration Statement on Form S-4 and the Proxy Statement and Prospectus and all applications to the appropriate regulatory agencies for approval or consent to the Merger, with respect to information relating to CVB or its subsidiaries, will comply in all material respects with the provisions of applicable law, and will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. CVB will use its commercially reasonable efforts to obtain all regulatory approvals or consents necessary to effect the Merger and the Bank Merger.

     7.6 Blue Sky. CVB agrees to use commercially reasonable efforts to have the shares of CVB Stock to be issued in connection with the Merger qualified or registered for offer and sale, to the extent required, under the securities laws of each jurisdiction in which shareholders of ONB reside.

     7.7 Notices; Reports. CVB will promptly notify ONB of any event of which CVB obtains knowledge which has had or may have a material adverse affect on the financial condition, operations, business or prospects of CVB on a consolidated basis or in the event that CVB determines that it is unable to fulfill any of the conditions to the performance of ONB's obligations hereunder, as set forth in Articles 9 or 10 herein.

     7.8 Removal of Conditions. In the event of the imposition of a condition to any regulatory approvals which CVB deems to materially adversely affect it or to be materially burdensome, CVB shall use its commercially reasonable efforts for purposes of obtaining the removal of such condition.

     7.9  Stock Options.

     7.9.1 At and as of the Effective Time of the Merger, CVB shall assume each and every outstanding option to purchase shares of ONB Stock ("ONB Stock Option") and all obligations of ONB under the ONB Stock Option Plans. Each and every ONB Stock Option so assumed by CVB under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the ONB Stock Option Plans and in the other documents governing such ONB Stock Option immediately prior to the Effective Time of the Merger, except that: (i) such ONB Stock Option shall be exercisable for that number of whole shares of CVB Stock equal to the product of (A) the number of shares of ONB Stock that were purchasable under such ONB Stock Option immediately prior to the Effective Time of the Merger multiplied by (B) the Conversion Ratio, rounded down to the nearest whole number of shares of CVB Stock; and (ii) the per share exercise price for the shares of CVB Stock issuable upon exercise of such ONB Stock Option shall be equal to the quotient determined by dividing (A) the exercise price per share of ONB Stock at which such ONB Stock Option was exercisable immediately prior to the Effective Time of the Merger by (B) the Conversion Ratio. Prior to the Effective Time of the Merger, CVB shall issue to each holder of an outstanding ONB Stock Option a document evidencing the assumption of such ONB Stock Option by CVB pursuant to this Section 7.9.

     7.9.2 CVB shall comply with the terms of the ONB Stock Option Plan and use its reasonable best efforts so that, to the extent required by, and subject to the provisions of, such Plans, ONB Stock Options which qualify as incentive stock options prior to the Effective Time of the Merger qualify as incentive stock options of CVB after the Effective Time of the Merger.

     7.9.3 At or prior to the Effective Time of the Merger, CVB shall take all corporate action necessary to reserve for issuance a sufficient number of shares of CVB Stock for delivery upon exercise of CVB Stock Options assumed by it in accordance with this Section 7.9. At the Effective Time, or as soon as practicable thereafter, CVB shall, if necessary, file a registration statement on Form S-8, as the case may be (or any successor or other appropriate forms); or another appropriate form with respect to the shares of CVB Common Stock subject to such options and shall use all reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

     7.10 Reservation, Issuance and Registration of CVB Stock. CVB shall reserve and make available for issuance in connection with the Merger and in accordance with the terms and conditions of this Agreement such number of shares of CVB Stock to be issued to the shareholders of ONB in the Merger pursuant to
Article 2 hereof.

     7.11 AMEX Listing. CVB shall use its commercially reasonable efforts to cause the shares of CVB Stock to be issued in the Merger to be approved for listing on the American Stock Exchange, subject to official notice of issuance, prior to the Effective Time of the Merger.

     7.12 CVB Shareholders' Meeting. Promptly after the execution of this Agreement, CVB will take action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to convene a meeting of its shareholders, if required by applicable law, to consider and vote upon the Agreement and the transactions contemplated hereby so as to permit the consummation of the transactions contemplated hereby. The Board of Directors of CVB shall, subject to its fiduciary duties, recommend that its shareholders approve this Agreement and the transactions contemplated hereby. The Board of Directors of CVB shall further execute shareholders' agreements within 15 business days of the date hereof agreeing to vote their shares in favor of the Merger.

                                   ARTICLE 8.

                              ADDITIONAL COVENANTS

The parties hereto hereby mutually covenant and agree with each other as follows:

     8.1 Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practical, including cooperation in preparation of the Applications identified in Section 7.5 of this Agreement and including using their respective best efforts to qualify the Merger and the Bank Merger for pooling of interests accounting treatment. Each party will use its best efforts to resolve and correct all typographical or other administrative errors which may arise in or relating to this Agreement or in the other documents prepared or executed in connection herewith.

     8.2 Public Announcements. No press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby shall be made by CVB or ONB unless the other party shall have provided its prior consent to the form and substance thereof; provided, however, that nothing herein shall be deemed to prohibit any party hereto, following notice to the other party, from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party's disclosure obligations imposed by law.

     8.3 Environmental Assessment and Remediation. CVB may cause to be prepared at CVB's sole cost and expense within 45 days of the date of this Agreement one or more phase I environmental investigations with respect to the Real Property set forth on the ONB Real Property List. In the event any such phase I environmental investigation report, or any such report which ONB or Orange has already obtained on any of the Real Property set forth on ONB's Real Property List, discloses facts which, in the sole discretion of CVB, warrant further investigation, CVB shall provide written notice to ONB, and ONB shall be required to cause to be completed within 60 days of such written notice, at the sole cost and expense of CVB, a phase II environmental investigation and report with respect to such property. The consultant engaged by ONB to conduct such investigation and provide such report shall be acceptable to CVB. CVB shall have 10 days from the receipt of such investigation report to object thereto, which objection shall be by written notice. In the event of any such objection, CVB shall engage an environmental consultant satisfactory to ONB who shall provide an estimate of the cost of taking any remedial action recommended or suggested in such phase II environmental investigation report, or which is required by law, or which is determined to be prudent by CVB, in its sole discretion, and, unless the estimated cost of such Remediation for which an independent third-party consultant, jointly selected by ONB and CVB, would determine ONB or Orange would be responsible for paying is in excess of $250,000 (and written notice thereof provided by ONB to CVB) ONB shall immediately commence such Remediation, all at the sole cost and expense of ONB. In the event such environmental consultant determines that the estimated cost of such remediation for which an independent third party consultant, jointly selected by ONB and CVB would determine ONB or Orange would be responsible for paying is in excess of $250,000, CVB shall have the right to terminate the Agreement pursuant to
Section 13.1.9 hereof before the expiration of 21 days from the date of such written notice.

     CVB agrees to keep confidential and not to disclose any nonpublic information obtained in the course of such environmental investigation relating to environmental contamination or suspected contamination of any property on the ONB Real Property List, except as required by law.

     8.4 Execution of Stock Option Agreement. Simultaneously with the execution of this Agreement and as a condition thereto, ONB and CVB shall have executed and delivered a stock option agreement which grants CVB an option to acquire up to 19.9% of the issued and outstanding shares of ONB stock upon the occurrence of certain circumstances, substantially in the form attached hereto as Exhibit D.

                                   ARTICLE 9.

                       CONDITIONS PRECEDENT TO THE MERGER

The obligations of each of the parties hereto to consummate the transactions contemplated herein are subject to the satisfaction, on or before the Closing Date, of the following conditions:

     9.1 Shareholder Approval. The Agreement and the transactions contemplated hereby shall have received all requisite approvals of the shareholders of ONB and CVB.

     9.2 No Judgments or Orders. No judgment, decree, injunction, order or proceeding shall be outstanding or threatened by any Governmental Entity which prohibits or restricts the effectuation of, or threatens to invalidate or set aside, the Merger or the Bank Merger substantially in the form contemplated by this Agreement, unless counsel to the party against whom such action or proceeding was instituted or threatened renders to the other parties hereto an opinion that such judgment, decree, injunction, order or proceeding is without merit.

     9.3 Regulatory Approvals. To the extent required by applicable law or regulation, all approvals or consents of any Governmental Entity, including, without limitation, those of the FRB, the FDIC and the DFI shall have been obtained or granted for the Merger and the Bank Merger and the transactions contemplated hereby and the applicable waiting period under all laws shall have expired. All other statutory or regulatory requirements for the valid completion of the transactions contemplated hereby shall have been satisfied.

     9.4 Securities Laws. The Registration Statement on Form S-4 shall have been declared effective by the SEC and shall not be the subject of any stop order or proceedings seeking or threatening a stop order. CVB shall have received all state securities or "Blue Sky" permits and other authorizations necessary to issue the CVB Stock to consummate the Merger.

     9.5 Listing. The CVB Stock issuable in the Merger shall have been included for listing on AMEX.

     9.6 Tax Opinions. CVB and ONB shall have received from Manatt, Phelps & Phillips, LLP an opinion reasonably satisfactory to CVB and ONB to the effect that the Merger and the Bank Merger shall not result in the recognition of gain or loss for federal income tax purposes to CVB, CBB, ONB or Orange, nor shall the issuance of the CVB Stock result in the recognition of gain or loss by the holders of ONB Stock who receive such stock in connection with the Merger, dated prior to the date the Proxy Statement and

Prospectus is first mailed to the shareholders of ONB and CVB and such opinions shall not have been withdrawn or modified in any material respect.

     9.7 Pooling of Interests. Immediately prior to the Effective Time of the Merger, CVB shall have received from Deloitte & Touche a written confirmation that the Merger and the Bank Merger will qualify for pooling-of-interests accounting treatment. In making its determination that the Merger and the Bank Merger will qualify for such treatment, Deloitte & Touche shall be entitled to assume that cash will be paid with respect to all shares held of record by any holder of ONB and CVB Dissenting Shares. Immediately prior to the Effective Time of the Merger, CVB and Deloitte & Touche shall have received from McGladry & Pullen a written confirmation that ONB and Orange qualify for pooling of interests accounting treatment in the Merger and Bank Merger.

                                  ARTICLE 10.

                 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF ONB

All of the obligations of ONB to effect the transactions contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by ONB:

     10.1 Legal Opinion. ONB shall have received the opinion of Manatt, Phelps & Phillips, LLP, dated as of the Closing Date, and in form and substance satisfactory to the counsel of ONB and Orange, to the effect that: (i) CVB is a corporation validly existing under the laws of the State of California with full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby; (ii) all corporate proceedings on the part of CVB necessary to be taken in connection with the Merger in order to make the same effective have been duly and validly taken; (iii) this Agreement and the Agreement of Merger have been duly and validly authorized, executed and delivered on behalf of CVB and constitute (subject to standard exceptions of enforceability arising from the bankruptcy laws and rules of equity) valid and binding agreements of CVB; and (iv) the shares of CVB Stock to be issued in the Merger will, when issued, be duly authorized, validly issued, fully paid and nonassessable.

     10.2 Representations and Warranties; Performance of Covenants. All the covenants, terms and conditions of this Agreement to be complied with and performed by CVB on or before the Closing Date shall have been complied with and performed in all material respects. Each of the representations and warranties of CVB contained in Article 5 hereof shall have been true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) on and as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date or for changes expressly contemplated by this Agreement) on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date. It is understood and acknowledged that the representations being made on and as of the Closing Date shall be made without giving effect to any update with respect to the CVB Lists in accordance with Section 7.2.3.

     10.3 Authorization of Merger. All actions necessary to authorize the execution, delivery and performance of this Agreement and the Agreement of Merger by CVB and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by the Board of Directors of CVB, as required by applicable law, and CVB shall have full power and right to merge pursuant to the Agreement of Merger.

     10.4 Absence of Certain Changes. Between the date of this Agreement and the Effective Time of the Merger, there shall not have occurred any event that has had or could reasonably be expected to have a material adverse effect on the business, financial condition, results of operations or prospects of CVB on a consolidated basis, whether or not such event, change or effect is reflected in the CVB Lists as amended or supplemented after the date of this Agreement.

     10.5 Officers' Certificate. There shall have been delivered to ONB on the Closing Date a certificate executed by the Chief Executive Officer and the Chief Financial Officer of CVB certifying, to the best of their knowledge, compliance with all of the provisions of Sections 10.2, 10.3 and 10.4.

     10.6 Fairness Opinion. ONB shall have received a letter from First Security -- Van Kasper, or such other nationally recognized advisory firm reasonably selected by ONB, dated as of a date within five Business Days of the mailing of the Proxy Statement and Prospectus to the shareholders of ONB, to the effect that the transactions contemplated by this Agreement are fair from a financial point of view to the shareholders of ONB.

                                  ARTICLE 11.

                   CONDITIONS PRECEDENT TO OBLIGATIONS OF CVB

All of the obligations of CVB to effect the transactions contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by CVB:

     11.1 Legal Opinion. CVB shall have received the opinion of Brobeck, Phleger & Harrison, LLP, attorneys for ONB, and in form and substance satisfactory to the counsel of CVB, to the effect that: (i) ONB is a corporation duly incorporated and validly existing under the laws of the State of California with full corporate power and authority to enter into this Agreement and the Agreement of Merger and to consummate the transactions contemplated hereby and thereby; (ii) Orange is a national association duly incorporated and validly existing under the laws of the United States with full corporate power and authority to enter into the Agreement of Bank Merger and to consummate the transactions contemplated thereby; (iii) all corporate proceedings on the part of ONB necessary to be taken in connection with the Merger and by Orange in connection with the Bank Merger in order to make the same effective have been duly and validly taken; and (iv) this Agreement and the Agreement of Merger and the Agreement of Bank Merger have been duly and validly authorized, executed and delivered on behalf of ONB and Orange, and constitute (subject to standard exceptions of enforceability arising from the bankruptcy laws and rules of equity) valid and binding agreements of ONB and Orange, as applicable.

     11.2 Representations and Warranties; Performance of Covenants. All the covenants, terms and conditions of this Agreement to be complied with and performed by ONB at or before the Closing Date shall have been complied with and performed in all material respects. Each of the representations and warranties of ONB contained in Article 4 hereof shall have been true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) on and as of the date of this Agreement and

(except to the extent such representations and warranties speak as of an earlier date or for changes expressly contemplated by this Agreement) on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date. It is understood and acknowledged that the representations being made on and as of the Closing Date shall be made without giving effect to any update with respect to the ONB Lists in accordance with Section 6.2.10.

     11.3 Authorization of Mergers. All actions necessary to authorize the execution, delivery and performance of this Agreement and the Agreement of Merger by ONB and of the Agreement of Bank Merger by Orange, and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by the Board of Directors and shareholders of ONB and Orange, and ONB and Orange shall have full power and right to merge pursuant to the Agreement of Merger and the Agreement of Bank Merger, respectively.

     11.4 Third-Party Consents. ONB, Orange and Mortgage Brokerage shall have obtained all consents of other parties to their respective mortgages, notes, leases, franchises, agreements, licenses and permits as may be necessary to permit the Merger and the Bank Merger and the transactions contemplated herein to be consummated without a material default, acceleration, breach or loss of rights or benefits thereunder.

     11.5 Absence of Certain Changes. Between the date of this Agreement and the Effective Time of the Merger, there shall not have occurred any event that has had or could reasonably be expected to have a material adverse effect on the business, financial condition, results of operations or prospects of ONB on a consolidated basis whether or not such event, change or effect is reflected in the ONB Lists as amended or supplemented after the date of this Agreement.

     11.6 Officers' Certificate. There shall have been delivered to CVB on the Closing Date a certificate executed by the Chief Executive Officer and the Chief Financial Officer of ONB certifying, to the best of their knowledge, compliance with all of the provisions of Sections 11.2, 11.3, 11.4 and 11.5.

     11.7 Fairness Opinion. CVB shall have received a letter from Bank Advisory Group, Inc., or such other nationally recognized advisory firm reasonably selected by CVB, dated as of a date within five Business Days of the mailing of the Proxy Statement and Prospectus to the shareholders of CVB, to the effect that the transactions contemplated by this Agreement are fair from a financial point of view to the shareholders of CVB.

     11.8 Shareholder's Agreements. Concurrently with the execution of this Agreement, each director of ONB and Orange shall have executed and delivered to CVB agreements substantially in the form of Exhibit E hereto.

     11.9 Agreements Not to Compete. Concurrently with the execution of this Agreement, the directors of ONB and Orange shall have executed and delivered to CVB agreements substantially in the form of Exhibit F hereto.

     11.10 Affiliates Agreements. Concurrently with the execution of this Agreement, CVB shall have received from each person named in the letter or otherwise referred to in Section 6.10 an executed copy of an agreement substantially in the form of Exhibit C hereto.

     11.11 Employee Benefit Plans. CVB shall have received satisfactory evidence that ONB has cooperated with CVB and taken such action as CVB shall reasonably request with respect to all the ONB's employee benefit plans, programs and arrangements, including, without limitation, the ONB 401(k) Plan, as provided in Article 12 of this Agreement.

     11.12 Dissenting Shares. The number of shares of ONB Stock and CVB Stock for which demand is made to be ONB Perfected Dissenting Shares and CVB Perfected Dissenting Shares shall not exceed an amount which, when combined with other amounts payable in connection with the Merger and the Bank Merger, would result in the Merger and the Bank Merger being disqualified from pooling of interests accounting treatment.

     11.13 Resignations. At the request of CVB, ONB shall use its best efforts to deliver resignations of all the directors and executive officers of ONB and Mortgage Brokerage, effective as of the Effective Time of the Merger and, if requested by CVB, ONB shall use its best efforts to deliver the resignations of all of the directors and executive officers of Orange effective as of the Effective Time of the Bank Merger. In the event ONB is not able to deliver the resignations of all of the directors and executive officers of ONB, Mortgage Brokerage or Orange, ONB shall take such other action as CVB shall request.

                                  ARTICLE 12.

                               EMPLOYEE BENEFITS

     12.1  Employee Benefits.

     Except as otherwise provided in this Agreement or pursuant to the terms of such Employee Plans, all Employee Plans of ONB and Orange will be discontinued or merged into CVB plans, in the discretion of CVB, and employees of ONB and Orange shall become eligible for the employee benefit plans of CVB on the same terms as such plans and benefits are generally offered from time to time to employees of CVB and its subsidiaries in comparable positions with CVB or its subsidiaries. For purposes of determining such employment eligibility and vesting under the employee benefit plans of CVB (other than for the CVB 401(k) and Profit Sharing Plan), CVB shall recognize such employees' years of service with ONB or Orange beginning on the date such employees commenced employment with ONB or Orange through the Effective Time of the Merger.

     The parties hereto further agree that certain other matters respecting employee benefits shall be dealt with in a letter, dated the date hereof, between the parties and hereby incorporated by reference and made a part hereof.

                                  ARTICLE 13.

                                  TERMINATION

     13.1 Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger upon the occurrence of any of the following:

          13.1.1  By mutual agreement of the parties, in writing;

          13.1.2 By ONB (unless ONB's Board of Directors shall have withdrawn or modified in a manner adverse to CVB in any respect its recommendation of the Merger to the holders of ONB Stock) or CVB immediately upon the failure of the shareholders of ONB or CVB to give the requisite approval of this Agreement;

          13.1.3 By ONB immediately upon expiration of 30 days from delivery of written notice by ONB to CVB of CVB's breach of or failure to satisfy any covenant or agreement contained herein resulting in a material impairment of the benefit reasonably expected to be derived by ONB from the performance or satisfaction of such covenant or agreement (provided that such breach has not been waived by ONB or cured by CVB prior to expiration of such 30-day period);

          13.1.4 By CVB immediately upon expiration of 30 days from delivery of written notice by CVB to ONB of ONB's breach of or failure to satisfy any covenant or agreement contained herein resulting in a material impairment of the benefit reasonably expected to be derived by CVB from the performance or satisfaction of such covenant or agreement (provided that such breach has not been waived by CVB or cured by ONB prior to expiration of such 30-day period);

          13.1.5 By ONB or CVB upon the expiration of 30 days after any Governmental Entity denies or refuses to grant any approval, consent or authorization required to be obtained in order to consummate the transactions contemplated by this Agreement unless, within said 30-day period after such denial or refusal, all parties hereto agree to submit the application to the regulatory authority that has denied, or refused to grant the approval, consent or qualification requested;

          13.1.6 By ONB or CVB if any conditions set forth in Article 9 shall not have been met by March 31, 2000; provided, however, that this Agreement shall not be terminated pursuant to this Section 13.1.6 if the relevant condition shall have failed to occur as a result of any act or omission of the party seeking to terminate.

          13.1.7 By ONB if any of the conditions set forth in Article 10 shall not have been met, or by CVB if any of the conditions set forth in Article 11 shall not have been met, by March 31, 2000, or such earlier time as it becomes apparent that such condition shall not be met, provided, however, that this Agreement shall not be terminated pursuant to this Section 13.1.7 if the relevant condition shall have failed to occur as a result of any act or omission of the party seeking to terminate;

          13.1.8  By CVB if ONB shall have breached Section 6.1.14; or

          13.1.9  By CVB under the circumstances set forth in Section 8.3.

     13.2 Termination Date. This Agreement shall be terminated if the Closing Date shall not have occurred by March 31, 2000, unless extended in writing by the parties, provided, however, that this Agreement shall not terminate by operation of this Section 13.2 as a result of any act or omission of the party seeking to terminate.

     13.3 Effect of Termination. In the event of termination of this Agreement by either ONB or CVB as provided in Section 13.1, neither ONB nor CVB shall have any further obligation or liability to the other party except (a) with respect to the last sentences of each of Section 6.3.1, Section 7.3 and Section 8.3, (b) with respect to Sections 14.1 and 14.2, (c) to the extent such termination results from a party's willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements or obligations hereunder; and (d) as provided in the Stock Option Agreement, attached hereto as Exhibit A, which is governed by its own terms as to termination.

     13.4 Force Majeure. ONB and CVB agree that, notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated as a result of a failure of a condition, which failure is due to a natural disaster or other act of God, or an act of war, and provided neither party has materially failed to observe the obligations of such party under this Agreement, neither party shall be obligated to pay to the other party to this Agreement any expenses or otherwise be liable hereunder.

                                  ARTICLE 14.

                                 MISCELLANEOUS

     14.1  Expenses.

     14.1.1 CVB hereby agrees that if this Agreement is terminated by ONB pursuant to Section 13.1.3, CVB shall promptly and in any event within 10 days after such termination pay ONB all Expenses (as defined in Section 14.1.4 below) of ONB, but not to exceed $225,000.

     14.1.2 ONB hereby agrees that if the Agreement is terminated by CVB or ONB pursuant to Section 13.1.2 with respect to the failure of ONB shareholders to approve the Agreement and the transactions contemplated hereby, or by CVB pursuant to Section 13.1.4, Section 13.1.8 or Section 13.1.9, ONB shall promptly and in any event within 10 days after such termination pay CVB all Expenses of CVB, but not to exceed $300,000.

     14.1.3 Except as otherwise provided herein, all Expenses incurred by CVB and ONB in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its affiliates, shall be borne solely and entirely by the party which has incurred the same. Notwithstanding the foregoing, CVB and ONB shall share equally the cost of printing the Proxy Statement and Prospectus.

     14.1.4 "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including all fees and expenses of attorneys, accountants, investment bankers, experts and consultants to the party and its affiliates) incurred by the party or on its behalf in connection with the consummation of the transactions contemplated by this Agreement.

     14.2 Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to another shall be in writing and delivered personally or by confirmed facsimile transmission or sent by registered or certified mail, postage prepaid, with return receipt requested, addressed as follows:

        To CVB:         CVB Financial Corp.
                        701 North Haven Avenue
                        Ontario, California 91764
                        Attention: D. Linn Wiley
                        Facsimile Number: (909) 481-2130

        With a copy to:  Manatt, Phelps & Phillips, LLP
                         11355 West Olympic Boulevard
                         Los Angeles, California 90064
                         Attention: William T. Quicksilver, Esq.
                         Facsimile Number: (310) 312-4224

        To ONB:          Orange National Bancorp
                         1201 East Katella Avenue
                         Orange, California 92867
                         Attention: Kenneth J. Cosgrove
                         Facsimile Number: (714) 289-2310

        With a copy to:  Brobeck, Phleger & Harrison, LLP
                         Spear Street Tower
                         One Market
                         Attention: J. Michael Shepherd, Esq.
                         Facsimile Number: (415) 442-1010

     Any such notice, request, instruction or other document shall be deemed received (i) on the date delivered personally or delivered by confirmed facsimile transmission, (ii) on the next Business Day after it was sent by overnight courier, postage prepaid; or (iii) on the third Business Day after it was sent by registered or certified mail, postage prepaid. Any of the persons shown above may change its address for purposes of this section by giving notice in accordance herewith.

     14.3 Successors and Assigns. All terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees, successors and assigns; provided, however, that this Agreement and all rights, privileges, duties and obligations of the parties hereto may not be assigned or delegated by any party hereto and any such attempted assignment or delegation shall be null and void.

     14.4 Counterparts. This Agreement and any exhibit hereto may be executed in one or more counterparts, all of which, taken together, shall constitute one original document and shall become effective when one or more counterparts have been signed by the appropriate parties and delivered to each party hereto.

     14.5 Effect of Representations and Warranties. The representations and warranties contained in this Agreement or in any List shall terminate immediately after the Effective Time of the Merger.

     14.6 Third Parties. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action to any person other than parties hereto. As used in this Agreement the term "parties" shall refer only to CVB and ONB as the context may require.

     14.7 Lists; Exhibits; Integration. Each List, exhibit and letter delivered pursuant to this Agreement shall be in writing and shall constitute a part of the Agreement, although Lists and letters need not be attached to each copy of this Agreement. This Agreement, together with such Lists, exhibits and letters, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

     14.8 Knowledge. Whenever any statement herein or in any list, certificate or other document delivered to any party pursuant to this Agreement is made "to the knowledge" or "to the best knowledge" of any party or another Person, such party or other Person shall make such statement only after conducting an investigation reasonable under the circumstances of the subject matter thereof, and each such statement shall constitute a representation that such investigation has been conducted.

     14.9 Governing Law. This Agreement is made and entered into in the State of California, except to the extent that the provisions of federal law are mandatorily applicable, and the laws of the State of California shall govern the validity and interpretation hereof and the performance of the parties hereto of their respective duties and obligations hereunder.

     14.10 Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement and shall not affect the interpretation hereof.

     14.11 Severability. If any portion of this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable, the remaining portions shall be valid and enforceable only if, after excluding the portion deemed to be unenforceable, the remaining terms hereof shall provide for the consummation of the transactions contemplated herein in substantially the same manner as originally set forth at the date this Agreement was executed.

     14.12 Waiver and Modification; Amendment. No waiver of any term, provision or condition of this Agreement and the Agreement of Bank Merger, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition of this Agreement. Except as otherwise required by law, this Agreement and the Agreement of Merger and the Agreement of Bank Merger, when executed and delivered, may be modified or amended by action of the Boards of Directors of CVB and ONB, and by CBB and Orange, respectively, without action by their respective shareholders. This Agreement may be modified or amended only by an instrument of equal formality signed by the parties or their duly authorized agents.

     14.13 Attorneys' Fees. If any legal action or any arbitration upon mutual agreement is brought for the enforcement of this Agreement or because of an alleged dispute, controversy, breach, or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

     IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the day and year first above written.

ATTEST:                                                CVB FINANCIAL CORP.

/s/ EDWARD J. BIEBRICH                                 By: /s/ D. LINN WILEY
------------------------------------------------
Executive Vice President                               -----------------------------------------------
                                                           D. Linn Wiley
                                                           President and Chief Executive Officer

ATTEST:                                                ORANGE NATIONAL BANCORP

/s/ ROBERT CREIGHTON                                   By: /s/ KENNETH COSGROVE
------------------------------------------------
Executive Vice President                               -----------------------------------------------
                                                           Kenneth Cosgrove
                                                           President and Chief Executive Officer

                                                                         ANNEX B

                       THE TRANSFER OF THIS AGREEMENT IS
                    SUBJECT TO CERTAIN PROVISIONS CONTAINED
                  HEREIN AND TO RESALE RESTRICTIONS UNDER THE
                    SECURITIES ACT OF 1933, AS AMENDED, AND
                        APPLICABLE STATE SECURITIES LAWS

                             STOCK OPTION AGREEMENT

     This Stock Option Agreement, dated as of May 18, 1999 (the "Agreement"), is made by and between Orange National Bancorp, a California corporation ("Issuer"), and CVB Financial Corp., a California corporation ("Grantee").

     WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Reorganization dated May 18, 1999 (the "Reorganization Agreement"), providing for, among other things, the merger of Issuer with and into Grantee (the "Merger"), with Grantee being the surviving corporation; and

     WHEREAS, as a condition and inducement to Grantee's execution of the Reorganization Agreement, Issuer has agreed to grant to Grantee the Option (as defined below).

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Reorganization Agreement, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

     1. Defined Terms. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Reorganization Agreement. As used in this Agreement, the following terms shall have the meanings indicated:

          (a) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (b) "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

          (c) "Holder" means Grantee and, to the extent Grantee has assigned its rights and obligations under this Agreement as permitted herein, any subsidiary or direct or indirect transferee of Grantee.

          (d) "Person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act and the rules and regulations thereunder.

          (e) "Securities Act" means the Securities Act of 1933, as amended.

     2. Grant of Option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 399,834 shares (the "Option Shares") of Common Stock, no par value ("Issuer Common Stock"), of Issuer at a purchase price per Option Share of $
27.00 (the "Purchase Price"), but in no event shall the number of Option Shares exceed 19.9% of the issued and outstanding shares of Issuer Common Stock. The Purchase Price and the number of Option Shares that may be received upon the exercise of the Option are subject to adjustment as set forth below.

     3. Exercise of Option.

     (a) The Holder may exercise the Option, in whole or in part, at any time and from time to time but only following the occurrence of a Purchase Event (as defined below); provided that the Option shall terminate and be of no further force and effect upon the earliest to occur of (such earliest date the "Expiration Date"):

          (i) the Effective Time of the Merger; or

          (ii) 15 months after the first occurrence of a Purchase Event; or

          (iii) 15 months after the termination of the Reorganization Agreement on or following the occurrence of a Preliminary Purchase Event (as defined below) or Purchase Event or a termination by Grantee pursuant to Section
     13.1.4 or 13.1.8 of the Reorganization Agreement; or

          (iv) termination of the Reorganization Agreement in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event other than a termination by Grantee pursuant to
     Section 13.1.4 or 13.1.8 of the Reorganization Agreement.

     Notwithstanding anything to the contrary contained herein, any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law, including, without limitation, the Bank Holding Company Act of 1956, as amended.

     (b) As used herein, a "Purchase Event" means any of the following events:

          (i) The Board of Directors of Issuer shall have approved, or recommended to the Issuer's shareholders that they approve, a proposal received by Issuer from a person (other than Grantee or any subsidiary of Grantee) to effect an Acquisition Transaction (as defined below), Tender Offer (as defined below) or Exchange Offer (as defined below); or

          (ii) Issuer, without having received Grantee's prior written consent, shall have entered into an agreement with any person (other than Grantee or any subsidiary of Grantee) to effect an Acquisition Transaction; or

          (iii) any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of twenty percent (20%) or more of the then outstanding shares of Issuer Common Stock.

     As used herein, the term "Acquisition Transaction" shall mean (A) a merger, consolidation or similar transaction involving Issuer or any of its subsidiaries (other than internal mergers, reorganizations, consolidations or dissolutions involving only Issuer and/or existing subsidiaries and other than a merger, consolidation or similar transaction in which the common shareholders of Issuer immediately prior thereto in the aggregate own at least seventy-five percent (75%) of the common stock of the surviving or successor corporation immediately after the consummation thereof), (B) the disposition, by sale, lease, exchange

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or otherwise, of twenty (20%) or more of the consolidated assets or deposit liabilities of Issuer and its subsidiaries, or (C) a purchase or other acquisition (including by way of merger, consolidation, share exchange or any similar transaction), other than by Issuer or its subsidiaries, of securities representing twenty percent (20%) or more of the voting power of Issuer or any of its subsidiaries.

     (c) As used herein, a "Preliminary Purchase Event" means any of the following events:

          (i) any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership of, or the right to acquire beneficial ownership of, or any "group" (as defined under the Exchange Act and the rules and regulations thereunder) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, ten percent (10%) or more of the then outstanding shares of Issuer Common Stock; or

          (ii) any person (other than Grantee or any subsidiary of Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act), or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would own or control ten percent (10%) or more of the then outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer", respectively); or

          (iii) Issuer, without having received Grantee's prior written consent, shall have entered into an agreement with any person (other than Grantee or any subsidiary of Grantee) with respect to, or the Board of Directors of Issuer shall have recommended that the shareholders of Issuer approve or accept, a purchase or other acquisition (including by way of merger, consolidation, share exchange or any similar transaction), other than by Issuer or its subsidiaries, representing ten percent (10%) or more of the voting power of Issuer or any of its subsidiaries; or

          (iv) any person (other than Grantee or any subsidiary of Grantee) shall have filed an application or notice with the Federal Reserve Board or other federal or state regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction; or

          (v) the holders of Issuer Common Stock shall not have approved the Reorganization Agreement at the meeting of such shareholders held for the purpose of voting on the Reorganization Agreement, such meeting shall not have been held or shall have been canceled prior to termination of the Reorganization Agreement, or Issuer's Board of Directors shall have withdrawn or modified in a manner adverse to Grantee the recommendation of Issuer's Board of Directors with respect to the Reorganization Agreement, in each case after it shall have been publicly announced that any person (other than Grantee or any subsidiary of Grantee) shall have (A) made or disclosed an intention to make a proposal to engage in an Acquisition Transaction or (B) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer.

     (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Purchase Event or Preliminary Purchase Event; provided, however, such notice shall not be a condition to the right of the Holder to exercise the Option.

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     (e) In the event Holder wishes to exercise the Option, it shall send to
Issuer a written notice (dated the date on which it is sent to Issuer, which date is referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a date not earlier than three (3) business days nor later than fifteen (15) business days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"). The Closing shall be held at the Issuer's principal office or at such other place as Issuer and Holder may agree. If prior notification to or approval of the Federal Reserve Board or any other regulatory authority is required as a condition precedent to such purchase, then (A) Holder shall promptly file and process the required notice or application for approval; (B) Issuer shall cooperate with Holder in the filing of the required notice or application for approval and the obtaining of any such approval; and (C) the Closing Date shall be subject to extension for such period of time, not to exceed six (6) months, as may be necessary to permit the Holder to submit such filing to, and, if necessary, to obtain such approval from, the Federal Reserve Board or other applicable regulatory authority; provided, however, that the notice of Option exercise and such governmental filing must be made, and the Notice Date must be, no later than the date on which the Option would otherwise terminate. Any exercise of the Option shall be deemed to have occurred on the Notice Date.

     4. Payment and Delivery of Certificates.

     (a) On each Closing Date, Holder shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date and (ii) present and surrender this Agreement to the Issuer at the address of the Issuer specified in Section 12(g) hereof.

     (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in Section 4(a), (i) Issuer shall deliver to Holder (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever, and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder; and (ii) Holder shall deliver to Issuer a letter agreeing that Holder shall not offer to sell or otherwise dispose of such Option Shares in violation of the provisions of this Agreement or applicable state and federal securities laws.

     (c) Certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

     THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR QUALIFIED OR REGISTERED UNDER THE SECURITIES LAWS OF ANY STATE. THEY MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND UNTIL THEY HAVE BEEN QUALIFIED OR REGISTERED UNDER APPLICABLE STATE SECURITIES LAWS, UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES, REASONABLY SATISFACTORY TO THE ISSUER, STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIRE-

     MENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS. THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS ALSO SUBJECT TO RESALE RESTRICTIONS ARISING UNDER THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF MAY 18, 1999, A COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE OFFICE OF THE SECRETARY OF THE ISSUER.

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act or applicable state securities laws.

     5. Representations and Warranties and Covenants of Issuer. Issuer hereby represents and warrants to Grantee as follows:

          (a) Due Authorization. Issuer has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly executed and delivered by Issuer and constitutes a binding agreement of Issuer enforceable against Issuer in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally or by equitable principles, whether such enforcement is sought in law or equity.

          (b) Authorized Stock. Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and, at all times from the date hereof until the obligation to deliver Issuer Common Stock upon the exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, shares of Issuer Common Stock necessary for Holder to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to
     Section 7 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable pursuant to Section 7, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including any preemptive rights of any stockholder of Issuer.

          (c) No Conflict. The execution and delivery by Issuer of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate or conflict with Issuer's Articles of Incorporation or Bylaws, or any statute, regulation, judgment, order, writ, decree or injunction applicable to Issuer (other than as may be effected by Grantee's ownership of Issuer Common Stock exceeding certain limits set forth by statute or regulation) or its properties or assets and do not and will not violate, conflict with, result in a breach of, constitute a default (or an event which with due notice and/or lapse of time would constitute a default) under, result in a termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Issuer under the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, or loan agreement or other agreement, instrument or obligation to which Issuer is a party, or by which Issuer or any of its properties or assets may be bound or affected.

          (d) Observance of Covenants. Issuer agrees that it will not, by amendment of its Articles of Incorporation or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid, or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer.

          (e) Compliance. Issuer shall promptly take all action as may from time to time be required (including, complying with all premerger notification, reporting and waiting period requirements of any federal or state regulatory authority, as necessary, before the Option may be exercised, and cooperating fully with Holder in preparing such applications or notices and providing such information to the Federal Reserve Board, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Department of Financial Institutions or any other regulatory authority as they may require) in order to permit Grantee to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto, and to protect the rights of Grantee against dilution.

     6. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that:

          Purchase Not for Distribution. This Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act and applicable state securities laws.

     7. Adjustment Upon Changes in Capitalization, etc.

     (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the documentation pertaining to such transaction so that Holder shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Holder would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (whether upon exercise of stock options or otherwise but excluding any issuance pursuant to an event described in the first sentence of this Section 7(a)), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, such number of shares, together with any shares of Issuer Common Stock previously issued pursuant hereto, equals nineteen and nine-tenths percent (19.9%) of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option (with any fractional share being rounded up to the next full share). Issuer agrees that in no event shall the number of shares of Issuer Common Stock issued after the date of this Agreement pursuant to the preceding sentence, together with the number of shares of Issuer Common

Stock subject to the Option, adjusted as aforesaid, exceed the number of available authorized but unissued and unreserved shares of Issuer Common Stock. Nothing contained in this Section 7(a) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares in breach of any provision of the Reorganization Agreement.

     (b) In the event that Issuer shall, prior to the occurrence of an event set forth in Section 3(a) terminating the Holder's right to exercise the Option, enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property or the outstanding shares of Issuer Common Stock immediately prior to such merger shall after such merger represent less than fifty percent (50%) of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its consolidated assets or deposit liabilities to any person other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the, election of Grantee, of either (A) the Acquiring Corporation (as defined below), (B) any person that controls the Acquiring Corporation, (such person being referred to as the "Substitute Option Issuer"), or (C) in the case of a merger described in clause (ii), Issuer.

     (c) The Substitute Option shall have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee. The Substitute Option Issuer shall also enter into an agreement with the then holder or holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purposes to the provisions of this Agreement), which shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of the Substitute Common Stock (as is hereinafter defined) as is equal to the Assigned Value (as is hereinafter defined) multiplied by the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as is hereinafter defined). The exercise price of the Substitute Option per share of the Substitute Common Stock (the "Substitute Purchase Price") shall then be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares of the Substitute Common Stock for which the Substitute Option is exercisable.

     (e) As used herein, the following terms have the meanings indicated:

          (i) "Acquiring Corporation" shall mean (A) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (B) Issuer in a merger in which Issuer is the continuing or surviving person, and (C) the transferee of all or any substantial part of the Issuer's assets (or the assets of its subsidiaries).

          (ii) "Substitute Common Stock" shall mean the common stock issued by the Substitute Option Issuer upon exercise of the Substitute Option.

          (iii) "Assigned Value" shall mean the highest of (A) the price per share of the Issuer Common Stock at which a Tender Offer or Exchange Offer therefor has been made by any person (other than Grantee or a subsidiary of Grantee), (B) the price per share of the Issuer Common Stock to be paid by any person (other than Grantee or a subsidiary of Grantee) pursuant to an agreement with Issuer, and (C) the highest closing price per share of Issuer Common Stock as quoted on the Nasdaq National Market (or if Common Stock is not quoted on the Nasdaq National Market, the highest bid price per share on any day as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Grantee and reasonably acceptable to Issuer) within the six-month period immediately preceding the agreement governing the transaction described in Section 7(b) which gave rise to the Substitute Option; provided, however, that in the event of a sale of less than all of Issuer's consolidated assets or deposit liabilities, the Assigned Value shall be the sum of the price paid in such sale for such assets or deposit liabilities and the current market value of the remaining consolidated net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder (or by a majority in interest of the Holders if there shall be more than one Holder (a "Holder Majority")) and reasonably acceptable to Issuer, divided by the number of shares of the Issuer Common Stock outstanding at the time of such sale. In the event that an exchange offer is made for the Issuer Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for the Issuer Common Stock shall be determined by a nationally recognized investment banking firm selected by Holder (or a Holder Majority) and reasonably acceptable to Issuer.

          (iv) "Average Price" shall mean the average closing price of the Substitute Common Stock for the one year immediately preceding the effective date of the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of the Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the person merging into Issuer or by any company which controls or is controlled by such merging person, as Holder may elect.

     (f) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than nineteen and nine-tenths percent (19.9%) of the aggregate of the shares of the Substitute Common Stock outstanding prior to exercise of the Substitute Option (with any fractional share being rounded up to the next full share). In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of the Substitute Common Stock but for this clause (f), the Substitute Option Issuer shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause
(f) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (f). The difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee and reasonably acceptable to the Substitute Option Issuer, whose determination shall be conclusive and binding on the parties.

     (g) Issuer shall not enter into any transaction described in subsection (b) of this Section 7 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitation, any action that may be necessary so that the shares of Substitute Common Stock are in no way distinguishable from or have lesser economic value than other shares of common stock issued by the Substitute Option Issuer).

     (h) At the written request of Holder delivered to the Substitute Option Issuer prior to the occurrence of an event set forth in Section 3(a) above terminating the Substitute Option, the Substitute Option Issuer shall repurchase from Holder (i) the Substitute Option and/or (ii) all Substitute Common Stock theretofore purchased by Holder pursuant hereto with respect to which Holder then has beneficial ownership. The date on which Holder exercises its rights under this Section 7(h) is referred to as the "Substitute Option Request Date." Such repurchase shall be at an aggregate price (the "Substitute Option Repurchase Consideration") equal to the sum of (A) the excess, if any, of (1) the Highest Closing Price (as defined below) for each share of Substitute Common Stock over (2) the Substitute Purchase Price per share of Substitute Common Stock, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised and as to which Holder has exercised its repurchase right hereunder, plus (B) the Highest Closing Price for each share of Substitute Common Stock, multiplied by the number of shares of Substitute Common Stock previously acquired by Holder upon exercise of the Option or Substitute Option and as to which Holder has exercised its repurchase right hereunder. The term "Highest Closing Price" shall mean the highest closing price per share of Substitute Common Stock on the Nasdaq National Market (or, if Substitute Common Stock is not quoted on the Nasdaq National Market, the highest bid price per share on any day as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Grantee and reasonably acceptable to Issuer) or, if such shares are not traded in a trading market or listed on an exchange, as quoted by the brokerage firms acting as market makers for the Substitute Common Stock prior to the trading or listing of the Substitute Common Stock on any national securities exchange and thereafter as reported by the principal trading market or securities exchange on which such shares are traded, during the sixty (60) business days preceding the Substitute Option Request Date.

     (i) The provisions of Sections 8(b), 8(c), 11 and 12 shall apply, with appropriate adjustments, to any securities for which the Option becomes exercisable pursuant to this Section 7 and as applicable, references in such sections to "Issuer", "Option", "Purchase Price", "Issuer Common Stock", "Repurchase Consideration", and "Request Date" shall be deemed to be references to "Substitute Option Issuer", "Substitute Option", "Substitute Purchase Price", "Substitute Common Stock", "Substitute Option Repurchase Consideration", and "Substitute Option Request Date", respectively.

     8. Repurchase at the Option of Grantee.

     (a) At any time after the first occurrence of a Repurchase Event (as defined in Section 8(e) below), at the written request of Holder delivered to Issuer prior to the occurrence of an event set forth in Section 3(a) above terminating the Option, Issuer shall repurchase from Holder (i) the Option and (ii) all Option Shares theretofore purchased by Holder pursuant hereto with respect to which Holder then has beneficial ownership. The date on which Holder exercises its rights under this
Section 8 is referred to as the "Request Date." Such repurchase shall be at an aggregate price (the "Repurchase Consideration") equal to the sum of:

          (i) the aggregate Purchase Price paid by Holder for any Option Shares acquired pursuant to the Option with respect to which Holder then has beneficial ownership;

          (ii) the excess, if any, of (A) the Applicable Price (as defined below) for each Option Share over (B) the Purchase Price per Option Share (subject to adjustment pursuant to Section 7(a)), multiplied by the number of Option Shares with respect to which the Option has not been exercised; and

          (iii) the excess, if any, of the Applicable Price over the Purchase Price (subject to adjustment pursuant to Section 7(a)) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Holder for each Option Share with respect to which the Option has been exercised and with respect to which Holder then has beneficial ownership, multiplied by the number of such shares.

     (b) If Holder exercises its rights under this Section 8, Issuer shall, within ten (10) business days after the Request Date, pay the Repurchase Consideration to Holder in immediately available funds, and Holder shall surrender to Issuer the Option and the certificates evidencing the Option Shares purchased thereunder with respect to which Holder then has beneficial ownership and has designated to be repurchased, and Holder shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever.

     (c) Notwithstanding the provisions hereof to the contrary, to the extent that Issuer is prohibited under applicable law, regulation or administrative policy from repurchasing all or any portion of the Option or Option Shares, then
(i) Issuer shall promptly give notice of such fact to Holder; (ii) Issuer shall, from time to time subject to the last sentence of this Section 8(c), deliver to Holder that portion of the Repurchase Consideration that it is not then so prohibited from paying; (iii) at Holder's request, Issuer shall promptly file any required notice or application for approval and expeditiously process the same. After Holder's receipt of such notice from Issuer, Issuer shall not be in breach of its repurchase obligation hereunder to the extent it is or remains, despite reasonable efforts to obtain any required approvals, legally prohibited from repurchasing the Option or Option Shares. Holder shall have the right (A) to revoke its request for repurchase with respect to the portion of the Option or Option Shares that Issuer is prohibited from repurchasing, (B) to require Issuer to deliver to Holder the Option and/or Option Shares Issuer is prohibited from repurchasing, and (C) to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the number of such Option Shares in respect of which the Repurchase Consideration has been lawfully paid. Notwithstanding anything herein to the contrary, Issuer shall not be obligated to repurchase all or any part of the Option or Option Shares pursuant to more than one written request from Holder, except that Issuer shall be obligated to repurchase, pursuant to more than one written request, any Option or Option Shares in the event that Holder (1) has revoked its request for repurchase in accordance with the provisions of this Section 8 prior to the occurrence of an event set forth in Section 3(a) terminating the

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Holder's right to exercise the Option and (2) has delivered, prior to such event, a new written notice requesting a repurchase. If an event set forth in
Section 3(a) terminating the Holder's right to exercise the Option occurs prior to, or is scheduled to occur within, sixty (60) days after the date of the notice by Issuer described in clause 8(c)(i) above, then, notwithstanding the occurrence of such terminating event, Holder shall have the right to receive the Repurchase Consideration to the extent Issuer is or becomes, within a sixty (60) day period from the date of such notice by Issuer, legally permitted to repurchase. Except as set forth in the preceding sentence, Holder's repurchase rights under this Agreement shall terminate concurrently with the termination of Holder's right to exercise the Option, pursuant to Section 3(a).

     (d) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share of Issuer Common Stock paid for any such share by the person or groups described in Section 8(e)(i), (ii) the price per share of Issuer Common Stock received by holders of Issuer Common Stock in connection with any merger or other business combination transaction described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii), or (iii) the highest bid price per share of Issuer Common Stock on the Nasdaq National Market or other principal trading market or securities exchange on which such shares are traded as reported by a recognized source selected by Holder during the sixty (60) business days preceding the Request Date; provided, however, that in the event of a sale of less than all of Issuer's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets or deposit liabilities and the current market value of the remaining consolidated net assets of Issuer as determined by a nationally recognized investment banking firm selected by Holder (or the Holder Majority) and reasonably acceptable to Issuer, divided by the number of shares of the Issuer Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Holder (or the Holder Majority) and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of this Agreement.

     (e) As used herein, a "Repurchase Event" shall occur if (i) any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership of (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, fifty percent (50%) or more of the then outstanding shares of Issuer Common Stock or (ii) any of the transactions described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) shall be consummated.

     9. Registration Rights.

     (a) Demand Registration Rights. Issuer shall, subject to the conditions of
Section 9(c) below, if requested by any Holder, including Grantee and any permitted transferee ("Selling Shareholder"), after exercise of the Option and prior to an Expiration Date, expeditiously prepare and file, a registration statement under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of Issuer Common Stock or other securities that have been acquired by or are issuable to the Selling Shareholder upon exercise of the Option in accordance with the intended method of sale or other disposition stated by the Selling Shareholder in such request, including without limitation a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities for sale under any applicable state securities laws.

     (b) Additional Registration Rights. If Issuer at any time after the exercise of the Option proposes to register any shares of Issuer Common Stock under the Securities Act in connection with an underwritten public offering of such Issuer Common Stock, Issuer will promptly give written notice to the Holders of its intention to do so and, upon the written request of any Holder given within thirty (30) days after receipt of any such notice (which request shall specify the number of shares of Issuer Common intended to be included in such underwritten public offering by the Holder), Issuer will cause all such shares for which a Holder requests participation in such registration, to be so registered and included in such underwritten public offering; provided, however, that Issuer may elect to not cause any such shares to be so registered (i) if the underwriters in good faith object for valid business reasons, or (ii) in the case of a registration solely to implement an employee benefit plan or a registration filed on Form S-4 of the Securities Act or any successor form, provided, further, however, that such election pursuant to (i) may be only made one time. If some but not all the shares of Issuer Common Stock, with respect to which Issuer shall have received requests for registration pursuant to this
Section 9(b), shall be excluded from such registration, Issuer shall make appropriate allocation of shares to be registered among the Holders desiring to register their shares pro rata in the proportion that the number of shares requested to be registered by each such Holder bears to the total number of shares requested to be registered by all such Holders then desiring to have Issuer Common Stock registered for sale.

     (c) Conditions to Required Registration. Issuer shall use all reasonable efforts to cause each registration statement referred to in Section 9(a) above to become effective and to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective; provided, however, that Issuer may delay any registration of Option Shares required pursuant to Section 9(a) above for a period not exceeding 90 days if Issuer determines, in the good faith exercise of its reasonable business judgment, that such registration and offering could adversely effect or interfere with bona fide financing plans of Issuer or would require disclosure of information, the premature disclosure of which could adversely affect Issuer or any transaction under active consideration by Issuer. Notwithstanding anything to the contrary stated herein, Issuer shall not be required to register Option Shares under the Securities Act pursuant to Section 9(a) above:

          (i) on more than one occasion during any calendar year;

          (ii) within 90 days after the effective date of a registration referred to in Section 9(b) above pursuant to which the Holders concerned were afforded the opportunity to register or qualify such shares under the Securities Act and such shares were registered or qualified as requested, and

          (iii) unless a request therefor is made to Issuer by Holders that hold at least 25% or more of the aggregate number of Option Shares (including shares of Issuer Common Stock issuable upon exercise of the Option) then outstanding.

In addition to the foregoing, Issuer shall not be required to maintain the effectiveness of any registration statement after the expiration of nine (9) months from the effective date of such registration statement. Issuer shall use all reasonable efforts to make any filings, and take all steps, under all applicable state securities laws to the extent necessary to permit the sale or other disposition of the Option Shares so registered in accordance with the intended method of distribution for such shares; provided, however, that Issuer shall not be required to consent to the general jurisdiction or qualify to do business in any state where it is not otherwise required to so consent to such jurisdiction or to so qualify to do business.

     (d) Expenses. Except where applicable state law prohibits such payments, Issuer will pay the costs of such registration or qualification expenses, including without limitation registration fees, qualification fees, blue sky fees and expenses, Issuer's legal expenses, costs of special audits or "cold comfort" letters, expenses of underwriters, excluding discounts and commissions, and the reasonable fees and expenses of any necessary special experts in connection with each registration pursuant to Section 9(a) or (b) above (including the related offerings and sales by holders of Option Shares) and all other qualifications, notifications, or exemptions pursuant to Section 9(a) or 9(b) above.

     (e) Indemnification. In connection with any registration under Section 9(a) or 9(b) above, Issuer hereby indemnifies the Selling Shareholders, and each underwriter thereof, including each person, if any, who controls such holder or underwriter within the meaning of Section 15 of the Securities Act, against all expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement of a material fact contained in any registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such expenses, losses, claims, damages or liabilities of such indemnified party are caused by any untrue statement or alleged untrue statement that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon, and in conformity with, information furnished in writing to Issuer by such indemnified party or any underwriter expressly for use therein, and Issuer and each officer, director and controlling person of Issuer shall be indemnified by such Selling Shareholders, or by such underwriter, as the case may be, for all such expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement, that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon, and in conformity with, information furnished in writing to Issuer by such holder or such underwriter, as the case may be, expressly for such use.

     Promptly upon receipt by a party indemnified under this Section 9(e) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this Section 9(e), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure so to notify the indemnifying party shall not relieve it of any liability which it may otherwise have to any indemnified party under this
Section 9(e). In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless (i) the indemnifying party either agrees to pay the same, (ii) the indemnifying party fails to assume the defense of such action with counsel reasonably satisfactory to the indemnified party, or (iii) the indemnified party has been advised by counsel that one or more legal defenses may be available to the indemnified party that may be contrary to the interest of the indemnifying party. No indemnifying party shall be liable for any settlement entered into without its consent, which consent may not be unreasonably withheld.

     If the indemnification provided for in this Section 9(e) is unavailable to a party otherwise entitled to be indemnified in respect of any expenses, losses, claims, damages or liabilities referred to herein, then the indemnifying party, in lieu of indemnifying such party otherwise entitled to be indemnified, shall contribute to the amount paid or payable by such party to be indemnified as a result of such expenses, losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative benefits received by Issuer, the Selling Shareholders and the underwriters from the offering of the securities and also the relative fault of Issuer, the Selling Shareholders and the underwriters in connection with the statements or omissions which resulted in such expenses, losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the expenses, losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim, provided, however, that in no case shall any Selling Shareholder be responsible, in the aggregate, for any amount in excess of the net offering proceeds attributable to its Option Shares included in the offering. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any obligation by any holder to indemnify shall be several and not joint with other holders.

     In connection with any registration pursuant to Section 9(a) or 9(b) above, Issuer and each Selling Shareholder (other than Grantee) shall enter into an agreement containing the indemnification provisions of this Section 9(e).

     (f) Miscellaneous Reporting. Issuer shall comply with all reporting requirements and will do all such other things as may be necessary to permit the expeditious sale at any time of any Option Shares by the Selling Shareholders thereof in accordance with and to the extent permitted by any rule or regulation promulgated by the SEC from time to time. Issuer shall at its expense provide the Selling Shareholders with any information necessary in connection with the completion and filing of any reports or forms required to be filed by them under the Securities Act or the Exchange Act, or required pursuant to any state securities laws or the rules of any stock exchange.

     10. Listing. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are not then authorized for quotation on the Nasdaq National Market or any securities exchange, Issuer, upon the request of Holder, will promptly file an application to authorize for quotation the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the Nasdaq National Market and will use its best efforts to obtain approval of such listing as soon as practicable.

     11. Division of Option. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Holder, upon presentation and surrender of this Agreement at the principal office of Issuer for other agreements providing for other options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "other agreements" and "other options" as used in the preceding sentence mean any other agreements and related options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     12. Limitation on Total Profit and Notional Total Profit.

     (a) Notwithstanding anything to the contrary contained herein, in no event shall Grantee's Total Profit (as defined below in Section 12(c) hereof) exceed $3.2 million and, if it otherwise would exceed such amount, Grantee, at its sole election, shall either (i) reduce the number of shares of Issuer common stock subject to the Option, (ii) pay cash to Issuer, or (iii) any combination thereof, so that Grantee's actually realized Total Profit shall not exceed $3.2 million after taking into account the foregoing actions.

     (b) Notwithstanding anything to the contrary contained herein, the Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below in Section 12(d) hereof) of more than $3.2 million; provided, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date on which the Notional Total Profit would be less than $3.2 million.

     (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer's repurchase of the Option (or any portion thereof) pursuant to Section 8 hereof, (ii) (x) the amount received by Grantee or any affiliate of Grantee pursuant to Issuer's repurchase of Option Shares pursuant to Section 8 hereof, less (y) Grantee's or any affiliate of Grantee's purchase price for such Option Shares, (iii) (x) the net cash amounts received by Grantee or any affiliate of Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares shall be converted or exchanged) to any unaffiliated party, less (y) Grantee's or any affiliate of Grantee's purchase price of such Option Shares, and (iv) any equivalent amounts with respect to the Substitute Option.

     (d) As used herein, the term "Notional Total Profit" with respect to any number of shares as to which Grantee or any affiliate of Grantee may propose to exercise the Option shall be the Total Profit determined as of the date of such proposed exercise assuming that the Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee or any affiliate of Grantee as of such date, were sold for cash at the closing market price for the Issuer Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

     (e) Grantee agrees, promptly following any exercise of all or any portion of the Option, and subject to its rights under Section 8 hereof, to use and cause any wholly owned Subsidiary of Grantee to use commercially reasonable efforts promptly to maximize the value of Option Shares purchased taking into account market conditions, the number of Option Shares, the potential negative impact of substantial sales on the market price for Issuer Common stock, and the availability of an effective registration statement to permit public sale of Option Shares.

     13. Miscellaneous.

     (a) Expenses. Except as otherwise provided in Section 9, each of the parties hereto and any Holder shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including, without limitation, fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     (c) Entire Agreement; No Third-Party Beneficiary. This Agreement, together with the Reorganization Agreement and the other documents and instruments referred to herein and therein (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto, and their respective successors and assigns, any rights or remedies hereunder, except as expressly provided in this Agreement.

     (d) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court or a federal or state regulatory authority of competent jurisdiction to be invalid, void or unenforceable, such invalid, void or unenforceable term, provision, covenant or restriction shall, if it is so susceptible, be deemed modified to the minimum extent necessary to render the same valid and enforceable and, in all events, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Without limiting the foregoing, if for any reason such court or regulatory authority determines that Holder may not legally acquire, or Issuer may not legally repurchase, the full number of shares of Issuer Common Stock as provided in Sections 3 and 8 (as adjusted pursuant to Section 7), it is the express intention of Issuer to allow Holder to acquire or to require Issuer to repurchase the maximum number of shares as may be legally permissible without any amendment or modification hereof.

     (e) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to any applicable conflicts of law rules.

     (f) Descriptive Headings. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     (g) Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by personal delivery, by telecopy (provided that copy is concurrently sent by first class U.S. mail, postage prepaid), or by mail (registered or certified mail, postage prepaid, return receipt requested) to the parties as follows:

        If to Issuer:

            Orange National Bancorp
            1201 E. Katella Avenue
            Orange, California 92867
            Attn: Kenneth Cosgrove, President
            Fax No.: (714) 289-2310

        With a copy to:

            Brobeck, Phleger & Harrison, LLP
            One Market Plaza
            San Francisco, California 94105
            Attn: J. Michael Shepherd
            Fax No.: (415) 442-1010

        If to Grantee:

            CVB Financial Corp.
            701 N. Haven Avenue
            Ontario, California 91423
            Attn: D. Linn Wiley, President
            Fax No.: (909) 481-2130

        With a copy to:

            Manatt, Phelps & Phillips
            11355 West Olympic Boulevard
            Los Angeles, California 90064
            Attn: William T. Quicksilver
            Fax No.: (310) 312-4224

or to such other address as a party may have furnished to the others in writing in accordance with this paragraph, except that notices of change of address shall only be effective upon receipt. Any notice, demand or other communication given pursuant to the provisions of this Section 11(g) shall be deemed to have been given on the date actually delivered or on the third day following the date mailed, whichever first occurs.

     (h) Counterparts. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

     (i) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto without the prior written consent of the other party, except that Grantee may assign this Agreement to a wholly-owned subsidiary of Grantee and at any time after a Purchase Event occurs, Holder may assign or transfer its rights and obligations hereunder, in whole or in part, to any Person or Persons, subject to compliance with applicable laws. In order to effectuate the foregoing, Grantee shall be entitled to surrender this Agreement to Issuer in exchange for two or more Agreements entitling the holders thereof to purchase in the aggregate the same number of shares of Common Stock as may be purchasable hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and permitted assigns.

     (j) Further Assurances. In the event of any exercise of the Option by Holder, Issuer and Holder shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

     (k) Specific Performance. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

     IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

CVB FINANCIAL CORP.                                    ORANGE NATIONAL BANCORP
By /s/ D. LINN WILEY                                   By /s/ KENNETH COSGROVE
    --------------------------------------------       --------------------------------------------
         D. Linn Wiley                                 Kenneth Cosgrove
         President                                     President

                                                                         ANNEX C

                                           , 1999

Board of Directors
CVB Financial Corp.
Ontario, California 91764

Gentlemen:

     You have requested that The Bank Advisory Group, Inc. act as an independent financial analyst and advisor to CVB Financial Corp., a California corporation ("CVB"). Specifically, we have been asked to render advice and analysis in connection with the proposed merger of Orange National Bancorp, Orange, California, a California corporation ("ONB"), with and into CVB. In our role as an independent financial advisor, you have requested our opinion with regard to the fairness -- from the perspective of the common shareholders of CVB -- of the financial terms of the merger of ONB with and into CVB, pursuant to the provisions of the Agreement and Plan of Reorganization dated May 18, 1999, by and between CVB and ONB.

     In conjunction with our review of the Agreement and Plan of Reorganization, our understanding is that CVB and ONB propose to consummate the merger of ONB with and into CVB pursuant to the following financial terms:

     - On the date on which the merger of ONB with and into CVB is consummated, holders of ONB's, no par value per share, common stock ("ONB stock"), other than the shares held by any holders who have duly exercised and perfected their dissenters' rights, shall receive, for each share of ONB Stock, 1.5 shares (the "Conversion Ratio") of CVB's, no par value per share, common stock ("CVB stock").

     - No fractional shares of CVB Stock will be issued in the merger of ONB with and into CVB and, in lieu thereof, holders of shares of ONB stock who would otherwise be entitled to a fractional share interest will be paid an amount in cash equal to the product of such fractional share interest and the average of the daily closing price of a share of CVB stock reported on the American Stock Exchange during the 15 consecutive trading days ending at the end of the fifth trading day immediately preceding the date on which the merger of ONB with and into CVB is consummated.

     - All outstanding options to acquire ONB stock shall be converted into options to acquire CVB stock, with the number of shares and exercise price subject to adjustment for the Conversion Ratio.

     - On and after the date on which the merger of ONB with and into CVB is consummated, each share of CVB Stock issued and outstanding immediately prior to the closing date of the merger of ONB with and into CVB shall remain an issued and outstanding share of CVB stock.

     The Bank Advisory Group, Inc., as part of its line of professional services, specializes in rendering valuation opinions of banks and bank holding companies in connection with mergers and acquisitions nationwide. Prior to our retention for this assignment, The Bank Advisory Group provided financial advisory services to CVB in various capacities; however, the revenues derived from the delivery of such services are insignificant when compared to The Bank Advisory Group's total gross revenues.

     For our services as an independent financial analyst and advisor to CVB in connection with the merger of ONB with and into CVB, CVB has agreed to pay The Bank Advisory Group a professional fee totaling $90,000. CVB also has agreed to provide reimbursement for reasonable out-of-pocket expenses. CVB has agreed to indemnify The Bank Advisory Group, the officers, directors, employees, and shareholders of The Bank Advisory Group and assigns, heirs, beneficiaries and legal representatives of each indemnified entity and person.

     No portion of the professional fee is contingent upon the conclusion reached herein. And, no limitations were imposed by the CVB Board of Directors with respect to the investigations made or procedures followed in rendering this opinion.

     We have not provided any services to ONB and, thus, have received no professional fees from ONB.

     The Bank Advisory Group does not, and its officers directors and shareholders do not, own any shares of CVB Stock or ONB Stock; nor does The Bank Advisory Group make a market in the stock of CVB, ONB, or any other publicly-traded security, financial or otherwise.

     In connection with this opinion and with respect to CVB, we have reviewed, among other things:

      1. Audited consolidated financial statements, on Form 10-K, for the years ended December 31, 1998, 1997, and 1996;

      2. Quarterly financial statements, on Form 10-Q, for the 1998 and 1997 calendar quarters, and for the first calendar quarter of 1999;

      3. Consolidated financial statements, on form F.R. Y-9C, for the years ended December 31, 1998, 1997, and 1996, and for the three-month period ended March 31, 1999, as filed with the Federal Reserve System;

      4. Internally-generated financial statements for the           -month
         period ending              , 1999;

      5. Selected equity research reports regarding CVB prepared by various analysts who cover the financial institutions sector for market makers of CVB Stock;

      6. Certain internal financial analyses and forecasts for CVB prepared by the management of CVB, including projections of future performance;

      7. Certain other summary materials and analyses with respect to CVB's loan portfolio, securities portfolio, deposit base, fixed assets, and operations including, but not limited to: (i) schedules of loans and other assets identified by management as deserving special attention or monitoring given the characteristics of the loan/asset and the local economy, (ii) analyses concerning the adequacy of the loan loss reserve, (iii) schedules of "other real estate owned," including current carrying values and recent appraisals, and (iv) schedules of securities, detailing book values, market values, and lengths to maturity;

      8. Certain publicly-available information concerning the trading of, and the trading market for, CVB Stock;

      9. The condition of the commercial banking industry, as indicated in financial reports filed with various Federal bank regulatory authorities by all federally-insured commercial banks; and

     10. Such other information -- including financial studies, analyses, investigations, and economic and market criteria -- that we deem relevant to this assignment.

     In connection with this opinion and with respect to ONB, we have reviewed, among other things:

      1. Audited consolidated financial statements, on Form 10-K, for the years ended December 31, 1998, 1997, and 1996;

      2. Quarterly financial statements, on Form 10-Q, for the 1998 and 1997 calendar quarters, and for the first calendar quarter of 1999;

      3. Consolidated financial statements, on form F.R. Y-9C, for the years ended December 31, 1998, 1997, and 1996, and for the three-month period ended March 31, 1999, as filed with the Federal Reserve System;

      4. Internally-generated financial statements for the           -month
         period ending              , 1999;

      5. Selected equity research reports regarding ONB prepared by various analysts who cover the financial institutions sector for market makers of ONB Stock;

      6. Certain internal financial analyses and forecasts for ONB prepared individually and collectively by the management of CVB and ONB, including projections of future performance;

      7. Certain other summary materials and analyses with respect to ONB's loan portfolio, securities portfolio, deposit base, fixed assets, and operations including, but not limited to: (i) schedules of loans and other assets identified by management as deserving special attention or monitoring given the characteristics of the loan/asset and the local economy, (ii) analyses concerning the adequacy of the loan loss reserve, (iii) schedules of "other real estate owned," including current carrying values and recent appraisals, and (iv) schedules of securities, detailing book values, market values, and lengths to maturity;

      8. Certain publicly-available information concerning the trading of, and the trading market for, ONB Stock;

      9. The condition of the commercial banking industry, as indicated in financial reports filed with various Federal bank regulatory authorities by all federally-insured commercial banks; and

     10. Such other information -- including financial studies, analyses, investigations, and economic and market criteria -- that we deem relevant to this assignment.

     In connection with this opinion and with respect to the proposed merger of ONB with and into CVB, we have reviewed, among other things:

     1. The Agreement and Plan of Reorganization, and any amendments thereto, that sets forth, among other items, the terms, conditions to closing, pending litigation against both CVB and ONB, and representations and warranties of CVB and ONB with respect to the proposed merger of ONB with and into CVB;

     2. The Joint Proxy Statement/Prospectus to which this opinion is appended, and will be furnished to the shareholders of both CVB and ONB in connection with the proposed merger of ONB with and into CVB;

     3. The financial terms and price levels, to the extent publicly-available, of selected recent business combinations of companies in the banking industry that we deem comparable, either in whole or in part, to the merger of ONB with and into CVB -- together with the financial performance and condition of such banking organizations;

     4. The price-to-equity multiples, price-to-earnings multiples and trading volumes of banking organizations based in the United States -- and specifically in California -- that have publicly-traded common stocks, together with the financial performance and condition of such banking organizations, compared with the price-to-equity multiples, price-to-earnings multiples and trading volumes for both CVB Stock and ONB Stock; and

     5. Such other information -- including financial studies, analyses, investigations, and economic and market criteria -- that we deem relevant to this assignment.

     Based on our experience, we believe our review of, among other things, the aforementioned items provides a reasonable basis for our opinion, recognizing that we are expressing an informed professional opinion -- not a certification of value.

     We have relied upon the information provided by the management of both CVB and ONB, or otherwise reviewed by us, as being complete and accurate in all material respects. Furthermore, we have not verified through independent inspection or examination the specific assets or liabilities of CVB and ONB or their subsidiary banks. We have also assumed that there has been no material change in the assets, financial condition, results of operations, or business prospects of CVB and ONB since the date of the last financial statements made available to us. We have met with the management of both CVB and ONB for the purpose of discussing the relevant information that has been provided to us.

     Our opinion is limited to the fairness of the financial terms of the merger of ONB with and into CVB, from a financial point of view, to the shareholders of CVB Stock. The financial terms include, but are not limited to, the Conversion Ratio and the consequential pro forma ownership in CVB on a post-merger basis of the shareholders of CVB Stock. We were not asked to consider and our opinion does not address the relative merits of the proposed merger of ONB with and into CVB as compared to alternative business strategies that might exist for CVB or the effect of any other transaction in which CVB might engage. Our opinion is directed to the Board of Directors of CVB, and it does not constitute a recommendation to any shareholder of CVB Stock as to how such shareholder should vote with respect to the merger of ONB with and into CVB.

     BASED ON ALL FACTORS THAT WE DEEM RELEVANT AND ASSUMING THE ACCURACY AND COMPLETENESS OF THE INFORMATION AND DATA PROVIDED TO US, IT IS OUR OPINION THAT THE TERMS

OF THE PROPOSED MERGER OF ONB WITH AND INTO CVB, INCLUDING, WITHOUT LIMITATION, THE CONVERSION RATIO AND THE CONSEQUENTIAL PRO FORMA OWNERSHIP IN CVB ON A POST-MERGER BASIS OF THE SHAREHOLDERS OF CVB STOCK, ARE FAIR, FROM A FINANCIAL POINT OF VIEW, TO THE SHAREHOLDERS OF CVB STOCK.

     This opinion is available for disclosure to the shareholders of CVB. Accordingly, we hereby consent to the inclusion of our opinion as an appendix to the Joint Proxy Statement/Prospectus relating to the proposed merger of ONB with and into CVB, and to the reference of our firm in the Joint Proxy
Statement/Prospectus.

                                          Respectfully submitted,

                                          THE BANK ADVISORY GROUP, INC.

                                          By:
                                          --------------------------------------

                                                                         ANNEX D

May 17, 1999

Members of the Board of Directors
ONB National Bancorp
1201 East Katella Avenue
ONB, CA 92867

Members of the Board:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of Orange National Bancorp ("ONB") of the Conversion Ratio as defined in Section 2.2.1 of the Agreement and Plan of Reorganization dated as of May 18, 1999 (the "Agreement"), in the proposed merger (the "Merger") of CVB Financial Corp ("CVB") and ONB. On the Effective Date (as such term is defined in the Agreement), each share of ONB Common Stock will be converted into the right to receive 1.50 shares of CVB Common Stock subject to adjustment as defined in the Agreement.

     In arriving at our opinion, we have reviewed and analyzed, among other things, the following: (i) the Agreement; (ii) certain publicly available financial and other data with respect to CVB and ONB, including consolidated financial statements for recent years and interim periods to March 31, 1999;
(iii) certain other publicly available financial and other information concerning CVB and ONB and the trading markets for the publicly traded securities of CVB and ONB; (iv) publicly available information concerning other banks and bank holding companies, the trading markets for their securities and the nature and terms of certain other merger transactions we believed relevant to our inquiry; and (v) evaluations and analyses prepared and presented to the Board of Directors of ONB or a committee thereof in connection with the Merger. We have held discussions with senior management of CVB and ONB concerning the companies' past and current operations, financial condition and prospects.

     We have reviewed with the senior management of ONB earnings projections for ONB as a stand-alone entity, assuming the Merger does not occur. We have also reviewed earnings projections for CVB as a stand-alone entity, assuming the Merger does not occur as well as securities industry consensus estimates of projected earnings per share from published sources for CVB as a stand-alone entity. Certain financial projections for the combined companies and for ONB and CVB as stand-alone entities were derived by us based partially upon the projections and information described above, as well as our own assessment of general economic, market and financial conditions.

     In conducting our review and in arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available, and we have not assumed any responsibility for independent verification of the same. We have relied on advice of counsel and independent accountants as to all legal and financial reporting matters with respect to CVB, ONB, the Merger and the Agreement. We have relied upon the managements of ONB and CVB as to the reasonableness of the financial and operating forecasts, projections and projected operating cost savings (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts, projections and projected operating cost savings reflect the best currently available estimates and judgments of the applicable managements. We have also assumed, without assuming any responsibility for the independent verification of same, that the aggregate allowances for loan losses for ONB and CVB are adequate to cover

ONB National Bancorp
May 17, 1999
page  2

such losses. We have not made or obtained any evaluations or appraisals of the property of ONB or CVB, nor have we examined any individual loan credit files. For purposes of this opinion, we have assumed that the Merger will have the tax, accounting and legal effects (including, without limitation, that the Merger will be accounted for as a pooling of interests) described in the Merger Agreement. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of the Common Stock of ONB of the Conversion Ratio in the Merger and does not address ONB's underlying business decision to proceed with the Merger.

     We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of ONB and CVB, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for ONB and for CVB; (ii) the assets and liabilities of ONB and CVB, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

     It is understood that this letter is for the information of the Board of Directors of ONB. This letter does not constitute a recommendation to the Board of Directors or to any shareholder of ONB with respect to any approval of the Merger.

     Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the Conversion Ratio in the Merger is fair, from a financial point of view, to the holders of the Common Stock of ONB.

                                          Very truly yours,

                                          First Security Van Kasper

                                                                         ANNEX E

                                   CHAPTER 13

                               DISSENTERS' RIGHTS

Right to require purchase -- "Dissenting shares" and "dissenting shareholder" defined. sec. 1300.
Demand for purchase. sec. 1301.
Endorsement of shares. sec. 1302.
Agreed price -- Time for payment. sec. 1303.
Dissenter's action to enforce payment. sec. 1304.
Appraisers' report -- Payment -- Costs. sec. 1305.
Dissenting shareholder's status as creditor. sec. 1306.
Dividends paid as credit against payment. sec. 1307.
Continuing rights and privileges of dissenting shareholders. sec. 1308. Termination of dissenting shareholder status. sec. 1309.
Suspension of proceedings for payment pending litigation. sec. 1310.
Exempt shares. sec. 1311.
Attacking validity of reorganization or merger. sec. 1312.

SEC. 1300. RIGHT TO REQUIRE PURCHASE -- "DISSENTING SHARES" AND "DISSENTING SHAREHOLDER" DEFINED.

     (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b)or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

     (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of
     Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
     (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
     (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

     (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SEC. 1301. DEMAND FOR PURCHASE.

     (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

     (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SEC. 1302. ENDORSEMENT OF SHARES.

     Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares. LEG.H. 1975 ch. 682, effective January 1, 1977, 1986 ch. 766.

SEC. 1303. AGREED PRICE -- TIME FOR PAYMENT.

     (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SEC. 1304. DISSENTER'S ACTION TO ENFORCE PAYMENT.

     (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SEC. 1305. APPRAISERS' REPORT -- PAYMENT -- COSTS.

     (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

     (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

     (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

     (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

     (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

SEC. 1306. DISSENTING SHAREHOLDER'S STATUS AS CREDITOR.

     To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SEC. 1307. DIVIDENDS PAID AS CREDIT AGAINST PAYMENT.

     Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SEC. 1308. CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS.

     Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SEC. 1309. TERMINATION OF DISSENTING SHAREHOLDER STATUS.

     Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

          (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

          (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

          (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

          (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

SEC. 1310. SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION.

     If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under
Section 1304 and 1305 shall be suspended until final determination of such litigation.

SEC. 1311. EXEMPT SHARES.

     This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SEC. 1312. ATTACKING VALIDITY OF REORGANIZATION OR MERGER.

     (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

     (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

     (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                                                         ANNEX F

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549

                                   FORM 10-K

     [X]  ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
          SECURITIES EXCHANGE ACT OF 1934

                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998

                                       OR

     [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

         FOR THE TRANSITION PERIOD FROM ____________ TO ____________ .

                          COMMISSION FILE NO. 33-8743
                            ORANGE NATIONAL BANCORP
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)


                                       1201 EAST KATELLA AVENUE
                                       ORANGE, CALIFORNIA 92867
           CALIFORNIA                       (714) 771-4000                       33-0190684
    (STATE OF INCORPORATION)         (ADDRESS AND TELEPHONE NUMBER            (I.R.S. EMPLOYER
                                    OF PRINCIPAL EXECUTIVE OFFICES)          IDENTIFICATION NO.)

        SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT: NONE

          SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                                  COMMON STOCK
                                (TITLE OF CLASS)

     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter periods that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

     The aggregate market value of the voting shares held by nonaffiliates of the Registrant was $37,097,336 as of February 28,1999. The aggregate market value of the voting shares held by nonaffiliates includes all stockholders except officers and directors and was computed based on a market price of $27.63 per share.

    2,000,171 Shares of Common Stock were outstanding at February 28, 1999.

                      DOCUMENTS INCORPORATED BY REFERENCE

     Part III of this Form 10-K incorporates by reference portions of the Proxy Statement to be filed with the Securities and Exchange Commission in connection with the Annual Meeting of Shareholders to be held on May 17, 1999.

                            ORANGE NATIONAL BANCORP

                        1998 ANNUAL REPORT ON FORM 10-K
                               TABLE OF CONTENTS


                                   PART I
Item  1.   Business....................................................   F-3
Item  2.   Properties..................................................  F-19
Item  3.   Legal Proceedings...........................................  F-20
Item  4.   Submissions of Matters to a Vote of Security Holders........  F-20

                                   PART II
Item  5.   Market for Registrant's Common Equity and Related
           Stockholder Matters.........................................  F-20
Item  6.   Selected Financial Data.....................................  F-22
Item  7.   Management's Discussion and Analysis of Financial Condition
           and Results of Operations...................................  F-23
Item 7a.   Quantitative and Qualitative Disclosures About Market
           Risk........................................................  F-30
Item  8.   Financial Statements and Supplementary Data.................  F-31
Item  9.   Changes in and Disagreements with Accountants on Accounting and Financial Disclosures...................................  F-31

                                  PART III
Item 10.   Directors and Executive Officers of the Registrant..........  F-31
Item 11.   Executive Compensation......................................  F-32
Item 12.   Security Ownership of Certain Beneficial Owners and
           Management..................................................  F-32
Item 13.   Certain Relationships and Related Transactions..............  F-32

                                   PART IV
Item 14.   Exhibits, Financial Statement Schedules, and Reports on Form
           8-K.........................................................  F-32
           Signatures..................................................  F-33
           Index to Exhibits...........................................  F-35

                                     PART I

ITEM 1. BUSINESS

GENERAL

     Orange National Bancorp ("Bancorp" or "Company") was organized and incorporated as a bank holding company under the laws of the State of California on July 28, 1986. The Company acquired all the outstanding capital stock of Orange National Bank ("Bank") in a one-bank holding company organization at the direction of the Board of Directors of the Bank. The Company commenced operations as a bank holding company within the definition of the Bank Holding Company Act of 1956, as amended, and is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System. The Bank became a wholly-owned subsidiary of the Bancorp on January 16, 1987, with the approval of the Office of the Comptroller of the Currency ("OCC") and the Federal Reserve Board ("FRB"). The Bank was organized and chartered as a national banking association on October 31, 1979 and opened for business on that date.

     Substantially all consolidated operating earnings and net earnings are presently derived from banking related activities. Such banking related activities would continue to represent the Company's primary source of operating earnings and net earnings for the foreseeable future. The Bank currently has six branch offices located throughout Orange County, California.

NARRATIVE DESCRIPTION OF BUSINESS

     The Company is engaged in the ownership of one commercial bank. The Company does not consider its business to be seasonal nor to be dependent upon a single customer or a few customers. Thus, the loss of any one customer would not have a material adverse effect upon the Company or its subsidiary. Neither the Company nor its subsidiary operate outside the United States nor derive revenues from customers located outside of the United States.

     The Bank offers a full range of commercial banking services, including the acceptance of demand, money-market, savings and time deposits; and the origination of commercial, real estate, Small Business Administration, personal, equity, home improvement, automobile, installment and term loans; and letters and lines of credit. The Bank also offers travelers' checks, safe deposit boxes, notary public, international banking and other customary bank services to its customers, except trust services. The lobby of each branch is open from 9:00 a.m. to 5:00 p.m., Monday through Thursday and 9:00 a.m. through 6:00 p.m. on Friday. Selected branches are open on Saturday. Each branch has an automated teller machine ("ATM") that is included on several national ATM networks. In addition, drive-up services are available at three branch offices. The Federal Deposit Insurance Corporation ("FDIC") insures the deposits of the Bank up to a maximum of $100,000, subject to certain limitations. The Bank is a member of the Federal Reserve System.

     The Bank currently does not issue MasterCard or VISA credit cards, but honors merchant drafts under both types of cards.

     The principal sources of the Bank's income are interest income and fees from the Bank's loan portfolio, interest income on the Bank's investments and gains on sales of loans. These sources comprised 66.8%, 20.5% and 3.0%, respectively, of the Bank's total income for 1998. Other sources of income include fees on deposit accounts and other customer services.

DISTRIBUTION OF ASSETS, LIABILITIES, AND STOCKHOLDERS' EQUITY

     The following schedule presents the average balances of the Company's asset, liability, and stockholders' equity accounts and the distribution percentage of each item based on total average assets. Average balances were computed using the average daily balances for the years ended December 31:

                                           1998                 1997                 1996
                                    ------------------   ------------------   ------------------
                                    DOLLARS    PERCENT   DOLLARS    PERCENT   DOLLARS    PERCENT
                                    --------   -------   --------   -------   --------   -------
                                                       (DOLLARS IN THOUSANDS)
ASSETS
Cash and due from banks...........  $ 19,665      7.8%   $ 23,212     10.5%   $ 20,415      9.4%
Securities........................    27,700     11.0      26,134     11.8      44,937     20.7
Federal funds sold................    54,177     21.5      29,362     13.3      29,725     13.7
Loans.............................   139,521     55.4     131,077     59.4     109,802     50.7
Less allowance for credit
  losses..........................    (1,580)    (0.6)     (1,488)    (0.7)     (1,487)    (0.7)
  Net loans.......................   137,941     54.8     129,589     58.7     108,315     50.0
Premises and equipment, net.......     5,510      2.2       5,187      2.4       5,382      2.5
Other assets......................     6,875      2.7       7,193      3.3       7,998      3.7
                                    --------    -----    --------    -----    --------    -----
    Total assets..................  $251,868    100.0%   $220,677    100.0%   $216,772    100.0%
                                    ========    =====    ========    =====    ========    =====

LIABILITIES AND STOCKHOLDERS'
  EQUITY
Liabilities
  Deposits:
    Noninterest-bearing demand....  $ 84,499     33.5%   $ 76,444     34.6%   $ 67,662     31.2%
    Money market demand and NOW...   103,142     41.0      91,931     41.7     101,562     46.9
    Savings.......................    12,186      4.8      11,485      5.2      12,420      5.7
    Time..........................    28,088     11.2      19,423      8.8      15,969      7.4
                                    --------    -----    --------    -----    --------    -----
      Total deposits..............   227,915     90.5     199,283     90.3     197,613     91.2
  Other liabilities...............     2,097      0.8       1,793      0.8       1,381      0.6
                                    --------    -----    --------    -----    --------    -----
      Total liabilities...........   230,012     91.3     201,076     91.1     198,994     91.8
Stockholders' equity:
  Common stock....................     7,950      3.2       7,770      3.5       7,594      3.5
  Retained earnings...............    13,906      5.5      11,831      5.4      10,184      4.7
                                    --------    -----    --------    -----    --------    -----
      Total stockholders'
         equity...................    21,856      8.7      19,601      8.9      17,778      8.2
                                    --------    -----    --------    -----    --------    -----
      Total liabilities and
         stockholders' equity.....  $251,868    100.0%   $220,677    100.0%   $216,772    100.0%
                                    ========    =====    ========    =====    ========    =====

INTEREST INCOME RATES

     Average interest-earning assets, their yields and amounts earned by category are presented in the following chart for the years ended December 31. Amounts outstanding are the average daily balances for the respective years, including nonaccrual loans. Yields and amounts earned include loan origination fees. The Company does not have tax-exempt income bonds or notes in its securities portfolio.

                                                  1998        1997        1996
                                                --------    --------    --------
                                                     (DOLLARS IN THOUSANDS)
Securities:
  Average outstanding.........................  $ 27,700    $ 26,134    $ 44,937
  Average yield...............................      5.78%       6.02%       5.85%
  Amount of interest earned...................  $  1,602    $  1,573    $  2,627
Federal funds sold:
  Average outstanding.........................  $ 54,177    $ 29,362    $ 29,725
  Average yield...............................      5.32%       5.44%       5.23%
  Amount of interest earned...................  $  2,881    $  1,598    $  1,555
Loans:
  Average outstanding.........................  $139,521    $131,077    $109,802
  Average yield...............................     10.49%      10.44%      10.67%
  Amount of interest and fees earned..........  $ 14,633    $ 13,686    $ 11,712
Total interest-earning assets:
  Average outstanding.........................  $221,398    $186,573    $184,464
  Average yield...............................      8.63%       9.04%       8.62%
  Amount of interest earned...................  $ 19,116    $ 16,857    $ 15,894

INTEREST EXPENSE RATES

     The following table presents the Company's average interest-bearing deposits, the average rate paid on such deposits and the amounts paid or accrued for the years indicated. Amounts outstanding are the average daily balances outstanding for the years ended December 31:

                                                  1998        1997        1996
                                                --------    --------    --------
                                                     (DOLLARS IN THOUSANDS)
NOW and money market(1):
  Average outstanding.........................  $103,142    $ 91,931    $101,562
  Average rate paid...........................      2.44%       2.34%       2.47%
  Amount of interest paid or accrued..........  $  2,517    $  2,154    $  2,510
Savings:
  Average outstanding.........................  $ 12,186    $ 11,485    $ 12,420
  Average rate paid...........................      2.01%       2.02%       2.00%
  Amount of interest paid or accrued..........  $    245    $    232    $    249
Time:
  Average outstanding.........................  $ 28,088    $ 19,423    $ 15,969
  Average rate paid...........................      5.00%       4.98%       4.76%
  Amount of interest paid or accrued..........  $  1,403    $    967    $    760

                                                  1998        1997        1996
                                                --------    --------    --------
                                                     (DOLLARS IN THOUSANDS)
Total interest-bearing liabilities:
  Average outstanding.........................  $143,416    $122,839    $129,951
  Average rate paid...........................      2.90%       2.73%       2.71%
  Amount of interest paid or accrued..........  $  4,165    $  3,353    $  3,519
Net yield on interest-earning assets..........      6.75%       7.24%       6.71%

-------------------------
(1) NOW and money markets include only interest-bearing transaction accounts.

RATE/VOLUME ANALYSIS OF NET INTEREST INCOME

     The following table presents the cause and amounts of change in interest income and expense for the years ended December 31:

                                         1998 OVER 1997(1)             1997 OVER 1996(1)
                                     -------------------------    ---------------------------
                                     VOLUME    RATE     TOTAL     VOLUME     RATE      TOTAL
                                     ------    -----    ------    -------    -----    -------
                                                      (DOLLARS IN THOUSANDS)
INCREASE (DECREASE) IN:
Interest income:
Investment securities..............  $   94    $ (65)   $   29    $(1,099)   $  45    $(1,054)
Federal funds sold.................   1,351      (68)    1,283        (19)      62         43
Loans..............................     882       65       947      2,269     (295)     1,974
                                     ------    -----    ------    -------    -----    -------
  Total interest income............  $2,327    $ (68)   $2,259    $ 1,151    $(188)   $   963
                                     ======    =====    ======    =======    =====    =======
INTEREST EXPENSE:
Money market deposits..............  $  263    $ 100    $  363    $  (238)   $(118)   $  (356)
Savings deposits...................      14       (1)       13        (19)       2        (17)
Time deposits......................     431        5       436        164       43        207
                                     ------    -----    ------    -------    -----    -------
  Total interest expense...........  $  708    $ 104    $  812    $   (93)   $ (73)   $  (166)
                                     ======    =====    ======    =======    =====    =======
  Net interest income..............  $1,619    $(172)   $1,447    $ 1,244    $(115)   $ 1,129
                                     ======    =====    ======    =======    =====    =======

-------------------------
(1) The variance not solely due to rate or volume is allocated to the rate variance. Nonaccrual loans have been included in this analysis. Loan fees of $1.0 million, $1.1 million and $1.0 million for 1998, 1997, and 1996, respectively, have been included in this analysis. The Company does not have tax-exempt income bonds or notes in its securities portfolio.

SECURITIES

     The Bank's Board of Directors reviews all securities transactions on a monthly basis. There are no securities from a single issuer other than securities of the U.S. Government, Agencies and corporations whose aggregate market value is greater than 10% of stockholders' equity. The Bank does not invest in derivative financial instruments. The Bank purchases mortgage-backed securities of investment grade only. The following schedule summarizes the amounts and the distribution of the Bank's held-to-maturity securities as of December 31:

                                              1998                  1997                 1996
                                       -------------------   ------------------   -------------------
                                       AMORTIZED   MARKET    AMORTIZED   MARKET   AMORTIZED   MARKET
                                        COST(1)     VALUE     COST(1)    VALUE     COST(1)     VALUE
                                       ---------   -------   ---------   ------   ---------   -------
                                                           (DOLLARS IN THOUSANDS)
Mortgage-backed securities...........   $17,640    $17,691    $9,037     $8,972    $10,937    $10,844
                                        =======    =======    ======     ======    =======    =======

-------------------------
(1) Held-to-maturity securities are stated at amortized cost (i.e., cost adjusted for amortization of premium and accretion of discount).

     The following schedule summarizes the available-for-sale securities as of December 31:

                                              1998                  1997                 1996
                                       -------------------   ------------------   -------------------
                                       AMORTIZED   MARKET    AMORTIZED   MARKET   AMORTIZED   MARKET
                                        COST(2)     VALUE     COST(2)    VALUE     COST(2)     VALUE
                                       ---------   -------   ---------   ------   ---------   -------
                                                           (DOLLARS IN THOUSANDS)
U.S. Treasury securities and
  obligations of other U.S.
  Government agencies and
  Corporations.......................   $14,503    $14,512    $8,992     $8,976    $28,992    $28,899
Mortgage-backed securities...........    25,241     25,226        --         --         --         --
Other................................       911        911       170        170        174        174
                                        -------    -------    ------     ------    -------    -------
    Total available-for-sale
      securities.....................   $40,655    $40,649    $9,162     $9,146    $29,166    $29,073
                                        =======    =======    ======     ======    =======    =======

-------------------------
(2) Available-for-sale securities are stated at fair value with unrealized gains and losses being reported as an adjustment to stockholders' equity net of the related tax effect.

MATURITY OF SECURITIES

     The following table summarizes the maturities of the Company's securities and their weighted average yield as of December 31, 1998:

                                                 CARRYING     MARKET     AVERAGE
                                                 AMOUNT(1)     VALUE     YIELD(2)
                                                 ---------    -------    --------
                                                      (DOLLARS IN THOUSANDS)
Mortgage-backed securities(3)..................   $42,866     $42,917      5.85%
U.S. Treasury Securities and obligations of
  U.S. Government Agencies and corporations:
     Due within one year.......................     9,000       9,000      5.31%
     Due after one year but within five
       years...................................     5,512       5,512      5.75%
Other..........................................       911         911      6.00%
                                                  -------     -------      ----
       Total securities........................   $58,289     $58,340      5.67%
                                                  =======     =======      ====

-------------------------
(1) Held-to-maturity securities are stated at amortized cost (i.e., cost adjusted for amortization of premiums and accretion of discounts). Available-for-sale securities are recorded at fair value.

(2) Weighted average yield is the computed using the investment yield and the amortized cost of securities.

(3) Mortgage-backed securities are not scheduled for maturities due to the periodic principal payments received and unknown amount of expected prepayments.

LOAN PORTFOLIO

     A major part of the Bank's objective is serving the credit needs of customers in Orange County and surrounding areas. Credit decisions are based upon the judgement of the Bank's lending personnel and Loan Committee. The legal lending limit to each customer is restricted to a percentage of the Bank's total capital, the exact percentage depends on the nature of the particular loan and the collateral involved. Credit risk is inherent to any loan portfolio and it is the management of this risk, which defines the quality of the portfolio. The Bank has a policy to obtain collateral for loans under most circumstances. The Bank has a highly diversified portfolio, a solid underwriting process, a loan review program and an active loan service function which management believes serves to minimize the possibility of material loss in the loan portfolio.

     The three general areas in which the Bank has directed virtually all of its lending activities are (a) real estate loans, (b) commercial loans, and (c) loans to individuals. These three categories accounted for 63.8%, 28.2%, and 7.8%, respectively, of the Bank's loan portfolio as of December 31, 1998. Commercial real estate loans are originated for terms of up to 25 years. Commercial loans are primarily funded to small- and medium-sized businesses for terms ranging from 30 days to 5 years. Consumer installment loans are for a maximum term of 48 months on unsecured loans and for a term of the depreciable life of tangible property used as collateral on secured loans.

     Variable interest rate loans comprise 64% of the loan portfolio as of December 31, 1998.

     The Bank had standby letters of credit of $0.5 million and commitments to extend credit of $23.9 million as of December 31, 1998. The Bank presently has sufficient liquidity to fund all loan commitments.

     The Bank originates loan commitments that are unsecured. The Bank had funded unsecured loans to companies or individuals of $1.9 million with unfunded unsecured commitments of $3.9 million as of December 31, 1998. The Bank has a lending policy to obtain collateral whenever available or desirable, subject to the degree of risk the Bank is willing to undertake.

     The allowance for credit losses is established through a provision for credit losses charged to expense. Loans are charged against the allowance for credit losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans that may become uncollectible, based on evaluation of the collectibility of loans and prior loan loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic or other conditions. In addition, the OCC periodically reviews the Company's allowance for credit losses as an integral part of their normal recurring examination process, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

     A loan is impaired when it is probable the creditor will be unable to collect all contractual principal and interest payments due in accordance with terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for credit losses.

LOAN PORTFOLIO COMPOSITION

     The composition of the Bank's loan portfolio (all domestic) as of December 31 is presented in the following table:

                                   1998       1997       1996       1995       1994
                                 --------   --------   --------   --------   --------
                                                (DOLLARS IN THOUSANDS)
DOLLARS
Real estate:
  Commercial...................  $ 86,049   $ 78,534   $ 64,611   $ 61,891   $ 61,881
  Construction.................     5,074        118      1,412        242      2,286
Commercial and industrial......    40,217     44,301     44,766     41,361     40,976
Loans to individuals...........    11,180     10,586     10,256     10,343      9,384
Other..........................       241        122        152      1,207        177
                                 --------   --------   --------   --------   --------
     Total loans...............   142,761    133,661    121,197    115,044    114,704
Unearned net loan fees and
  premiums.....................    (1,097)      (891)      (837)      (807)      (536)
Allowance for credit losses....    (1,524)    (1,581)    (1,369)    (1,513)    (1,465)
                                 --------   --------   --------   --------   --------
     Total, net................  $140,140   $131,189   $118,991   $112,724   $112,703
                                 ========   ========   ========   ========   ========
Unsecured loans, included in
  table above..................  $  1,901   $  3,910   $  2,836   $  4,753   $  3,743
                                 ========   ========   ========   ========   ========
PERCENTAGES
Real estate:
  Commercial...................      60.2%      58.8%      53.3%      53.8%      53.9%
  Construction.................       3.6        0.1        1.2        0.2        2.0
Commercial and industrial......      28.2       33.1       36.9       36.0       35.7
Loans to individuals...........       7.8        7.9        8.5        9.0        8.2
Other..........................       0.2        0.1        0.1        1.0        0.2
                                 --------   --------   --------   --------   --------
     Total loans...............     100.0%     100.0%     100.0%     100.0%     100.0%
                                 ========   ========   ========   ========   ========

LOAN MATURITIES AND SENSITIVITY TO CHANGES IN INTEREST RATES

     The following table presents the repricing and maturities of the Bank's loan portfolio by category as of December 31, 1998. In addition, the table presents the distribution between those loans with predetermined (fixed) interest rates and those with variable (floating) interest rates maturing after one year. Floating rate loans generally fluctuate with changes in the prime interest rate. The table excludes unearned net loan fees and premiums of $1,097,000.

                                                     AFTER
                                                    ONE BUT
                                    WITHIN ONE    WITHIN FIVE      AFTER
                                     YEAR(1)         YEARS       FIVE YEARS     TOTAL
                                    ----------    -----------    ----------    --------
                                                  (DOLLARS IN THOUSANDS)
Real estate:
  Commercial......................   $47,267        $11,443       $27,339      $ 86,049
  Construction....................     5,074             --            --         5,074
Commercial and industrial.........    36,044          3,752           421        40,217
Loans to individuals..............    10,039          1,141            --        11,180
Other.............................       241             --            --           241
                                     -------        -------       -------      --------
                                     $98,665        $16,336       $27,760      $142,761
                                     =======        =======       =======      ========

     Distribution between fixed and floating interest rates after one year:

Fixed interest rates............................  $14,602    $27,760    $ 42,362
Floating interest rates.........................    1,734         --       1,734
                                                  -------    -------    --------
                                                  $16,336    $27,760    $ 44,096
                                                  =======    =======    ========

-------------------------
(1) Demand loans and overdrafts are included in the "within one year" column with scheduled repayments reported in the periods in which the final payments are due.

CREDIT RISK MANAGEMENT

     The Bank manages its loan portfolio through a process designed to assure acceptable quality of loans entering the portfolio and to bring any potential losses or potential defaults in existing loans to the attention of the appropriate management personnel. Each lending officer has primary responsibility to conduct credit and documentation reviews of the loans for which he is assigned. The Bank's Senior Vice President and Senior Credit Officer are responsible for general supervision of the loan portfolio and adherence by the loan officers to the loan policies of the Bank. The Bank currently engages an outside consulting firm to periodically review the loan portfolio to provide suggested risk rating of selected loans. Bank management reviews the suggested ratings along with all other available information to properly monitor the loan portfolio, including all loan evaluations made during periodic examinations by the OCC.

     In accordance with the Bank's loan policies, management presents a written report to the Bank's Board of Directors at its monthly meeting. The Directors review the delinquency report listing of all loans 30 days or more past due and the watch list report including loans having increased credit risk, both delinquency and other factors, over the rest of the portfolio. Additionally, the Directors review a monthly report including all loans originated the prior month.

     As previously noted, the Bank maintains an allowance for credit losses to provide for potential losses in the loan portfolio. Additions to the allowance for credit losses are charged to operations in the form of a provision for possible credit losses. All loans that are judged to be uncollectible are charged against the allowance while any recoveries are credited to the allowance. The allowance for credit losses is maintained at a level determined by management to be adequate, based on the performance of loans in the Bank's portfolio, evaluation of collateral for such loans, the prospects or worth of the prospective borrowers or guarantors, and such other factors which, in the Bank's judgement, deserve consideration in the estimation of possible losses. The allowance for credit losses is established and maintained after analyzing loans identified by management with certain unfavorable features affixing a risk of loss attributable to each loan. An inherent risk of loss in accordance with industry standards and economic conditions is then allocated to specific loan pools and to the remainder of the portfolio on an aggregate basis.

     The following table presents information with respect to loans that were accounted for on a nonaccrual basis or contractually past due 90 days or more as to interest or principal payments, or restructured as of December 31:

                                    1998      1997      1996      1995      1994
                                   ------    ------    ------    ------    ------
                                               (DOLLARS IN THOUSANDS)
Loans on non-accrual basis.......  $1,631    $2,447    $2,464    $3,055    $3,163
Loans past due 90 days or more
  and still accruing interest....      76       660         7        33       158
Troubled debt restructuring, not
  included above.................      --        --        --        --        --
                                   ------    ------    ------    ------    ------
     Total.......................  $1,707    $3,107    $2,471    $3,088    $3,321
                                   ======    ======    ======    ======    ======

     If all such loans had been current in accordance with their original terms during the year ended December 31, 1998, the gross interest income would have been approximately $382,000. The amount of interest income included in earnings on these nonaccrual loans was $203,000 in 1998.

     Loans are generally placed on nonaccrual status when principal or interest payments are past due 90 days or more. Certain loans are placed on nonaccrual status earlier if there is reasonable doubt as to the collectibility of interest or principal. Loans that are in the renewal process, have sufficient collateral, or are in the process of collection continue to accrue interest.

     Management has no knowledge of any additional loans not disclosed in this section on nonaccrual, past due, or troubled debt restructuring that may be potential problem loans. The Bank has no loans to foreign borrowers. The Company has quantified its impaired loans in Note 4 of the Notes to the Consolidated Financial Statements. Loans on nonaccrual status are greater than the total impaired loans because the collateral value of certain nonaccrual loans are large enough that management believes all principal and interest will be collected on those loans and therefore do not meet the definition of impaired. A loan is impaired when it is probable the creditor will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are valued primarily at the fair value of the underlying collateral.

     There were no loan concentrations exceeding 10% of the total loan portfolio and no other interest-bearing assets that would be required to be in the paragraphs above, if such assets were classified as loans as of December 31, 1998, 1997, 1996, 1995 and 1994.

     The following table presents loans outstanding, charge-offs, recoveries on loans previously charged-off, the allowance for credit losses, and pertinent ratios during the years ended and as of December 31:

                                        1998        1997        1996        1995        1994
                                      --------    --------    --------    --------    --------
                                                       (DOLLARS IN THOUSANDS)
Average gross loans.................  $139,521    $131,077    $109,802    $114,820    $114,718
                                      ========    ========    ========    ========    ========
Total gross loans at end of
  period............................  $142,761    $133,661    $120,360    $114,237    $114,168
                                      ========    ========    ========    ========    ========
ALLOWANCE FOR LOAN LOSSES:
Balance, beginning of period........  $  1,581    $  1,369    $  1,513    $  1,465    $  1,524
Charge-offs:
  Commercial and industrial.........        78          14         252         302         459
  Real estate construction..........        --          --          --          --          --
  Commercial real estate............       121          44         125          70          25
  Installment.......................        --           8          10          16           4
                                      --------    --------    --------    --------    --------
                                           199          66         387         388         488
                                      --------    --------    --------    --------    --------
Recoveries:
  Commercial and industrial.........        41         122          30          63         129
  Leases............................        --          --          --          45          --
  Commercial real estate............         1           9           8           8          --
  Installment.......................        --           7          --          --           2
                                      --------    --------    --------    --------    --------
                                            42         138          38         116         131
                                      --------    --------    --------    --------    --------
Net charge-offs (recoveries)........       157         (72)        349         272         357
Additions charged to operations.....       100         140         205         320         298
                                      --------    --------    --------    --------    --------
Balance, end of period..............  $  1,524    $  1,581    $  1,369    $  1,513    $  1,465
                                      ========    ========    ========    ========    ========
Net charge-offs (recoveries) during
  the period to average gross loans
  outstanding during year...........      0.11%      (0.05)%      0.32%       0.24%       0.31%
                                      ========    ========    ========    ========    ========

     The Bank has allocated the allowance for credit losses to provide for the possibility of losses being incurred within loan categories as of December 31 are set forth in the table below:

                                 1998                   1997                   1996             1995
                         --------------------   --------------------   --------------------   --------
                         PERCENT                PERCENT                PERCENT                PERCENT
                         OF LOAN                OF LOAN                OF LOAN                OF LOAN
                         CATEGORY   ALLOWANCE   CATEGORY   ALLOWANCE   CATEGORY   ALLOWANCE   CATEGORY
                         --------   ---------   --------   ---------   --------   ---------   --------
                                                    (DOLLARS IN THOUSANDS)
Real estate:
  Commercial...........    60.2%     $1,296       58.8%     $1,265       53.3%     $  959       53.8%
  Construction.........     3.6          --        0.1          --        1.2           9        0.2
Commercial and
  industrial...........    28.2         217       33.1         298       36.9         343       36.0
Loans to individuals...     7.8          11        7.9          18        8.5          58        9.0
Other..................     0.2          --        0.1          --        0.1          --        1.0
                          -----      ------      -----      ------      -----      ------      -----
                          100.0%     $1,524      100.0%     $1,581      100.0%     $1,369      100.0%
                          =====      ======      =====      ======      =====      ======      =====

                           1995              1994
                         ---------   --------------------
                                     PERCENT
                                     OF LOAN
                         ALLOWANCE   CATEGORY   ALLOWANCE
                         ---------   --------   ---------
                              (DOLLARS IN THOUSANDS)
Real estate:
  Commercial...........   $  594       53.9%     $  468
  Construction.........        3        2.0         124
Commercial and
  industrial...........      831       35.7         744
Loans to individuals...       62        8.2         108
Other..................       23        0.2          21
                          ------      -----      ------
                          $1,513      100.0%     $1,465
                          ======      =====      ======

     Included in the Bank's allocation of its allowance for credit losses are specific reserves on certain identified loans and general reserves for unknown potential losses. Management classifies loans through its internal loan review system that uses an independent third party reviewer and review of loans from its regulators. None of these classifications indicate trends or uncertainties, which will materially impact future operating results, liquidity, or capital resources. The allowance provides for the potential adverse effects of current economic conditions. However, the full effects of the economy on the loan portfolio cannot be predicted with any certainty. See discussion in Item
7 -- Management's Discussion and Analysis of Financial Condition and Results of Operations. Any loans which management doubts the ability of borrowers to comply with loan repayment terms are provided for in the allowance.

SUMMARY OF DEPOSITS

     Deposits are currently the Bank's sole source of funds. The Bank can obtain additional funds when needed to meet occasional declines in deposits or other short-term liquidity needs, through the overnight purchase of federal funds. However, the Bank does not currently use these sources of funds. Generally, the Bank has funds in excess of the needs for its deposit withdrawals or short-term liquidity needs and it, therefore, sells federal funds to other financial institutions or invests in short-term securities.

     The Bank's deposits are attracted primarily from individuals and commercial enterprises. The Bank also attracts some deposits from municipalities and other government agencies. The Bank does not have foreign deposits, brokered deposits or variable rate fixed-term deposits. The Bank does not expect to obtain future deposits through the use of brokered deposits. The Bank had noninterest-bearing demand deposits of $99.9 million, interest-bearing NOW and money market accounts of $113.9 million, time deposits for individuals and corporations of $33.3 million, and savings of $13.3 million as of December 31, 1998.

     The Company had interest-bearing deposits of 61.6% and 57.4% of total deposits as of December 31, 1998 and 1997, respectively. While the Bank does not experience material repeated seasonal fluctuations in deposit levels, the Bank's relative growth in deposits and loans may be affected by seasonal and economic changes, which, in turn, may impact liquidity. The Bank has a deposit concentration from five customers of $43,048,000 as of December 31, 1998. Management believes it has sufficient liquidity to meet loan commitments and deposit demands.

     The following table sets forth information regarding the Bank's average balances of deposits, as a percentage of average total deposits and average interest paid by category for the years ended December 31:

                                            MMDA                             TOTAL
                               DEMAND     AND NOW     SAVINGS     TIME      DEPOSITS
                               -------    --------    -------    -------    --------
                                              (DOLLARS IN THOUSANDS)
1998
Average balance..............  $84,499    $103,142    $12,186    $28,088    $227,915
Percent of total.............     37.1%      45.3%        5.3%      12.3%      100.0%
Average interest rate paid...      0.0%       2.4%        2.0%       5.0%        1.8%
1997
Average balance..............  $76,444    $91,931     $11,485    $19,423    $199,283
Percent of total.............     38.4%      46.1%        5.8%       9.7%      100.0%
Average interest rate paid...      0.0%       2.3%        2.0%       5.0%        1.7%
1996
Average balance..............  $67,662    $101,562    $12,420    $15,969    $197,613
Percent of total.............     34.2%      51.4%        6.3%       8.1%      100.0%
Average interest rate paid...      0.0%       2.5%        2.0%       4.8%        1.8%

     The following table indicates the amount and maturity of the Bank's time certificates of deposit over $100,000 as of December 31, 1998:

                                                                             PERCENT OF
                                                           BALANCE             TOTAL
                                                    ----------------------   ----------
                                                    (DOLLARS IN THOUSANDS)
Less than three months............................         $16,217              84.9%
Three months through six months...................             936               4.9
Six months through twelve months..................           1,728               9.1
Over twelve months................................             211               1.1
                                                           -------             -----
  Total time certificates of deposit over
     $100,000.....................................         $19,092             100.0%
                                                           =======             =====

RETURN ON EQUITY AND ASSETS

     The following table indicates the key financial ratios of the Company for the years ended December 31:

                                                         1998     1997     1996
                                                         -----    -----    -----
Profitability ratios:
  Rate of return on average total assets...............   1.32%    1.45%    1.02%
  Rate of return on average stockholders' equity.......  15.24%   16.32%   12.38%
Capital ratios:
  Cash dividend payment ratio to net earnings..........  41.74%   25.73%   32.60%
  Average stockholders' equity to average total
     assets............................................   8.68%    8.88%    8.20%

COMPETITION

     The banking business in southern California and the market areas served by the Bank are highly competitive with respect to both loans and deposits and are dominated by a relatively small number of major banks with many offices operating over a wide geographic area. The Bank is one of several locally owned independent banks located in the Bank's primary service area. The Bank also competes for loans and deposits with other commercial banks, including many which are much larger than the Bank, as well as with savings and loan associations, finance companies, credit unions, brokerage houses and other financial institutions. Larger commercial banks offer certain services (such as trust and investment services) which the Bank does not offer directly (but some of which it offers indirectly through correspondent institutions). Such banks also have substantially higher lending limits than the Bank has or will have due to their larger capital base. The growth of money market funds and quasi-financial institutions, such as certain activities of retailers and other which are not subject to the same regulatory controls, also presents a source of competition for the Bank. With the decline in interest rates, depositors have been seeking alternative investments to earn higher yields than the Bank is currently paying.

     In order to compete with the other financial institutions in its primary service area, the Bank relies principally upon local promotional activities, personal contact by its officers, directors, employees, and stockholders, extended hours, and specialized services. For customers whose loan demands exceed the Bank's lending limit, the Bank has attempted and will continue in the future to attempt to arrange for such loans on a participation basis with other banks. The Bank also assists customers requiring other services not offered by the Bank in obtaining such services from its correspondent banks.

SUPERVISION AND REGULATION

     The Company is subject to the regulation of the Federal Reserve Bank Holding Company Act of 1956, as amended, and the Board of Governors of the Federal Reserve System. The Bank is subject to the regulation of the FDIC and the OCC. Among other regulations, the OCC establishes minimum capital requirements, which the Bank exceeds as of December 31, 1998.

     From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial institutions. Proposals to change the laws and regulations governing the operations and taxation of banks and other financial institutions are frequently made in Congress, in the California legislature and before various bank regulatory agencies. The likelihood of any major changes and the impact such changes might have on the Bancorp and the Bank is impossible to predict. Certain of the potentially significant changes, which have been enacted recently by Congress and others, which are currently under consideration by Congress or various regulatory or professional agencies are discussed below.

     On October 1, 1998, the FDIC adopted two new rules governing minimum capital levels that FDIC-supervised banks must maintain against the risks to which they are exposed. The first rule makes risk-based capital standards consistent for two types of credit enhancements (i.e., recourse arrangements and direct credit substitutes) and requires different amounts of capital for different risk positions in asset securitization transactions. The second rule permits limited amounts of unrealized gains on equity securities to be recognized for risk-based capital purposes. The Bank may apply these rules on September 1, 1998.

     In August 1997, Governor Wilson of California signed Assembly Bill 1432 ("AB1432") which provides for certain changes in the banking laws of California. Effective January 1, 1998 AB1432 eliminates the provisions regarding impairment of contributed capital and the assessment of shares when there is an impairment of capital. AB1432 now allows the DFI to close a bank, if the DFI finds that the bank's tangible shareholders' equity is less than 3% of the bank's total assets or $1 million. AB1432 also moved administration of the Local Agency Program from the California Department of Financial Institutions to the California State Treasurer's office.

     The Economic Growth and Regulatory Paperwork Reduction Act (the "1996 Act") as part of the Omnibus Appropriations Bill was enacted on September 30, 1996 and includes many banking related provisions. The most important banking provision is the recapitalization of the Savings Association Insurance Fund ("SAIF"). The 1996 Act provides for a one time assessment, payable on November 30, 1996, of approximately 65 basis points per $100 of deposits of SAIF insured deposits including SAIF insured deposits which were assumed by banks in acquisitions of savings associations. For the years 1997 through 1999 the banking industry will assist in the payment of interest on Financing Corporation ("FICO") bonds that were issued to help pay for the clean up of the savings and loan industry. Banks will pay approximately 1.3 cents per $100 of deposits for this special assessment, and after the Year 2000, banks will pay approximately 2.4 cents per $100 of deposits until the FICO bonds mature in 2017. There is a three-year moratorium on conversions of SAIF deposits to Bank Insurance Fund ("BIF") deposits. The 1996 Act also has certain regulatory relief provisions for the banking industry. Lender liability under the Superfund is eliminated for lenders who foreclose on property that is contaminated provided that the lenders were not involved with the management of the entity that contributed to the contamination. There is a five-year sunset provision for the elimination of civil liability under the Truth in Savings Act. The FRB and Department of Housing and Urban Development are to develop a single format for Real Estate Settlement Procedures Act and Truth in Lending Act ("TILA") disclosures. TILA disclosures for adjustable mortgage loans are to be simplified. Significant revisions are made to the Fair Credit Reporting Act ("FCRA") including requiring that entities which provide information to credit bureaus conduct an investigation if a consumer claims the information to be in error. Regulatory agencies may not examine for FCRA compliance unless there is a consumer complaint investigation that reveals a violation or where the agency otherwise finds a violation. In the area of the Equal Credit Opportunity Act, banks that self-test for compliance with fair lending laws will be protected from the results of the test provided that appropriate corrective action is taken when violations are found.

     During 1996, new federal legislation amended the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") and the underground storage tank provisions of the Resource Conversation and Recovery Act to provide lenders and fiduciaries with greater protections from environmental liability. In June 1997, the U.S. Environmental Protection Agency ("EPA") issued its official policy with regard to the liability of lenders under CERCLA as a result of the enactment of the Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996. California law provides that, subject to numerous exceptions, a lender acting in the capacity of a lender shall not be liable under any state or local statute, regulation or ordinance, other than the California Hazardous Waste Control Law, to undertake a cleanup, pay damages, penalties or fines, or forfeit property as a result of the release of hazardous materials at or from the property.

     In 1997, California adopted the Environmental Responsibility Acceptance Act (the "Act") (Cal. Civil Code sec.sec. 850 - 855) to facilitate (i) the notification of government agencies and potentially responsible parties (e.g., for cleanup) of the existence of contamination and (ii) the cleanup or other remediation of contamination by the potentially responsible parties. The Act requires, among other things, that owners of sites who have actual awareness of a release of a hazardous material that exceeds a specified notification threshold to take all reasonable steps to identify the potentially responsible parties and to send a notice of potential liability to the parties and the appropriate oversight agency.

     On September 28, 1995, Assembly Bill 1482 (known as the Caldera, Weggeland, and Killea California Interstate Banking and Branching Act of 1995 and referred to herein as "CIBBA") was enacted which allows for early interstate branching in California. Under the federally enacted Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("IBBEA"), discussed in more detail below, individual states could "opt-out" of the federal law that would allow banks on an interstate basis to engage in interstate branching by merging out-of-state banks with host state banks after June 1, 1997. In addition under IBBEA, individual states could also "opt-in" and allow out-of-state banks to merge with host state banks prior to June 1, 1997. The host-state is allowed under IBBEA to impose certain nondiscriminatory conditions on the resulting depository institution until June 1, 1997. California, in enacting CIBBA, authorizes out-of-state banks to enter California by the acquisition of or merger with a California bank that has been in existence for at least five years.

     Section 3824 of the California Financial Code ("Section 3824") as added by CIBBA provides for the election of California to "opt-in" under IBBEA allowing interstate bank merger transactions prior to July 1, 1997 of an out-of-state bank with a California bank that has been in existence for at least five years. The early "opt in" has the reciprocal effect of allowing California banks to merge with out-of-state banks where the states of such out-of-state banks have also "opted in" under IBBEA. The five-year age limitation is not required when the California bank is in danger of failing or in certain other emergency situations.

     Under IBBEA, California may also allow interstate branching through the acquisition of a branch in California without the acquisition of an entire California bank. Section 3824 provides an express prohibition against interstate branching through the acquisition of a branch in California without the acquisition of the entire California bank. IBBEA also has a provision allowing states to "opt-in" with respect to permitting interstate branching through the establishment of de novo or new branches by out-of-state banks. Section 3824 provides that California expressly prohibits interstate branching through the establishment of de novo branches of out-of-state banks in California, or in other words, California did not "opt-in" this aspect of IBBEA. CIBBA also amends the California Financial Code to include agency provisions to allow California banks to establish affiliated insured depository institution agencies out-of-state as allowed under IBBEA.

     Other provisions of CIBBA amend the intrastate branching laws, govern the use of shared ATM's, and amend intrastate branch acquisition and bank merger laws. Another banking bill enacted in California in 1995 was Senate Bill 855 (known as the State Bank Parity Act and is referred to herein as the "SBPA"). SBPA went into effect on January 1, 1996, and its purpose is to allow a California state bank to be on a level playing field with a national bank by the elimination of certain disparities and allowing the DFI authority to implement certain changes in California banking law which are parallel to changes in national banking law such as closer conformance of California's version of Regulation O to the FRB's version of Regulation O and certain other changes including allowing the repurchase of stock with the prior written consent of the DFI.

     On September 29, 1994, IBBEA was enacted which has eliminated many of the current restrictions to interstate banking and branching. IBBEA permits full nationwide interstate banking to adequately capitalized and adequately managed bank holding companies beginning September 29, 1995 without regard to whether such transaction is expressly prohibited under the laws of any state. IBBEA's branching provisions permit full nationwide interstate bank merger transactions to adequately capitalized and adequately managed banks beginning June 1, 1997. However, states retain the right to completely opt out of interstate bank mergers and to continue to require that out-of-state banks comply with the states' rules governing entry.

     The states that opt out must enact a law after September 29, 1994 and before June 1, 1997 that (i) applies equally to all out-of-state banks and (ii) expressly prohibits merger transactions with out-of-state banks. States that opt out of allowing interstate bank merger transactions will preclude the mergers of banks in the opting out state with banks located in other states. In addition, banks located in states that opt out are not permitted to have interstate branches. States can also "opt in" which means states can permit interstate branching earlier than June 1, 1997.

     The laws governing interstate banking and interstate bank mergers provide that transactions, which result in the bank holding company or bank controlling or holding in excess of ten percent of the total deposits nationwide or thirty percent of the total deposits statewide, will not be permitted except under certain specified conditions. However, any state may waive the thirty- percent provision for such state. In addition, a state may impose a cap of less than thirty percent of the total amount of deposits held by a bank holding company or bank provided such cap is not discriminatory to out-of-state bank holding companies or banks.

     On September 23, 1994, the Riegle Community Development and Regulatory Improvement Act of 1994 (the "1994 Act") was enacted which covers a wide range of topics including small business and commercial real estate loan securitization, money laundering, flood insurance, consumer home equity loan disclosure and protection as well as the funding of community development projects and regulatory relief.

     The major items of regulatory relief contained in the 1994 Act include an examination schedule that has been eased for the top rated banks and will be every 18 months for CAMEL 1 banks with less than $250 million in total assets and CAMEL 2 banks with less than $100 million in total assets (the $100 million amount was amended to $250 million by the 1996 Act discussed above). The 1994 Act amends Federal Deposit Insurance Corporation Improvement Act of 1991 with respect to the Section 124, the mandate to the federal banking agencies to issue safety and soundness regulations, including regulations concerning executive compensation allowing the federal banking regulatory agencies to issue guidelines instead of regulations.

     Further regulatory relief is provided in the 1994 Act, as each of the federal regulatory banking agencies, including the National Credit Union Administration Board, is required to establish an internal regulatory appeals process for insured depository institutions within 6 months. In addition, the Department of Justice 30 day waiting period for mergers and acquisitions is reduced by the 1994 Act to 15 days for certain acquisitions and mergers.

     In the area of currency transaction reports, the 1994 Act requires the Secretary of the Treasury to allow financial institutions to file such reports electronically. The 1994 Act also requires the Secretary of the Treasury to publish written rulings concerning the Bank Secrecy Act, and staff commentary on Bank Secrecy Act regulations must also be published on an annual basis.

     The procedures for forming a bank holding company have also been simplified. The formal application process for many holding company formations is now a simplified 30-day notice procedure. In addition, the Securities Act of 1933 has been amended by the 1994 Act to further simplify the securities issuance in connection with a bank holding company formation.

PENDING LEGISLATION AND REGULATIONS

     There are pending legislative proposals to reform the Glass-Steagall Act to allow affiliations between banks and other firms engaged in "financial activities," including insurance companies and securities firms. Certain other pending legislative proposals include bills to let banks pay interest on business checking accounts, to cap consumer liability for stolen debit cards, and to give judges the authority to force high-income borrowers to repay their debts rather than cancel them through bankruptcy.

     It is impossible to predict what effect the enactment of the above-mentioned legislation will have on the Bancorp, the Bank and on the financial institutions industry in general. Moreover, it is likely that other bills affecting the business of banks may be introduced in the future by the United States Congress or California legislature.

TAXATION

     The Company reports its income and expenses using the accrual method of accounting and uses the calendar year as its tax year for both federal income and state franchise tax purposes. The Company is subject to the federal income tax, under existing provisions of the Internal Revenue Code of 1986, as amended, in generally the same manner as other corporations.

     The Internal Revenue Service has examined through the Company's 1995 federal income tax return. The 1995 examination did not result in a material adjustment to the tax return or a material adverse affect on the financial statements.

EMPLOYEES

     The Bank had 117 full-time and 6 part-time employees, including 46 principal officers as of February 28, 1999. The Bank's employees are not represented by a union or covered by a collective bargaining agreement. The management of the Bank believes that, in general, its employee relations are good.

ITEM 2. PROPERTIES

     The Bank and the Company's head office, including a branch office, is located in a two-story building located at 1201 East Katella Avenue, Orange, California. The Bank owns both the land and the building. This building is approximately 16,000 square feet of interior and exterior floor space and is located on a lot of approximately 55,000 square feet. The facility is in good condition and adequate for the Bank's present operations with adequate parking, an automated teller machine and drive-up teller stations.

     The Bank leases the premises at its five full-service branch offices. Each branch has an automated teller machine. Drive-up teller banking is available at two leased branches. The Bank also leases premises for administrative functions. The principal terms relating to premises currently leased by the Bank and the net book value of leasehold improvements as of December 31, 1998 are detailed below. None of the leases contain any unusual terms and all are "net" or "triple net" leases.

                                          EXPIRATION   SQUARE    MONTHLY    RENEWAL      NET BOOK
            OFFICE LOCATION                  DATE       FEET     RENTAL     OPTIONS       VALUE
            ---------------               ----------   -------   -------   ----------   ----------
BRANCHES

77 Plaza Square, Orange.................   04/30/08      9,443   $8,860    4 @ 5 yrs.   $  681,768

1800 West Katella Avenue, Orange........   12/31/07      5,266    8,057    2 @ 5 yrs.      245,380

7510 East Chapman Avenue, Orange........   09/30/04      3,300   10,599    2 @ 5 yrs.      115,733

800 Glenneyre, Laguna Beach.............   08/31/07      5,894    9,933    1 @ 5 yrs.      147,709

25255 Cabot Road, Laguna Hills..........   01/01/04      6,737    8,203    3 @ 5 yrs.      220,214
ADMINISTRATION

115 North Glassell Street, Orange.......   12/31/00      1,600      640    1 @ 5 yrs.       17,092

1249 East Katella Avenue, Orange........   01/06/03     13,845   11,429    2 @ 5 yrs.      159,191
                                           --------    -------   ------    ----------   ----------
                                                                                        $1,587,087
                                                                                        ==========

ITEM 3. LEGAL PROCEEDINGS

     To the best of management's knowledge, there are no pending or threatened legal proceedings to which the Bank or the Company is or may become a party, which may have a materially adverse effect upon the Bank, the Company or their property. However, in the normal course of business, the Bank, or the Company may initiate actions to protect their interests and may occasionally be made a party to actions relating thereto seeking to recover damages from the Bank, or the Company.

ITEM 4. SUBMISSION OF MATTER TO A VOTE OF SECURITY HOLDERS

     None

                                    PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

STOCK MARKET INFORMATION

     Shares of Company's common stock are traded on the National Association of Securities Dealers Automated Quotation system (NASDAQ), under the ticker symbol OGNB. Active traders for the stock are Everen Securities, 620 Newport Center Drive, Suite 1300, Newport Beach, California 92660 and Smith Barney, 650 Town Center Drive, Suite 100, Costa Mesa, California 92626.

     The following table summarizes the approximate high and low prices for the Company's common stock since the first quarter of 1996.

                                         1998                  1997                 1996
                                  ------------------    ------------------    ----------------
        CALENDAR QUARTER           HIGH        LOW       HIGH        LOW       HIGH      LOW
        ----------------          -------    -------    -------    -------    ------    ------
  1st quarter...................  $25.750    $23.750    $15.125    $13.125    $12.50    $10.50
  2nd quarter...................   31.250     25.125     18.000     13.750     15.00     11.75
  3rd quarter...................   30.000     17.000     21.125     17.500     14.50     13.25
  4th quarter...................   27.750     19.000     24.250     19.750     13.75     12.75

HISTORY OF CASH AND STOCK DIVIDENDS AND STOCK SPLITS

     The Company has a history of paying cash dividends to its stockholders. In recent years, the Company has paid dividends quarterly. The following table summarizes the cash dividend history of the Company:

                                                            CASH DIVIDENDS PAID
                                                          -----------------------
                          YEAR                            PER SHARE      TOTAL
                          ----                            ---------    ----------
1984....................................................    $0.09      $  143,568
1985....................................................     0.10         166,320
1986....................................................     0.12         200,584
1987....................................................     0.16         250,730
1988....................................................     0.13         202,734
1989....................................................     0.17         267,329
1990....................................................     0.18         290,008
1991....................................................       --              --
1992....................................................     0.30         485,130
1993....................................................       --              --
1994....................................................     0.05          91,956
1995....................................................     0.25         473,947
1996....................................................     0.37         718,417
1997....................................................     0.42         823,974
1998....................................................     0.70       1,389,986

     For comparative purposes, dividends per share for all years are computed after the effects of stock splits and stock dividends. The Company declared a three-for-two stock split on October 15, 1985, a 5% stock dividend on November 16, 1988, a three-for-two stock split on November 20, 1989, and a 5% stock dividend on July 31, 1995.

     The Company's ability to pay dividends is dependent upon the dividend payment it receives from its subsidiary Bank. Future dividend payments will depend on future profitability, meeting regulatory requirements and the outlook of economic conditions.

     The Company declared a $0.15 per common share quarterly dividend on January 20, 1999 to the stockholders of record as of February 11, 1999, paid on March 1, 1999.

     The Company had approximately 451 stockholders of record as of February 28, 1999.

TRANSFER AGENT AND REGISTRAR

    U.S Stock Transfer Corporation
    1745 Gardena Avenue
    Glendale, CA 91204-2991

ITEM 6. SELECTED FINANCIAL DATA

     The selected financial data presented below as of and for the years ended December 31 is derived from and should be read in conjunction with the consolidated financial statements and the notes thereto of the Company which have been audited by McGladrey & Pullen, LLP, independent certified public accountants. The consolidated financial statements as of December 31, 1998 and 1997 and for the three years in the period ended December 31, 1998 and the report thereon of McGladrey & Pullen, LLP are included with Item 14 of this Form 10-K.

                                                1998       1997       1996       1995       1994
                                              --------   --------   --------   --------   --------
                                              (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
FINANCIAL CONDITION
Total assets................................  $285,862   $242,279   $218,845   $207,928   $206,510
Loans, net..................................   140,140    131,189    118,991    112,724    112,703
Deposits....................................   260,334    218,792    198,364    188,991    190,406
Stockholders' equity........................    23,723     21,586     18,956     17,262     14,782
RESULTS OF OPERATIONS
Interest income.............................  $ 19,116   $ 16,857   $ 15,894   $ 16,571   $ 13,908
Net interest income.........................    14,951     13,504     12,375     13,430     11,400
Provisions for possible credit losses.......       100        140        205        320        298
Other income................................     2,783      3,707      2,713      2,781      2,612
Other expense...............................    12,157     11,776     11,547     12,187     11,962
Income from continuing operations...........     5,477      5,295      3,336      3,703      1,060
Loss from discontinued operations...........        --         --         --         --       (225)
Net earnings................................     3,330      3,198      2,201      2,524        835
Basic earnings per share....................  $   1.67   $   1.63   $   1.13   $   1.31   $   0.43
Dilutive earnings per share.................      1.64       1.60       1.13       1.30       0.43
Cash dividends per share....................      0.70       0.42       0.37       0.25       0.05
Weighted average number of common shares
  outstanding (in thousands)................     1,989      1,961      1,944      1,932      1,931

     Earnings per share from continuing operations in 1994 were $0.58. Earnings per share prior to 1995 are restated to reflect 5% stock dividends in 1995.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD LOOKING STATEMENTS

     Certain statements in this filing, including without limitation statements containing the words "believes," "anticipates," "intends," "expects," "pro forma," and words of similar import, constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic conditions in the Company's market areas; variances in interest rates; changes in or amendments to regulatory authorities' capital requirements or other regulations applicable to the Company; increased competition for loans and deposits; and other factors referred to elsewhere in this filing. Given these uncertainties, shareholders are cautioned not to place undue reliance on forward-looking statements. The Company disclaims any obligation to update such factors which are not considered to be material or to publicly announce the result of any revisions to any of the forward-looking statements included herein which are not considered to be material to reflect future events or developments.

RESULTS OF OPERATIONS

     Total interest income was $19.1 million in 1998, an increase of $2.2 million or 13.4% from the $16.9 million in 1997. Total interest income in 1997 increased $1.0 million or 6.1% from the $15.9 million in 1996. The average interest-earning assets were $221.4 million in 1998, an increase of $34.8 million, or 18.7% from the $186.6 million in 1997. The average interest-earning assets in 1997 increased $2.1 million or 1.1% from the $184.5 million in 1996. The average yield decreased in 1998 by 0.4% from 1997 and increased in 1997 by 0.4% from 1996. The increase in interest income in 1998 resulted from a larger average of interest-earning assets and partially offset by a lower general interest rate environment. A higher general interest rate environment existed in 1997.

     Interest income on loans was $14.6 million in 1998, an increase of $0.9 million or 6.9% from the $13.7 million in 1997. Total interest income on loans in 1997 increased $2.0 million or 16.9% from the $11.7 million in 1996. The increase in 1998 resulted from the increase in the average loan portfolio during 1998 in spite of lower long-term interest rates as compared to 1997 and interest collected on nonaccrual loans. The average loan portfolio was $139.5 million in 1998, an increase of $8.4 million or 6.4% from the $131.1 million in 1997. The yield on the loan portfolio was 10.5% in 1998, an increase of 0.1% from the 10.4% in 1997. The average loan portfolio in 1997 increased $21.3 million or 19.4% from the $109.8 million in 1996. The increase in the average loan portfolio resulted from continued loan demand during 1998 and 1997. The yield on loans changes with the movements in the prime rate as approximately 64% of the loan portfolio are based on variable rates.

     Interest income on securities was $1.6 million in both 1998 and 1997. Interest income on securities in 1997 decreased $1.0 million or 40.1% from the $2.6 million in 1996. Interest income on securities in 1998 remained unchanged from 1997 although the average size of the investment securities portfolio increased and interest rates were slightly lower. The average balance of securities was $27.7 million in 1998, an increase of $1.6 million or 6.0% from the $26.1 million in 1997. The yield on securities was 5.8% in 1998, a decrease of 0.2% from the 6.0% in 1997. The decrease in interest income from securities in 1997 resulted from the decrease in the average balance of securities and slightly higher yields. The average balance of securities in 1997 decreased $18.8 million or 41.8% from the $44.9 million in 1996. The yield on securities increased 0.2% in 1997 from 1996.

     Interest income on federal funds sold was $2.9 million in 1998, an increase of $1.3 million or 80.3% from the $1.6 million in 1997. Interest income on federal funds sold in 1997 remained unchanged at $1.6 million from 1996. The average balance in federal funds sold was $54.2 million in 1998, an increase of $24.8 million or 84.5% from the $29.4 million in 1997. The yield on federal funds sold was 5.3% in 1998, a decrease of 0.1% from the 5.4% in 1997. The interest income on federal funds sold remaining constant in 1997 and 1996 although the average balance of federal funds sold decreased and the yield increased slightly in 1997. The average balance in federal funds sold was $29.4 million in 1997, a decrease of $0.4 million or 1.2% from the $29.7 million in 1996. The yield on federal funds sold was 5.4% in 1997, an increase of 0.2% from the 5.2% in 1996.

     Interest expense was $4.2 million in 1998, an increase of $0.8 million or 24.2% from the $3.4 million in 1997. The increase resulted from an increase in interest-bearing deposits and a slight increase in deposit rates. The average interest-bearing deposits were $143.4 million in 1998, an increase of $20.6 million or 16.8% from the $122.8 million in 1997. The average rate paid on such deposits was 2.9% in 1998, an increase of 0.2% from the 2.7% in 1997. Interest expense was $3.4 million in 1997, a decrease of $0.1 million or 4.7% from the $3.5 million in 1996. The 1997 decrease resulted from a decrease in the average interest-bearing deposits and a very slight increase in deposit rates. The rate increase in 1997 was 0.02% over the 2.7% in 1996. The average interest-bearing deposits in 1997 decreased $7.2 million or 5.5% from the $130.0 million in 1996.

     The provision for credit losses was $100,000, $140,000 and $205,000 in 1998, 1997 and 1996, respectively. The decreased provision in 1998 from 1997 and 1996 reflect a higher quality loan portfolio resulting from an improved local economy in Orange County. The Company also experienced recoveries in 1998 and 1997 on amounts previously charged-off. These recoveries offset the need for additional provision. Management believes that the current allowance for credit losses is adequate to provide for potential losses in the portfolio. The current local economic outlook for 1999 is promising. However, assurance cannot be made and, accordingly, future provisions for credit losses cannot be estimated at this time. See Note 1 in the Notes to Consolidated Financial Statements.

     Other income was $2.8 million in 1998, a decrease of $0.9 million or 24.9% from the $3.7 million in 1997. The decrease in 1998 resulted from decreased gains on the sale of SBA loans and decreased service charges on deposits. Other income in 1997 increased $1.0 million or 36.6% from the $2.7 million in 1996. The increase in 1997 resulted from the increase in gains on the sale of SBA loans.

     Other expenses were $12.2 million in 1998, an increase of $0.4 million or 3.2% from the $11.8 million in 1997. The increase in other expenses in 1998 resulted from nonrecurring costs associated with the relocation of several offices. Other expenses in 1997 increased $0.3 million or 2.0% from the $11.5 million in 1996. The 1997 increase resulted from overall expense increases.

     Provision for income taxes was $2.1 million in both 1998 and 1997. The income tax provision in 1998 was computed at the full tax rate on higher pretax earnings, less certain permanent tax differences. The pretax earnings were $5.5 million in 1998, an increase of

$0.2 million or 3.4% from the $5.3 million in 1997. The provision for income taxes in 1997 increased $1.0 million or 84.8% from the $1.1 million in 1996. A reduction of the valuation allowance on the deferred tax asset lowered the taxable expense by $0.2 million in 1996. The increase in 1997 resulted from higher pretax earnings and no reduction of a valuation allowance on the deferred tax asset. Through 1996, management determined that portions of the valuation allowance were no longer necessary as the deferred tax assets are considered to be more likely than not to be realized. Accordingly, the provision for income taxes is less than the amount computed at the federal statutory rate in 1996. See Note 8 in the Notes to Consolidated Financial Statements. The provisions in FASB Statement No. 109 and the effect of alternative minimum tax have the potential for producing, under certain conditions, significant distortions in future income tax provisions and the effective tax rate.

     Net earnings were $3.3 million in 1998, an increase of $0.1 million or 4.1% from the $3.2 million in 1997. The increase in 1998 resulted from increased net interest income of $1.4 million, and offset by decreased other income of $0.9 million and increased other expenses of $0.4 million. Net earnings increased $1.0 million or 45.3% from the $2.2 million in 1996. The increase in 1997 resulted from increased interest income of $1.0 million, increase gains on sale of SBA loans of $0.8 million, and offset by lower tax of $1.0 million. While management is optimistic about the future, the effects of future economic conditions on the collectibility of loans cannot be predicted with absolute certainty and its effects on future profitability cannot be determined.

FINANCIAL CONDITION

     The Company experienced continued asset growth in 1998. Total assets were $285.9 million as of December 31, 1998, an increase of $43.6 million or 18.0% from the $242.3 million as of December 31, 1997. Total assets increased $23.5 million or 10.7% in 1997.

     Total interest-earning assets were $255.7 million as of December 31, 1998, an increase of $55.7 million or 27.9% from the $200.0 million as of December 31, 1997. Total interest-earning assets increased $15.3 million or 8.3% in 1997. The Company continues to focus its efforts on originating quality loans. The increases in the loan and investment securities portfolios were funded from the increase in deposits.

     The investment securities portfolio was $58.3 million as of December 31, 1998, an increase of $40.1 million or 220.6% from the $18.2 million as of December 31, 1997. The investment securities portfolio decreased $21.8 million or 54.6% in 1997. The increase in 1998 resulted from the large number of investment security purchases. The Company did not purchase investment securities in 1997 and early 1998 due to the flat yield curve. The Company believes securities are the best available investment after its liquidity needs are met through cash, cash due from banks and federal funds sold. Generally, mortgage backed securities are classified as either held-to-maturity or available-for-sale and U.S. Treasury and Agency securities are classified as available-for-sale. The market values increased slightly in 1998 resulting from lower short-term and long-term interest rates.

     The loan portfolio was $140.1 million as of December 31, 1998, an increase of $8.9 million or 6.8% from the $131.2 million as of December 31, 1997. The loan portfolio increased $12.2 million or 10.3% in 1997. The increase in 1998 resulted from continued loan demand, primarily SBA lending on commercial real estate. The quality of the loan portfolio continues to improve resulting from a healthier Orange County economy.

     Total deposits were $260.3 million as of December 31, 1998, an increase of $41.5 million or 19.0% from the $218.8 million as of December 31, 1997. Total deposits increased $20.4 million or 10.3% in 1997. The deposit increase between years reflects a general increase in balances maintained by large depositors.

CREDIT RISK MANAGEMENT

     As previously noted, the Bank maintains an allowance for credit losses to provide for potential losses in the loan portfolio. Additions to the allowance for credit losses are charged to operations in the form of a provision for possible credit losses. All loans that are judged to be uncollectible are charged against the allowance while any recoveries are credited to the allowance. The allowance for credit losses is maintained at a level determined by management to be adequate, based on the performance of loans in the Bank's portfolio, evaluation of collateral for such loans, the prospects or worth of the prospective borrowers or guarantors, and such other factors which, in the Bank's judgement, deserve consideration in the estimation of possible losses. The allowance for credit losses is established and maintained after analyzing loans identified by management with certain unfavorable features affixing a risk of loss attributable to each loan. An inherent risk of loss in accordance with industry standards and economic conditions is then allocated to specific loan pools and to the remainder of the portfolio on an aggregate basis.

LIQUIDITY

     The Company maintains substantial liquid and other short-term assets to meet the funding of loan demand, deposit withdrawals and maturities, and operating costs. The Company currently meets its funding needs from its deposit base, and cash flow from operations, loan sales, and loan principal reductions.

     The loan-to-deposit ratio was 53.8% and 60.0% as of December 31, 1998 and 1997, respectively. The decrease of the loan-to-deposit ratio resulted from deposit growth exceeding loan demand. The ratio of liquid assets (cash, cash due from banks, interest-bearing deposits at financial institutions, federal funds sold, and investments with maturities of one year or less) to demand deposits was 39.3% and 44.5% as of December 31, 1998 and 1997, respectively. The decrease of the liquid asset ratio resulted from the increase in deposits being invested into loans and investment securities with maturities longer than one year.

     The Company has a relatively stable and significant base of core deposits. Thus, the Company has not used brokered deposits and avoids using other wholesale, highly rate-sensitive, short-term funds. The Company had five customers with an aggregate deposit of $43.0 million as of December 31, 1998.

     Other funding sources available to the Company include reduction of its federal funds sold, sale of its available-for-sale securities, increasing deposits, and borrowing on its established credit resources. The Company may borrow funds under securities sold with agreements to repurchase such securities that have not been pledged. The Company had unpledged securities of $52.3 million as of December 31, 1998. Liquidity needs may also be met through federal funds purchased from correspondent banks and/or direct borrowings from the Federal Reserve Bank. The Company has established Federal Funds borrowing lines with various banks up to $8.0 million. The Company has also established a borrowing capacity of $14.5 million with the FHLB. The Company would need to pledge certain defined collateral, consisting of loans and/or securities prior to borrowing from the FHLB. The Company has yet to use these facilities.

     Management believes the Bank has sufficient liquidity to meet its loan commitments, deposit withdrawals and operating costs.

CAPITAL MANAGEMENT

     Capital management requires that sufficient capital be maintained for anticipated growth and to provide depositors assurance that their funds are on deposit with a solvent institution. The Bank is subject to various regulatory capital requirements. The Bank must meet specific capital guidelines that involve qualitative measures of the Bank's assets and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Tier I capital for the Bank under the regulations is defined as stockholders' equity before any unrealized gains or losses on its available-for-sale securities portfolio. Total capital is defined as Tier I capital plus the allowance for credit losses, subject to certain limitations. The table below sets forth the Bank's actual capital ratios, the minimum capital required for adequacy purposes and to be categorized as "well capitalized" for the capital ratios of total risk-based, Tier I risk-based and Tier I leverage. The Bank's capital ratios exceeded the "well capitalized" threshold prescribed in the rules of its principal federal regulator as of December 31, 1998.

                                                                                  TO BE WELL
                                                               FOR CAPITAL     CAPITALIZED UNDER
                                                                ADEQUACY       PROMPT CORRECTIVE
                                               ACTUAL           PURPOSES       ACTION PROVISIONS
                                           ---------------   ---------------   -----------------
                                           AMOUNT    RATIO   AMOUNT    RATIO    AMOUNT    RATIO
                                           -------   -----   -------   -----   --------   ------
                                                          (DOLLARS IN THOUSANDS)
DECEMBER 31, 1998
Total capital (to risk-weighted
  assets)................................  $24,484   13.7%   $14,314    8.0%   $17,893     10.0%
Tier I capital (to risk-weighted
  assets)................................   22,960   12.8%     7,157    4.0%    10,736      6.0%
Tier I capital (to average assets).......   22,960    8.4%    10,942    4.0%    13,678      5.0%
DECEMBER 31, 1997
Total capital (to risk-weighted
  assets)................................  $22,563   13.9%   $12,962    8.0%   $16,202     10.0%
Tier I capital (to risk-weighted
  assets)................................   20,982   13.0%     6,481    4.0%     9,721      6.0%
Tier I capital (to average assets).......   20,982    9.0%     9,368    4.0%    11,710      5.0%

     Management believes that the Bank is properly and adequately capitalized, as evidenced by these ratios as of December 31, 1998. The most recent notification from the Office of the Comptroller of the Currency categorized the Bank as "well capitalized" as of June 30, 1997 under the regulatory framework for prompt corrective action.

OFF-BALANCE SHEET ANALYSIS

     The contractual amounts associated with certain financial transactions are not recorded as assets or liabilities on the balance sheet. Off-balance sheet treatment is generally considered appropriate either where exchange of the underlying asset or liability has not occurred or is not assured, or where contractual amounts are used solely to determine cash flows to be exchanged.

     The Company's off-balance sheet financial instruments consist of commitments to extend credit and standby letters of credit. A majority of these commitments are with variable interest rates. Additional information about off-balance sheet financial instruments is provided in Note 10 of Notes to Consolidated Financial Statements.

IMPACT OF INFLATION AND CHANGING PRICES

     The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

     Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services. In the current interest rate environment, the liquidity and the maturity structure of the Company's assets and liabilities are critical to the maintenance of acceptable performance levels.

YEAR 2000 ISSUE

     The "Year 2000 issue" results from the fact that many computer programs use only two digits to represent a year, such as "98" to represent "1998," which means that in the Year 2000 such programs could incorrectly treat the Year 2000 as the year 1900. This issue has grown in importance as the use of computers and microchips has become more pervasive throughout the economy, and interdependencies between systems have multiplied. The issue must be recognized as a business problem, rather than simply a computer problem, because of the way its effects could ripple through the economy. The Year 2000 issue could materially and adversely affect the Company either directly or indirectly. This could happen if any of its critical computer systems or equipment containing embedded logic fail, if the local infrastructure (electric power, phone system, or water system) fails, if its significant vendors are adversely impacted, or if its borrowers or depositors are adversely impacted by their internal systems or those of their customers or suppliers. Failure of the Company to complete testing and renovation of its critical systems on a timely basis could have a material adverse effect on the Company's financial condition and results of operations, as could Year 2000 problems faced by others with whom the Company does business.

     Federal banking regulators have responsibility for supervision and examination of banks to determine whether each institution has an effective plan for identifying, renovating, testing and implementing solutions for Year 2000 processing and coordinating Year 2000 processing capabilities with its customers, vendors and payment system partners. Bank examiners are also required to assess the soundness of a bank's internal controls and to identify whether further corrective action may be necessary to assure an appropriate level of attention to Year 2000 processing capabilities.

     The Company has a written plan to address its risks associated with the impact of the Year 2000. The plan directs the Company's Year 2000 compliance efforts under the framework of a five-step program mandated by the Federal Financial Institutions Examination Council ("FFIEC"). The FFIEC's five-step program consists of five phases: awareness, assessment, renovation, validation and implementation. In the awareness phase, which the Company has completed, the Year 2000 problem is defined and executive level support for the necessary resources to prepare the Company for Year 2000 compliance is obtained. In the assessment phase, which the Company has also completed, the size and complexity of the problem and details of the effort necessary to address the Year 2000 issues are assessed. Although the awareness and assessment phases are completed, the Company continues to evaluate new issues as they arise. In the renovation phase, which the Company has substantially completed, the required incremental changes to hardware and software components are installed. In the validation phase, which the Company has also substantially completed the initial phase, the hardware and software components are tested. In the implementation phase, changes to hardware and components are brought on line and re-testing of such changes are completed. The implementation phase is currently 60% complete, with an expected completion in April 1999.

     The Company is using both internal and external resources to identify, correct or reprogram, and test its systems for Year 2000 compliance. The Company has identified 25 vendor or software applications which management believes are material to its operations. Based on information received from its vendors and testing results, the Company believes that substantially all material applications of its operations are Year 2000 compliant as of December 31, 1998. The Company has not identified any material applications that the Company does not believe are fully Year 2000 compliant as of December 31, 1998.

     The Company is also making efforts to ensure that its customers, particularly its significant customers, are aware of the Year 2000 problem. The Company has either sent Year 2000 correspondence to, or met personally with its significant deposit and loan customers. A customer of the Company is deemed significant if the customer possesses either of the following characteristics:
(1) total indebtedness to the Company of $500,000 or more, or (2) an average ledger deposit balance greater than $500,000.

     The Company has amended its credit authorization documentation to include consideration of the Year 2000 problem. The Bancorp assesses its significant customer's Year 2000 readiness and assigns the customer an assessment of "low," "medium" or "high" risk. Risk evaluation of the Company's significant customers was completed in September 1998. The Company evaluates any depositor or lending customer determined to have a high or medium risk on an ongoing basis. Currently, 2% of loan customers are considered high risk and are being monitored closely for progress. Substantially all deposit customers are either low risk or compliant, the exception being those loan customers considered high risk.

     It is impossible to quantify the total potential cost of Year 2000 problems or to determine the Company's worst-case scenario in the event the Company's Year 2000 remediation efforts or the efforts of those with whom it does business are not successful, due to the wide range of possible issues and large number of variables involved. In order to deal with the uncertainty associated with the Year 2000 problem, the Company has developed a contingency plan to address the possibility that efforts to mitigate the Year 2000 risk are not successful either in whole or part. These plans include but are not limited to manual processing of information for critical information technology systems and having increased cash on hand. The contingency plan will be validated, after which the appropriate implementation training will be scheduled.

     The Company incurred and expensed $0.1 million of Year 2000 costs through December 31, 1998. These Year 2000-related costs have been funded from the continuing operations of the Company. These costs were approximately 7% of the Company's 1998 information systems budget. The Company currently estimates its costs to complete its Year 2000 compliance at approximately $0.3 million. This estimate includes the cost of purchasing hardware and software licenses, the cost of the time of internal staff and the cost of consultants. Testing is not expected to add significant incremental costs.

CURRENT ACCOUNTING DEVELOPMENTS

     In June 1998, FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company does not invest in derivative instruments nor engage in hedging activities.

     Management does not believe the application of the Statement to transactions of the Bank that have been typical in the past will materially affect the Bank's financial position and results of operations.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

INTEREST RATE SENSITIVITY

     The Company uses asset liability management on its balance sheet to minimize the exposure of interest rate movements on its net interest income. The principal function of asset liability management is to manage the interest rate risk in the balance sheet by maintaining a proper balance, match and mix between rate-sensitive interest-earning assets and rate-sensitive interest-bearing liabilities. The term "rate-sensitive" refers to those assets and liabilities that are "sensitive" to fluctuations in interest rates. When interest rates fluctuate, earnings may be affected in many ways as the interest rates of assets and liabilities change at different times or by different amounts.

     The Company minimizes its interest rate risk in the balance sheet by emphasizing the origination of variable interest rate loans that have the ability to reprice overnight and maintaining a high volume of federal funds sold to offset the deposits that may potentially reprice overnight.

     A repricing gap is the difference between total interest-earning assets and total interest-bearing liabilities available for repricing during a given time interval. A positive repricing gap exists when total interest-earning assets exceed total interest-bearing liabilities within a repricing period and a negative repricing gap exists when total interest-bearing liabilities are in excess of interest-earning assets within a repricing period.

     Generally, a positive repricing gap increases net interest income in a rising rate environment and decreases net interest income in a falling rate environment. A positive repricing gap may increase net interest income in a falling rate environment depending on the amount of the excess repricing gap and extent of the drop in interest rates. A negative repricing gap tends to increase net interest income in a falling rate environment and decrease net interest income in a rising rate environment. The net interest income of the Company will benefit from a rising rate environment based on the positive repricing gap.

     The following table displays the repricing period for interest-earning assets and interest-bearing liabilities and the related repricing gap as of December 31, 1998:

                                                                AFTER ONE
                                   DUE WITHIN    DUE WITHIN     BUT WITHIN      AFTER
                                   0-3 MONTHS    4-12 MONTHS    FIVE YEARS    FIVE YEARS
                                   ----------    -----------    ----------    ----------
                                                  (DOLLARS IN THOUSANDS)
Interest-earning assets(1).......   $159,162       $6,500        $20,927       $69,124
Interest-bearing liabilities.....    152,016        7,037          1,404             2
                                    --------       ------        -------       -------
Repricing gap....................      7,146         (537)        19,523        69,122
                                    --------       ------        -------       -------
Cumulative repricing gap.........   $  7,146       $6,608        $26,131       $95,253
                                    ========       ======        =======       =======
Cumulative gap as a percent of
  earning assets.................        2.8%         2.6%          10.2%         37.3%
                                    ========       ======        =======       =======

-------------------------
(1) Includes collateralized mortgage obligations in the one-year to five-year maturities based on the average expected lives.

     The Company had available-for-sale securities of $40.6 million recorded at market value as of December 31, 1998. The available-for-sale securities consist of collateralized mortgage obligations and medium-term government agency notes. The Company also had held-to-maturity securities of $17.6 million recorded at amortized cost as of December 31, 1998. The held-to-maturity securities are collateralized mortgage obligations that may be repaid without penalties. The value of these securities is subject to fluctuation based upon current long-term interest rates.

     The Company had $144.4 million of interest-earning assets and $127.2 million of interest-bearing demand and savings deposits as of December 31, 1998 that are able to reprice overnight.

     The estimated effect on net interest income for a 10% decrease from prevailing interest rates over a one-year period would be a decline of approximately $0.9 million.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     The consolidated financial statements of the Company follow on pages F-1 to F-25. The Independent Auditor's Report is set forth on Page F-1.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

     None

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     For information concerning the directors and executive officers of the Bancorp, see "Election of Directors" included in the Bancorp's definitive proxy statement ("Proxy Statement"), which information is incorporated by reference. The Proxy Statement will be filed with the SEC within the time period specified by General Instruction G to Form 10-K.

ITEM 11. EXECUTIVE COMPENSATION

     For information concerning management remuneration, see "Executive Compensation" included in the Proxy Statement, which information is incorporated herein by reference.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     For information concerning security ownership of beneficial owners and management, see "Stock Ownership of Certain Beneficial Owners and Management" included in the Proxy Statement, which information is incorporated herein by reference.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     For information concerning related party transactions, see "Certain Transactions" included in the Proxy Statement, which information is incorporated herein by reference.

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

     The following financial statements of the Company and subsidiary are included in this Form 10-K. Page number references follow:

    Independent auditor's report................................          F-37
    Consolidated balance sheets as of December 31, 1998 and
      1997......................................................          F-38
    Consolidated statements of earnings for the years ended
      December 31, 1998, 1997 and 1996..........................          F-39
    Consolidated statements of comprehensive income for the
      years ended December 31, 1998, 1997 and 1996..............          F-40
    Consolidated statements of stockholders' equity for the
      years ended December 31, 1998, 1997 and 1996..............          F-41
    Consolidated statements of cash flows for the years ended
      December 31, 1998, 1997 and 1996..........................          F-42
    Notes to consolidated financial statements..................  F-43 to F-63

SCHEDULES

     All schedules are omitted as the information is not required, is not material, or is otherwise furnished.

EXHIBITS

     See Index to exhibits at Page 33 of this Form 10-K.

REPORTS ON FORM 8-K

     The Company did not file reports on Form 8-K during the quarter ended December 31, 1998.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 25(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ORANGE NATIONAL BANCORP


By: /s/ KENNETH J. COSGROVE                                    Date:      MARCH 17, 1999
    -----------------------------------------------            --------------------------------------
    Kenneth J. Cosgrove, President
    and Chief Executive Officer

By: /s/ ROBERT W. CREIGHTON                                    Date:      MARCH 17, 1999
    -----------------------------------------------            --------------------------------------
    Robert W. Creighton, Secretary
    and Chief Financial Officer

By: /s/ JERRO M. OTSUKI                                        Date:      MARCH 17, 1999
    -----------------------------------------------            --------------------------------------
    Jerro M. Otsuki, Vice President
    and Controller

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

ORANGE NATIONAL BANCORP

/s/ MICHAEL W. ABDALLA                                         Date:      MARCH 17, 1999
------------------------------------------------
Michael W. Abdalla                                             --------------------------------------
Director

/s/ MICHAEL J. CHRISTIANSON                                    Date:      MARCH 17, 1999
------------------------------------------------
Michael J. Christianson                                        --------------------------------------
Director

/s/ KENNETH J. COSGROVE                                        Date:      MARCH 17, 1999
------------------------------------------------
Kenneth J. Cosgrove                                            --------------------------------------
Director

/s/ ROBERT W. CREIGHTON                                        Date:      MARCH 17, 1999
------------------------------------------------
Robert W. Creighton                                            --------------------------------------
Director

                                                               Date:
------------------------------------------------
Charles R. Foulger                                             --------------------------------------
Director

/s/ GERALD R. HOLTE                                            Date:      MARCH 17, 1999
------------------------------------------------
Gerald R. Holte                                                --------------------------------------
Director

/s/ JAMES E. MAHONEY                                           Date:      MARCH 17, 1999
------------------------------------------------
James E. Mahoney                                               --------------------------------------
Director

/s/ WAYNE F. MILLER                                            Date:      MARCH 17, 1999
------------------------------------------------
Wayne F. Miller                                                --------------------------------------
Director

/s/ SAN E. VACCARO                                             Date:      MARCH 17, 1999
------------------------------------------------
San E. Vaccaro                                                 --------------------------------------
Director

                               INDEX TO EXHIBITS

EXHIBIT NO.
-----------
    3.1       Registrant's Articles of Incorporation -- filed as exhibit 3 to the Registrant's Registration Statement on Form S-4, File
              No. 33-8743, and are hereby incorporated by reference.
    3.2       Registrant's Bylaws -- filed as exhibit 3.1 to the
              Registrant's Registration Statement on Form S-1, File No.
              33-13162, are hereby incorporated by reference.
   10.1       Material contracts of the Bank were each filed as exhibits
              10, 10.1, 10.3, 10.4, and 10.5 to the Registrant's
              Registration Statement on Form S-4, File No. 33-8743, and
              are hereby incorporated by reference. Material contracts of the Bank were each filed as exhibits 10.6 through 10.22 to the Registrant's 1997 Annual Report on Form 10-K, File No.
              33-8743, and are hereby incorporated by reference.
     21       Subsidiary of the Registrant -- Orange National Bank, a
              National Banking Association.
     23       Consent of Independent Accountants, page 34.
     27       Financial Data Schedule, page 21.

                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

To The Board of Directors
Orange National Bancorp
Orange, California

     We hereby consent to the incorporation of our report dated January 22, 1999, except for the last paragraph of Note 10, as to which the date is February 11, 1999, included in this Form 10-K in the previously filed Registration Statement of Orange National Bancorp on Form S-8 (No. 333-44741 and No. 0-15365).

                                          McGLADREY & PULLEN, LLP

Anaheim, California
March 17, 1999

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Orange National Bancorp
Orange, California

     We have audited the accompanying consolidated balance sheets of Orange National Bancorp and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of earnings, comprehensive income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Orange National Bancorp and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          McGLADREY & PULLEN, LLP

Anaheim, California
January 22, 1999, except for the last paragraph of Note 10 as to which the date is February 11, 1999.

                            ORANGE NATIONAL BANCORP

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997

                                                             1998         1997
                                                           ---------    ---------
                                                           (DOLLARS IN THOUSANDS)
ASSETS
Cash and cash equivalents (Note 2).......................  $ 74,931     $ 81,147
Securities (Note 3):
  Held-to-maturity securities (fair value of $17,691 in
     1998 and $8,972 in 1997)............................    17,640        9,037
  Available-for-sale securities..........................    40,649        9,146
Loans, net of allowance for credit losses of $1,524 in
  1998 and $1,581 in 1997 (Notes 4, 5 and 12)............   140,140      131,189
Premises and equipment, net (Note 6).....................     5,438        5,057
Other real estate owned, net (Note 5)....................        --          126
Accrued interest receivable..............................     1,212          985
Cash value of life insurance.............................     5,021        4,808
Other assets (Note 8)....................................       831          784
                                                           --------     --------
       Total assets......................................  $285,862     $242,279
                                                           ========     ========
LIABILITIES
Deposits (Note 7)........................................  $260,334     $218,792
Accrued interest payable and other liabilities...........     1,805        1,901
                                                           --------     --------
       Total liabilities.................................   262,139      220,693
                                                           --------     --------
Commitments and Contingencies (Notes 10 and 11)..........        --           --
STOCKHOLDERS' EQUITY (Notes 10, 11 and 13)
  Common stock, no par value or stated value; authorized
     20,000,000 shares; issued and outstanding 1,996,788
     in 1998 and 1,970,046 in 1997.......................     8,036        7,864
  Retained earnings......................................    15,718       13,778
  Accumulated other comprehensive income (loss)..........       (31)         (56)
                                                           --------     --------
       Total stockholders' equity........................    23,723       21,586
                                                           --------     --------
       Total liabilities and stockholders' equity........  $285,862     $242,279
                                                           ========     ========

See Notes to Consolidated Financial Statements.

                            ORANGE NATIONAL BANCORP

                      CONSOLIDATED STATEMENTS OF EARNINGS
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                         1998        1997        1996
                                                       ---------   ---------   ---------
                                                        (IN THOUSANDS, EXCEPT PER SHARE
                                                                     DATA)
Interest Income:
  Loans..............................................   $14,633     $13,686     $11,712
  Securities.........................................     1,602       1,573       2,627
  Federal funds sold.................................     2,881       1,598       1,555
                                                        -------     -------     -------
     Total interest income...........................    19,116      16,857      15,894
Interest Expense, deposits...........................     4,165       3,353       3,519
                                                        -------     -------     -------
     Net interest income.............................    14,951      13,504      12,375
Provision for Credit Losses (Note 5).................       100         140         205
                                                        -------     -------     -------
     Net interest income after provision for credit
       losses........................................    14,851      13,364      12,170
Other Income (Note 9)................................     2,783       3,707       2,713
Other Expenses (Notes 9 and 10)......................    12,157      11,776      11,547
                                                        -------     -------     -------
     Earnings before income taxes....................     5,477       5,295       3,336
Provision for Income Taxes (Note 8)..................     2,147       2,097       1,135
                                                        -------     -------     -------
     NET EARNINGS (Note 11)..........................   $ 3,330     $ 3,198     $ 2,201
                                                        =======     =======     =======
Basic earnings per share.............................   $  1.67     $  1.63     $  1.13
                                                        =======     =======     =======
Weighted average number of common shares outstanding
  (in thousands).....................................     1,989       1,961       1,944
                                                        =======     =======     =======
Diluted earnings per share...........................   $  1.64     $  1.60     $  1.13
                                                        =======     =======     =======
Weighted average number of common shares and diluted
  potential common shares (in thousands).............     2,036       2,000       1,951
                                                        =======     =======     =======

See Notes to Consolidated Financial Statements.

                            ORANGE NATIONAL BANCORP

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                           1998     1997     1996
                                                          ------   ------   ------
                                                           (DOLLARS IN THOUSANDS)
Net earnings............................................  $3,330   $3,198   $2,201
                                                          ------   ------   ------
Other comprehensive income:
  Unrealized gains (losses) on available-for-sale
     securities.........................................      10       68      (21)
  Reclassification adjustment for losses included in net
     earnings...........................................      --        9       24
  Reclassification adjustment for losses included in net
     earnings for securities transferred................      35       40       73
                                                          ------   ------   ------
     Other comprehensive income before income taxes.....      45      117       76
  Provision for income taxes............................      20       50       30
                                                          ------   ------   ------
     Other comprehensive income.........................      25       67       46
                                                          ------   ------   ------
Comprehensive income....................................  $3,355   $3,265   $2,247
                                                          ======   ======   ======

See Notes to Consolidated Financial Statements.

                            ORANGE NATIONAL BANCORP

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                          ACCUMULATED
                                                                             OTHER
                                           COMMON STOCK                  COMPREHENSIVE
                                         ----------------    RETAINED       INCOME
                                         SHARES    AMOUNT    EARNINGS       (LOSS)         TOTAL
                                         ------    ------    --------    -------------    -------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE, DECEMBER 31, 1995.............  1,934     $7,510    $ 9,920         $(169)       $17,261
Net earnings...........................     --         --      2,201            --          2,201
Cash dividend paid ($.37 per share)....     --         --       (718)           --           (718)
Exercise of stock options..............     19        166         --            --            166
Other comprehensive income.............     --         --         --            46             46
                                         -----     ------    -------         -----        -------
BALANCE, DECEMBER 31, 1996.............  1,953      7,676     11,403          (123)        18,956
Net earnings...........................     --         --      3,198            --          3,198
Cash dividend paid ($.42 per share)....     --         --       (823)           --           (823)
Exercise of stock options..............     17        188         --            --            188
Other comprehensive income.............     --         --         --            67             67
                                         -----     ------    -------         -----        -------
BALANCE, DECEMBER 31, 1997.............  1,970      7,864     13,778           (56)        21,586
Net earnings...........................     --         --      3,330            --          3,330
Cash dividend paid ($.70 per share)....     --         --     (1,390)           --         (1,390)
Exercise of stock options..............     27        172         --            --            172
Other comprehensive income.............     --         --         --            25             25
                                         -----     ------    -------         -----        -------
BALANCE, DECEMBER 31, 1998.............  1,997     $8,036    $15,718         $ (31)       $23,723
                                         =====     ======    =======         =====        =======

See Notes to Consolidated Financial Statements.

                            ORANGE NATIONAL BANCORP

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                      1998       1997       1996
                                                    --------   --------   --------
                                                        (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net earnings....................................  $  3,330   $  3,198   $  2,201
  Adjustments to reconcile net earnings to net
     cash provided by operating activities:
       Depreciation and amortization..............       553        504        537
       Provision for credit losses................       100        140        205
       Deferred income taxes (benefits)...........        88       (111)       (78)
       (Gain) on sale of loans....................      (654)    (1,374)      (560)
       Provision for losses on other real estate
          owned...................................        --         11        160
       Proceeds from loan sales...................    10,553     19,264      5,984
       Origination of loans held for sale.........    (9,898)   (17,890)    (5,424)
       (Increase) decrease in other assets........      (382)       374       (615)
       Gain on cash value of life insurance.......      (213)      (219)      (183)
       Increase (decrease) in other liabilities...       (96)       376        435
                                                    --------   --------   --------
          Net cash provided by operating
             activities...........................     3,381      4,273      2,662
                                                    --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from maturities of held-to-maturity
     securities...................................     5,529      1,909      1,542
  Purchase of held-to-maturity securities.........   (14,132)        --         --
  Proceeds from sales and maturities of
     available-for-sale securities................    23,667     19,986     36,565
  Purchase of available-for-sale securities.......   (55,125)        --    (38,482)
  Net increase in loans made to customers.........    (9,084)   (11,460)    (7,274)
  Purchase of life insurance policies.............        --       (872)        --
  Proceeds from sale of other real estate owned...       158      1,431      1,396
  Purchases of bank premises and equipment........      (934)      (349)      (223)
                                                    --------   --------   --------
          Net cash provided by (used in) investing
             activities...........................   (49,921)    10,645     (6,476)
                                                    --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in deposits........................    41,542     20,428      9,372
  Proceeds from exercise of stock options.........       172        188        166
  Dividends paid..................................    (1,390)      (823)      (718)
                                                    --------   --------   --------
          Net cash provided by financing
             activities...........................    40,324     19,793      8,820
                                                    --------   --------   --------
          Increase (decrease) in cash and cash
             equivalents..........................    (6,216)    34,711      5,006
Cash and cash equivalents at beginning of year....    81,147     46,436     41,430
                                                    --------   --------   --------
Cash and cash equivalents at end of year..........  $ 74,931   $ 81,147   $ 46,436
                                                    ========   ========   ========

See Notes to Consolidated Financial Statements.

                            ORANGE NATIONAL BANCORP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation and basis of presentation

     The consolidated financial statements include the accounts of Orange National Bancorp and its wholly-owned subsidiary Orange National Bank ("Bank"). These entities are collectively referred to herein as the Company. The Bank provides a full range of banking services to its commercial and consumer customers through six branches located in Orange County, California. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of estimates in the preparation of financial statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

     The Company includes cash on hand, cash due from banks, time deposits and federal funds sold in its definition of cash and cash equivalents for purposes of balance sheet presentation and reporting the statement of cash flows.

Held-to-maturity securities

     Securities classified as held-to-maturity are those debt securities the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premiums and accretion of discounts, computed using the interest method over their contractual lives. The sale of a security within three months of its maturity date or after at least 85% of the principal outstanding has been collected is considered a maturity for purposes of classification and disclosure.

Available-for-sale securities

     Securities classified as available-for-sale are those debt securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available-for-sale are carried at fair value. Unrealized gains or losses, net of the related deferred tax effect, are reported as comprehensive income. Realized gains or losses, computed using the cost of the specific securities sold, are included in earnings.

                            ORANGE NATIONAL BANCORP

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

Securities transfers

     Transfers of debt securities into the held-to-maturity classification from the available-for-sale classification are made at fair value on the date of transfer. The unrealized holding gains or losses on the date of transfer are retained as a separate component of stockholders' equity and in the carrying value of the held-to-maturity securities. Such amounts are amortized over the remaining contractual lives of the securities using the interest method.

Loans

     Loans are stated at the amount of unpaid principal reduced by undisbursed loan funds, unearned loan fees and allowance for credit losses. Interest on loans is accrued as earned using the simple-interest method on principal amounts outstanding, only if deemed collectible. Loan origination and commitment fees together with certain direct loan origination costs are deferred, and the net deferral amount is amortized as an adjustment to the yield on loans over their contractual lives. Collateral is obtained on substantially all loans. Such collateral is primarily first trust deeds on property.

     The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due, generally at 90 days past due. When an interest accrual is discontinued, all unpaid accrued interest is reversed. Generally, interest income is not subsequently recognized until all principal and interest amounts are received, and future principal and interest payments are expected to be collected.

     A loan is considered impaired when, in management's opinion, it is probable the creditor will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for credit losses.

Allowance for credit losses

     The allowance for credit losses is established through a provision for credit losses charged to expense. Loans are charged against the allowance for credit losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans that may become uncollectible, based on evaluation of the collectibility of loans and prior loan loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic or other conditions. In addition, the Office of the Comptroller of the

                            ORANGE NATIONAL BANCORP

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

Currency, as an integral part of their examination process, periodically reviews the Company's allowance for credit losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

Sale of loans

     The Company sells the guaranteed portion of small business administration loans in the secondary market to provide funds for additional lending and to generate servicing income. Under such agreements, the Company continues to service the loans and the buyer receives the principal collected together with interest. Loans held for sale are valued at the lower of cost or market value.

     Gains and losses on sales of loans are calculated on a predetermined formula in compliance with Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS 125") based on the difference between the selling price and the cost of the loans sold. Any inherent risk of loss on loans is transferred to the buyer at the date of sale on the portion of the loan sold. However, the Company maintains the risk on the portion retained.

     The Company has issued various representations and warranties associated with the sale of loans. These representations and warranties may require the Company to repurchase loans for a period of 90 days after the date of sale as defined per the applicable sales agreement. The Company did not experience losses during the years ended December 31, 1998, 1997 and 1996 regarding these representations and warranties.

Premises and equipment

     Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the following estimated useful lives: Buildings and leasehold improvements -- 4 to 28 years; furniture and equipment -- 3 to 10 years. Improvements to leased property are amortized over the lesser of the term of the lease or life of the improvements.

Other real estate owned

     Other real estate owned ("OREO") represents properties acquired through foreclosure or other proceedings. OREO is held for sale and is recorded at the lower of the carrying amounts of the related loans or the estimated fair value of the properties less estimated costs of disposal. Any write-down to estimated fair value less cost to sell at the time of transfer to OREO is charged to the allowance for credit losses. Properties are evaluated regularly by management with any further reductions of the carrying amount to the estimated fair value less estimated costs to dispose charged to the reserve for OREO losses as necessary. Depreciation is recorded on each OREO after such properties have been

                            ORANGE NATIONAL BANCORP

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

owned for one year. Depreciation and additions to or reductions from valuation allowances are recorded in income.

Income taxes

     Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when management determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Stock-based compensation

     The Company has adopted Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 establishes financial accounting and reporting standards for stock-based compensation plans. The Company has elected to continue accounting for stock-based employee compensation plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB No. 25") and related Interpretations, as SFAS 123 permits, and to follow the pro forma net earnings, pro forma earnings per share, and stock-based compensation plan disclosure requirements set forth in SFAS 123.

Earnings per share

     The Company is required to present basic and diluted earnings per share amounts. Diluted per share amounts assume the conversion, exercise or issuance of all potential common instruments unless the effect is to reduce a loss or increase the earnings per common share from continuing operations. The weighted-average shares outstanding used to compute dilutive earnings per share include incremental shares from stock options of 46,708; 38,365; and 7,658; for the years ended December 31, 1998, 1997 and 1996, respectively.

Current accounting development

     In June 1998, FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company does not invest in derivative instruments nor engage in hedging activities.

                            ORANGE NATIONAL BANCORP

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

NOTE 2. CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consisted of the following as of December 31:

                                                               1998         1997
                                                             ---------    ---------
                                                             (DOLLARS IN THOUSANDS)
Cash on hand...............................................   $ 1,264      $ 1,827
Cash due from banks........................................    16,277       27,820
Federal funds sold.........................................    57,390       51,500
                                                              -------      -------
                                                              $74,931      $81,147
                                                              =======      =======

     The Company maintains amounts due from banks that exceed federally insured limits. The Company has not experienced any losses in such accounts. In addition, federal funds sold were placed with two financial institutions.

     The Company is required to maintain a reserve balance in cash or on deposit with the Federal Reserve Bank. The required and actual reserve balances maintained were $742,000 and $1,248,000 as of December 31, 1998, respectively.

NOTE 3. SECURITIES

     Carrying amounts and fair values of held-to-maturity securities are summarized as follows as of December 31:

                                          AMORTIZED   UNREALIZED   UNREALIZED    FAIR
                                            COST        GAINS        LOSSES      VALUE
                                          ---------   ----------   ----------   -------
                                                     (DOLLARS IN THOUSANDS)
1998
Mortgage-backed securities..............   $17,640       $76          $(25)     $17,691
                                           =======       ===          ====      =======
1997
Mortgage-backed securities..............   $ 9,037       $--          $(65)     $ 8,972
                                           =======       ===          ====      =======

     Securities pledged as collateral on public deposits and treasury, tax and loan payments had a carrying amount of $5,999,000 and $5,748,000 at December 31, 1998 and 1997, respectively.

                            ORANGE NATIONAL BANCORP

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

     Carrying amounts and fair values of available-for-sale securities are summarized as follows as of December 31:

                                          AMORTIZED   UNREALIZED   UNREALIZED    FAIR
                                            COST        GAINS        LOSSES      VALUE
                                          ---------   ----------   ----------   -------
                                                     (DOLLARS IN THOUSANDS)
1998
U.S. Treasury securities and obligations
  of other U.S. Government corporations
  and agencies..........................   $14,503       $12          $ (3)     $14,512
Mortgage-backed securities..............    25,241        48           (63)      25,226
Other...................................       911        --            --          911
                                           -------       ---          ----      -------
                                           $40,655       $60          $(66)     $40,649
                                           =======       ===          ====      =======
1997
U.S. Treasury securities and obligations
  of other U.S. Government corporations
  and agencies..........................   $ 8,992       $11          $(27)     $ 8,976
Other...................................       170        --            --          170
                                           -------       ---          ----      -------
                                           $ 9,162       $11          $(27)     $ 9,146
                                           =======       ===          ====      =======

     The amortized cost and fair value of investment securities by contractual maturities as of December 31, 1998 are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or prepaid without any penalties. Therefore, maturity dates for these securities are not included in the following maturity summary:

                                             HELD-TO-MATURITY     AVAILABLE-FOR-SALE
                                            -------------------   -------------------
                                            AMORTIZED    FAIR     AMORTIZED    FAIR
                                              COST       VALUE      COST       VALUE
                                            ---------   -------   ---------   -------
                                                     (DOLLARS IN THOUSANDS)
Due in one year or less...................   $    --    $    --    $ 9,003    $ 9,000
Due after one year through five years.....        --         --      5,500      5,512
Mortgage-backed securities................    17,640     17,691     25,241     25,226
Other.....................................        --         --        911        911
                                             -------    -------    -------    -------
                                             $17,640    $17,691    $40,655    $40,649
                                             =======    =======    =======    =======

     Available-for-sale securities of $14,002,000 and $20,999,000 were sold resulting in gross realized (losses) of $(9,000) and $(24,000) in 1997 and 1996, respectively. The Company did not sell available-for-sale securities in 1998.

                            ORANGE NATIONAL BANCORP

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

NOTE 4. LOANS

     The Company's loan portfolio consisted of the following as of December 31:

                                                             1998         1997
                                                           ---------    ---------
                                                           (DOLLARS IN THOUSANDS)
Real estate loans
  Construction...........................................  $  5,074     $    118
  Commercial.............................................    86,049       78,534
                                                           --------     --------
                                                             91,123       78,652
Commercial and industrial loans..........................    40,217       44,301
Loans to individuals.....................................    11,180       10,586
Other....................................................       241          122
                                                           --------     --------
                                                            142,761      133,661
Deduct
  Unearned net loan fees and premiums....................    (1,097)        (891)
  Allowance for credit losses............................    (1,524)      (1,581)
                                                           --------     --------
                                                           $140,140     $131,189
                                                           ========     ========

Impaired loans

     Information about impaired loans is as follows as of and for the years ended December 31:

                                                               1998          1997
                                                             --------      --------
                                                             (DOLLARS IN THOUSANDS)
Impaired loans requiring a related allowance for credit
  losses...................................................   $  877        $1,067
Impaired loans not requiring a related allowance for credit
  losses...................................................      554           249
                                                              ------        ------
  Total impaired loans.....................................   $1,431        $1,316
                                                              ======        ======
Related allowance for loan losses..........................   $  224        $  278
                                                              ======        ======
Average balance (based on month-end balances)..............   $1,644        $1,201
                                                              ======        ======
Interest income recognized.................................   $  161        $  125
                                                              ======        ======

     The Company is not committed to lend additional funds to debtors whose loans have been modified due to impairment.

     The Company had nonaccrual loans of $1,631,000 and $2,447,000 as of December 31, 1998 and 1997, respectively. Interest income that would have been earned on such nonaccrual loans had such loans performed according to their loan terms would have been $382,000, $325,000, and $492,000 (earnings per share effect of $0.19, $0.17, and $0.25) in 1998, 1997 and 1996, respectively.
Management estimates that certain nonaccrual loans, which are not classified as impaired, will ultimately be collected in full in accordance with the original terms.

                            ORANGE NATIONAL BANCORP

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

Loans serviced

     The Company services loans for others totaling $57,875,000 and $64,764,000 as of December 31, 1998 and 1997, respectively, which are not included in the accompanying consolidated balance sheets.

Loan concentration

     The Company grants commercial, residential and consumer loans to customers, substantially all of whom are middle-market businesses or residents. The Company's business is concentrated primarily in Orange County, California, and its loan portfolio includes a significant credit exposure to the real estate industry and local economy of this area. Real estate loans accounted for approximately 64% of total loans as of December 31, 1998. Substantially all of these loans are secured by first liens with an initial loan to value ratio of generally less than 75%.

NOTE 5. ALLOWANCE FOR CREDIT LOSSES AND RESERVE FOR OTHER REAL ESTATE OWNED

     Activity of the allowance for credit losses is as follows:

                                                           1998     1997     1996
                                                          ------   ------   ------
                                                           (DOLLARS IN THOUSANDS)
Balance, beginning......................................  $1,581   $1,369   $1,513
  Provision for credit losses...........................     100      140      205
  Recoveries of amounts charged off.....................      42      138       38
  Amounts charged off...................................    (199)     (66)    (387)
                                                          ------   ------   ------
Balance, ending.........................................  $1,524   $1,581   $1,369
                                                          ======   ======   ======

     Activity of the reserve for other real estate owned is as follows:

                                                          1998     1997     1996
                                                          -----   ------   ------
                                                          (DOLLARS IN THOUSANDS)
Balance, beginning......................................  $ 17    $ 252    $ 301
  Provision for losses on other real estate owned.......    --       11      160
  Disposal of other real estate owned...................   (17)    (246)    (209)
                                                          ----    -----    -----
Balance, ending.........................................  $ --    $  17    $ 252
                                                          ====    =====    =====

                            ORANGE NATIONAL BANCORP

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

NOTE 6. PREMISES AND EQUIPMENT, NET

     Premises and equipment are summarized as follows as of December 31:

                                                       1998          1997
                                                     --------      --------
                                                     (DOLLARS IN THOUSANDS)
Land...............................................   $1,100        $1,100
Buildings and leasehold improvements...............    4,982         4,531
Furniture and equipment............................    3,904         3,449
                                                      ------        ------
                                                       9,986         9,080
Less accumulated depreciation and amortization.....    4,548         4,023
                                                      ------        ------
                                                      $5,438        $5,057
                                                      ======        ======

NOTE 7. DEPOSITS

     Deposits are summarized as follows as of December 31:

                                                        1998         1997
                                                     ----------   ----------
                                                     (DOLLARS IN THOUSANDS)
Noninterest-bearing demand.........................   $ 99,875     $ 93,169
Interest-bearing:
  Demand...........................................    113,895       91,282
  Savings..........................................     13,266       11,622
  Time certificates of deposit of $100,000 or
     more..........................................     19,092       12,087
  Other time.......................................     14,206       10,632
                                                      --------     --------
     Total deposits................................   $260,334     $218,792
                                                      ========     ========

     Substantially all certificates of deposit as of December 31, 1998 mature within one year. The Company had five customers with an aggregate deposit of $43,048,000 as of December 31, 1998.

                            ORANGE NATIONAL BANCORP

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

NOTE 8. INCOME TAXES

     The cumulative tax effects of the primary temporary differences are summarized as follows as of December 31:

                                                               1998      1997
                                                              ------    ------
                                                                (DOLLARS IN
                                                                 THOUSANDS)
Deferred tax assets:
  Credit loss allowances....................................  $  386    $  407
  Deferred compensation accruals............................     346       278
  Interest accruals.........................................      24        95
  Acquired net operating loss carryforward..................      80        85
  Unrealized loss on available-for-sale securities..........      18        38
  Other real estate allowance...............................      --         7
  State income taxes........................................     187       204
                                                              ------    ------
     Total deferred tax assets..............................   1,041     1,114
Deferred tax liability, premises and equipment..............     731       696
                                                              ------    ------
     Net deferred tax assets................................  $  310    $  418
                                                              ======    ======

     The Company did not record a valuation allowance on deferred tax assets in excess of deferred tax liabilities at December 31, 1998 and 1997, as management believes that the net deferred tax assets, as of December 31, 1998 and 1997, are more likely than not to be realized.

     The provision for income taxes consisted of the following:

                                                       1998      1997      1996
                                                      ------    ------    ------
                                                        (DOLLARS IN THOUSANDS)
Current tax expense.................................  $2,059    $2,208    $1,213
Deferred tax expense (benefit)......................      88      (111)      (78)
                                                      ------    ------    ------
                                                      $2,147    $2,097    $1,135
                                                      ======    ======    ======

     The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income as follows:

                                                       1998      1997      1996
                                                      ------    ------    ------
                                                        (DOLLARS IN THOUSANDS)
Computed "expected" tax expense.....................  $1,917    $1,853    $1,168
Increase (decrease) in income taxes resulting from:
  State income taxes, net of federal tax benefit....     378       397       249
  Change in valuation allowance.....................      --        --      (165)
  Cash value of life insurance......................     (82)      (97)      (85)
  Other.............................................     (66)      (56)      (32)
                                                      ------    ------    ------
                                                      $2,147    $2,097    $1,135
                                                      ======    ======    ======

                            ORANGE NATIONAL BANCORP

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

NOTE 9. OTHER INCOME AND EXPENSE

     Other income consisted of the following:

                                                           1998     1997     1996
                                                          ------   ------   ------
                                                           (DOLLARS IN THOUSANDS)
Service charges on deposit accounts.....................  $1,194   $1,262   $1,169
Fees for other customer services........................     367      593      616
Gain on sale of loans...................................     654    1,374      560
Increase in cash value of life insurance................     254      219      183
Other (Note 3)..........................................     314      259      185
                                                          ------   ------   ------
                                                          $2,783   $3,707   $2,713
                                                          ======   ======   ======

     Other expense consisted of the following:

                                                        1998      1997      1996
                                                       -------   -------   -------
                                                         (DOLLARS IN THOUSANDS)
Salaries, wages and employee benefits................  $ 6,138   $ 6,259   $ 6,098
Occupancy expense (Note 10)..........................    1,330     1,134     1,153
Data processing expense (Note 10)....................      977       888       928
Furniture and equipment expense......................      754       704       633
Promotion expense....................................      485       459       429
Legal and professional services......................      603       518       627
Insurance............................................      260       241       182
Stationery and supplies..............................      266       216       249
Telephone and postage................................      405       405       383
Other real estate owned (Note 5).....................       17        94       217
Other................................................      922       858       648
                                                       -------   -------   -------
                                                       $12,157   $11,776   $11,547
                                                       =======   =======   =======

NOTE 10. COMMITMENTS, CONTINGENCIES AND SUBSEQUENT EVENT

Litigation

     In the normal course of business, the Company is involved with various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the consolidated financial statements.

Financial instruments with off-balance sheet risk

     The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk in addition to the amounts recognized on the consolidated balance sheets. Such financial instruments are recorded on the consolidated balance sheet upon funding.

                            ORANGE NATIONAL BANCORP

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

     The Company's exposure to credit loss in the event of nonperformance by the other parties to the financial instrument for these commitments is represented by the contractual amounts of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

     The Company's exposure to off-balance sheet risk as of December 31 is summarized as follows:

                                                     1998          1997
                                                   --------      --------
                                                   (DOLLARS IN THOUSANDS)
Commitments to extend credit.....................  $23,928       $25,087
Standby letters of credit........................      472           347
                                                   -------       -------
                                                   $24,400       $25,434
                                                   =======       =======

Commitments to extend credit

     Commitments to extend credit are agreements to lend to a customer provided that all conditions established in the contract have been met. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. If deemed necessary upon extension of credit, the amount of collateral obtained is based on management's credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties. The Company had undisbursed loan funds of $19,006,000 and $20,516,000 as of December 31, 1998 and 1997, respectively.

Standby letters of credit

     Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances that the Company deems necessary. Substantially all of the standby letters of credit were collateralized at December 31, 1998.

                            ORANGE NATIONAL BANCORP

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

Lease commitments

     The Company leases certain branch facilities and equipment from nonaffiliates under operating leases expiring at various dates through December 2007. The following is a schedule of future minimum rental payments under these leases:

                                                        AMOUNT
                                                        ------
                                                (DOLLARS IN THOUSANDS)
1999..........................................          $  688
2000..........................................             697
2001..........................................             704
2002..........................................             718
2003..........................................             612
Thereafter....................................           1,684
                                                        ------
                                                        $5,103
                                                        ======

     Rent expense under these leases and other month-to-month leases for the years ended December 31, 1998, 1997 and 1996, was $915,000, $824,000 and
$790,000, respectively.

Data processing commitment

     The Company has an existing contract with a data processing center to provide computer services through March 2001. The Company is subject to a penalty amount equal to 25% of the amounts that would have been paid to the center for the remainder of the contract term, should the Company terminate the contract prior to the expiration date. The expense under this contract for the years ended December 31, 1998, 1997 and 1996 was $977,000, $888,000 and
$927,000, respectively.

Subsequent event

     In January 1999, the Company declared a $0.15 per share dividend to stockholders of record as of the close of business on February 11, 1999, payable on March 1, 1999.

                            ORANGE NATIONAL BANCORP

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

NOTE 11. EMPLOYEE BENEFIT PLANS

Stock Option Plans

     The Company maintains two compensatory incentive stock option plans in which options to purchase shares of the Company's common stock are granted at the Board of Directors' discretion to directors, certain management and other key personnel. The 1993 and 1997 Plans are authorized to grant a maximum of 193,106 shares and 414,250 shares of the Company's common stock, respectively. Purchase prices associated with the options are based on the fair market value of the Company's stock at the time the option is granted. The options, if not exercised, will expire 5 to 10 years from the date they were granted. Other pertinent information relating to the Plans follow:

                                                  1998        1997        1996
                                                --------    --------    --------
Under option, beginning of year...............   207,625      48,500      62,600
  Granted.....................................    45,900     176,500       5,000
  Exercised...................................   (26,742)    (17,375)    (19,100)
                                                --------    --------    --------
Under option, end of year.....................   226,783     207,625      48,500
                                                ========    ========    ========
Options exercisable, end of year..............   200,967     174,775      48,500
Available to grant, end of year...............   314,856     360,756     123,006
Weighted average price under option, end of
  year........................................  $  19.69    $  16.25    $   6.32
Weighted average price of options exercisable,
  end of year.................................  $  19.31    $  16.12    $   6.32
Weighted average price of options granted,
  during the year.............................  $  27.50    $  17.96    $   9.92
Weighted average price of options exercised,
  during the year.............................  $   6.43    $   5.87    $   8.67

     Additional option information by Plan at December 31, 1998 is as follows:

                                                                              WEIGHTED
                                                                              AVERAGE
                                                                              EXERCISE
                               PRICE RANGE      OUTSTANDING    EXERCISABLE     PRICE
                             ---------------    -----------    -----------    --------
1993 Plan..................           $ 5.79        1,050             --       $ 5.79
1993 Plan..................  $ 9.92 - $13.75        8,833          7,000       $11.58
1997 Plan..................  $17.72 - $23.50      171,000        162,667       $18.10
1997 Plan..................  $24.12 - $29.00       45,900         31,300       $27.50
                                                  -------        -------
                                                  226,783        200,967
                                                  =======        =======

                            ORANGE NATIONAL BANCORP

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

     The Company applies APB No. 25 and related Interpretations in accounting for its Plans. Accordingly, no compensation cost has been recognized. The Company has not issued any options to nonemployees. The Company's reported and pro forma net earnings and earnings per share are presented below. The pro forma amounts deduct the estimated compensation cost for the Company's stock option Plan based on the fair value at the grant dates for awards under this Plan and with the provisions of SFAS 123:

                                                       1998      1997      1996
                                                      ------    ------    ------
                                                        (DOLLARS IN THOUSANDS,
                                                        EXCEPT PER SHARE DATA)
Net earnings
  As reported.......................................  $3,330    $3,198    $2,201
  Pro forma.........................................   3,165     2,691     2,195
Basic earnings per share
  As reported.......................................  $ 1.67    $ 1.63    $ 1.13
  Pro forma.........................................    1.59      1.37      1.12
Diluted earnings per share
  As reported.......................................  $ 1.64    $ 1.60    $ 1.13
  Pro forma.........................................    1.55      1.35      1.12

     The pro forma compensation cost for the fair value of the stock options granted was estimated using the Black-Scholes model. The assumptions used in the model by year are as follows:

                                               1998         1997         1996
                                             ---------    ---------    ---------
Expected volatility........................  12% to 31%   15% to 20%   12% to 15%
Dividends as a percentage of stock price...        2.6%         1.8%         2.8%
Expected lives in years....................          4            4            4
Risk-free interest rates...................        4.5%         5.5%         5.4%
Weighted average fair value per share of
  stock options granted....................  $    4.65    $    4.69    $    2.13

Salary deferral 401(k) plan

     The Company has a salary deferral 401(k) plan for all employees who have completed one year of service. The Bank contributed discretionary matching funds of $102,000 to the Plan in 1998, 1997 and 1996, respectively.

Contingency contract

     The Company has contingency contracts with its Chief Executive Officer and Chief Financial Officer. The contract provides for a monthly payment of $13,000 over 179 months in the event that the Company experiences a merger, acquisition, or other act wherein they are not retained in similar positions with the surviving Company.

                            ORANGE NATIONAL BANCORP

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

NOTE 12. LOANS AND OTHER TRANSACTIONS WITH RELATED PARTIES

     Stockholders of the Company, and officers and directors, including their families and companies of whom they are principal owners, are considered to be related parties. These related parties were loan customers of, and had other transactions with, the Company in the ordinary course of business. In management's opinion, these loans and transactions were on the same terms as those for comparable loans and transactions with nonrelated parties. The activity in such loans is as follows:

                                                     1998          1997
                                                   --------      --------
                                                   (DOLLARS IN THOUSANDS)
Balance, beginning...............................  $ 2,479       $ 2,906
  New loans......................................      850           774
  Repayments.....................................   (1,126)       (1,201)
                                                   -------       -------
Balance, ending..................................  $ 2,203       $ 2,479
                                                   =======       =======

     None of these loans are classified, past due, nonaccrual, or restructured to provide a reduction or deferral of interest or principal because of deterioration in the financial position of the borrower.

NOTE 13. REGULATORY CAPITAL REQUIREMENTS

     The subsidiary Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve qualitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes that the Bank meets all capital adequacy requirements to which it is subject as of December 31, 1998.

     As of June 30, 1997, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table. There are no conditions or events occurring since that management believes have changed

                            ORANGE NATIONAL BANCORP

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

the institution's category. The Bank's actual capital amounts and ratios are presented in the following table:

                                                                       TO BE WELL
                                                    FOR CAPITAL     CAPITALIZED UNDER
                                                     ADEQUACY       PROMPT CORRECTIVE
                                    ACTUAL           PURPOSES       ACTION PROVISIONS
                                ---------------   ---------------   -----------------
                                AMOUNT    RATIO   AMOUNT    RATIO    AMOUNT    RATIO
                                -------   -----   -------   -----   --------   ------
                                               (DOLLARS IN THOUSANDS)
As of December 31, 1998:
  Total Capital
     (to Risk Weighted
     Assets)..................  $24,484   13.7%   $14,314    8.0%   $17,893     10.0%
  Tier I Capital
     (to Risk Weighted
     Assets)..................   22,960   12.8%     7,157    4.0%    10,736      6.0%
  Tier I Capital
     (to Average Assets)......   22,960    8.4%    10,942    4.0%    13,678      5.0%
As of December 31, 1997:
  Total Capital
     (to Risk Weighted
     Assets)..................  $22,563   13.9%   $12,962    8.0%   $16,202     10.0%
  Tier I Capital
     (to Risk Weighted
     Assets)..................   20,982   13.0%     6,481    4.0%     9,721      6.0%
  Tier I Capital
     (to Average Assets)......   20,982    9.0%     9,368    4.0%    11,710      5.0%

     The Company's capital amounts and ratios are substantially the same as the amounts presented above.

NOTE 14. CONSOLIDATED STATEMENTS OF CASH FLOWS INFORMATION

                                                       1998      1997      1996
                                                      ------    ------    ------
                                                        (DOLLARS IN THOUSANDS)
Supplemental Cash Flow Information
  Cash payments for
     Interest.......................................  $4,142    $3,318    $3,573
                                                      ======    ======    ======
     Income taxes...................................  $2,484    $2,113    $1,100
                                                      ======    ======    ======
  Non-cash investing activities
     Loans originated by the Company to finance the
     sale of other real estate owned................  $   --    $1,023    $  100
                                                      ======    ======    ======
     Loans foreclosed on by the Company.............  $   32    $  145    $  902
                                                      ======    ======    ======

                            ORANGE NATIONAL BANCORP

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

NOTE 15. FAIR VALUES OF FINANCIAL INSTRUMENTS

     The fair values of the Company's financial instruments are as follows as of December 31:

                                            1998                    1997
                                    --------------------    --------------------
                                    CARRYING      FAIR      CARRYING      FAIR
                                     AMOUNT      VALUE       AMOUNT      VALUE
                                    --------    --------    --------    --------
                                               (DOLLARS IN THOUSANDS)
Financial Assets
  Cash and cash equivalents.......  $ 74,931    $ 74,931    $ 81,147    $ 81,147
  Securities......................    58,289      58,340      18,183      18,118
  Loans, net......................   140,140     141,453     131,189     130,711
  Accrued interest receivable.....     1,212       1,212         985         985
Financial Liabilities, deposits...   260,334     260,222     218,792     218,700

     Management uses its best judgment in estimating the fair value of the Company's financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates presented herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction at either December 31, 1998 or 1997. The estimated fair value amounts for 1998 and 1997 have been measured as of their respective year ends, and have not been reevaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year-end.

     The information in this Note should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only required for a limited portion of the Company's assets and liabilities. This disclosure of fair value amounts does not include the fair values of any intangibles, including core deposit intangibles or mortgage servicing rights. Due to the wide range of valuation techniques, assumptions used and the degree of subjectivity used in making the estimate, comparisons between the Company's disclosures and those of other banks may not be meaningful.

     The Company used the following methods and assumptions in estimating the fair value of its financial instruments:

Cash and cash equivalents

     The carrying amounts for cash held, due from banks, interest bearing deposits and federal funds sold approximate their fair values.

Securities

     Fair values for securities are based on quoted market prices when available. For certain mortgage-backed securities, the Company utilizes a broker to determine fair value.

                            ORANGE NATIONAL BANCORP

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

This broker obtains estimates of fair value from up to three pricing services that estimate fair value through a mapping process to other mortgage pools adjusted for interest rate, maturity, etc. There is no guarantee that the prices obtained for these methods can be realized upon ultimate sale of such securities.

Loans

     The carrying values of variable-rate loans that reprice frequently and that have not experienced significant changes in credit risk approximate their fair values. At December 31, 1998 and 1997, variable rate loans comprised approximately 64% and 72%, respectively, of the loan portfolio. Fair values for all other loans are estimated based on discounted cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. Prepayments prior to the repricing date are not expected to be significant. Loans are expected to be held-to-maturity and any unrealized gains or losses are not expected to be realized.

Off-balance sheet instruments

     Fair values for off-balance sheet instruments (guarantees, letters of credit and lending commitments) are based on quoted fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

Deposit liabilities

     Fair values for savings and demand deposits equal their carrying amounts. The carrying amounts for variable-rate money market accounts approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregate expected monthly maturities on time deposits. Early withdrawals of fixed-rate certificates of deposit are not expected to be significant.

Accrued interest receivable and payable

     The fair values of both accrued interest receivable and payable approximate their carrying amounts.

Commitments

     The estimated fair value of fee income on letters of credit at December 31, 1998 and 1997 is insignificant.

Interest rate risk

     The Company assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, fair value of the Company's

                            ORANGE NATIONAL BANCORP

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Company. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are less likely to prepay in a rising rate environment and more likely to prepay in a falling rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Company's overall interest rate risk.

NOTE 16. PARENT COMPANY ONLY CONDENSED STATEMENTS

Condensed Balance Sheets

                                                               1998         1997
                                                             ---------    ---------
                                                             (DOLLARS IN THOUSANDS)
  Assets
    Cash...................................................   $   616      $   482
    Investment in subsidiary...............................    22,929       20,926
    Other assets...........................................       178          178
                                                              -------      -------
                                                              $23,723      $21,586
                                                              =======      =======
  Stockholders' Equity.....................................   $23,723      $21,586
                                                              =======      =======

Condensed Statements of Earnings and Comprehensive Income

                                                       1998      1997      1996
                                                      ------    ------    ------
                                                        (DOLLARS IN THOUSANDS)
  Operating income, dividends from subsidiary.......  $1,390    $  823    $  718
    Expenses, professional fees.....................     (38)      (39)      (40)
                                                      ------    ------    ------
       Earnings before equity in undistributed
         earnings of subsidiary.....................   1,352       784       678
  Equity in undistributed earnings of subsidiary....   1,978     2,414     1,523
                                                      ------    ------    ------
       Net earnings.................................   3,330     3,198     2,201
  Other comprehensive income from subsidiary........      25        67        46
                                                      ------    ------    ------
       Comprehensive income.........................  $3,355    $3,265    $2,247
                                                      ======    ======    ======

                            ORANGE NATIONAL BANCORP

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

Condensed Statements of Cash Flows

  Cash Flows from Operating Activities
    Net earnings.................................  $ 3,330    $ 3,198    $ 2,201
                                                   -------    -------    -------
    Adjustments to reconcile net earnings to net
       cash provided by operating activities:
       Equity in undistributed earnings of
         subsidiary..............................   (1,978)    (2,414)    (1,523)
                                                   -------    -------    -------
       Net cash provided by operating
         activities..............................    1,352        784        678
                                                   -------    -------    -------
  Cash Flows from Financing Activities
    Proceeds from exercise of stock options......      172        188        166
    Dividends paid...............................   (1,390)      (823)      (718)
                                                   -------    -------    -------
       Net cash (used in) financing activities...   (1,218)      (635)      (552)
                                                   -------    -------    -------
       Increase in cash and cash equivalents.....      134        149        126
  Cash and cash equivalents
    Beginning....................................      482        333        207
                                                   -------    -------    -------
    Ending.......................................  $   616    $   482    $   333
                                                   =======    =======    =======

                                                                         ANNEX G

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549

                            ------------------------

                                   FORM 10-Q

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                 FOR THE QUARTERLY PERIOD ENDED MARCH 31, 1999

                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

            FOR THE TRANSITION PERIOD FROM __________ TO __________.

                          COMMISSION FILE NO. 33-8743

                            ------------------------

                            ORANGE NATIONAL BANCORP
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                                   1201 EAST KATELLA AVENUE
                                   ORANGE, CALIFORNIA 92867
                                         (714)771-4000                         33-0190684
         CALIFORNIA              (ADDRESS AND TELEPHONE NUMBER              (I.R.S. EMPLOYER
   (STATE OF INCORPORATION)      OF PRINCIPAL EXECUTIVE OFFICES)           IDENTIFICATION NO.)


     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter periods that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
                                 Yes [X]  No  [ ]

                      APPLICABLE ONLY TO CORPORATE ISSUERS

     The Registrant had 2,000,171 shares of common stock outstanding as of April 28, 1999.

                            ORANGE NATIONAL BANCORP

                         QUARTERLY REPORT ON FORM 10-Q
                                 MARCH 31, 1999

                               TABLE OF CONTENTS

                        PART I.  FINANCIAL STATEMENTS
Item 1.    Financial statements
           Consolidated Balance Sheets as of March 31, 1999 (unaudited)
           and December 31, 1998.......................................   G-3
           Consolidated Statements of Earnings for the Three Months
           Ended March 31, 1999 and 1998 (unaudited)...................   G-4
           Consolidated Statements of Comprehensive Income for the
           Three Months Ended March 31, 1999 and 1998 (unaudited)......   G-5
           Consolidated Statements of Stockholders' Equity for the
           Three Months Ended March 31, 1999 and 1998 (unaudited)......   G-6
           Consolidated Statements of Cash Flows for the Three Months
           Ended March 31, 1999 and 1998 (unaudited)...................   G-7
           Notes to Consolidated Financial Statements..................   G-8
Item 2.    Management's Discussion and Analysis of Financial Condition
           and Results of Operations...................................   G-9
Item 3.    Quantitative and Qualitative Disclosures About Market
           Risk........................................................  G-20

                         PART II.  OTHER INFORMATION
Item 1.    Legal Proceedings...........................................  G-21
Item 2.    Changes in Securities.......................................  G-21
Item 3.    Defaults Upon Senior Securities.............................  G-21
Item 4.    Submissions of Matters to a Vote of Security Holders........  G-21
Item 5.    Other Information...........................................  G-21
Item 6.    Exhibits and Reports on Form 8-K............................

SIGNATURES.............................................................  G-22

                            ORANGE NATIONAL BANCORP

                          CONSOLIDATED BALANCE SHEETS
                MARCH 31, 1999 (UNAUDITED) AND DECEMBER 31, 1998

                                                        MARCH 31,     DECEMBER 31,
                                                          1999            1998
                                                       -----------    ------------
                                                       (UNAUDITED)     (AUDITED)
                                                         (DOLLARS IN THOUSANDS)
ASSETS
Cash and cash equivalents............................   $ 54,986        $ 74,931
Securities
  Held-to-maturity securities (fair value of $15,933
     in 1999 and $17,691 in 1998)....................     15,901          17,640
  Available-for-sale securities......................     52,270          40,649
Loans, net of allowance for credit losses of $1,596
  in 1999 and $1,524 in 1998.........................    143,112         140,140
Premises and equipment, net..........................      5,503           5,438
Other real estate owned, net.........................         94              --
Accrued interest receivable..........................      1,099           1,212
Cash value of life insurance.........................      5,071           5,021
Other assets.........................................      1,018             831
                                                        --------        --------
                                                        $279,054        $285,862
                                                        ========        ========
LIABILITIES
Deposits.............................................   $252,960        $260,334
Accrued interest payable and other liabilities.......      1,939           1,805
                                                        --------        --------
     Total liabilities...............................    254,899         262,139
Commitments and Contingencies........................         --              --
STOCKHOLDERS' EQUITY
  Common stock, no par value or stated value;
     authorized 20,000,000 shares; issued and
     outstanding 2,000,171 in 1999 and 1,996,788 in
     1998............................................      8,081           8,036
  Retained earnings..................................     16,170          15,718
  Unrealized (loss) on available-for-sale securities,
     net.............................................        (96)            (31)
                                                        --------        --------
     Total stockholders' equity......................     24,155          23,723
                                                        --------        --------
                                                        $279,054        $285,862
                                                        ========        ========

See Notes to Consolidated Financial Statements.

                            ORANGE NATIONAL BANCORP

                      CONSOLIDATED STATEMENTS OF EARNINGS
             THREE MONTHS ENDED MARCH 31, 1999 AND 1998 (UNAUDITED)

                                                               1999          1998
                                                             --------      --------
                                                             (IN THOUSANDS, EXCEPT
                                                                PER SHARE DATA)
Interest Income
  Loans....................................................   $3,297        $3,345
  Securities...............................................      910           245
  Federal funds sold.......................................      457           569
                                                              ------        ------
     Total interest income.................................    4,664         4,159
Interest Expense, deposits.................................    1,033           881
                                                              ------        ------
     Net interest income...................................    3,631         3,278
Provision for Credit Losses................................       70            --
                                                              ------        ------
     Net interest income after provision for credit
       losses..............................................    3,561         3,278
Other Income...............................................      706           871
Other Expenses.............................................    3,031         3,093
                                                              ------        ------
     Earnings before income taxes..........................    1,236         1,056
Provision for Income Taxes.................................      484           396
                                                              ------        ------
     Net earnings..........................................   $  752        $  660
                                                              ======        ======
Basic earnings per share...................................   $ 0.38        $ 0.33
                                                              ======        ======
Weighted average number of common shares outstanding (in
  thousands)...............................................    1,999         1,976
                                                              ======        ======
Diluted earnings per share.................................   $ 0.37        $ 0.32
                                                              ======        ======
Weighted average number of common shares outstanding and
  diluted potential common shares (in thousands)...........    2,040         2,043
                                                              ======        ======

See Notes to Consolidated Financial Statements.

                            ORANGE NATIONAL BANCORP

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
             THREE MONTHS ENDED MARCH 31, 1999 AND 1998 (UNAUDITED)

                                                              1999     1998
                                                              -----    ----
                                                               (DOLLARS IN
                                                               THOUSANDS)
Net earnings................................................  $ 752    $660
Other comprehensive income:
  Unrealized gains (losses) on available-for-sale
     securities.............................................   (120)     (1)
  Reclassification adjustment for losses included in net
     earnings...............................................     --      --
  Reclassification adjustment for losses included in net
     earnings for securities transferred....................      8       8
                                                              -----    ----
     Other comprehensive income (loss) before income
      taxes.................................................   (112)      7
  Provision for income taxes................................     47      (3)
                                                              -----    ----
     Other comprehensive income (loss)......................    (65)      4
                                                              -----    ----
     COMPREHENSIVE INCOME...................................  $ 687    $664
                                                              =====    ====

See Notes to Consolidated Financial Statements.

                            ORANGE NATIONAL BANCORP

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
             THREE MONTHS ENDED MARCH 31, 1999 AND 1998 (UNAUDITED)

                                                                  ACCUMULATED
                                                                     OTHER
                                     COMMON STOCK                COMPREHENSIVE
                                    ---------------   RETAINED      INCOME
                                    SHARES   AMOUNT   EARNINGS      (LOSS)        TOTAL
                                    ------   ------   --------   -------------   -------
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE, DECEMBER 31, 1997........  1,970    $7,864   $13,778        $(56)       $21,586
Net earnings......................     --       --        660          --            660
Cash dividend paid ($.35 per
  share)..........................     --       --       (692)         --           (692)
Exercise of stock options.........     18      106         --          --            106
Other comprehensive income........     --       --         --           4              4
                                    -----    ------   -------        ----        -------
BALANCE, MARCH 31, 1998...........  1,988    $7,970   $13,746        $(52)       $21,664
                                    =====    ======   =======        ====        =======
BALANCE, DECEMBER 31, 1998........  1,997    $8,036   $15,718        $(31)       $23,723
Net earnings......................     --       --        752          --            752
Cash dividend paid ($.15 per
  share)..........................     --       --       (300)         --           (300)
Exercise of stock options.........      3       45         --          --             45
Other comprehensive income........     --       --         --         (65)           (65)
                                    -----    ------   -------        ----        -------
BALANCE, MARCH 31, 1999...........  2,000    $8,081   $16,170        $(96)       $24,155
                                    =====    ======   =======        ====        =======

See Notes to Consolidated Financial Statements.

                            ORANGE NATIONAL BANCORP

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             THREE MONTHS ENDED MARCH 31, 1999 AND 1998 (UNAUDITED)

                                                               1999         1998
                                                            ----------    ---------
                                                            (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net earnings............................................   $    752      $   660
  Adjustments to reconcile net earnings to net cash
     provided by operating activities:
     Depreciation and amortization........................        154          114
     Provision for credit losses..........................         70           --
     (Gain) on sale of loans..............................        (50)        (174)
     Proceeds from loan sales.............................      1,033        2,571
     Origination of loans held for sale...................       (983)      (2,397)
     (Increase) decrease in other assets..................        (14)          28
     Gain on cash value of life insurance.................        (60)         (59)
     Increase in other liabilities........................        140          141
                                                             --------      -------
       Net cash provided by operating activities..........      1,042          884
                                                             --------      -------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from maturities of held-to-maturity
     securities...........................................      1,739        1,386
  Proceeds from maturities of available-for-sale
     securities...........................................      9,303        3,001
  Purchases of available-for-sale securities..............    (21,045)          --
  Net increase in loans made to customers.................     (3,137)      (7,188)
  Proceeds from sale of other real estate owned...........         --          126
  Purchases of bank premises and equipment................       (218)        (459)
                                                             --------      -------
       Net cash (used in) investing activities............    (13,358)      (3,134)
                                                             --------      -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net (decrease) in deposits..............................     (7,374)      (1,964)
  Proceeds from exercise of stock options.................         45          106
  Dividends paid..........................................       (300)        (692)
                                                             --------      -------
       Net cash (used in) financing activities............     (7,629)      (2,550)
                                                             --------      -------
       (Decrease) in cash and cash equivalents............    (19,945)      (4,800)
Cash and cash equivalents at beginning of period..........     74,931       81,147
                                                             --------      -------
Cash and cash equivalents at end of period................   $ 54,986      $76,347
                                                             ========      =======
SUPPLEMENTAL CASH FLOW INFORMATION
  Cash payments for:
     Interest.............................................   $  1,048      $   875
                                                             ========      =======
     Income taxes.........................................   $     --      $   150
                                                             ========      =======
  Non-cash investing activities:
     Loans to finance the sale of other real estate
       owned..............................................   $     --      $    --
                                                             ========      =======
     Loans foreclosed on by the Company...................   $     94      $    --
                                                             ========      =======

See Notes to Consolidated Financial Statements.

                            ORANGE NATIONAL BANCORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Orange National Bancorp ("Company") and its wholly-owned subsidiary, Orange National Bank ("Bank").

     The consolidated balance sheet (unaudited) as of March 31, 1999, and the related consolidated statements (unaudited) of earnings, comprehensive income, stockholders' equity and cash flows for the three months ended March 31, 1999 and 1998, have been prepared in accordance with generally accepted accounting principles and the rules and regulations of the Securities and Exchange Commission. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary have been made to present fairly the financial position, results of operations and cash flows as of and for the three months ended March 31, 1999.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's December 31, 1998, annual report on Form 10-K. The operating results for the three months ended March 31, 1999, are not necessarily indicative of the operating results for all of 1999.

NOTE 2. OTHER INCOME AND EXPENSE

     Other income for the three months ended March 31 consisted of the following:

                                                          1999    1998
                                                          ----    ----
                                                          (DOLLARS IN
                                                           THOUSANDS)
Service charges on deposit accounts.....................  $363    $384
Fees for other customer services........................   194     199
Gain on sale of loans...................................    50     174
Increase in cash value of life insurance................    60      59
Other...................................................    39      55
                                                          ----    ----
                                                          $706    $871
                                                          ====    ====

     Other expense for the three months ended March 31 consisted of the following:

Salaries, wages and employee benefits................  $1,526    $1,520
Occupancy expense....................................     315       345
Data processing expense..............................     249       230
Furniture and equipment expense......................     196       172
Promotion expense....................................     128       185
Legal and professional services......................     196       233
Stationery and supplies..............................      51        68
Telephone and postage................................     115       126
Other real estate owned..............................      --         6
Other................................................     255       208
                                                       ------    ------
                                                       $3,031    $3,093
                                                       ======    ======

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD LOOKING STATEMENTS

     Certain statements in this filing, including without limitation statements containing the words "believes," "anticipates," "intends," "expects," "proforma," and words of similar import, constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other, the following: general economic conditions in the Company's market areas; variances in interest rates; changes in or amendments to regulatory authorities' capital requirements or other regulations applicable to the Company; increased competition for loans and deposits; and other factors referred to elsewhere in this filing. Given these uncertainties, shareholders are cautioned not to place undue reliance on forward-looking statements. The Company disclaims any obligation to update such factors which are not considered to be material or to publicly announce the result of any revisions to any of the forward-looking statements included herein which are not considered to be material to reflect future events or developments.

RESULTS OF OPERATIONS

     Total interest income was $4.7 million in the three months ended March 31, 1999, an increase of $0.5 million or 12.1% from the $4.2 million in three months ended March 31, 1998. The average interest-earning assets were $241.3 million in the first quarter of 1999, an increase of $44.9 million, or 22.9% from the $196.4 million in the first quarter of 1998. The average yield was 7.7% in the first quarter of 1999, a decrease of 0.8% from the 8.5% in the first quarter of 1998. The increase in interest income in the first quarter of 1999 resulted from a higher level of interest-earning assets in spite of slightly lower interest rates.

     Interest income on loans was $3.3 million in both the three months ended March 31, 1999 and 1998. This resulted although the average size of the loan portfolio increased and long-term interest rates decreased during the first quarter of 1999 as compared to the first quarter of 1998. The average loan portfolio was $142.3 million in the first quarter of 1999, an increase of $4.8 million or 3.5% from the $137.5 million in the first quarter of 1998. The yield on the loan portfolio was 9.3% in first quarter of 1999, a decrease of 0.4% from the 9.7% in the first quarter of 1998. The increase in the average size of the loan portfolio resulted from increased loan fundings throughout 1998 and into the first quarter of 1999. The yield on loans moves with changes in the prime rate as approximately 65% of the loan portfolio are based on variable rates.

     Interest income on securities was $0.9 million in the three months ended March 31, 1999, an increase of $0.7 million or 271.4% from the $0.2 million in the three months ended March 31, 1998. The increase in interest income on securities in the first quarter of 1999 resulted from the sharp increase in the average size of the investment securities portfolio. The average balance of securities was $59.3 million in the first quarter of 1999, an increase of $42.4 million or 251.2% from the $16.9 million in the first quarter of 1998. The yield on securities was 6.1% in the first quarter of 1999, an increase of 0.3% from the 5.8% in the first quarter of 1998. The increase in the size and yield of the investment securities portfolio resulted from the purchase of several higher yielding bonds throughout the latter half of 1998 and into the first quarter of 1999.

     Interest income on federal funds sold was $0.5 million in the three months ended March 31, 1999, a decrease of $0.1 million or 19.7% from the $0.6 million in the three months ended March 31, 1998. The decrease in interest income on federal funds sold resulted from a decrease in the average size of federal funds sold and a lower yield in the first quarter of 1999. The average balance of federal funds sold was $39.8 million in the first quarter of 1999, a decrease of $2.2 million or 5.4% from the $42.0 million in the first quarter of 1998. The yield on federal funds sold was 4.6% in the first quarter of 1999, a decrease of 0.8% from the 5.4% in the first quarter of 1998. The decrease in the federal funds sold resulted from excess funds being invested in investment securities throughout the latter half of 1998 and into the first quarter of 1999.

     Interest expense was $1.0 million in the three months ended March 31, 1999, an increase of $0.1 million or 17.3% from the $0.9 million in the three months ended March 31, 1998. The increase in interest expense resulted from a larger average interest-bearing deposit base and a slight increase in deposit rates. The average interest-bearing deposits were $155.0 million in the first quarter of 1999, an increase of $29.7 million or 23.7% from the $125.3 million in the first quarter of 1998. The average rate paid on interest-bearing deposits was 2.7% in the first quarter of 1999, a decrease of 0.1% from the 2.8% in the first quarter of 1998. The increase in the deposit base reflects an increase in the overall prosperity of the customer base.

     The provision for credit losses was $70,000 for the three months ended March 31, 1999. A provision for credit losses was not deemed necessary in the three months ended March 31, 1998. The increased provision for credit losses in the first quarter of 1999 from the first quarter of 1998 reflects a larger loan portfolio with a higher quality resulting from an improved local economy in Orange County. The Company continued to experience recoveries in the first quarter of 1999 on amounts previously charged-off. These recoveries offset the need for additional provision. Management believes that the current allowance for credit losses is adequate to provide for potential losses in the portfolio. The current local economic outlook for the remainder of 1999 is promising. However, an assurance cannot be made as to its realization and, accordingly, future provisions for credit losses cannot be estimated at this time. While management is optimistic about the future, the effects of current economic conditions on the collectibility of loans cannot be predicted with absolute certainty and its effects on future profitability cannot be determined.

     Other income was $0.7 million in the three months ended March 31, 1999, a decrease of $0.2 million or 19.0% from the $0.9 million in the three months ended March 31, 1998. The decrease in other income in the first quarter of 1999 resulted from decreased gains on lower sales volume of SBA loans as compared to the first quarter of 1998. The gain on sale of SBA loans was $0.1 million in the first quarter of 1999, a decrease of $0.1 million from the $0.2 million in the first quarter of 1998.

     Other expenses were $3.0 million in the three months ended March 31, 1999, a decrease of $0.1 million or 2.0% from the $3.1 million in the three months ended March 31, 1998. The decrease in other expense in the first quarter of 1999 resulted from lower promotional and professional costs incurred.

     Provision for income taxes was $0.5 million in the three months ended March 31, 1999, an increase of $0.1 million or 22.2% from the $0.4 million in the three months ended

March 31, 1998. The increase results from higher pretax earnings in the first quarter of 1999 as compared to the first quarter of 1998.

     Net earnings were $752,000 in the three months ended March 31, 1999, an increase of $92,000 or 13.9% from the $660,000 in the three months ended March 31, 1998.

FINANCIAL CONDITION

     The Company experienced a slight decrease in assets during the three months ended March 31, 1999. Total assets were $279.1 million as of March 31, 1999, a decrease of $6.8 million or 2.4% from the $285.9 million as of December 31, 1998.

     Total interest-earning assets were $252.2 million as of March 31, 1999, a decrease of $3.5 million or 1.8% from the $255.7 million as of December 31, 1998. The decrease resulted from an outflow of federal funds sold for deposit withdrawals. The Company purchased investment securities due to favorable interest rate conditions. The Company also continues to focus its efforts on originating quality loans.

     The investment securities portfolio was $68.2 million as of March 31, 1999, an increase of $9.9 million or 17.0% from the $58.3 million as of December 31, 1998. The increase in the first quarter of 1999 resulted from the continued purchasing of investment securities that began during the second quarter of 1998. The Company believes securities are the best available investment after its liquidity needs are met through cash, cash due from banks and federal funds sold. The market values decreased slightly in the first quarter of 1999 resulting from a slight increase in short-term and long-term interest rates.

     The loan portfolio was $144.7 million as of March 31, 1999, an increase of $3.0 million or 2.2% from the $141.7 million as of December 31, 1998. The increase in the first quarter of 1999 resulted from increased loan demand, primarily SBA lending on commercial real estate. The quality of the loan portfolio continues to improve resulting from a healthier Orange County economy.

     Total deposits were $253.0 million as of March 31, 1999, a decrease of $7.3 million or 2.8% from the $260.3 million as of December 31, 1998. The decrease in deposits in the first quarter of 1999 reflects a historical cycle of slightly lower first quarter balances maintained by large depositors.

LIQUIDITY

     The Company maintains substantial liquid and other short-term assets to meet the funding of loan demand, deposit withdrawals and maturities, and operating costs. The Company currently meets its funding needs from its deposit base, and cash flow from operations, loan sales, maturities of investment securities and loan principal reductions.

     The loan-to-deposit ratio was 56.6% and 53.8% as of March 31, 1999 and December 31, 1998, respectively. The increase in this ratio resulted from the increase in loans and the decrease in the deposit base. The ratio of liquid assets (cash, cash due from banks, federal funds sold, and investment securities with maturities of one year or less) to demand deposits was 29.9% and 39.1% as of March 31, 1999 and December 31, 1998, respectively. The decrease of the liquid asset ratio resulted from a larger decrease in liquid assets, primarily to fund the purchase of investment securities, than the decrease in demand deposits.

     The Company has a relatively stable and significant base of core deposits. Thus, the Company has not used brokered deposits and avoids using other wholesale, highly rate-sensitive, short-term funds. Other funding sources available to the Company include reduction of its federal funds sold, sale of its available for sale securities, increasing deposits, and borrowing from its established credit resources. The Company may borrow funds under securities sold with agreements to repurchase such securities that have not been pledged. The Company had unpledged securities of $61.4 million as of March 31, 1999. Liquidity can also be obtained through federal funds purchased from correspondent banks and/or direct borrowings from the Federal Reserve Bank. The Company has a Federal Funds borrowing line of $10.0 million. The Company has a borrowing capacity of $14.5 million with the FHLB.

     Management believes the Bank has sufficient liquidity to meet its loan commitments, deposit withdrawals and operating costs.

INVESTMENT SECURITIES PORTFOLIO

     There are no securities from a single issuer, other than securities of the U.S. Government, Agencies and corporations, whose aggregate market value is greater than 10% of stockholders' equity. The Bank does not invest in derivative financial instruments. The Bank purchases mortgage-backed securities of investment grade only. The following schedule presents the Bank's investment securities portfolio:

                                         MARCH 31, 1999        DECEMBER 31, 1998
                                      --------------------    --------------------
                                      AMORTIZED    MARKET     AMORTIZED    MARKET
                                        COST        VALUE       COST        VALUE
                                      ---------    -------    ---------    -------
                                                 (DOLLARS IN THOUSANDS)
HELD-TO-MATURITY
Mortgage-backed securities..........   $15,901     $15,933     $17,640     $17,691
                                       =======     =======     =======     =======
AVAILABLE-FOR-SALE
U.S. Government Agency Securities...   $25,050     $25,031     $14,503     $14,512
Mortgage-backed securities..........    26,426      26,318      25,241      25,226
Other...............................       921         921         911         911
                                       -------     -------     -------     -------
                                       $52,397     $52,270     $40,655     $40,649
                                       =======     =======     =======     =======
  Total.............................   $68,298     $68,203     $58,295     $58,340
                                       =======     =======     =======     =======

LOAN PORTFOLIO

     A major part of the Bank's objective is serving the credit needs of customers in Orange County and surrounding areas. Credit decisions are based upon the judgement of the Bank's lending personnel and Loan Committee. The legal lending limit to each customer is restricted to a percentage of the Bank's total capital, the exact percentage depends on the nature of the particular loan and the collateral involved. Credit risk is inherent to any loan portfolio and it is the management of this risk, which defines the quality of the portfolio. The Bank has a policy to obtain collateral for loans under most circumstances. The Bank has a highly diversified portfolio, a solid underwriting process, a loan review program and an active loan service function which management believes serves to minimize the possibility of material loss in the loan portfolio.

     The three general areas in which the Bank has directed virtually all of its lending activities are (a) real estate loans, (b) commercial loans, and (c) loans to individuals. These three categories accounted for 65.3%, 26.9%, and 7.7%, respectively, of the Bank's loan portfolio as of March 31, 1999. The Bank's commercial loans are primarily funded to small- and medium-sized businesses for terms ranging from 30 days to 5 years. Consumer installment loans are for a maximum term of 48 months on unsecured loans and for a term of the depreciable life of tangible property used as collateral on secured loans. Commercial real estate loans are originated for terms of up to 25 years.

     Variable interest rate loans comprise 65% of the loan portfolio as of March 31, 1999.

     The Bank had standby letters of credit of $0.5 million and commitments to extend credit of $24.3 million as of March 31, 1999. The Bank presently has sufficient liquidity to fund all loan commitments.

     A loan is impaired when it is probable the creditor will be unable to collect all contractual principal and interest payments due in accordance with terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for credit losses.

LOAN PORTFOLIO COMPOSITION

     The composition of the Bank's loan portfolio (all domestic) is presented in the following table:

                                                 MARCH 31,    DECEMBER 31,
                                                   1999           1998
                                                 ---------    ------------
                                                  (DOLLARS IN THOUSANDS)
DOLLARS
Real estate
  Commercial...................................  $ 89,660       $ 86,049
  Construction.................................     5,512          5,074
Commercial and industrial......................    39,129         40,217
Loans to individuals...........................    11,178         11,180
Other..........................................       201            241
                                                 --------       --------
Total..........................................   145,680        142,761
Unearned net loan fees and premiums............      (972)        (1,097)
Allowance for credit losses....................    (1,596)        (1,524)
                                                 --------       --------
Total, net.....................................  $143,112       $140,140
                                                 ========       ========
PERCENTAGES
Real estate
  Commercial...................................      61.5%          60.3%
  Construction.................................       3.8            3.6
Commercial and industrial......................      26.9           28.2
Loans to individuals...........................       7.7            7.8
Other..........................................       0.1            0.1
                                                 --------       --------
Total..........................................     100.0%         100.0%
                                                 ========       ========

CREDIT RISK MANAGEMENT

     The Bank manages its loan portfolio through a process designed to assure acceptable quality of loans entering the portfolio and to bring any potential losses or potential defaults in existing loans to the attention of the appropriate management personnel. Each lending officer has primary responsibility to conduct credit and documentation reviews of the loans for which he is assigned. The Bank's Senior Vice President and Senior Credit Officer are responsible for general supervision of the loan portfolio and adherence by the loan officers to the loan policies of the Bank. The Bank currently engages an outside consulting firm to periodically review the loan portfolio to provide suggested risk rating of selected loans. Bank management reviews the suggested ratings along with all other available information to properly monitor the loan portfolio, including all loan evaluations made during periodic examinations by the OCC.

     In accordance with the Bank's loan policies, management presents a written report to the Bank's Board of Directors at its monthly meeting. The Directors review the delinquency report listing of all loans 30 days or more past due and the watch list report including loans having increased credit risk, both delinquency and other factors, over the rest of the portfolio. Additionally, the Directors review a monthly report including all loans originated during the prior month.

     The Bank maintains an allowance for credit losses to provide for potential losses in the loan portfolio. Additions to the allowance for credit losses are either charged to operations in the form of a provision for possible credit losses, or recovered from loan previously charged-off. All loans that are judged to be uncollectible are charged against the allowance. The allowance for credit losses is maintained at a level determined by management to be adequate, based on the performance of loans in the Bank's portfolio, evaluation of collateral for such loans, the prospects or worth of the prospective borrowers or guarantors, and such other factors which, in the Bank's judgement, deserve consideration in the estimation of possible losses. The allowance for credit losses is established and maintained after analyzing loans identified by management with certain unfavorable features affixing a risk of loss attributable to each loan. An inherent risk of loss in accordance with industry standards and economic conditions is then allocated to specific loan pools and to the remainder of the portfolio on an aggregate basis. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic or other conditions. In addition, the OCC periodically reviews the Company's allowance for credit losses as an integral part of their normal recurring examination process, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

     The following table presents loans on nonaccrual status or contractually past due 90 days or more as to interest or principal payments and still accruing interest:

                                                 MARCH 31,    DECEMBER 31,
                                                   1999           1998
                                                 ---------    ------------
                                                  (DOLLARS IN THOUSANDS)
Loans on nonaccrual status.....................   $1,827         $1,631
Loans past due 90 days or more and still
  accruing interest............................       39             76
                                                  ------         ------
     Total.....................................   $1,866         $1,707
                                                  ======         ======

     Loans are generally placed on nonaccrual status when principal or interest payments are past due 90 days or more. Certain loans are placed on nonaccrual status earlier if there is reasonable doubt as to the collectibility of interest or principal. Loans that are in the renewal process, have sufficient collateral, or are in the process of collection continue to accrue interest.

     Had the loans on nonaccrual status paid according to their original terms, the gross interest income to date on such loans would have been approximately $857,000.

     Management does not have knowledge of any additional loans not disclosed in this section as nonaccrual, past due, or troubled debt restructuring that may be potential problem loans. The Bank has no loans to foreign borrowers. The collateral value of certain nonaccrual loans are large enough that management believes all principal and interest will be collected on those loans and therefore do not meet the definition of impaired. A loan is impaired when it is probable the creditor will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are valued primarily at the fair value of the underlying collateral.

     There were no loan concentrations to individual borrowers exceeding 10% of the total loan portfolio and no other interest-bearing assets that would be required to be in the paragraphs above, if such assets were classified as loans as of March 31, 1999 and December 31, 1998.

     The following table presents loans outstanding, the activity of the allowance for credit losses, and pertinent ratios during the three months ended and as of March 31:

                                                     1999         1998
                                                   ---------    ---------
                                                   (DOLLARS IN THOUSANDS)
Average gross loans..............................  $143,307     $138,391
                                                   ========     ========
Total gross loans at end of period...............  $145,680     $140,925
                                                   ========     ========
ALLOWANCE FOR CREDIT LOSSES:
Balance, beginning of period.....................  $  1,524     $  1,581
Charge-offs......................................        (2)         (40)
Recoveries.......................................         4           12
                                                   --------     --------
Net (charge-offs) recoveries.....................         2          (28)
Provisions charged to operations.................        70           --
                                                   --------     --------
Balance, end of period...........................  $  1,596     $  1,553
                                                   ========     ========
Net (charge-offs) recoveries during the period to
  average gross loans outstanding during year....      0.01%       (0.02)%
                                                   ========     ========

     Included in the Bank's allocation of its allowance for credit losses are specific reserves on certain identified loans and general reserves for unknown potential losses. Management classifies loans through its internal loan review system that is supplemented by an independent third party reviewer and review of loans from its regulators. None of these classifications indicate trends or uncertainties, which will materially impact future operating results, liquidity, or capital resources. The allowance provides for the potential adverse effects of current economic conditions. However, the full effects of the economy on the loan portfolio cannot be predicted with any certainty. Any loans which management doubts the ability of borrowers to comply with loan repayment terms are provided for in the allowance.

SUMMARY OF DEPOSITS

     Deposits are currently the Bank's sole source of funds. The Bank can obtain additional funds when needed to meet occasional declines in deposits or other short-term liquidity needs, through the overnight purchase of federal funds. However, the Bank does not currently use these sources of funds. Generally, the Bank has funds in excess of its needs for deposit withdrawals and other short-term liquidity. The Bank sells such excess funds as federal funds sold to other financial institutions.

     The Bank's deposits are attracted primarily from individuals and commercial enterprises. The Bank also attracts some deposits from municipalities and other government agencies. The Bank does not have foreign deposits, brokered deposits or variable rate fixed-term deposits. The Bank does not expect to obtain future deposits through the use of brokered deposits. The Bank had noninterest-bearing demand deposits of $94.3 million, interest-bearing NOW and money market deposit accounts of $113.2 million, time deposits of $33.1 million, and savings accounts of $12.4 million as of March 31, 1999.

     The Company had interest-bearing deposits of 62.7% and 61.7% of total deposits as of March 31, 1999 and December 31, 1998, respectively. While the Bank does not experience material repeated seasonal fluctuations in deposit levels, the Bank's relative growth in deposits and loans may be affected by seasonal and economic changes, which, in turn, may impact liquidity. Management believes it has sufficient liquidity to meet loan commitments and deposit demands.

     The following table presents the Bank's average balances of deposits, as a percentage of average total deposits and average interest paid by category for the three months ended March 31 and for the year ended December 31:

                                                     MMDA                             TOTAL
                                        DEMAND     AND NOW     SAVINGS     TIME      DEPOSITS
                                        -------    --------    -------    -------    --------
                                                       (DOLLARS IN THOUSANDS)
MARCH 31, 1999
Average balance.......................  $90,374    $109,125    $12,731    $33,180    $245,410
Percent of total......................     36.8%      44.5%        5.2%      13.5%      100.0%
Average interest rate paid............      0.0%       2.2%        2.0%       4.4%        1.7%
DECEMBER 31, 1998
Average balance.......................  $84,499    $103,142    $12,186    $28,088    $227,915
Percent of total......................     37.1%      45.3%        5.3%      12.3%      100.0%
Average interest rate paid............      0.0%       2.4%        2.0%       5.0%        1.8%

CAPITAL MANAGEMENT

     Capital management requires that sufficient capital be maintained for anticipated growth and to provide depositors assurance that their funds are on deposit with a solvent institution. The Bank is subject to various regulatory capital requirements. The Bank must meet specific capital guidelines that involve certain measurements of the Bank's assets and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification of these assets and certain off-balance sheet items are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Tier 1 capital for the Bank under the regulations is defined as stockholders' equity before any unrealized gains or losses on its available-for-sale debt securities portfolio. Total capital is defined as Tier 1 capital plus the allowance for credit losses, subject to certain limitations. The table below presents the Bank's actual capital ratios, the minimum capital required for adequacy purposes and to be categorized as "well capitalized" for the capital ratios of total risk-based, Tier 1 risk-based and Tier 1 leverage. The Bank's capital ratios exceeded the "well capitalized" threshold prescribed in the rules of its principal federal regulator as of March 31, 1999.

                                                                                   TO BE WELL
                                                             FOR CAPITAL       CAPITALIZED UNDER
                                                               ADEQUACY        PROMPT CORRECTIVE
                                            ACTUAL             PURPOSES        ACTION PROVISIONS
                                       ----------------    ----------------    ------------------
                                       AMOUNT     RATIO    AMOUNT     RATIO     AMOUNT     RATIO
                                       -------    -----    -------    -----    --------    ------
                                                         (DOLLARS IN THOUSANDS)
MARCH 31, 1999
Total capital (to risk-weighted
  assets)............................  $25,017    13.9%    $14,400     8.0%    $18,000      10.0%
Tier 1 capital (to risk-weighted
  assets)............................   23,421    13.0%      7,200     4.0%     10,800       6.0%
Tier 1 capital (to average assets)...   23,421     8.7%     11,186     4.0%     13,983       5.0%
DECEMBER 31, 1998
Total capital (to risk-weighted
  assets)............................  $24,484    13.7%    $14,314     8.0%    $17,893      10.0%
Tier 1 capital (to risk-weighted
  assets)............................   22,960    12.8%      7,157     4.0%     10,736       6.0%
Tier 1 capital (to average assets)...   22,960     8.4%     10,942     4.0%     13,678       5.0%

     Management believes that the Bank is properly and adequately capitalized, as evidenced by these ratios as of March 31, 1999. The most recent notification from the Office of the Comptroller of the Currency categorized the Bank as "well capitalized" as of June 30, 1997 under the regulatory framework for prompt corrective action.

OFF-BALANCE SHEET ANALYSIS

     The contractual amounts associated with certain financial transactions are not recorded as assets or liabilities on the balance sheet. Off-balance sheet treatment is generally considered appropriate either where exchange of the underlying asset or liability has not occurred or is not assured, or where contractual amounts are used solely to determine cash flows to be exchanged. The Company's off-balance sheet financial instruments consist of commitments to extend credit and standby letters of credit. A majority of these commitments are written with variable interest rates.

IMPACT OF INFLATION AND CHANGING PRICES

     The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services. In the current interest rate environment, the liquidity and the maturity structure of the Company's assets and liabilities are critical to the maintenance of acceptable performance levels.

YEAR 2000 ISSUE

     The "Year 2000 issue" results from the fact that many computer programs use only two digits to represent a year, such as "98" to represent "1998," which means that in the Year 2000 such programs could incorrectly treat the Year 2000 as the year 1900. This issue has grown in importance as the use of computers and microchips has become more pervasive throughout the economy, and interdependencies between systems have multiplied. The issue must be recognized as a business problem, rather than simply a computer problem, because of the way its effects could ripple through the economy. The Year 2000 issue could materially and adversely affect the Company either directly or indirectly. This could happen if any of its critical computer systems or equipment containing embedded logic fail, if the local infrastructure (electric power, phone system, or water system) fails, if its significant vendors are adversely impacted, or if its borrowers or depositors are adversely impacted by their internal systems or those of their customers or suppliers. Failure of the Company to complete testing and renovation of its critical systems on a timely basis could have a material adverse effect on the Company's financial condition and results of operations, as could Year 2000 problems faced by others with whom the Company does business.

     Federal banking regulators have responsibility for supervision and examination of banks to determine whether each institution has an effective plan for identifying, renovating, testing and implementing solutions for Year 2000 processing and coordinating Year 2000 processing capabilities with its customers, vendors and payment system partners. Bank examiners are also required to assess the soundness of a bank's internal controls and to identify whether further corrective action may be necessary to assure an appropriate level of attention to Year 2000 processing capabilities.

     The Company has a written plan to address its risks associated with the impact of the Year 2000. The plan directs the Company's Year 2000 compliance efforts under the framework of a five-step program mandated by the Federal Financial Institutions Examination Council ("FFIEC"). The FFIEC's five-step program consists of five phases: awareness, assessment, renovation, validation and implementation. In the awareness phase, which the Company has completed, the Year 2000 problem is defined and executive level support for the necessary resources to prepare the Company for Year 2000 compliance is obtained. In the assessment phase, which the Company has also completed, the size and complexity of the problem and details of the effort necessary to address the Year 2000 issues are assessed. Although the awareness and assessment phases are completed, the Company continues to evaluate new issues as they arise. In the renovation phase, which the Company has substantially completed, the required incremental changes to hardware and software components are installed. In the validation phase, which the Company has also substantially completed the initial phase, the hardware and software components are tested. In the implementation phase, changes to hardware and components are brought on line and re-testing of such changes are completed. The implementation phase is currently 80% complete, with an expected completion in April 1999.

     The Company is using both internal and external resources to identify, correct or reprogram, and test its systems for Year 2000 compliance. The Company has identified 25 vendor or software applications which management believes are material to its operations. Based on information received from its vendors and testing results, the Company believes that substantially all material applications of its operations are Year 2000 compliant as of March 31, 1999. The Company has not identified any material applications that the Company does not believe are fully Year 2000 compliant as of March 31, 1999.

     The Company is also making efforts to ensure that its customers, particularly its significant customers, are aware of the Year 2000 problem. The Company has either sent Year 2000 correspondence to, or met personally with its significant deposit and loan customers. A customer of the Company is deemed significant if the customer possesses either of the following characteristics:
(1) total indebtedness to the Company of $500,000 or more, or (2) an average ledger deposit balance greater than $500,000.

     The Company has amended its credit authorization documentation to include consideration of the Year 2000 problem. The Company assesses its significant customer's Year 2000 readiness and assigns the customer an assessment of "low," "medium" or "high" risk. Risk evaluation of the Company's significant customers was completed in September 1998. The Company evaluates any depositor or lending customer determined to have a high or medium risk on an ongoing basis. Currently, 2% of loan customers are considered high risk and are being monitored closely for progress. Substantially all deposit customers are either low risk or compliant, the exception being those loan customers considered high risk.

     It is impossible to quantify the total potential cost of Year 2000 problems or to determine the Company's worst-case scenario in the event the Company's Year 2000 remediation efforts or the efforts of those with whom it does business are not successful, due to the wide range of possible issues and large number of variables involved. In order to deal with the uncertainty associated with the Year 2000 problem, the Company has developed a contingency plan to address the possibility that efforts to mitigate the Year 2000 risk are not successful either in whole or part. These plans include but are not limited to manual processing of information for critical information technology systems and having increased cash on hand. The contingency plan will be validated, after which the appropriate implementation training will be scheduled.

     The Company incurred and expensed $0.1 million of Year 2000 costs through March 31, 1999. These Year 2000-related costs have been funded from the continuing operations of the Company. These costs were approximately 7% of the Company's information systems budget. The Company currently estimates its costs to complete its Year 2000 compliance at approximately $0.3 million. This estimate includes the cost of purchasing hardware and software licenses, the cost of the time of internal staff and the cost of consultants. Testing is not expected to add significant incremental costs.

CURRENT ACCOUNTING DEVELOPMENTS

     In June 1998, FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company does not invest in derivative instruments nor engage in hedging activities.

     Management does not believe the application of the Statement to transactions of the Bank that have been typical in the past will materially affect the Bank's financial position and results of operations.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

INTEREST RATE SENSITIVITY

     The Company uses asset liability management on its balance sheet to minimize the exposure of interest rate movements on its net interest income. The principal function of asset liability management is to manage the interest rate risk in the balance sheet by maintaining a proper balance, match and mix between rate-sensitive interest-earning assets and rate-sensitive interest-bearing liabilities. The term "rate-sensitive" refers to those assets and liabilities that are "sensitive" to fluctuations in interest rates. When interest rates fluctuate, earnings may be affected in many ways as the interest rates of assets and liabilities change at different times or by different amounts.

     The Company minimizes its interest rate risk in the balance sheet by emphasizing the origination of variable interest rate loans that have the ability to reprice overnight and maintaining a high balance of federal funds sold to offset the deposits that may potentially reprice overnight.

     A repricing gap is the difference between total interest-earning assets and total interest-bearing liabilities available for repricing during a given time interval. A positive repricing gap exists when total interest-earning assets exceed total interest-bearing liabilities within a repricing period and a negative repricing gap exists when total interest-bearing liabilities are in excess of interest-earning assets within a repricing period.

     Generally, a positive repricing gap increases net interest income in a rising rate environment and decreases net interest income in a falling rate environment. A positive repricing gap may increase net interest income in a falling rate environment depending on the amount of the excess repricing gap and extent of the drop in interest rates. A negative repricing gap tends to increase net interest income in a falling rate environment and decrease net interest income in a rising rate environment. The net interest income of the Company will benefit from a rising rate environment based on the positive repricing gap.

     The following table presents the repricing periods for interest-earning assets and interest-bearing liabilities and the related repricing gaps as of March 31, 1999:

                                                                AFTER ONE
                                   DUE WITHIN    DUE WITHIN     BUT WITHIN      AFTER
                                   0-3 MONTHS    4-12 MONTHS    FIVE YEARS    FIVE YEARS
                                   ----------    -----------    ----------    ----------
                                                  (DOLLARS IN THOUSANDS)
Interest-earning assets(1).......   $133,978       $22,197       $65,987       $31,818
Interest-bearing liabilities.....    149,048         8,315         1,374            --
                                    --------       -------       -------       -------
Repricing gap....................    (15,070)       13,882        64,613        31,818
                                    --------       -------       -------       -------
Cumulative repricing gap.........   $(15,070)      $(1,188)      $63,425       $95,243
                                    ========       =======       =======       =======
Cumulative gap as a percent of
  earning assets.................       (5.9)%        (0.5)%        25.0%         37.5%
                                    ========       =======       =======       =======

-------------------------
(1) Includes collateralized mortgage obligations in the one-year to five-year maturities based on the average expected lives.

     The Company had $130.0 million of interest-earning assets and $125.7 million of interest-bearing demand and savings deposits as of March 31, 1999 that are able to reprice overnight.

     The estimated effect on net interest income for a 10% decrease from prevailing interest rates over a one-year period would be a decline of approximately $0.9 million.

                          PART II.   OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

     None

ITEM 2. CHANGES IN SECURITIES

     None

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

     None

ITEM 4. SUBMISSION OF MATTERS FOR VOTE OF SECURITIES HOLDERS

     None

ITEM 5. OTHER INFORMATION

     None

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

     None

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 25(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ORANGE NATIONAL BANCORP


By: /s/ KENNETH J. COSGROVE                                    Date:      APRIL 28, 1999
    -----------------------------------------------            --------------------------------------
    Kenneth J. Cosgrove, President
    and Chief Executive Officer

By: /s/ ROBERT W. CREIGHTON                                    Date:      APRIL 28, 1999
    -----------------------------------------------            --------------------------------------
    Robert W. Creighton, Secretary
    and Chief Financial Officer

By: /s/ JERRO M. OTSUKI                                        Date:      APRIL 28, 1999
    -----------------------------------------------            --------------------------------------
    Jerro M. Otsuki, Vice President
    and Controller

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Five of CVB Financial's articles of incorporation provides that CVB Financial shall eliminate the liability of its directors for monetary damages to the fullest extent permissible under California law. Article Five also provides that CVB Financial is authorized to provide indemnification for its agents. If agents of CVB Financial breach a duty to CVB Financial and its shareholders, then Article Five authorizes CVB Financial, to the extent permissible under California Law, to indemnify such agents in excess of the indemnification expressly permitted by Section 317 of the California general corporation law.

     Section 317 sets forth the provisions pertaining to the indemnification of corporate "agents." For purposes of this law, an agent is any person who is or was a director, officer, employee or other agent of a corporation, or is or was serving at the request of CVB Financial in such capacity with respect to any other corporation, partnership, joint venture, trust or other enterprise.
Section 317 mandates CVB Financial's indemnification of agents where the agent's defense is successful on the merits. In other cases, Section 317 allows CVB Financial to indemnify agents for expenses, including amounts paid to defend, settle or otherwise dispose of a threatened or pending action, if the indemnification is authorized by (1) a majority vote of a quorum of CVB Financial's Board of Directors consisting of directors who are not party to the proceedings; (2) approval of the shareholders, with the shares owned by the person to be indemnified not being entitled to vote thereon; or (3) the court in which the proceeding is or was pending upon application by designated parties. Under certain circumstances, CVB Financial can indemnify an agent even when the agent is found liable. Section 317 also allows CVB Financial to advance expenses to its agents for certain actions upon receiving an undertaking by the agent that he or she will reimburse CVB Financial if the agent is found liable.

     To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling CVB Financial, pursuant to the foregoing provisions or otherwise, CVB Financial understands that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by CVB Financial of expenses incurred or paid by a director, officer or controlling person of CVB Financial in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, CVB Financial will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against a public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT
NUMBER                              EXHIBIT
-------                             -------
  2.1     Agreement and Plan of Reorganization by and between CVB
          Financial Corp. and Orange National Bancorp dated May 18,
          1999.(1)
  5.1     Opinion of Manatt, Phelps & Phillips LLP.
  8.1     Opinion of Manatt, Phelps & Phillips LLP as to certain
          federal income tax matters.
 10.1     Stock Option Agreement with Orange National Bancorp, dated
          May 18, 1999.(1)
 23.1     Consent of Deloitte & Touche LLP.
 23.2     Consent of McGladrey & Pullen LLP.
 23.3     Consent of Manatt, Phelps & Phillips LLP (included in
          Exhibits 5.1 and 8.1).
 24.1     A power of attorney is set forth on the signature page of
          the Registration Statement.
 99.1     Form of CVB Financial proxy.
 99.2     Form of Orange National proxy.

-------------------------
(1) Incorporated by reference from CVB Financial Corp.'s Form 8-K filed with the SEC on May 21, 1999.

ITEM 22. UNDERTAKINGS

     The undersigned Registrant hereby undertakes as follows:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (b) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement; and

          (c) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions of this Item 22, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ontario, California, on June 11, 1999.

                                          CVB FINANCIAL

                                          By:       /s/ D. LINN WILEY
                                             -----------------------------------
                                                       D. Linn Wiley,
                                                President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints D. Linn Wiley and Edward Biebrich, and each of them, as his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all Amendments (including Post-Effective Amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                  SIGNATURE                               TITLE                  DATE
                  ---------                               -----                  ----
              /s/ D. LINN WILEY                    President and Chief       June 11, 1999
---------------------------------------------  Executive Officer (Principal
                D. Linn Wiley                       Executive Officer)

           /s/ EDWARD J. BIEBRICH               Executive Vice President,    June 11, 1999
---------------------------------------------  and Chief Financial Officer
           Edward J. Biebrich, Jr.               (Principal Financial and
                                                   Accounting Officer)

             /s/ GEORGE A. BORBA                  Chairman of the Board      June 11, 1999
---------------------------------------------
               George A. Borba

              /s/ JOHN A. BORBA                          Director            June 11, 1999
---------------------------------------------
                John A. Borba

             /s/ RONALD O. KRUSE                         Director            June 11, 1999
---------------------------------------------
               Ronald O. Kruse

             /s/ JOHN J. LOPORTO                         Director            June 11, 1999
---------------------------------------------
               John J. LoPorto

           /s/ CHARLES M. MAGISTRO                       Director            June 11, 1999
---------------------------------------------
             Charles M. Magistro

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                              EXHIBIT
-------                             -------
  2.1     Agreement and Plan of Reorganization by and between CVB
          Financial Corp. and Orange National Bancorp dated May 18,
          1999.(1)
  5.1     Opinion of Manatt, Phelps & Phillips LLP.
  8.1     Opinion of Manatt, Phelps & Phillips LLP as to certain
          federal income tax matters.
 10.1     Stock Option Agreement with Orange National Bancorp, dated
          May 18, 1999(1).
 23.1     Consent of Deloitte & Touche LLP.
 23.2     Consent of McGladrey & Pullen LLP.
 23.3     Consent of Manatt, Phelps & Phillips LLP (included in
          Exhibits 5.1 and 8.1).
 24.1     A power of attorney is set forth on the signature page of
          the Registration Statement.
 99.1     Form of CVB Financial proxy.
 99.2     Form of Orange National proxy.

-------------------------
(1) Incorporated by reference from CVB Financial Corp.'s Form 8-K filed with the SEC on May 21, 1999.